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As filed with the Securities and Exchange Commission on March 24, 2006

Registration Statement No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FRANKLIN FINANCIAL SERVICES CORPORATION
(Exact Name of Registrant as specified in its Charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	25-1440803 (I.R.S. Employer Identification No.)

20 South Main Street (P.O. Box 6010)
Chambersburg, Pennsylvania 17201-0819
(717) 264-6116
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

WILLIAM E. SNELL, JR.
President and Chief Executive Officer
Franklin Financial Services Corporation
20 South Main Street (P.O. Box 6010)
Chambersburg, Pennsylvania 17201-0819
(717) 264-6116
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)
Copies to:
Dean H. Dusinberre, Esquire Carl D. Lundblad, Esquire Rhoads & Sinon LLP One South Market Square, 12th Floor Harrisburg, Pennsylvania 17108-1146 (717) 233-5731	Nicholas Bybel, Jr. Esquire Erik Gerhard, Esquire Shumaker Williams, P.C. 3425 Simpson Ferry Road Camp Hill, Pennsylvania 17011 (717) 763-1121

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement is declared effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)

Common Stock, no par value	492,790	n/a	n/a	$1,265.48

(1)
Represents the estimated maximum number of shares of Franklin common stock, $1.00 par value per share, to be issued to shareholders of Fulton Bancshares Corporation in connection with the merger. In accordance with Rule 416, this registration statement also registers such additional number of shares of the Registrant's common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) on the basis of the average of the bid and asked prices of the common stock of Fulton Bancshares Corporation on March 22, 2006 of $46.25 and 492,790 shares of Fulton common stock to be exchanged in the merger, reduced, pursuant to Rule 457(f)(3) by the amount of cash ($10,964,577.50) to be paid by the Registrant for such common stock.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 24, 2006

FULTON BANCSHARES CORPORATION
100 Lincoln Way East, P.O. Box 38, McConnellsburg, PA 17233
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

        We cordially invite you to attend a special meeting of shareholders of Fulton Bancshares Corporation to be held at        .m., local time on                        ,                             , 2006 in the Fulton Theater Building at the main office of Fulton County National Bank and Trust Company, 100 Lincoln Way East, McConnellsburg, Pennsylvania. At the special meeting, we will ask you to consider and vote upon a proposal to approve and adopt an agreement and plan of merger pursuant to which Fulton will merge with and into Franklin Financial Services Corporation.

        If the merger is approved, you may elect to receive, for each share of Fulton common stock you own, either 1.864 shares of Franklin common stock or $48.00 in cash. You may elect to receive all cash, all Franklin common stock or a combination of cash and Franklin common stock, subject to the limitations described in the next paragraph.

        In general, elections will be limited by the requirement that the aggregate number of shares to be issued and the aggregate amount of cash to be paid shall not exceed 492,790 shares of Franklin common stock and $10,964,577.50 in cash. Therefore, the actual allocation of cash and common stock you receive will depend on the elections of other Fulton shareholders and may be different from what you elect. The federal income tax consequences to you will depend upon the value and form of the consideration you receive in exchange for your shares of Fulton common stock. You will receive a separate mailing that will contain instructions for making your election.

        Franklin common stock is quoted on the National Association of Securities Dealers, Inc.'s Over-the-Counter Bulletin Board under the symbol "FRAF". On March 22, 2006, the closing price of Franklin common stock was $25.25 per share, making the value of 1.864 shares on that date $47.07. Trades in Fulton common stock are also quoted in the OTC Bulletin Board under the symbol "FULB." On March 8, 2006, the last reported trade for Fulton common stock was for $46.25 per share. These prices will fluctuate between now and the closing of the merger. We urge you to obtain current market quotations for Franklin and Fulton common stock.

        We cannot complete the merger unless the shareholders of Fulton approve it. Approval of the merger agreement requires the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of Fulton common stock entitled to vote. Accordingly, it is very important that you carefully review this document and vote your shares.

        The Fulton Board of Directors unanimously approved the merger agreement and recommends that you vote "FOR" the merger. We invite all shareholders of Fulton to attend the special meeting in person. However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted. Please note that if you do not vote your shares, it will have the same effect as a vote against the merger.

        The attached notice of special meeting and this document provide you with detailed information about the proposed transaction. We encourage you to read the entire document carefully. Please give particular attention to the discussion beginning on page 16 for risk factors relating to the transaction which you should consider.

        You should retain this document in connection with making your election to receive cash, Franklin common stock or a combination of cash and Franklin common stock for your shares of Fulton common stock.

Sincerely,
Martin R. Brown Chairman of the Board of Directors

        Neither the SEC nor any state securities commission has approved or disapproved of the Franklin shares to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The shares of Franklin common stock offered by this document are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties and are not insured by the FDIC or any other governmental agency.

        This document is dated                , 2006, and first mailed to shareholders on or about                , 2006.

HOW TO OBTAIN MORE INFORMATION

        This document incorporates important business and financial information about Franklin that is not included in or delivered with this document. Additionally, each of Franklin and Fulton has historically provided its shareholders with quarterly and annual reports. You can obtain free copies of this information through the SEC website at http://www.sec.gov or by requesting them in writing or by calling the appropriate company:

Franklin Financial Services Corporation	Fulton Bancshares Corporation
Shareholder Relations 20 South Main Street Chambersburg, PA 17201 (717) 264-6116	Shareholder Relations 100 Lincoln Way East McConnellsburg, PA 17233 (717) 485-3144

        To obtain timely delivery of requested documents, you should request the information no later than                            , 2006.

        See "Where You Can Find More Information" at page 101 and "Incorporation of Certain Information by Reference" at page 101.

FULTON BANCSHARES CORPORATION
100 Lincoln Way East
McConnellsburg, PA 17233

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Fulton Bancshares Corporation will be held in the Fulton Theater Building at the main office of Fulton County National Bank and Trust Company, 100 Lincoln Way East, McConnellsburg, Pennsylvania, on                , 2006 at                .m., local time, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 23, 2006, by and between Fulton and Franklin Financial Services Corporation, which provides, among other things, for the acquisition of Fulton by Franklin through the merger of Fulton with and into Franklin and the conversion of each share of Fulton common stock outstanding immediately prior to the merger into either $48.00 cash or 1.864 shares of Franklin common stock, upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying document.

  2.
  To consider and vote upon a proposal to adjourn the meeting if more time is needed to solicit proxies.

  3.
  To transact such other business as may properly come before the meeting.

        The board of directors has fixed the close of business on                            , 2006 as the record date for determining the shareholders of Fulton entitled to notice of, and to vote at the special meeting and any adjournments or postponements of the meeting.

        The board of directors of Fulton unanimously recommends that you vote "FOR" approval and adoption of the merger agreement, the plan of merger and the related transactions.

        Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, the board of directors of Fulton urges you to complete and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope. Prior to the Fulton special meeting, you may revoke any proxy that you deliver by delivering a written notice to the Corporate Secretary of Fulton stating that you have revoked the proxy or by delivering a later dated proxy. Shareholders of record of Fulton common stock who attend the Fulton meeting may vote in person, even if they have previously delivered a signed proxy. If you are a shareholder whose shares are registered in "street name," you will need additional documentation from your broker in order to vote in person at the special meeting.

By Order of the Board of Directors
Alice Clark, Secretary
McConnellsburg, PA , 2006

i

Subsidiary Bank Merger	49
Regulatory Approvals	49
Amendment; Waiver	51
Termination	52
Termination Fee	53
Expenses	53
Management and Operations After the Transaction	53
Interests of Management and Others in the Transaction	54
Voting Agreements	55
Accounting Treatment	56
Material Federal Income Tax Consequences	56
Resale of Franklin Common Stock	58
Material Contracts	59
Unaudited Pro Forma Financial Information	60
Information About Franklin	66
General	66
Indemnification	66
Description of Franklin Capital Stock	66
Anti-Takeover Provisions	67
New Franklin Directors	69
Information About Fulton	71
Business	71
Properties	77
Legal Proceedings	78
Management's Discussion and Analysis of Financial Condition and Results of Operations of Fulton	78
Security Ownership by Certain Beneficial Owners and Management of Fulton	94
Comparison of Shareholders' Rights	95
Other Matters	100
Legal Matters	100
Experts	100
Shareholder Proposals	100
Where You Can Find More Information	101
Incorporation by Reference	101
Index to Fulton's Financial Statements	F-1
Annexes
Annex A	Agreement and Plan of Merger	A-1
Exhibit 1	Form of Bank Plan of Merger	A1-1
Exhibit 2	Form of Affiliates Letter	A2-1
Exhibit 3	Form of Tax Opinion	A3-1
Exhibit 4	Form of Opinion of Franklin Counsel	A4-1
Exhibit 5	Form of Opinion of Fulton Counsel	A5-1
Exhibit 6	Index Group	A6-1
Annex B	Fairness Opinion of Griffin Financial Group, L.L.C.	B-1
Annex C	Statutory Provisions Relating to Rights of Dissenting Shareholders	C-1

ii

Questions and Answers About the Transaction

Q:
What am I being asked to vote on?

A:
You are being asked to vote on the merger agreement between Fulton Bancshares Corporation and Franklin Financial Services Corporation, providing for the merger of Fulton with and into Franklin.

Q:
Why are Fulton and Franklin proposing to merge?

A:
The board of directors of each of Fulton and Franklin believes that a combination of the two companies is in the best interests of its respective company. From Fulton's perspective, Fulton's board of directors believes that the transaction presents a more favorable opportunity for Fulton to maximize value for its shareholders than Fulton continuing to operate on a stand-alone basis. See "The Transaction—Reasons for the Transaction: Fulton's Board of Directors" beginning on page 28 and "The Transaction— Reasons for the Transaction: Franklin's Board of Directors" beginning on page 39.

Q:
How does the Fulton board of directors recommend I vote on the proposal?

A:
The Fulton board of directors unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

Q:
What will I receive in the transaction?

A:
If the merger agreement is approved and the merger is subsequently completed, you may elect to receive, for each share of Fulton common stock that you own, either 1.864 shares of Franklin common stock or $48.00 in cash. You may elect to receive all cash, all Franklin common stock, or a combination of cash and Franklin common stock for your shares of Fulton common stock, subject to allocation procedures designed to ensure that the aggregate number of shares issued and cash paid shall not exceed 492,790 shares of Franklin common stock and $10,964,577.50 in cash.

Q:
What are the tax consequences of the transaction to me?

A:
For United States federal income tax purposes, you will recognize income and/or gain equal to the lesser of: (1) the amount of cash you receive (including cash received for fractional shares); or (2) the amount of gain you realize. The amount of gain you realize equals the amount of cash you receive plus the fair market value of any Franklin common stock you receive less your adjusted basis in the shares of Fulton common stock that you surrender in the exchange. Your income or gain per share may vary if you acquired your Fulton common stock in more than one transaction.

No gain or loss will be recognized on the Franklin common stock that you receive. Your basis and holding periods in the Franklin common stock may vary per share depending upon if you acquired your Fulton common stock in more than one transaction. Due to the potential varying tax recognition, basis and holding period consequences which will be governed by your individual consequences, we urge you to consult with your tax advisor to fully understand the tax consequences to you. Additionally, the generalizations set forth above may not apply to all Fulton shareholders.

Q:
How do I vote?

A:
After you have carefully read this document, indicate on your proxy card how you want your shares to be voted, then sign, date and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the Fulton special meeting. If you are a record owner of shares of Fulton common stock on the record date for the special meeting, you may attend Fulton's special meeting in person and vote, whether or not you have signed and mailed your proxy card.

If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote in favor of the merger agreement. If you do not send in your proxy card or if you send it in but indicate that you "abstain" from voting, it will have the effect of a vote against the merger agreement.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the merger agreement.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send to the Secretary of Fulton a later-dated, signed proxy card before the Fulton special meeting. Second, you may attend Fulton's special meeting in person and vote. Third, you may revoke any proxy by written notice to the Secretary of Fulton prior to Fulton's special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:
Do I have dissenter's rights of appraisal in connection with the merger?

A:
Yes. Under Pennsylvania law, Fulton shareholders have the right to dissent from the merger and receive a payment in cash for the value of their shares of Fulton common stock, as determined by an appraisal process. This value may be less than the value of the consideration you would receive in the merger if you do not dissent. To perfect your dissenter's rights, you must precisely follow the required statutory procedures. See "The Transaction-Rights of Dissenting Shareholders" at page 43 and the information attached at Annex C.

Q.
Should I send in my stock certificates now?

A.
No. You should not send in your stock certificates at this time. After the special meeting and approximately one to three months before the transaction is completed, you will receive a form of election on which you will indicate the form of merger consideration you wish to receive for your Fulton common stock. Please retain this document in connection with making your election to receive cash, Franklin common stock, or a combination of cash and Franklin common stock for your shares of Fulton common stock. You will have until the election date, which is two business days before the closing of the transaction, to return the completed and signed form of election, together with the certificates that represent your shares of Fulton common stock.

Q.
When do you expect to complete the transaction?

A.
We are working towards completing the transaction as quickly as possible and currently expect that the merger will be completed during the third quarter of 2006. In addition to the approval of Fulton shareholders, we must also obtain certain bank regulatory approvals. We expect to receive all necessary approvals no later than                        , 2006.

Q.
Whom should I call with questions or to obtain additional copies of this document?

A.
You should call either of the following:

Franklin Financial Services Corporation 20 South Main Street Chambersburg, PA 17201 Attention: Cathy Angle, Secretary Phone Number: (717) 264-6116	Fulton Bancshares Corporation 100 Lincoln Way East McConnellsburg, PA 17233 Attention: Alice Clark, Secretary Phone Number: (717) 485-3144

Summary

        This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to carefully read this entire document, its annexes and the other documents to which this document refers for a more complete understanding of the transaction. In addition, we incorporate by reference important business and financial information about Franklin into this document. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 101. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Special Meeting

Fulton Special Meeting to be Held                            , 2006 (page 22)

        A special meeting of Fulton's shareholders will be held on                            , 2006 in the Fulton Theater Building at the main office of Fulton County National Bank and Trust Company, 100 Lincoln Way East, McConnellsburg, Pennsylvania at                .m. local time.

Matters to be Considered at the Special Meeting (page 22)

        At the special meeting, you will consider and vote on a proposal to adopt and approve the merger agreement, a proposal to adjourn the meeting to solicit additional proxies if there are not sufficient votes to approve the merger agreement and such other matters as may properly come before the special meeting.

Record Date Set at                        , 2006; One Vote per Share of Fulton Common Stock (page 22)

        You are entitled to vote at the special meeting if you were the record owner of shares of Fulton common stock as of the close of business on                            , 2006, the record date established for the special meeting. You are entitled to one vote for each share of Fulton common stock you owned of record on the record date. If you were the record owner of shares of Fulton common stock on the record date, you may vote those shares either by attending the special meeting and voting your shares, or by completing the enclosed proxy card and mailing it to Fulton in the enclosed envelope.

        On                        , 2006, a total of                        votes were eligible to be cast at the Fulton special meeting.

Approval of at Least Seventy-Five Percent (75%) of Outstanding Fulton Shares Required to Approve Merger (page 22)

        Holders of at least seventy-five percent (75%) of the outstanding shares of common stock of Fulton entitled to vote at the meeting must vote to approve the merger agreement in order for it to be adopted. A majority of the issued and outstanding Fulton shares must be present in person or by proxy for any vote to be valid.

        The Fulton directors have agreed to vote all of their shares of Fulton common stock for approval of the merger agreement. As of the record date, Fulton directors beneficially owned and are entitled to vote approximately            % of the shares entitled to vote at the special meeting.

The Merger

        The merger agreement provides for the merger of Fulton with and into Franklin, with Franklin as the surviving corporation. The merger agreement is attached as Annex A to this document. We encourage you to read the entire merger agreement, including the exhibits attached to the merger agreement, because it is the principal legal document that governs the transaction.

Fulton Shareholders Will Receive 1.864 Shares of Franklin Common Stock or $48.00 in Cash for Each Share of Fulton Common Stock (see page 40)

        Subject to the restrictions described below, you may elect to receive in exchange for each of your shares of Fulton common stock, either:

  •
  $48.00 in cash; or

  •
  1.864 shares of Franklin common stock.

        You may choose to exchange all of your shares for cash, or all of your shares for Franklin common stock, or some of your shares for cash and the rest of your shares for Franklin common stock, subject to the limitations described below. You will receive an election form between one and three months prior to the closing of the transaction in order to make this election. You should retain this document in connection with making your election to receive cash, Franklin common stock or a combination of cash and Franklin common stock for your shares of Fulton common stock. You will have until the date specified in the election form, which will be approximately two business days before the closing of the transaction, to make your election and return your election form. If you do not return a properly completed election form by the election deadline, you will be deemed to have elected to receive either cash or Franklin common stock for your Fulton shares, depending on the elections of other Franklin shareholders. Complete information on the election procedure can be found in the section entitled "The Transaction—Election and Exchange Procedure" on page 41.

        You should note that, in general, if and to the extent that you receive cash, the value of the consideration you will receive is fixed at $48.00 per share of Fulton common stock. However, if you receive Franklin common stock as consideration, or a combination of Franklin common stock and cash, the value of the stock consideration will fluctuate and, on the closing date, may be higher or lower than $48.00 per share of Fulton common stock.

        The anticipated time period between the time when you will be able to make your election as to the form of merger consideration that you wish to receive and the closing of the transaction is approximately one to three months, depending on when election forms are first mailed. The election must be made, and the election form returned, no later than the date specified in the election form, which will be approximately two business days before the closing of the transaction.

        Additionally, the aggregate number of shares of Franklin common stock issued will not exceed 492,790 shares and the aggregate amount of cash paid will not exceed $10,964,577.50. In the event that the holders of the outstanding shares of Fulton common stock elect to receive cash or stock that would exceed these limitations, the number of shares that you elect to exchange for cash or stock, as appropriate, will be adjusted through an allocation formula to satisfy the above limitations. Thus, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of cash and Franklin common stock even if you elect to receive all cash or all stock. See "The Transaction—Election and Exchange Procedures" and "The Transaction—Allocation of Franklin Common Stock and Cash" on pages 41 and 42, respectively.

        Fulton shareholders who would otherwise be entitled to a fraction of a whole share of Franklin common stock will instead receive a cash payment equal to the product of such fraction multiplied by the average daily high bid and low offer quotations of Franklin shares of common stock for the twenty (20) trading days ending on and including the third trading day prior to the completion of the merger.

Fulton's Board Unanimously Recommends Approval of the Merger (see page 29)

        Fulton's board of directors believes that the merger transaction with Franklin is in the best interests of Fulton and its shareholders and unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement. In unanimously approving the merger agreement, Fulton's board considered, among other things, the earnings and financial conditions of Fulton and Franklin, the financial terms and income tax consequences of the merger, the historical market prices of Franklin common stock, the historical cash dividends paid on Franklin common stock compared with those paid on Fulton common stock, and the business and prospects of each of Franklin and Fulton.

Fulton's Financial Advisor Says Merger Consideration is Fair From a Financial Point of View to Fulton Shareholders (see page 30)

        In deciding to approve the transaction, the Fulton board of directors considered the opinion of its financial advisor, Griffin Financial Group LLC, that the merger consideration was fair from a financial point of view to the Fulton shareholders.

        The full text of Griffin's opinion dated as of January 23, 2006, which sets forth the assumptions made, matters considered and qualifications and limitations on the reviews undertaken, is attached as Annex B to this document. We encourage you to read this opinion in its entirety.

        For its financial advisory services, Fulton paid Griffin a fee of $25,000 upon execution of the engagement agreement. Fulton also agreed to pay Griffin an advisory fee in an amount equal to 1% of the aggregate transaction value upon completion of the merger. Based upon the average per share closing price of Franklin's common stock for the 10 business days immediately prior to the public announcement of the proposed transaction, Griffin's fee has been established at $235,000. Fulton has also agreed to reimburse Griffin for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Griffin and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities including liabilities under securities laws.

Operations and Management Following the Transaction (see page 53)

        Under the terms of the merger agreement, Fulton will merge with and into Franklin and Fulton will cease to exist as a separate entity. Additionally, Fulton's bank subsidiary, Fulton County National Bank and Trust Company, will merge into Franklin's bank subsidiary, The Farmers and Merchants Trust Company of Chambersburg (conducting business as "F&M Trust Company"), with F&M Trust as the surviving banking institution. Martin R. Brown and Stanley J. Kerlin, Esq., currently directors of Fulton and Fulton County National Bank and Trust Company, shall be added as directors of Franklin and of F&M Trust.

Certain Conditions Must be Satisfied Before the Transaction is Completed (see page 48)

        The completion of the transaction depends upon satisfaction or waiver of a number of conditions, including the following:

  •
  the approval of the merger agreement by Fulton shareholders;

  •
  the accuracy of the representations and warranties made in the merger agreement;

  •
  the performance of obligations by Franklin and Fulton under the merger agreement;

  •
  the receipt of required governmental approvals (including from banking and federal and state securities regulators) and the expiration or termination of all applicable statutory waiting periods relating to the transaction;

  •
  the absence of any injunction or other order by any court or other governmental entity which would prohibit or prevent the transaction; and

  •
  receipt by Franklin and Fulton of a tax opinion of Rhoads & Sinon LLP, counsel to Franklin, based on facts, assumptions and representations set forth in the opinion, to the effect that the transaction constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

The Merger Agreement Can Be Amended or Terminated (see page 52)

        The parties can mutually agree to terminate the merger agreement at any time prior to completing the transaction. In addition, either party acting alone can terminate the merger agreement in certain specified circumstances, including the failure to complete the transaction by December 31, 2006, unless the terminating party's breach is the reason the transaction has not been completed.

We Must Obtain Regulatory Approvals to Complete the Transaction (see page 49)

        The transaction cannot be completed until required approvals are received from banking regulators. Franklin has filed applications to obtain approval from the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Philadelphia and the Pennsylvania Department of Banking. Although we believe regulatory approvals will be received in a timely manner, we cannot be certain when or if Franklin will obtain them.

Fulton Executive Officers and Directors Have Additional Interests in the Transaction (see page 54)

        When considering the recommendation of the Fulton board to approve the transaction, Fulton shareholders should be aware that some directors of Fulton have interests in the transaction in addition to their interest as shareholders. These interests include, among others, provisions in the merger agreement regarding the composition of the board of directors of Franklin and F&M Trust after completion of the merger, and the creation, composition and compensation of a Fulton County advisory board of F&M Trust to be comprised of all non-employee members of the Fulton board of directors other than those appointed to the Franklin and F&M Trust boards.

        Also, following the merger, Franklin has agreed to provide directors' and officers' insurance for the directors and officers of Fulton and has agreed to provide indemnification to directors and officers of Fulton for claims occurring before the effective time of the merger.

        Fulton's board of directors was aware of these interests and considered them in approving and recommending the merger.

Fulton Shareholders Have Dissenters' Rights of Appraisal (see page 43)

        Fulton shareholders are entitled to assert certain rights of dissenting shareholders under Pennsylvania law. These dissenters' rights may give you the opportunity to receive the fair value of your shares of Fulton common stock in cash instead of having each of your shares converted in the merger into the merger consideration of 1.864 shares of Franklin common stock or $48.00 in cash. In order to perfect your dissenters' rights, you must strictly follow specific procedures under the Pennsylvania Business Corporation Law. If you do not follow the procedures set forth in the statutory provisions of the Pennsylvania Business Corporation Law, you may lose your dissenters' rights with respect to the merger. Please refer to pages 43 through 45 for more information. You should also read carefully

Annex C to this document, which is a copy of the relevant statutory provisions of Pennsylvania law related to dissenters' rights.

The Rights of Franklin Shareholders and Fulton Shareholders are Different (see page 95)

        Pennsylvania law and Franklin's articles of incorporation and bylaws currently govern the rights of Franklin shareholders. Pennsylvania law and Fulton's articles of incorporation and bylaws currently govern the rights of Fulton shareholders. These rights are not identical. When the merger is completed, Fulton shareholders who receive shares of Franklin common stock in the merger will become Franklin shareholders and have the rights of Franklin shareholders.

Dividend Policy (see page 48)

        Following completion of the merger, former Fulton shareholders who become Franklin shareholders will receive dividends declared by Franklin. Additionally, in the merger agreement, Franklin agreed that, subject to certain conditions, Fulton may pay a special cash dividend to Fulton shareholders of $1.44 per share of outstanding Fulton common stock prior to the completion of the merger. There is no assurance that the conditions to the payment of the special cash dividend will be satisfied.

Important Federal Income Tax Consequences of the Transaction (see page 56)

        We have structured the transaction to be treated as a reorganization for U.S. federal income tax purposes. The following summary reflects the conclusions reached by Rhoads & Sinon LLP, legal counsel to Franklin, in its opinion and assumes that you hold your Fulton common stock as a capital asset. Generally, you will recognize income or gain equal to the amount of cash you receive (including cash in lieu of a fractional share of Franklin common stock) or the amount of gain you realize, whichever is less. The amount of gain you realize equals the amount of cash you receive plus the fair market value of Franklin common stock you receive minus your adjusted tax basis in the shares of Fulton common stock that you surrender in the exchange. You will not recognize any income or gain on the receipt of Franklin common stock. You will not recognize any loss on the receipt of Franklin common stock or the receipt of cash.

        This tax treatment may not apply to everyone. Tax matters are complicated and the tax consequences of this transaction to you will depend upon your individual circumstances. We urge you to contact your tax advisor to understand fully the transaction's tax consequences to you.

Franklin Will Account for the Transaction as a Purchase (see page 56)

        Franklin expects to account for the transaction using the purchase method of accounting. Under this method of accounting, all of the assets and liabilities of Fulton will be recorded on Franklin's consolidated balance sheet at estimated fair value as of the effective date of the merger. The amount by which the purchase price paid by Franklin exceeds the fair value of the net assets acquired by Franklin through the transaction will be recorded as goodwill.

The Companies

Fulton Bancshares Corporation (see page 71)

        Fulton Bancshares Corporation is a Pennsylvania corporation that is a registered bank holding company based in McConnellsburg, Fulton County, Pennsylvania. At December 31, 2005, Fulton had total consolidated assets of $139.1 million, deposits of $107.5 million and shareholders' equity of $14.9 million. Fulton and its wholly owned bank subsidiary, Fulton County National Bank and Trust Company, engage in full service commercial and consumer banking businesses through seven financial centers located in Fulton, Franklin, Bedford and Huntingdon Counties, Pennsylvania.

        The principal executive offices of Fulton are located at:

    Fulton Bancshares Corporation
    100 Lincoln Way East
    McConnellsburg, PA 17233
    (717) 485-3144

Franklin Financial Services Corporation (see page 66)

        Franklin Financial Services Corporation is a Pennsylvania corporation that is a registered financial holding company based in Chambersburg, Pennsylvania. At December 31, 2005, Franklin and its subsidiaries had total consolidated assets of $621.4 million, deposits of $456.8 million and shareholders equity of $55.7 million. Franklin and its wholly-owned bank subsidiary, The Farmers and Merchants Trust Company of Chambersburg, a Pennsylvania bank and trust company which conducts business as "F&M Trust Company," provide a full range of consumer and business financial services through 16 community bank offices in Franklin and Cumberland Counties, Pennsylvania.

        The principal executive offices of Franklin are located at:

    Franklin Financial Services Corporation
    20 South Main Street
    Chambersburg, PA 17201
    (717) 264-6116

Market Price and Dividend Information

        Fulton common stock trades over the counter and trading is very limited in volume. Quotations for Fulton common stock appear on the OTC Bulletin Board under the symbol "FULB." As of December 31, 2005, there were 492,790 shares of Fulton common stock outstanding, which were held by approximately 562 holders of record. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        Franklin common stock is also traded over the counter in limited volume and quotations for Franklin common stock appear on the OTC Bulletin Board under the symbol "FRAF." As of December 31, 2005, there were 3,351,643 shares of Franklin common stock outstanding, which were held by approximately 1,913 holders of record, and outstanding options that were exercisable on that date (or within 60 days of that date) for 70,162 additional shares of Franklin common stock.

        The following table shows, for the indicated periods, the high and low sales prices per share for Fulton common stock and Franklin common stock, as reported by the OTC Bulletin Board, and dividends declared per share of Fulton and Franklin common stock.

	Fulton Common Stock			Franklin Common Stock
	Price			Price
			Dividend Declared			Dividend Declared
	High	Low		High	Low
2004
First Quarter	$49.30	$47.58	$0.23	$28.20	$26.88	$0.21
Second Quarter	$49.21	$43.44	$0.23	$28.00	$26.00	$0.21
Third Quarter	$45.85	$38.95	$0.27	$27.50	$23.30	$0.23
Fourth Quarter	$42.50	$39.20	$0.32	$28.25	$24.85	$0.23
2005
First Quarter	$43.90	$41.00	—	$29.25	$26.35	$0.23
Second Quarter	$43.50	$33.50	—	$26.90	$24.50	$0.24
Third Quarter	$37.25	$36.25	—	$26.00	$24.00	$0.24
Fourth Quarter	$37.50	$35.60	—	$26.25	$24.20	$0.24
2006
First Quarter (through March 22)	$46.50	$36.00	—	$26.10	$24.60	$0.24

        The last trade in Fulton common stock reported on the OTC Bulletin Board before announcement of the proposed merger occurred on January 18, 2006. On that date and on March 8, 2006, the most recent on which a trade in Fulton common stock is reported on the OTC Bulletin Board prior to filing this document, the high, low and closing sales prices for Fulton common stock were as follows:

	January 18, 2006			March 8, 2006
	High	Low	Closing	High	Low	Closing
Fulton Common Stock	$38.00	$38.00	$38.00	$46.25	$46.25	$46.25

On January 20, 2006, the last full trading day before the public announcement of execution of the merger agreement, and on March 22, 2006, the latest practicable trading day before the filing of this document, the high, low and closing sales prices for Franklin shares were as follows.

	January 20, 2006			March 22, 2006
	High	Low	Closing	High	Low	Closing
Franklin Common Stock	$25.50	$25.00	$25.50	$26.00	$25.25	$25.25

        The market prices of Fulton common stock and Franklin common stock are subject to fluctuation. As a result, we urge you to obtain current market quotations for Fulton and Franklin shares.

Market Value of Securities

        The following table sets forth the market value per share of Franklin common stock, the market value per share of Fulton common stock and the equivalent market value per share of Fulton common stock on January 20, 2006 (the last business day preceding public announcement of the merger) and March 22, 2006 (the latest practicable trading day before filing this document). The equivalent market value per share for stock elections is based upon the exchange ratio of 1.864 shares of Franklin common stock multiplied by the closing sales price for Franklin common stock on the date specified. The equivalent market value per share of Fulton common stock for cash elections is the fixed cash consideration of $48.00 per share. See "The Transaction—What You Will Receive" on page 40.

        The historical market values per share of Franklin common stock and Fulton common stock and the historical market value of Franklin common stock used to determine the equivalent market value per share of Fulton common stock are the per share closing sales prices on January 20, 2006 and March 22, 2006 respectively, as reported on the OTC Bulletin Board.

		Fulton
	Franklin Historical	Historical	Equivalent Market Value For Stock Election(1)	Equivalent Market Value For Cash Election
January 20, 2006	$25.50	$38.00	$47.53	$48.00
March 22, 2006	$25.25	$46.25	$47.07	$48.00

(1)
The equivalent market value for a stock election was calculated based on the exchange ratio of 1.864.

Selected Historical and Pro Forma Financial Data

        The following financial information is to aid you in understanding the financial aspects of the transaction. The following tables present selected historical financial data for Franklin and Fulton and selected unaudited pro forma financial data reflecting the merger transaction. The historical financial data show the financial results actually achieved by Franklin and Fulton for the periods indicated. The pro forma unaudited combined financial data show financial results as if the merger had taken place at the beginning of the earliest period presented and assuming the transaction is accounted for as a purchase of Fulton by Franklin.

Franklin Selected Financial Data
(dollars in thousands, except per share data)

        We derived this information from the consolidated financial statements of Franklin including the notes thereto, included in the SEC Forms 10-K filed by it and incorporated by reference in this document. See "Where You Can Find More Information" on page 101 and "Incorporation by Reference" on page 101.

	As of or for the year ended December 31,
	2005	2004	2003	2002	2001
INCOME STATEMENT
Interest and fee income	$29,711	$24,809	$24,884	$27,388	$31,296
Interest expense	12,173	8,819	9,057	11,801	15,773

Net interest income	17,538	15,990	15,827	15,587	15,523
Provision for loan losses	426	880	1,695	1,190	1,480
Noninterest income excluding security gains	6,771	6,827	7,252	5,473	5,423
Securities gains	224	266	488	430	267
Noninterest expense	17,058	15,996	14,659	13,531	12,851

Income before income taxes	7,049	6,207	7,213	6,769	6,882
Income taxes	937	1,015	1,373	1,196	1,288

Net income	$6,112	$5,192	$5,840	$5,573	$5,594

PER COMMON SHARE:(1)
Basic earnings per share	$1.82	$1.54	$1.74	$1.66	$1.67
Diluted earnings per share	$1.81	$1.54	$1.74	$1.66	$1.64
Regular cash dividends paid	$0.95	$0.88	$0.82	$0.75	$0.69
Stock dividends distributed	—	25%	—	—	—
Book value at period-end	16.61	16.21	15.42	14.10	13.37
Tangible book value at period-end	16.10	15.70	14.93	13.65	12.84
Average common shares outstanding	3,366	3,368	3,355	3,344	3,350
Average diluted common shares outstanding	3,373	3,377	3,362	3,359	3,416
END OF PERIOD BALANCES
Securities available for sale	$167,244	$166,521	$158,134	$166,269	$147,942
Securities held to maturity	—	—	—	—	—
Loans(2)	398,518	354,755	346,059	322,361	306,574
Allowance for loan losses	5,402	4,886	3,750	4,305	4,051
Assets	621,357	563,268	549,702	532,357	498,847
Deposits	456,799	399,896	372,431	371,887	354,043
Borrowings	48,546	52,359	56,467	59,609	50,362
Shareholders' equity	55,670	54,643	51,858	47,228	45,265
AVERAGE BALANCES
Assets	$591,718	$561,250	$534,852	$523,122	$491,426
Earning assets	548,545	456,408	494,717	484,345	456,408
Loans(2)	375,927	353,638	331,364	314,528	304,845
Deposits	424,881	388,992	374,273	362,935	356,484
Shareholders' equity	54,900	53,168	49,475	46,303	44,703
KEY RATIOS
Return on average assets	1.03%	0.93%	1.09%	1.07%	1.14%
Return on average equity	11.13%	9.77%	11.80%	12.04%	12.51%
Average equity to average assets	9.28%	9.47%	9.25%	8.85%	9.10%
Net interest margin	3.45%	3.34%	3.45%	3.49%	3.69%
Efficiency	66.39%	66.24%	60.23%	60.51%	57.75%
Cash dividend payout ratio	52.31%	56.82%	46.87%	57.31%	41.95%
Tier 1 leverage	8.89%	9.14%	9.15%	8.68%	8.79%
Tier 1 risk-based capital	12.58%	13.41%	12.96%	11.86%	11.98%
Total risk-based capital	13.85%	14.74%	14.03%	13.00%	13.15%

Notes to Franklin Selected Financial Data

(1)
All share and per share data has been restated to give retroactive effect to stock dividends and splits.

(2)
Includes loans held for sale.

Fulton Selected Financial Data
(dollars in thousands, except per share data)

        We derived this information from the consolidated financial statements of Fulton including the notes thereto, and management's discussion and analysis of financial condition with results of operation in this document. See "Information About Fulton—Management's Discussion and Analysis of Financial Condition and Results of Operation of Fulton" beginning on page 78 and "Index to Fulton's Financial Statements" beginning on page F-1.

	As of or for the year ended December 31,
	2005	2004	2003	2002	2001
Income Statement (000 omitted)
Interest income	$7,124	$7,555	$8,365	$9,449	$10,105
Interest expense	2,900	2,891	3,175	4,271	5,432
Provision for loan losses	317	261	1,265	255	15
Net interest income after provision for loan losses	3,907	4,403	3,925	4,923	4,658
Securities gains (losses)	0	(1,265)	86	1	57
Other operating income	613	609	751	640	582
Other operating expense	5,167	4,219	4,005	3,774	3,450

Income (loss) before income taxes (benefit)	(647)	(472)	757	1,790	1,847
Applicable income tax (benefit)	(359)	(7)	(10)	335	415

Net income (loss)	$(288)	$(465)	$767	$1,455	$1,432

Per share amounts based on weighted averages shares outstanding(1)	492,790	492,799	492,810	492,772	492,747
Income (loss) before income taxes (benefit)	$(1.31)	$(0.96)	$1.54	$3.63	$3.75
Income taxes (benefit)	(0.73)	(0.01)	(0.02)	0.68	0.84
Net Income (loss)	(0.58)	(0.94)	1.56	2.95	2.91
Cash dividend paid	0.00	1.05	1.05	1.02	0.95
Book value	30.24	31.49	32.68	33.80	30.88
Year-End Balance Sheet (000 omitted)
Total assets	$139,131	$141,757	$147,569	$162,492	$150,828
Loans	79,780	94,470	103,288	108,267	104,501
Reserve for loan losses	(1,354)	(1,821)	(1,899)	(1,031)	(845)
Net loans	78,426	92,649	101,389	107,236	103,656
Total investment securities	34,792	20,192	31,081	39,447	31,899
Deposits-noninterest bearing	18,365	16,524	13,927	16,156	13,486
Deposits-interest bearing	89,121	93,097	97,200	96,870	103,552
Total deposits	107,486	109,621	111,127	113,025	117,038
Liabilities for borrowed money	15,000	15,000	18,825	31,250	17,325
Total stockholders' equity	14,902	15,518	16,104	16,658	15,217
Ratios
Average equity/average assets	10.73%	11.23%	11.05%	10.19%	10.17%
Return on average equity	(1.94)%	(2.85)%	4.52%	9.18%	9.76%
Return on average assets	(0.21)%	(0.32)%	0.50%	.94%	0.99%

Notes to Fulton Selected Financial Data

(1)
All share and per share data has been restated to give retroactive effect to stock dividends and splits.

Selected Unaudited Pro Forma Combined Financial Data For Franklin And Fulton (in thousands)

        The following table shows information about the combined financial condition and results of operations of Franklin and Fulton, including per share data, after giving effect to the merger transaction. This information is called unaudited pro forma combined financial information in this document. The information under "Pro forma selected combined balance sheet data" in the table below assumes the merger was completed on December 31, 2005. The information under "Pro forma condensed combined income statement data" in the table below gives effect to the pro forma results for the twelve months ended December 31, 2005 as if the merger had been completed on January 1, 2005. This unaudited pro forma combined financial information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate of the financial information based on available financial information of Franklin and Fulton. See "The Transaction—Accounting Treatment" on page 56.

        The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of Fulton at their estimated fair values at or near December 31, 2005. Such adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, expense efficiencies, asset dispositions or share repurchases.

        The information presented below should be read together with the historical consolidated financial statements of Franklin, including the related notes, filed with the Securities and Exchange Commission and together with the consolidated historical financial data for Franklin and Fulton and Fulton's historical financial statements and the other financial information, including the related notes, appearing elsewhere in this document. See "Where You Can Find More Information" on page 101, "Unaudited Pro Forma Combined Financial Information" beginning on page 60, "Information About Fulton-Management's and Analysis of Financial Condition and Results of Operation of Fulton" beginning on page 78, and "Index to Fulton's Financial Statements" beginning on page F-1. The unaudited pro forma combined financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be realized in the future.

At and for the Twelve Months Ended December 31, 2005
(dollars in thousands, except per share data)
Pro forma condensed combined income statement data:
Total interest income	$36,931
Total interest expense	15,156

Net interest income	21,775
Provision for loan losses	743

Net interest income after provision for loan losses	21,032
Other income	7,608
Other expense	22,521

Income before taxes	6,119
Income taxes	482

Net income	$5,637

Pro forma earnings per share:
Basic	$1.46
Diluted	1.67
Pro forma selected combined balance sheet data:
Investment securities	$203,024
Net loans	470,508
Total assets	759,319
Total deposits	563,570
Borrowings and long-term debt	120,317
Stockholders' equity	68,113

Comparative Unaudited Per Share Data

        The following table shows information, at and for the periods indicated, about Franklin's and Fulton's historical net income per share, dividends per share and book value per share. The table also contains pro forma information that reflects the merger of Franklin and Fulton using the purchase method of accounting. The unaudited pro forma equivalent data were obtained by multiplying the combined company pro forma information by the exchange ratio for each share of Fulton common stock.

        You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports that Franklin has filed with the Securities and Exchange Commission. Franklin has incorporated its prior filings into this document by reference. For information on how to obtain the reports Franklin has filed, please refer to the section entitled "Where You Can Find More Information" on page 101 of this document. You should not rely on the pro forma information as being indicative of the results that Franklin will achieve in the transaction.

At December 31, 2005
Book value per share:
Fulton historical	$30.24
Franklin historical	16.61
Combined Company	17.71
Fulton pro forma equivalent	33.01
Tangible book value per share:
Fulton historical	$30.24
Franklin historical	16.10
Combined Company	17.91
Fulton pro forma equivalent	33.38
Year Ended December 31, 2005
Cash dividends declared per share:
Fulton historical	$—
Franklin historical	0.95
Combined Company	0.95
Fulton pro forma equivalent	1.77
Basic net income (loss) per share:
Fulton historical	$(0.58)
Franklin historical	1.82
Combined Company	1.46
Fulton pro forma equivalent	2.72
Diluted net income (loss) per share:
Fulton historical	$(0.58)
Franklin historical	1.81
Combined Company	1.67
Fulton pro forma equivalent	3.11

Risk Factors

        An investment in Franklin common stock in connection with the merger transaction involves certain risks, including, among others, the risks described below. In addition to the other information contained in this document, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Risk Factors Related to the Transaction

If the transaction is not completed, Fulton will have incurred substantial expenses without realizing the expected benefits.

        Fulton has incurred substantial expenses in connection with the transaction. The completion of the transaction depends on the satisfaction of specified conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. If the transaction is not completed, these expenses could have a material adverse impact on the financial condition of Fulton because they would not have realized the expected benefits.

The transaction must be approved by multiple governmental agencies.

        Before the transaction may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various domestic bank regulatory, antitrust, insurance and other authorities. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the transaction or require changes to the terms of the transaction. Although Franklin and Fulton do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transaction or imposing additional costs on or limiting the revenues of Franklin following the transaction, any of which might have a material adverse effect on Franklin following the transaction. Franklin is not obligated to complete the transaction if the regulatory approvals received in connection with the completion of the transaction include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on Franklin or Fulton, measured relative to Fulton, but Franklin could choose to waive this condition.

Although you will receive fixed value in terms of any cash consideration that you receive in the transaction, you will not know for sure the value of the Franklin common stock that you may receive at the time you vote on the merger or at the time you elect to receive cash or stock and you may receive Franklin common stock valued at less than $48.00 per share of Fulton common stock.

        You will not know the value of the Franklin common stock you will receive in the transaction at the time you vote or at the time you make an election as to the form of consideration. We currently expect that the transaction will close during the third quarter of 2006. You will be required to make your election to receive cash or shares of Franklin common stock prior to the closing. The actual value of the stock consideration received will be less than $48.00 per share of common stock exchanged in the transaction if the closing price of Franklin common stock on the closing date is less than $25.76.

You may not receive the form of consideration that you elect for your shares of Fulton common stock.

        The merger agreement requires that the aggregate amount of Franklin common stock issued in exchange for shares of Fulton common stock not exceed 492,790 shares and the aggregate amount of cash payable in exchange for shares of Fulton common stock not exceed $10,964,577.50. In the event there is an over-election of the stock consideration, each Fulton shareholder who elects to receive Franklin common stock will receive some cash in addition to shares of Franklin common stock. Similarly, if there is an over-election of the cash consideration, each Fulton shareholder who elects to receive cash will receive some shares of Franklin common stock in addition to cash. Thus, you may not receive exactly the form of consideration that you request and you may receive a combination of cash and shares of Franklin common stock even if you request all cash or all stock.

If the Fulton board does not terminate the merger agreement if the twenty-day average of the daily high bid and low offer quotations for Franklin common stock at closing is below $20.40, the value of the stock consideration you receive could be less than $38.03.

        If the transaction closes at a time when the twenty-day average of the daily high bid and low offer quotations for Franklin common stock is below $20.40, the consideration received by Fulton shareholders who receive Franklin common stock in exchange for their shares of Fulton common stock would be less than $38.03 per share of Fulton common stock. Fulton has the option, but is not required, to terminate the merger agreement if the twenty-day average of the daily high bid and low offer quotations of Franklin common stock is below $20.40 and the decline in price of Franklin common stock since January 18, 2006 is at least 15% more than the change during this same period in an index based on the stock prices of 25 other bank and thrift holding companies. Fulton cannot predict now whether or not the Fulton board of directors would exercise its right to terminate the merger agreement if the above conditions are met. The merger agreement does not provide for a resolicitation of Fulton shareholders in the event the above conditions are met and the Fulton board, nevertheless, chooses to complete the transaction. Fulton's board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the above conditions are satisfied. In considering whether to exercise its right to terminate the merger agreement, Fulton's board would take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel.

You will have less influence as a shareholder of Franklin than as a shareholder of Fulton.

        As a Fulton shareholder, you currently have the right to vote in the election of the board of directors of Fulton and on other matters affecting Fulton. The amount of Franklin common stock and/or cash you will receive for your shares of Fulton common stock will result in the transfer of control of Fulton to the shareholders of Franklin. If you receive Franklin common stock for some or all of your shares of Fulton common stock, your percentage ownership of Franklin will be significantly less than your percentage ownership of Fulton. Because of this, you will have less influence on the management and policies of Franklin than you now have on the management and policies of Fulton.

Franklin may fail to realize all of the anticipated benefits of the transaction.

        The success of the transaction will depend, in part, on Franklin's ability to realize the anticipated benefits and cost savings from integrating the business of Fulton with the business of Franklin. If Franklin is not able to achieve these objectives, the anticipated benefits and cost savings of the transaction may not be realized fully, or at all, or may take longer to realize than expected.

        Fulton and Franklin have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of the ongoing businesses of Franklin and/or Fulton, or inconsistencies in standards, controls, procedures and policies. The occurrence of any of the foregoing could adversely affect Franklin's ability to maintain relationships with the respective clients, customers, depositories and employees of Franklin and Fulton and its ability to achieve the anticipated benefits of the merger. Integration efforts between Franklin and Fulton may, to some extent, also divert management attention and resources. These integration matters could have an adverse effect on each of Fulton and Franklin during the transition period.

The merger agreement limits Fulton's ability to pursue alternatives to the merger transaction with Franklin and requires Fulton to pay a termination fee under certain circumstances.

        The merger agreement contains "no shop" provisions that, subject to certain exceptions, limit Fulton's ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Fulton. Additionally, if the merger would fail to occur in certain circumstances that relate to a possible combination of Fulton with another acquiror, Fulton could be obligated to pay Franklin $850,000 as a termination fee. See "The Transaction-Termination Fee" beginning on page 53. These provisions may discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Fulton from considering or proposing an acquisition of Fulton even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Fulton than it might otherwise have proposed to pay.

Fulton's directors have financial interests in the transaction that are different from, or in addition to, the interests of Fulton shareholders.

        Executive officers of Fulton negotiated the terms of the merger agreement with their counterparts at Franklin, and Fulton's board of directors unanimously approved the merger agreement and recommended that Fulton shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this document, you should be aware that Fulton's directors have financial interests in the transaction that are different from, or in addition to, the interests of Fulton shareholders. For example, upon completion of the transactions, Martin R. Brown and Stanley J. Kerlin, Esq., currently directors of Fulton, will be added to the boards of Franklin and F&M Trust, and F&M Trust will create a Fulton County Advisory Board constituted of all of the remaining non-employee directors of Fulton. These and other interests of Fulton directors may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a shareholder. Please see "The Transaction—Interests of Management and Others in the Transaction" beginning on page 53 for information about these financial interests.

Risk Factors Related to Franklin's Business

Changes in interest rates may have an adverse effect on Franklin's profitability.

        Franklin's business is affected by fiscal and monetary policies of the federal government, including those of the Federal Reserve Board, which regulates the national money supply in order to manage recessionary and inflationary pressures. Among the techniques available to the Federal Reserve Board are engaging in open market transactions of U.S. Government securities, changing the discount rate and changing reserve requirements against bank deposits. The use of these techniques may also affect interest rates charged on loans and paid on deposits.

        Net interest income is the most significant component of Franklin's net income, accounting for approximately 50% of total revenues in 2004 and 48% of total revenues in 2005. The narrowing of interest rate spreads (the difference between interest rates earned on loans and investments and interest rates paid on deposits and borrowings), could adversely affect Franklin's earnings and financial condition. Among other things, regional and local economic conditions as well as fiscal and monetary policies of the federal government, including those of the Federal Reserve Board, may affect prevailing interest rates. Franklin cannot predict or control changes in interest rates.

        When short-term interest rates rise, Franklin generally expects improvements in net interest income. However, a flat or declining interest rate environment would adversely impact Franklin's net interest income. In addition, increasing short-term rates tend to have a detrimental impact on mortgage loan origination volumes and related mortgage-banking income.

Changes in economic conditions and the composition of Franklin's loan portfolios could lead to higher loan charge-offs or an increase in Franklin's allowance for loan losses and may reduce Franklin's income.

        Changes in national and regional economic conditions could impact the loan portfolios of Franklin's subsidiary bank. For example, an increase in unemployment, a decrease in real estate values or increases in interest rates, as well as other factors, could weaken the economies of the communities Franklin serves. Weakness in the market areas served by Franklin could depress its earnings and consequently its financial condition because:

  •
  customers may not want or need Franklin's products or services;

  •
  borrowers may not be able to repay their loans;

  •
  the value of the collateral securing Franklin's loans to borrowers may decline; and

  •
  the quality of Franklin's loan portfolio may decline.

        Any of the later three scenarios could require Franklin to "charge-off" a higher percentage of its loans and/or increase its provision for loan and lease losses, which would reduce its income.

        In addition, the amount of Franklin's provision for loan losses and the percentage of loans it is required to "charge-off" may be impacted by the overall risk composition of the loan portfolio. While Franklin believes that its allowance for loan losses as of December 31, 2005 is sufficient to cover losses inherent in the loan portfolio on each of those dates, Franklin cannot assure you that it will not be required in the future to increase its loan-loss provision or "charge-off" a higher percentage of loans due to changes in the risk characteristics of the loan portfolio resulting from the merger, which would thereby reduce its net income.

The competition Franklin faces is increasing and may reduce Franklin's customer base and negatively impact Franklin's results of operations.

        There is significant competition among commercial banks in the market areas served by Franklin. In addition, as a result of the deregulation of the financial industry, Franklin and Fulton also compete with other providers of financial services such as savings and loan associations, credit unions, consumer finance companies, securities firms, insurance companies, commercial finance and leasing companies, the mutual funds industry, full service brokerage firms and discount brokerage firms, some of which are subject to less extensive regulations than Franklin is with respect to the products and services they provide. Some of Franklin's competitors, including certain super-regional and national bank holding companies that have made acquisitions in its market area, have greater resources than Franklin has, and as such, may have higher lending limits and may offer other services not offered by Franklin.

        Franklin also experiences competition from a variety of institutions outside its market areas. Some of these institutions conduct business primarily over the Internet and may thus be able to realize certain cost savings and offer products and services at more favorable rates and with greater convenience to the customer.

        Competition may adversely affect the interest rates Franklin pays on deposits and charges on loans, thereby potentially adversely affecting Franklin's profitability. Franklin's profitability depends upon its continued ability to successfully compete in the market areas it serves while achieving its investment objectives.

The supervision and regulation to which Franklin is subject can be a competitive disadvantage.

        Franklin is a registered financial holding company, and its wholly owned bank subsidiary, F&M Trust, is a Pennsylvania chartered bank and trust company whose deposits are insured by the FDIC. As a result, Franklin and its subsidiaries are subject to various regulations and examinations by various regulatory authorities. In general, statutes establish the corporate governance and permitted business activities for Franklin, certain acquisition and merger restrictions, limitations on inter-company transactions such as loans and dividends, and capital adequacy requirements, requirements for anti-money laundering programs and other compliance matters, among other regulations. Franklin is extensively regulated under federal and state banking laws and regulations that are intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole. Compliance with these statutes and regulations is important to Franklin's ability to engage in new activities and to consummate additional acquisitions. In addition, Franklin is subject to changes in federal and state tax laws as well as changes in banking and credit regulations, accounting principles and governmental economic and monetary policies. Franklin cannot predict whether any of these changes may adversely and materially affect it. Federal and state banking regulators also possess broad powers to take supervisory actions as they deem appropriate. These supervisory actions may result in higher capital requirements, higher insurance premiums and limitations on Franklin's activities that could have a material adverse effect on its business and profitability. While these statutes are generally designed to minimize potential loss to depositors and the FDIC insurance funds, they do not eliminate risk, and compliance with such statutes increases Franklin's expenses, requires management's attention and can be a disadvantage from a competitive standpoint with respect to unregulated competitors.

A Caution About Forward-Looking Information

        This document and the documents incorporated by reference into this document contain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include information concerning possible or assumed future results of operations of Franklin and its subsidiaries, or the combined businesses of Franklin and Fulton. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Forward-looking statements are also statements that are not statements of historical fact. These forward-looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities:

  •
  regulatory approvals and clearances and other prerequisites or conditions to the merger may not be obtained, or may be received outside of expected time frames;

  •
  competitive pressures among depository and other financial institutions may increase significantly;

  •
  revenues may be lower than expected;

  •
  changes in the interest rate environment may reduce interest margins;

  •
  general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit;

  •
  legislative or regulatory changes, including changes in accounting standards, may adversely affect the ability of the combined company to conduct its current and future operations;

  •
  costs or difficulties related to the integration of the businesses of Franklin and Fulton may be greater than expected;

  •
  expected cost savings associated with the merger may not be fully realized or realized within the expected time frames;

  •
  deposit attrition, customer loss, or revenue loss following the merger may be greater than expected;

  •
  competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than Franklin; and

  •
  adverse changes may occur in the securities markets or with respect to inflation.

        This list is not exhaustive. Forward-looking statements speak only as of the date they are made. Franklin and Fulton do not undertake to update forward-looking statements to reflect future circumstances or events. If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statement.

        Further information on other factors that could affect the financial results of Franklin after the merger is included in this document under "Risk Factors" beginning on page 16 and in Franklin's Securities and Exchange Commission filings incorporated by reference in this document.

The Special Meeting

Date, Time and Place

        Fulton will hold a special meeting of shareholders on                , 2006 at            .m., local time, in the Fulton Theater Building at the main office of Fulton County National Bank and Trust Company, 100 Lincoln Way East, McConnellsburg, Pennsylvania.

Matters to be Considered at the Special Meeting

        At the special meeting, Fulton shareholders will consider and vote upon proposals to:

  •
  approve and adopt the merger agreement;

  •
  adjourn the meeting if more time is needed to solicit proxies; and

  •
  transact any other business that may properly be brought before the meeting.

Recommendation of Fulton Board of Directors

        The Fulton board of directors unanimously approved the merger agreement and the related transactions and recommends a vote FOR approval and adoption of the merger agreement.

        The matters to be considered at the Fulton special meeting are of great importance to Fulton shareholders. Therefore, we urge you to read and consider carefully the information in this document. We also urge you to complete, date, sign and return promptly the enclosed proxy card using the enclosed postage-paid envelope.

Shareholders Entitled to Vote

        You are entitled to notice of and to vote at the Fulton special meeting if you were a holder of record of Fulton common stock at the close of business on                 , 2006, the record date established by the Fulton board of directors for the special meeting. As of the record date, there were                shares of Fulton common stock issued and outstanding, held by approximately            holders of record. Each share entitles the holder to one vote. Shareholders may vote either in person or by proxy.

Quorum

        To have a quorum at the Fulton special meeting, the holders of at least a majority of the issued and outstanding shares of Fulton common stock entitled to vote must be present either in person or by properly executed proxy. Proxies that are marked "abstain" will be counted as shares of common stock present for the purposes of determining the presence of a quorum.

Required Vote; Voting Agreements

        Under Fulton's articles of incorporation, shareholder approval and adoption of the merger agreement requires the affirmative vote of at least seventy-five percent (75%) of the outstanding shares of common stock by the shareholders entitled to vote at the special meeting. If fewer shares of Fulton common stock voting in favor of the transaction are present in person or by proxy than are necessary to approve the merger agreement, we expect to adjourn or postpone the special meeting to allow additional time for obtaining additional votes or proxies. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting by shareholders entitled to vote. At any subsequent reconvening of the special meeting, all proxies obtained before the adjournment or postponement will be voted in the same manner as they would have been voted at the original convening of the special meeting. However, any proxies which have been properly revoked or withdrawn will not be voted.

        The directors of Fulton have agreed to vote all shares of Fulton common stock that they own or over which they exercise voting control for approval and adoption of the merger agreement. As of                  , 2006, the record date for the special meeting, Fulton directors and executive officers and their affiliates had the right to vote an aggregate of                        shares of Fulton common stock. This number amounts to approximately            % of the voting power of all outstanding shares on that date.

Voting by Proxy

        All shares of Fulton common stock represented by properly executed proxy cards will be voted in accordance with the instructions indicated on those proxy cards, unless those proxies have been previously revoked. If you return a signed proxy card but fail to indicate how you want to vote, your shares of Fulton common stock will be voted FOR approval and adoption of the merger agreement and in favor of the adjournment proposal.

        You should not mail your common stock certificates with your proxy cards. You will receive separate instructions on how to make your election and exchange your shares. See "The Transaction—Election and Exchange Procedures" beginning on page 41.

Abstentions

        A properly executed proxy card marked "abstain" will not be voted on the approval and adoption of the merger agreement but will count toward determining whether a quorum is present. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least 75% of the outstanding shares of Fulton common stock entitled to vote, a vote to "abstain" will have the same effect as a vote against the merger agreement.

Broker-Held Shares

        Brokers who hold shares of Fulton common stock in "street name" for the beneficial owners of those shares cannot vote those shares without specific instructions from the beneficial owners. Therefore, if you are the beneficial owner of shares of Fulton common stock held by a broker in "street name," you should sign, date and return your proxy card to the broker in the envelope provided by the broker. If a broker indicates on the proxy card that it does not have discretionary authority as to shares of common stock to vote on a particular matter, those shares of common stock will be considered as present but shall not be voted with respect to that matter. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of at least 75% of the outstanding shares of Fulton common stock entitled to vote, if your shares are held in "street name" and you fail to instruct your broker how to vote, it will have the same effect as a vote against the merger agreement.

Changing your Vote

        If you give the proxy we are soliciting, you may revoke it at any time before it is exercised:

  •
  by giving written notice to Fulton Bancshares Corporation, 100 Lincoln Way East, McConnellsburg, PA 17233, Attention: Alice Clark, Secretary.

  •
  by signing and returning a later-dated proxy, or

  •
  by voting in person at the special meeting.

        A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. You should note that your presence at the Fulton special meeting without voting in person will not revoke an otherwise valid proxy.

Adjournment

        In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement would not be able to be approved unless the meeting could be adjourned to a later date in order to permit further solicitation of proxies. Approval for the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the special meeting by shareholders entitled to vote. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any such adjournment or postponement.

Solicitation Of Proxies

        Fulton will bear its own cost of solicitation of proxies. Franklin has agreed to bear the expense of any proxy solicitor engaged by Fulton at Franklin's request. In addition to solicitation by mail, Fulton's directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. Fulton will reimburse brokerage firms, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.

Dissenters' Rights

        Fulton shareholders have a right to dissent from the merger transaction and to obtain payment in cash of the fair value of their Fulton shares by complying with the applicable requirements of the Pennsylvania Business Corporation Law, a copy of which is included as Annex C to this document. See "The Transaction—Rights of Dissenting Shareholders" beginning on page 43.

The Transaction

        The following information describes the material terms of the proposed transaction. This description, however, is not a complete statement of all provisions of the merger agreement and related documents. A copy of the merger agreement, including its exhibits, is attached to this document as Annex A to provide information regarding the terms of the proposed transaction. We qualify this discussion in its entirety by reference to the merger agreement, which we incorporate by reference in this document. Except for the merger agreement's status as the contractual document between the parties with respect to the transaction described in it, it is not intended to provide factual information about the parties. The representation and warranties contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosure schedules exchanged by Fulton and Franklin. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.

General

        The merger agreement provides for the acquisition of Fulton by Franklin through the merger of Fulton with and into Franklin with Franklin continuing as the surviving corporation. In addition, Fulton County National Bank and Trust Company will merge into F&M Trust with F&M Trust surviving. When the merger is completed, the boards of directors of Franklin and F&M Trust will each be increased to include Martin R. Brown and Stanley J. Kerlin, Esq., each of whom is currently a director of Fulton.

        In the transaction, each share of Fulton common stock will be converted into the right to receive $48.00 in cash or 1.864 shares of Franklin common stock. You will receive a cash payment for any fractional shares due. The merger consideration is fixed and is not subject to adjustment other than to prevent dilution in the event of a stock split, stock dividend or similar transaction with respect to Franklin common stock.

        We expect to complete the merger during the third quarter of 2006.

Background of Merger

        From time to time over the past several years, Fulton's management and board of directors have considered various strategic alternatives as part of their continuing efforts to enhance our community banking franchise and to maximize shareholder value. These strategic alternatives have included continuing as an independent institution, acquiring branch offices or selling branch offices, establishing related lines of business, or entering into a strategic merger with similarly-sized or larger institutions. However, after the board of directors of Fulton County National Bank and Trust Company agreed to the issuance of a Consent Order dated March 23, 2005 by the OCC against Fulton County National Bank and Trust Company and the directors of Fulton approved Fulton's execution of a Memorandum of Understanding dated May 9, 2005, with the Federal Reserve Board, the board of directors critically assessed the management, prospects and future opportunities of Fulton and Fulton County National Bank and Trust Company.

        In the summer of 2005, the Fulton board of directors authorized George W. Millward, Interim President and Chief Executive Officer, to prepare a strategic business plan, with detailed assumptions, financial projections and a capital plan. In August 2005, the board of directors reviewed and evaluated this business plan, and considered various strategic alternatives. As a part of the strategic alternative discussion, the board reviewed the benefit of engaging an investment banking firm to assist in the board of directors' analysis and evaluation process. As a result, the board of directors obtained proposals from two investment banking firms.

        On September 27, 2005, the board of directors met with each of the two investment banking firms to: 1) review the banking industry both in general and the Pennsylvania banking market in particular; 2) discuss Fulton's strategic alternatives; and 3) discuss the role and value their firm could bring to the board's evaluation process. As a result of that review, on October 18, 2005, the Fulton board of directors engaged Griffin Financial Group, LLC as its financial advisor. Griffin was charged with developing an information package for the board of directors' review.

        On November 7, 2005, the board of directors met to review the information package prepared by Griffin, to discuss companies that might have an interest in acquiring Fulton and to identify the potential level of interest that each company may have in Fulton. The board of directors authorized Griffin to contact these companies, obtain a confidentiality agreement from any who would be interested in receiving a confidential information package, and distribute the information package to those interested companies. Griffin contacted twenty-eight financial institutions regarding a potential sale of Fulton and sixteen companies, one of which included Franklin, executed confidentiality agreements and received the confidential information regarding Fulton.

        On December 2, 2005, three of the financial institutions that had been contacted and received the confidential information submitted nonbinding preliminary indications of interest. These three financial companies included Franklin. Between December 2 and December 6, 2005, each company that submitted an indication of interest was contacted by Griffin to determine whether they had submitted their best proposal.

        On December 5, 2005, the Fulton board of directors met to review, analyze and discuss the nonbinding indications of interest. Griffin presented the proposed financial terms and non-financial terms of each indication of interest and general information regarding each of the financial institutions. On the basis of the information presented, the board of directors discussed the advantages and disadvantages of each of the indications of interest and of the companies that submitted them from a shareholder perspective. These discussions included, but were not limited to, an analysis of selected reference transactions, the attributes of each company (both financial and non financial), an analysis of the components of consideration, an examination of market multiples, liquidity, management, dividend records, and the future prospects of each company. Also discussed was the culture of each company, and the banking markets in which the companies operated. Shumaker Williams, P.C., special counsel to the board, presented and led a discussion of the directors' fiduciary duties under Pennsylvania law. At the conclusion of the December 5, 2005 meeting, the board authorized representatives from Griffin and management to meet with representatives of Franklin to discuss Franklin's strategic plans and initiatives and to learn more about the management of Franklin and the terms of its proposal. In addition, the board of directors voted to permit representatives and advisors of Franklin to conduct due diligence upon Fulton.

        Franklin commenced on-site due diligence on Fulton on December 17, 2005. On December 19, 2005, a draft of the merger agreement was sent to Fulton and its counsel and advisors from Franklin's counsel.

        On December 21, 2005, Griffin reviewed documents at Franklin's headquarters, which included Franklin's short-term and long-term strategic plans, Franklin's financial attributes, Franklin's stock price, trading volumes, and liquidity, Franklin's dividend payments and payout ratios, Franklin's management team's experience and depth, Franklin's overall business approach, and Franklin's merger and acquisition history and experience.

        The Franklin board of directors met on December 22, 2005 at which time counsel to Franklin reviewed the terms of a draft merger agreement and related documents with the board. After due consideration of the form of the merger agreement and consultation with its advisors, the Franklin board voted to approve the merger agreement and authorized William E. Snell, Jr., the President and

Chief Executive Officer of Franklin, to continue negotiations with respect to the amount and allocation of the merger consideration within parameters established by the board.

        On December 28, 2005, the Fulton board of directors met to discuss the terms of Franklin's indication of interest, the draft merger agreement and how to enhance these terms on behalf of Fulton and its shareholders. Fulton's board authorized Griffin to contact Franklin to negotiate the enhancement of certain transaction terms. Specifically, the board of directors authorized a negotiation for the enhancement of the consideration mix and the exchange ratio.

        On December 30, 2005, representatives of Griffin met with Mr. Snell, the Chief Executive Officer of Franklin, to discuss Fulton's counter proposal. Subsequently, Franklin indicated that the exchange ratio and merger consideration would be adjusted upward and that the allocation percentage would be adjusted in a revised draft of the merger agreement that would be sent to Fulton and its counsel and advisors.

        From January 2 through January 9, 2006, Griffin, Shumaker Williams and Fulton's management, and Franklin and its representatives had numerous conversations regarding the proposed transaction, its terms and the proposed agreements.

        On January 9, 2006, Fulton's board of directors met to discuss the status of the negotiations with Franklin. At the meeting, the results of the due diligence process and review were discussed and considered by the board of directors. The board of directors discussed the status of the negotiations and various terms of the proposed transaction (including financial terms). These discussions included a presentation by special counsel regarding terms contained in the draft merger agreement. The merger agreement, including exhibits and appendices, were reviewed by special counsel with the board of directors and discussed by the board of directors. In addition, Griffin presented to the Fulton board of directors a transaction overview and the proposed terms. The board of directors discussed the proposed terms, including financial and non-financial aspects of the proposed transaction. Fulton's board of directors authorized continued negotiations with Franklin and authorized Griffin and special counsel to communicate certain counterpoints to Franklin and its advisors and counsel.

        From January 9 through January 23, 2006, legal counsel for Franklin and Fulton, together with the parties, their representatives and Fulton's financial advisor, negotiated the terms, provisions, undertakings and other aspects of the merger agreement, related documents and related transactions.

        On January 12, 2006, the Franklin board of directors received an update from Mr. Snell and its advisors on the status of negotiations and directed management to complete negotiation of the merger agreement in accordance with the authority previously granted and to execute the merger agreement and related documents on behalf of Franklin.

        On January 23, 2006, Fulton's board of directors held a special meeting at which representatives of Griffin and Shumaker Williams were present. The results of Fulton's continuing due diligence on Franklin were discussed by the board of directors. Griffin and Shumaker Williams briefed the board on final negotiations concerning the merger agreement, exhibits and appendices and related matters. The board of directors discussed the transaction terms, including financial terms. Specifically, the board of directors discussed the structure of the transaction, merger consideration (the exchange ratio, cash component, and combination of stock and cash), the merger consideration allocation provisions, tax aspects of the transaction, the provisions regarding the board of directors' two designees to Franklin's board of directors and the advisory board, the representations, warranties and covenants of the parties, and other non-financial issues. The board of directors reviewed a copy of the merger agreement and ancillary documents in detail. During this meeting, Griffin presented and delivered its oral and written opinion to Fulton's board of directors that the merger consideration was fair to the shareholders of Fulton from a financial point of view and provided supporting documentation. Griffin's presentation included, but was not limited to: overview of the transaction terms, transaction consideration, and an overall transaction analysis and review. Griffin also reviewed with the board of directors selected reference transactions, a per share impact analysis, pro forma merger analysis, and a discounted cash flow analysis. Griffin also discussed Franklin's dividend payout, dividend ratio, and the per share comparable dividend increase to the Fulton shareholders giving effect to the exchange ratio. The board of directors discussed with Griffin the contents, scope, assumptions, qualifications and conclusions of the Griffin fairness opinion.

        The board of directors, with special counsel, reviewed the terms of the merger agreement Special counsel reviewed with the Fulton board its fiduciary duties under Pennsylvania law. Following these discussions, Fulton's board unanimously approved the merger agreement, the transactions contemplated by the merger agreement, and the ancillary documentation. The board of directors authorized Fulton's Chairman of the Board and officers to execute the merger agreement. The parties executed the definitive agreement and related documents on the afternoon of January 23, 2006 and made a public announcement of the transaction after the markets closed on that day.

        On January 26, 2006, the Franklin board of directors ratified and affirmed the execution and delivery of the merger agreement in its final form.

Reasons for the Transaction: Fulton's Board of Directors

        Fulton's board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Fulton. Accordingly, the Fulton board of directors unanimously recommends that Fulton shareholders vote "FOR" approval and adoption of the merger agreement.

        Fulton's board of directors has determined that the merger is fair to, and in the best interests of, Fulton and Fulton's shareholders. In approving the merger agreement, Fulton's board of directors consulted with Griffin Financial Group, L.L.C. with respect to the financial aspects and fairness of the merger consideration to be received by our shareholders from a financial point of view and with Fulton's special legal counsel, Shumaker Williams, P.C., as to its legal duties and the terms of the merger agreement and ancillary documents. In arriving at its determination, Fulton's board of directors also considered the following material factors:

  •
  The board of directors' familiarity with and review of information concerning our business, results of operations, financial condition, competitive position and future prospects.

  •
  The current and prospective environment in which Fulton operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the increased regulatory burdens on financial institutions and public companies generally and the trend toward consolidation in the banking industry and in the financial services industry, as well as the specific issues relating to Fulton and its subsidiary and compliance with the Memorandum of Understanding and Consent Order.

  •
  The financial presentation of Griffin and the opinion of Griffin that, as of the date of its opinion, the merger consideration was fair, from a financial point of view, to Fulton's shareholders.

  •
  The historical market price of Fulton's common stock and the fact that the exchange ratio represented a 25.1% premium over the per share closing price of Fulton's common stock on December 16, 2005, and a 25.7% premium over the per share closing price of Fulton's common stock immediately prior to the merger announcement.

  •
  Results that might be obtained by Fulton if it continued to operate independently and the likely benefits to Fulton's shareholders of such a course, compared with the value of the merger consideration offered by Franklin.

  •
  The financial attributes of Fulton's and Franklin's common stock, dividend yield, liquidity, and corporate fundamentals.

  •
  The financial terms of the proposed merger. Fulton shareholders would receive 1.864 shares of Franklin common stock or $48 cash for each share of Fulton common stock held or a combination of stock and cash, subject to adjustment for antidilution and the allocation provisions contained in the merger agreement. Fulton's board of directors found the proposed consideration attractive because it was favorable relative to the premiums paid in other recent bank mergers. Also, Fulton's board found the premium offered by Franklin to be substantial, given Fulton's future financial prospects, and the other indications of interest received during the process. Fulton's board of directors considered the presentations of Griffin, at the December 6 and 28, 2005, and January 9 and 23, 2006 meetings concerning the financial terms of the proposed merger.

  •
  The expected qualification of the merger as a tax-free reorganization under Section 368 of the Internal Revenue Code.

  •
  Fulton's confidence in the experience and expertise of the Franklin management team.

  •
  Griffin, Fulton's board of directors, and Fulton's management performed a review of Franklin. As a part of this process, Fulton reviewed Franklin's business, operations, financial conditions, earnings and prospects. These factors were found to be favorable. Fulton's board of directors emphasized Franklin's most recent operating history, performance, and dividend pay-out ratio and amounts.

  •
  Fulton's current condition and historical operating results and the effects of a merger with Franklin, including the increased earnings potential.

  •
  The effects of the merger on Fulton's depositors and customers and the communities served by Fulton, which was deemed to be favorable given that they would be served by a geographically diversified organization with greater resources than Fulton has.

  •
  The ability of employees to affiliate with a company with local presence.

  •
  The future business prospects of Franklin.

  •
  The increased access to capital that would allow the resulting company to grow its assets and market share and the resulting company's ability to pursue larger customer relationships as a result of the larger capital base resulting from the merger.

        The discussion and factors considered by Fulton's board of directors listed above were not exhaustive, but includes all material factors considered. Fulton's board of directors did not assign any specific or relative weights to any of the foregoing factors. Rather, Fulton's board of directors based it recommendation on the totality of information presented to it. In addition, individual members of the board may have given differing weight or priority to different factors.

Recommendation of Fulton's Board of Directors

        The Fulton board of directors has unanimously approved the merger agreement, and believes that the proposed merger transaction is in the best interests of Fulton and its shareholders. Accordingly, the Fulton board of directors unanimously recommends that Fulton shareholders vote "FOR" approval of the merger agreement.

Opinion of Fulton's Financial Advisor

        On October 18, 2005, Fulton engaged Griffin Financial Group, L.L.C. to serve as its financial advisor in connection with the merger. Griffin was authorized to, and did, solicit third party indications of interest in acquiring Fulton or engaging in a business combination with Fulton. Griffin acted as financial advisor to Fulton in connection with the merger and participated in certain negotiations leading to the execution of the merger agreement, but the terms and conditions of the merger, including pricing, were determined through arm's length negotiations between Fulton and Franklin and the decision as whether to accept the Franklin proposal and the pricing of the merger was made by the board of directors of Fulton. On January 23, 2006 the Fulton board of directors held a special meeting to evaluate the proposed merger of Fulton with and into Franklin. At this meeting, Griffin delivered an oral and written opinion, to the effect that, based on the assumptions, factors and limitations set forth in its opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to Fulton's shareholders.

        Fulton has the right to terminate the merger agreement, no later than 5:00 p.m. prevailing time on the business day immediately preceding the closing date, following a determination that both: (i) the average closing price of Franklin common stock for each of the 20 consecutive trading days ending on the third such trading day prior to the closing date is less than $20.40 (representing a 20% decline from the $25.50 closing price of Franklin on January 18, 2006) and, (ii) the decline in the average closing price of Franklin common stock from $25.50 is at least 15% more than the change in the Index Ratio (calculated from the Index Group composed of the 25 bank and thrift holding companies listed below, and as measured by its closing price on January 18, 2006 as compared to the average closing price of such Index for each of the 20 consecutive days ending on and including the third such trading day prior to the closing date). It is not possible to know until three trading days before the closing date if the decline in the price of Franklin common stock will be 15% more than the change in the index group ratio.

Index Group

  •
  ACNB Corporation

  •
  American Bank Incorporated

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  Bryn Mawr Bank Corporation

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  Citizens Financial Services, Inc.

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  CNB Financial Corporation

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  Comm Bancorp, Incorporated

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  Eagle Bancorp, Inc.

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  Ephrata National Bank

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  Fidelity D & D Bancorp, Inc.

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  First Chester County Corporation

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  First Keystone Corporation

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  First Morris Bank & Trust

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  FNB Bancorp, Incorporated

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  Greater Community Bancorp

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  IBT Bancorp, Inc.

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  Leesport Financial Corp.

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  Orrstown Financial Services, Inc.

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  Penns Woods Bancorp, Inc.

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  Penseco Financial Services Corporation

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  PSB Bancorp, Inc.

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  QNB Corp.

  •
  Republic First Bancorp, Inc.

  •
  Shore Bancshares, Inc.

  •
  Tri-County Financial Corporation

  •
  Unity Bancorp, Inc.

        The full text of Griffin's written opinion is attached as Annex B to this document and is incorporated herein by reference. The opinion describes the processes Griffin followed, the assumptions Griffin made, the matters Griffin considered, and the qualifications and limitations set forth in its opinion. The description of Griffin's opinion set forth below is qualified in its entirety by reference to its opinion. You are urged to, and should read Griffin's opinion carefully and in its entirety. Griffin's opinion speaks only as of the date of its opinion. Griffin's opinion is directed solely to the Fulton board of directors and addresses only the fairness, from a financial point of view, of the merger consideration provided for in the merger agreement. It does not address the underlying business decision to proceed with the merger or any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any Fulton shareholder as to how such shareholder should vote at the Fulton special meeting. Griffin's opinion will not reflect any developments that may occur after the date of its opinion and prior to the completion of the merger. Fulton does not currently expect that it will request an updated opinion from Griffin.

        In arriving at its opinion, Griffin, among other things:

          (i)    reviewed certain publicly available financial statements and other information of Franklin and Fulton, respectively, which it believed to be relevant;

          (ii)   reviewed certain internal financial statements and other financial and operating data concerning each of Franklin and Fulton;

          (iii)  discussed the past and current operations, financial condition and the prospects of each of Franklin and Fulton with senior executives of Franklin and Fulton, respectively, including with respect to Franklin, (x) the potential impact on Franklin of the transaction, including potential cost savings, synergies and other strategic, financial and operational benefits that management of Franklin expects to realize from the combination of Franklin and Fulton, and (y) the impact of the proposed transaction on the future financial performance of Franklin;

          (iv)  reviewed the publicly reported historical price and trading activity for Fulton common stock and Franklin common stock, including a comparison of certain financial and stock market information for Fulton and Franklin with similar publicly available information for certain other financial institutions the securities of which are publicly traded;

          (v)   participated in discussions and negotiations between Franklin and Fulton;

          (vi)  reviewed a copy of the merger agreement;

          (vii) considered the competitive environment for financial institutions; and

          (viii)   performed comparable company, selected reference transaction, pro forma merger, and discounted dividend analyses.

        In connection with Griffin's review of Fulton, Franklin and the proposed transaction, Griffin assumed and relied upon the accuracy and completeness of the information it reviewed for the purposes of this opinion, without independent verification. Griffin also relied upon assurances from management of Fulton and Franklin that they were not aware of any facts or circumstances that may cause the information reviewed by Griffin to contain a misstatement or omission of a fact material to its opinion. With respect to financial and operating information, including the synergies, cost savings and other strategic, financial and operational benefits to be realized in connection with the completion of the transaction, Griffin assumed that such financial and operating information reflected the best available estimates and judgments of the future financial performance of Franklin, after giving effect to the transaction and are based on reasonable assumptions, estimates and judgments of management. Griffin also relied upon the advice Fulton and Franklin each received from their respective legal counsel, tax advisors, and independent public accountants as to all legal, tax and accounting matters relating to the transaction, including without limitation, that the transaction will be treated as a tax-free reorganization for federal income tax purposes. Griffin assumed that the transaction will be completed in accordance with the terms of the merger agreement and all laws and regulations applicable to Fulton and Franklin and that in the course of obtaining the necessary regulatory approvals or other approvals of the transaction, no restrictions will be imposed that may have a material adverse effect on the future results of operation or financial condition of Franklin, Fulton or the combined entity, as the case may be, or on the contemplated benefits of the transaction. Griffin has not made any independent valuation or appraisal of either Fulton or Franklin or their respective assets or liabilities (including any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities), nor has Griffin been furnished with any such appraisals and Griffin has not made any review of the loans, loan loss reserves or any individual loan credit files of Fulton or Franklin. In addition, Griffin did not conduct a physical inspection of any of the properties or facilities of Franklin or Fulton. Griffin is not expressing an opinion as to what the value of Franklin common stock will actually be when issued or the price at which Franklin common stock will trade at any time or whether Franklin will realize the intended specific strategic and operational objectives and benefits of the transaction. This opinion is based upon market, economic and other conditions as they exist on, and could be evaluated, as a practical matter, as of the date of the option. Griffin assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement have not been nor will be waived. Griffin also assumed that there has been no material change in Franklin's or Fulton's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Griffin. Griffin's opinion does not address the relative merits of the transaction as compared to any other business strategy that might exist for Fulton, nor does it address the underlying business decision of Fulton to engage in the transaction.

        In providing its opinion, Griffin does not admit that it is an expert within the meaning of the term "expert" as used within the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

Summary of Analyses by Griffin

        The following is a summary of the material analyses undertaken by Griffin in connection with its written opinion, dated January 23, 2006. The summary is not a complete description of the analyses underlying Griffin's opinion or the presentations made by Griffin to the Fulton board, but summarizes the material analyses performed in connection with such presentations and its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the processes underlying Griffin's analyses and its opinion. The tables alone do not provide a complete description of the financial analyses.

        The financial information, estimates of transaction costs, purchase accounting adjustments and expected cost savings discussed with Griffin were prepared by the respective management teams of Fulton and Franklin. Senior executives of Fulton and Franklin confirmed to Griffin that such estimates, adjustments and savings reflected the best currently available estimates and judgments of Fulton's and Franklin's respective management teams. Griffin expressed no opinion as to such estimates, adjustments and savings in its opinion. Fulton and Franklin do not publicly disclose internal management projections of the type discussed with Griffin in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Griffin also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Fulton and Franklin. The estimates set forth in Griffin's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Griffin's analyses do not reflect the value of Fulton common stock or Franklin common stock or the prices at which Fulton's or Franklin's common stock may be sold at any time, and no company, transaction, or business used in Griffin's analyses as a comparison is identical to Fulton or Franklin or the transaction. Thus, Griffin's analyses and opinion are necessarily subjective.

        Griffin prepared its analyses solely for review by Fulton's board of directors in connection with its evaluation of the transaction. Fulton's board of directors considered Griffin's analyses at the January 23, 2006 board meeting. Griffin's financial analyses were only one of the many factors considered by Fulton's board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Fulton board of directors or management with respect to the transaction or the merger consideration.

        Financial Terms of the Transaction.    Griffin reviewed the financial terms of the transaction. Based upon the January 19, 2006 closing price of Franklin's common stock of $25.50 and the exchange ratio of 1.8640, and assuming 53.65% of the shares of Fulton common stock are exchanged for shares of Franklin common stock and 46.35% of the shares of Fulton common stock are exchanged for $48.00 cash per share, Griffin calculated an implied transaction value of approximately $47.75 per Fulton share and an implied aggregate transaction value of approximately $23.53 million. The implied aggregate transaction value was based upon 492,790 shares of Fulton common stock outstanding as of September 30, 2005. Griffin noted that the transaction value represented a 25.66% premium over the January 19, 2006 closing sales price of Fulton common stock of $38.00 per share.

        Market Value and Comparable Company Analyses.    Using publicly available information, Griffin compared the financial condition, performance and market value measures of Fulton to the following 17 Pennsylvania-based financial institutions:

  •
  Allegiance Bank of North America

  •
  Apollo Bancorp, Inc.

  •
  Citizens Bancorp, Inc.

  •
  Community Bankers' Corporation

  •
  Enterprise Bank

  •
  First National Bank of Newport

  •
  First Perry Bancorp, Inc.

  •
  Fleetwood Bank Corporation

  •
  FNB Financial Corporation

  •
  GNB Financial Services Inc.

  •
  JTNB Bancorp, Inc.

  •
  Luzerne National Bank Corporation

  •
  Mercersburg Financial Corporation

  •
  Muncy Bank Financial, Incorporated

  •
  Peoples Limited

  •
  Union Bancorp, Incorporated

  •
  Woodlands Financial Service Company

        Using publicly available information, Griffin compared the financial condition, performance and market value measures of Franklin to the following 20 Pennsylvania-based financial institutions:

  •
  ACNB Corporation

  •
  American Bank Incorporated

  •
  AmeriServ Financial, Inc.

  •
  Bryn Mawr Bank Corporation

  •
  Citizens Financial Services, Inc.

  •
  CNB Financial Corporation

  •
  Comm Bancorp, Incorporated

  •
  Ephrata National Bank

  •
  Fidelity D & D Bancorp, Inc.

  •
  First Chester County Corporation

  •
  First Keystone Corporation

  •
  FNB Bancorp, Incorporated

  •
  IBT Bancorp, Inc.

  •
  Leesport Financial Corp.

  •
  Orrstown Financial Services, Inc.

  •
  Penns Woods Bancorp, Inc.

  •
  Penseco Financial Services Corporation

  •
  PSB Bancorp, Inc.

  •
  QNB Corp.

  •
  Republic First Bancorp, Inc.

        Griffin also compared Fulton's and Franklin's financial condition, performance and market value measures to the median and mean statistics of these peer reference groups of banks selected by Griffin. The Fulton and Franklin ratios were based on data obtained from SNL Financial's online databases. For purposes of such analyses, the financial information used by Griffin was as of and for the twelve months ended September 30, 2005. Stock price data was as of January 19, 2006. Certain financial information prepared by Griffin, and as referenced in the tables presented below, may not correspond to the data presented in Franklin's and Fulton's historical financial statements as a result of different assumptions and methods used by Griffin to compute and analyze the financial data presented. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and merger and acquisition data for companies in the industries it covers.

        The results of such comparison were as follows:

	Fulton	Peer Group Median	Peer Group Mean
Asset Quality:
Tangible equity & trust preferred/Tangible Assets (%)	10.87	10.33	10.72
Borrowings/Assets (%)	10.76	5.90	6.82
Loans/Deposits (%)	77.69	71.04	76.05
Loan loss reserve/Loans (%)	2.28	1.14	1.16
Non-performing assets/Assets (%)	2.41	0.41	0.82
Loan loss reserve/Non-performing assets (%)	56.76	139.48	235.22
Performance:
Return on average equity (%)	NM	8.77	8.79
Return on average assets (%)	NM	0.90	0.92
Net interest margin (%)	3.48	3.87	3.88
Yield on earning assets (%)	5.69	5.90	6.02
Cost of funds (%)	2.39	2.15	2.11
Cost of deposits	1.89	1.92	1.95
Cost of borrowings	6.05	3.30	3.14
Noninterest income/Operating revenue (%)	12.41	16.14	15.94
Noninterest expense/Average assets (%)	3.54	2.84	2.92
Efficiency ratio (%)	99.14	64.95	65.82
Market Statistics:
Price/Trailing 12-month earnings per share (x)	NM	17.33	17.42
Price/Book value per share (%)	123.63	138.0	149.25
Price/Tangible book value per share (%)	123.62	138.0	151.52
Dividend yield (%)	—	2.11	1.88

	Franklin	Peer Group Median	Peer Group Mean
Asset Quality:
Tangible equity & trust preferred/Tangible Assets (%)	9.07	9.19	9.61
Borrowings/Assets (%)	18.59	12.45	12.42
Loans/Deposits (%)	89.73	81.20	83.20
Loan loss reserve/Loans (%)	1.36	1.12	1.14
Non-performing assets/Assets (%)	0.12	0.43	0.53
Loan loss reserve/Non-performing assets (%)	727.16	143.08	165.38
Performance:
Return on average equity (%)	10.72	11.59	11.29
Return on average assets (%)	1.01	0.96	1.09
Net interest margin (%)	3.13	3.88	3.76
Yield on earning assets (%)	5.25	5.70	5.71
Cost of funds (%)	2.52	2.25	2.09
Noninterest income/Operating revenue (%)	27.40	21.01	22.89
Noninterest expense/Average assets (%)	2.86	2.77	3.06
Efficiency ratio (%)	69.52	61.16	67.34
Market Statistics:
Price/Trailing 12-month earnings per share (x)	14.70	15.45	15.84
Price/Book value per share (%)	154.70	161.00	173.07
Price/Tangible book value per share (%)	155.50	179.45	185.64
Dividend yield (%)	3.76	2.81	2.62

        Griffin selected these companies because their businesses and operating profiles are reasonably similar to those of Fulton and Franklin. No comparable company identified above is identical to Fulton or Franklin. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies. Mathematical analysis (such as determining the mean and median) is not by itself a meaningful method of using selected company data.

        Selected Reference Transaction Analysis.    Griffin reviewed publicly available information related to certain bank transactions which it selected and believed to be generally comparable to the merger. These transactions included acquisitions of commercial banks with transaction values between $10 million and $100 million in Pennsylvania completed since January 1, 2003. These transactions included:

Acquiror	Acquired Company
F.N.B. Corporation	The Legacy Bank
Orrstown Financial Services	First National Bank of Newport
Tower Bancorp Inc.	FNB Financial Corp.
Standard Mutual Hldg. Co.	Hobitzell National Bank of Hyndman
F.N.B. Corp.	North East Bancshares Inc.
Sterling Financial Corp.	Pennsylvania State Banking Co.
F.N.B. Corp.	Slippery Rock Financial Corp.
Leesport Financial Corp.	Madison Bancshares Group Ltd.
Community Bank System Inc.	First Heritage Bank
Harleysville National Corp.	Millennium Bank
Community Bank System Inc.	Grange National Banc Corp.
Univest Corp. of Pennsylvania	Suburban Community Bank
National Penn Bancshares Inc.	Home Towne Heritage Bank
KNBT Bancorp Inc.	First Colonial Group Inc.
Fulton Financial Corp.	Premier Bancorp Inc.
Univest Corp. of Pennsylvania	First County Bank

        Griffin also reviewed a group of 27 Mid-Atlantic and 299 nationwide transactions involving the acquisition of commercial banks completed since January 1, 2003 with transaction values between $10 million and $100 million. Mid-Atlantic transactions included transactions in Delaware, Maryland, New Jersey and Pennsylvania, including those Pennsylvania transactions listed above.

        Griffin also reviewed a group of 43 nationwide transactions involving the acquisition of commercial banks completed since January 1, 2003 with transactions values equal to or less than $100 million, where the target reported a net loss for the two consecutive years prior to the transaction.

        For each of these selected merger transactions, Griffin used publicly available financial information, including information from SNL Financial's online databases to determine:

  •
  The multiple of the selected transaction's price per share to publicly-disclosed earnings per share for the latest twelve months at the time of announcement of the selected transaction;

  •
  The multiple of the selected transaction's price per share to book value per share and tangible book value per share using the acquired company's most recent publicly-disclosed financial statements at the time of announcement of the selected transaction;

  •
  The multiple of the selected transaction's price to total assets using the acquired company's most recent publicly-disclosed financial statements at the time of announcement of the selected transaction;

  •
  The implied tangible book premium to core deposits (which means total deposits less certificates of deposit greater than $100,000) using the acquired company's most recent publicly-disclosed financial statements at the time of announcement of the selected transaction; and

  •
  The market premium, which represents the selected transaction value per share less the acquired company's stock price one trading day before announcement divided by the acquired company's stock price one trading day before announcement.

        Transaction multiples for the merger were derived from the $47.75 per share implied transaction value and financial data as of September 30, 2005 made available to Griffin by Fulton. Griffin compared these results with announced, selected transaction multiples. The results of the analysis are set forth in the following table:

	Price/ LTM EPS (x)	Price/ Book (%)	Price/ Tangible Book (%)	Price/ Assets (%)	Premium/ Core Dep. (%)	Market Premium (%)
Pennsylvania transaction medians	23.10	249.86%	248.13%	23.39%	21.24%	38.21%
Mid Atlantic transaction medians	25.00	251.14%	251.90%	23.39%	21.24%	39.81%
Nationwide transaction medians	21.78	230.35%	235.43%	20.31%	16.54%	35.59%
Nationwide transactions medians (target reported net loss)	NM	153.08%	154.00%	14.29%	7.34%	NM
Franklin/Fulton	NM	155.37%	155.37%	16.88%	8.87%	25.66%

        Discounted Dividend Analysis.    Griffin performed a discounted dividend analysis to generate reference ranges for the implied present value per share of Fulton common stock and Franklin common stock assuming that each continued to operate as a stand alone company. These ranges were calculated using certain estimates for core earnings per share and growth rates for Franklin and Fulton were determined in each case by calculating a present value of the estimated future dividends of Fulton and Franklin, respectively, through 2010, plus a present value of the estimated terminal trading value of the common stock of Fulton and Franklin, respectively, as of the end of 2010.

        Griffin estimated alternative terminal value ranges for Fulton common stock and Franklin common stock at the end of 2010 using (1) a long-term earnings per share growth rate of 10.0% for Fulton and

7.0% for Franklin, (2) for Franklin, a dividend payout ratio of 51%, consistent with the trailing twelve month average since 2001, (3) for Fulton, initiation of a dividend in 2008 at a dividend payout ratio of 40%, and (4) a range of terminal value multiples of 15.0x to 20.0x for each of Fulton and Franklin. The estimated future dividends and terminal values resulting from the calculations described above were discounted to present values using discount rates of 10% to 14% for Franklin and 12% to 16% for Fulton. Griffin viewed these ranges as appropriate for companies with Fulton's and Franklin's respective risk characteristics.

        The results of this analysis are set forth below:

Fulton Terminal Value Price/Earnings Multiple

		15.0	16.0	17.0	18.0	19.0	20.0
	12.0%	$29.02	$30.80	$32.59	$34.38	$36.17	$37.96
	13.0%	27.77	29.48	31.20	32.91	34.62	36.33
Discount Rate	14.0%	26.59	28.23	29.87	31.51	33.14	34.78
	15.0%	25.48	27.04	28.61	30.18	31.74	33.31
	16.0%	24.41	25.91	27.42	28.92	30.42	31.92

Franklin Terminal Value Price/Earnings Multiple

		15.0	16.0	17.0	18.0	19.0	20.0
	10.0%	$28.81	$30.44	$32.06	$33.69	$35.32	$36.95
	11.0%	27.61	29.17	30.72	32.28	33.84	35.39
Discount Rate	12.0%	26.48	27.97	29.45	30.94	32.43	33.92
	13.0%	25.40	26.83	28.25	29.67	31.09	32.52
	14.0%	24.38	25.74	27.10	28.47	29.83	31.19

        Based on the above assumptions, Griffin determined that the present value of Fulton common stock ranged from $24.41 to $37.96 and the present value of Franklin common stock ranged from $24.38 to $36.95.

        Pro Forma Merger Analysis.    Griffin analyzed certain potential pro forma effects of the merger, assuming the following: (1) 53.65% of the shares of Fulton common stock were exchanged for shares of Franklin common stock at an exchange ratio of 1.864 and 46.35% of the shares of Fulton common stock were exchanged for $48.00 cash per share, (2) without independent review by Griffin of underlying data or assumptions for accuracy or reasonableness, all purchase accounting adjustments, transaction costs and cost savings are as estimated by Franklin, (3) without independent review by Griffin of underlying data or assumptions for accuracy or reasonableness, the earnings estimates of Fulton were consistent with those discussed with senior executives of Fulton; (4) Franklin's estimated core earnings per share and (5) the transaction was completed on January 1, 2006. This analysis indicated that the transaction (assuming it was completed on a pro forma basis on January 1, 2006) would have had a dilutive effect of approximately 9.70% on Franklin's earnings per share for the year ended December 31, 2006 without cost savings and an accretive effect of approximately 1.00% on Fulton's earnings per share for the year ended December 31, 2006, assuming cost savings equal to 25% of Fulton's normalized operating expenses. This analysis does not include the impact of any potential revenue enhancements available to the combined entity.

Compensation of Griffin Financial Group

        Fulton has agreed to pay Griffin a transaction fee in connection with the transaction in the amount equal to 1.00% of the aggregate transaction value payable upon closing of the merger. Based on the average per share closing price of Franklin's common stock for the 10 business days immediately prior to the public announcement of the transaction, Griffin's fee has been determined to be $235,000. A non-refundable retainer fee of $25,000 was paid to Griffin upon execution of the engagement letter. Fulton has also agreed to reimburse certain of Griffin's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Griffin and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Reasons For The Transaction: Franklin's Board of Directors

        Franklin's acquisition strategy consists of identifying financial institutions with business philosophies similar to those of Franklin, which operate in markets that are geographically compatible with Franklin's operations and which can be acquired at an acceptable cost.

        In connection with its approval of the transaction with Fulton, Franklin's board of directors reviewed the terms of the proposed merger agreement and its potential impact on Franklin. In reaching its decision to approve the merger agreement, Franklin's board of directors, with the assistance of management and Franklin's advisors, considered the following factors:

  •
  The acquisition of Fulton represents an attractive opportunity for Franklin to expand the geographic market area currently served by F&M Trust into the contiguous markets of Fulton, Bedford and Huntingdon Counties.

  •
  Fulton's customer service-oriented emphasis with local decision-making ability and a clear focus on the community, which are consistent with Franklin's business approach.

  •
  Its understanding of the business, operations, financial condition, earnings and prospects of each of Franklin and Fulton.

  •
  Its understanding of the historical and current pro forma financial performance and condition, business operations, capital levels and asset quality of Fulton.

  •
  A review of comparable transactions, including a comparison of the price being paid in the transaction with the prices paid in other comparable financial institution acquisitions, expressed as, among other things, multiples of book value.

  •
  Its understanding that the transaction should be immediately accretive to Franklin's earnings.

  •
  Perceived opportunities to increase the combined company's commercial lending, and to reduce the combined company's operating expenses, following the transaction.

  •
  The structure of the merger consideration and the financial and other terms of the transaction, including the exchange ratio and the cash consideration component.

  •
  Its understanding of the status of bank regulatory actions with respect to Fulton and Fulton County National Bank and the progress made by Fulton and Fulton County National Bank toward compliance with such actions.

  •
  Its understanding of the likelihood that the regulatory approvals needed to complete the transaction would be obtained.

  •
  Its review of the terms of the merger agreement with Franklin's legal advisors.

        This discussion of factors considered by Franklin's board of directors is not intended to be exhaustive, but includes all material factors considered. In approving the merger agreement and related transactions, Franklin's board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process. Rather, Franklin's board of directors based its decision on the totality of information presented to it. In addition, individual members of the Franklin board may have given differing weight or priority to different factors.

        Franklin's board of directors also considered potential risks associated with the transaction, including (1) the challenges of integrating Fulton's businesses, operations and workforce with those of Franklin, particularly in light of concerns regarding the operations and condition of Fulton and Fulton County National Bank raised by their respective bank regulators, (2) the conversion of Fulton's systems into Franklin's systems, (3) the need to obtain Fulton shareholder approval and regulatory approval in order to complete the transaction, (4) the risks associated with achieving anticipated cost savings, potential revenue enhancements and other potential financial benefits as well as with maintaining reorganization, integration and restructuring expenses at anticipated levels, and (5) the risk that the final purchase price allocation based on the fair value of acquired assets at acquisition date and related adjustments to yield and/or amortization schedules of acquired assets and liabilities may be materially different than those assumed.

        The foregoing discussion contains a number of forward-looking statements that reflect the current views of Franklin with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed under the section entitled "A Caution About Forward-Looking Information" on page 21 of this document. For more information on the factors that could affect actual results, see "Risk Factors" beginning on page 16.

What you will Receive

        If the merger is completed, each share of Fulton common stock that you hold at the time of the merger will automatically be converted into the right to receive cash or shares of Franklin common stock. You will be mailed a form of election approximately one to three months before the completion of the transaction in order to make your election. Subject to the restrictions described below, you may elect to receive, in exchange for each of your shares of Fulton common stock, either:

  •
  $48.00 in cash; or

  •
  1.864 shares of Franklin common stock.

        You may choose to exchange all of your shares for cash, or all of your shares for Franklin common stock, or some of your shares for cash and the rest of your shares for Franklin common stock.

        Under the terms of the merger agreement, the aggregate number of shares of Franklin common stock to be issued in exchange for shares of Fulton common stock may not exceed 492,790 shares and the amount of cash payable for shares of Fulton common stock may not exceed $10,964,577.50. In the event that the holders of the outstanding shares of Fulton common stock elect to receive cash or stock that would exceed these limitations, the number of shares that you elected to exchange for cash or stock, as appropriate, will be adjusted through an allocation formula described below.

        If you do not make a valid election, you will be deemed to have made no election. No election shares will be converted into stock consideration, cash consideration or a mix of stock and cash consideration, depending on the elections of other Fulton shareholders.

        You may receive significantly more or less cash or more or fewer shares of Fulton common stock than you elect. For more information about the allocation rules and the potential effects of the allocation procedures described above see the sections entitled "The Transaction—Election and Exchange Procedures" and "The Transaction—Allocation of Franklin Common Stock and Cash," on pages 41 and 42, respectively.

Election and Exchange Procedures

        Subject to the allocation process described in the next section, each Fulton shareholder may elect to receive with respect to his or her shares of Fulton common stock, all Franklin common stock, all cash or a combination of Franklin common stock and cash.

        Stock Election Shares.    Fulton shareholders who validly elect to receive Franklin common stock for some or all of their shares will receive the per share stock consideration for that portion of the shareholder's shares of Fulton common stock equal to the shareholder's stock election, subject to the allocation process described below. In our discussion below, we refer to shares held by shareholders who have made stock elections as "stock election shares."

        Cash Election Shares.    Fulton shareholders who validly elect to receive cash for some or all of their shares will receive $48.00 in cash per share for that portion of the shareholder's shares of Fulton common stock equal to the shareholder's cash election, subject to the allocation process described below. In our discussion below, we refer to shares held by Fulton shareholders who have made cash elections as "cash election shares."

        No-Election Shares.    Shares held by Fulton shareholders (i) who indicate that they have no preference as to whether they receive Franklin common stock or cash, (ii) who do not make a valid election, or (iii) who fail to properly perfect dissenters' rights will be deemed to be "no election shares." See "Allocation of Franklin Common Stock and Cash" below.

        A fixed amount of Franklin common stock and cash will be paid to Fulton shareholders, as described above. Accordingly, there is no assurance that a Fulton shareholder will receive the form of consideration that the shareholder elects with respect to any or all of his or her shares of Fulton common stock. If the elections of Fulton shareholders, would exceed the specified limits, then the procedures for allocating Franklin common stock and cash to be received by Fulton shareholders will be followed by Franklin's exchange agent. See "Allocation of Franklin Common Stock and Cash" below.

        Election Form.    Approximately one to three months before the anticipated date of completion of the merger, Franklin's exchange agent will mail an election form to you along with instructions on electing to receive Franklin common stock or cash or a combination of stock and cash for your Fulton stock. The deadline for making your election will be 5:00 p.m. on the day that is two business days prior to closing of the merger. You must carefully follow the instructions from Franklin's exchange agent. Your election will be properly made only if, by the deadline date, you have submitted to Franklin's exchange agent at its designated office, a properly completed and signed election form. If your election is not properly made, your shares of Fulton stock will be treated as "no election shares." Neither Franklin nor its exchange agent will be under any obligation to notify any person of any defects in an election form.

        No later than five (5) days after the effective date of the merger, Franklin's exchange agent will mail to you, a letter of transmittal with instructions for submitting your Fulton stock certificate in exchange for Franklin common stock or the cash consideration of $48.00 per share. At that time, you will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with your Fulton stock certificate(s). Whether you will receive Franklin common stock or cash will depend on the election of other Fulton shareholders. (See "Allocation of Franklin Common Stock and Cash," below.) Upon surrender of your Fulton stock certificate(s) to Franklin's exchange agent together with a properly completed letter of transmittal, Franklin's exchange agent will mail to you a certificate representing shares of Franklin common stock or a check (or a combination of stock certificate and check) for the merger consideration. No interest will be paid on any cash payment.

        Certificates representing shares of Franklin common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of a Franklin shareholder from the effective date. Until the certificates representing Fulton common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash or stock consideration or dividends or distributions on the Franklin common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. Franklin has the right to withhold dividends or any other distributions on its shares until the Fulton stock certificates are surrendered for exchange.

        Until surrendered, each Fulton stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will either Franklin or Fulton be liable to any former Fulton shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

        Franklin will not issue any fractions of a share of common stock. Rather, Franklin will pay cash for any fractional share interest any Fulton shareholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, Franklin will pay by check an amount equal to the fractional share interest to which the holder would otherwise be entitled multiplied by the average daily high bid and low offer quotations for Franklin common stock for the twenty (20) trading days ending on the third business day prior to the closing. Shares of Fulton common stock issued and held by Fulton as treasury shares as of the effective date of the merger, if any, will be canceled.

Allocation of Franklin Common Stock and Cash

        Notwithstanding the election of Fulton shareholders to receive cash, Franklin common stock or a combination of stock and cash in the merger, (i) the number of shares of Franklin common stock that will be issued in exchange for shares of Fulton common stock will not exceed 492,790 shares, and (ii) the amount of cash that will be paid in exchange for shares of Fulton common stock will not exceed $10,964,577.50.

        Over-election of the Stock Consideration.    If the aggregate number of shares of Franklin common stock to be issued in exchange for shares of Fulton common stock pursuant to the election of Fulton shareholders would exceed 492,790 shares, then:

  •
  All cash election shares (other than dissenting shares) and no election shares will be converted into the right to receive $48.00 cash per share;

  •
  Franklin's exchange agent will convert on a pro rata basis a sufficient number of stock election shares into cash election shares such that the number of shares of Franklin common stock into which the remaining stock election shares are to be converted equals (or does not exceed) 492,790 shares;

  •
  All shares converted into cash election shares through the pro rata process described in the point above will be converted into the right to receive $48.00 cash per share; and

  •
  The remaining stock election shares will be converted into shares of Franklin common stock.

        Over-election of the Cash Consideration.    If the aggregate dollar amount of cash payable with respect to shares of Fulton common stock which Fulton shareholders elect to be converted into cash (including dissenting shares) would exceed $10,964,577.50, then:

  •
  All stock election shares and no election shares will be converted into shares of Franklin common stock;

  •
  Franklin's exchange agent will convert on a pro rata basis a sufficient number of cash election shares (other than dissenting shares), into stock election shares such that the aggregate dollar amount of cash payable with respect to unconverted cash election shares (including dissenting shares) will equal or not exceed $10,964,577.50; and

  •
  The remaining cash election shares will be converted into the right to receive $48.00 in cash per share.

Effective Date

        The merger transaction will take effect when all conditions, including obtaining shareholder and regulatory approval, have been satisfied or waived, or as soon as practicable thereafter as Franklin and Fulton may mutually select. Regulatory approval cannot be waived. We presently expect closing on the transaction to occur during the third quarter of 2006. See "The Transaction—Conditions to the Merger" and "The Transaction—Regulatory Approval," beginning on pages 48 and 49, respectively.

Rights of Dissenting Shareholders

        Fulton shareholders have the right to dissent from the merger and, if the merger is completed, to receive payment in cash for the "fair value" of all of his, her or its shares, determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988.

        The discussion below describes the steps that you must take if you want to exercise your dissenters' rights. You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters' rights. If you fail to follow these steps, you will lose your dissenters' rights and you will receive the same consideration for each of your shares of Fulton common stock as the Fulton shareholders who do not exercise dissenters' rights. Therefore, if you are contemplating exercising your dissenters' rights, we urge you to read carefully the applicable provisions of Pennsylvania law, which are included within Annex C to this document. This summary is qualified in its entirety by the full text of Annex C.

        In the following discussion of dissenters' rights, the term "fair value" means the value of a share of Fulton common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

        Timing of Notice Requirement.    Before the effective date of the transaction, send any written notice or demand required in order to exercise your dissenters' rights to George W. Millward, Interim President and Chief Executive Officer, Fulton Bancshares Corporation, 100 Lincoln Way East, McConnellsburg, PA 17233. After the effective date of the merger, send any correspondence to Mark R. Hollar, Chief Financial Officer, Franklin Financial Services Corporation, 20 South Main Street, Chambersburg, PA 17201.

        Notice of Intention to Dissent.    If you wish to dissent from the merger, you must do the following:

  •
  Prior to the vote on the merger agreement by Fulton shareholders at the special meeting, file a written notice of your intention to demand payment of the fair value of your shares of Fulton common stock if the merger with Franklin is completed;

  •
  Make no change in your beneficial ownership of Fulton common stock after you give notice of your intention to demand fair value of your shares of Fulton common stock; and

  •
  Not vote in favor of the merger agreement at the special meeting.

        Simply providing a proxy against or voting against the proposed merger at the special meeting of shareholders will not constitute notice of your intention to dissent.

        Notice to Demand Payment.    If the merger is approved by the required vote of Fulton shareholders, Franklin will mail a notice to all those shareholders who gave notice of their intention to demand payment of the fair value of their shares and who did not vote for approval of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit your certificates for Fulton common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

        Failure to Comply With Required Steps to Dissent.    You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters' rights. If you fail to follow these steps, you will lose the right to dissent and you will receive the same merger consideration as those Fulton shareholders who do not dissent.

        Payment of Fair Value of Shares.    Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Franklin will send dissenting shareholders, who have deposited their stock certificates, the amount that Franklin estimates to be the fair value of the Fulton common stock. The remittance or notice will be accompanied by:

  •
  A closing balance sheet and statement of income of Fulton for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

  •
  A statement of Franklin's estimate of the fair value of Fulton common stock; and

  •
  A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

        Estimate by Dissenting Shareholder of Fair Value of Shares.    If a dissenting shareholder believes that the amount stated or remitted by Franklin is less than the fair value of the Fulton common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of the Fulton common stock to Franklin within 30 days after Franklin mails its remittance. If the dissenting shareholder does not file its estimate of fair value within 30 days after the mailing by Franklin of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Franklin.

        Valuation Proceedings.    If any demands for payment remain unsettled within 60 days after the latest to occur of:

  •
  The effective date of the merger;

  •
  Timely receipt by Franklin of any demands for payment; or

  •
  Timely receipt by Franklin of any estimates by dissenters of the fair value,

then Franklin may file an application, in the Court of Common Pleas of Fulton County, requesting that the court determine the fair value of the Fulton common stock. If this happens, all dissenting shareholders, no matter where they reside, whose demands have not been settled, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

        If Franklin were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Franklin, may file an application in the name of Franklin at any time within the 30 day period after the expiration of the 60 day period and request that the Fulton County Court of Common Pleas determine the fair value of the shares. The fair value determined by the Fulton County Court of Common Pleas may, but need not, equal the dissenting shareholders' estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Franklin's estimate of the fair value of the Fulton common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Fulton County Court of Common Pleas finds fair and equitable.

        Franklin intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Franklin will file an application requesting that the fair value of the Fulton common stock be determined by the Fulton County Court of Common Pleas.

        Cost and Expenses.    The costs and expenses of any valuation proceedings performed by the Fulton County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Franklin, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

        Any Fulton shareholder wishing to exercise dissenters' rights is urged to consult legal counsel before attempting to exercise such rights. Failure to comply strictly with all of the procedures set forth in the Pennsylvania Business Corporation Law may result in the loss of statutory dissenters' rights.

Representations and Warranties

        The merger agreement contains customary representations and warranties relating to, among other things:

  •
  Organization of Franklin, Fulton and their respective subsidiaries.

  •
  Capital structures of Franklin and Fulton.

  •
  Due authorization, execution, delivery, performance and enforceability of the merger agreement.

  •
  Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

  •
  Consistency of financial statements with accounting principles generally accepted in the United States.

  •
  Absence of material adverse changes, since September 30, 2005, in the assets, financial condition, results of operations, or prospects of Fulton and Franklin.

  •
  Filing of tax returns and payment of taxes.

  •
  Absence of undisclosed material pending or threatened litigation.

  •
  Compliance with applicable laws and regulations.

  •
  Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

  •
  Quality of title to assets and properties.

  •
  Maintenance of adequate insurance.

  •
  Absence of undisclosed brokers' or finders' fees.

  •
  Absence of material environmental violations, actions or liabilities.

  •
  Accuracy of information supplied by Franklin and Fulton for inclusion in the registration statement, filed under the Securities Act of 1933, in connection with the issuance of Franklin common stock in the merger, this document, and all applications filed with regulatory authorities for approval of the merger.

  •
  Documents filed by each of Franklin and Fulton with the Securities and Exchange Commission and the accuracy of information contained therein.

  •
  Validity and binding nature of loans reflected as assets in the financial statements of Fulton.

Conduct of Business Pending the Merger Transaction

        In the merger agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom we do business.

        In addition, Fulton agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required or permitted by the merger agreement or consented to by Franklin. Fulton also agreed in the merger agreement that it will not, without the written consent of Franklin:

  •
  Change its articles of incorporation or bylaws.

  •
  Change the number of authorized or issued shares of its capital stock; repurchase any shares of its capital stock; redeem or otherwise acquire any shares of its capital stock; or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock.

  •
  Declare, set aside or pay any dividend or other distribution in respect of its capital stock except as otherwise specifically set forth in the merger agreement (See "The Transaction-Dividends" on page 48).

  •
  Grant any severance or termination pay, except in accordance with policies or agreements in effect on January 23, 2006; or enter into or amend any employment, consulting, severance, "change-in-control" or termination contract or arrangement.

  •
  Increase the compensation of, grant any job promotions to or pay any bonus except for discretionary bonuses as mutually agreed by Franklin and Fulton.

  •
  Sell or lease all or any substantial portion of the assets or business of Fulton, enter into any acquisition, purchase and assumption transaction or any similar transaction.

  •
  Dispose of or encumber any assets or incur any debt having a book or market value (whichever is greater) in excess of $100,000, unless permitted by the merger agreement.

  •
  Take any action that would result in any condition to closing not being satisfied, except as may be required by applicable law.

  •
  Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which Fulton is a party, other than in the ordinary course of business, consistent with past practice.

  •
  Change any accounting methods, principles or practices, except as may be required by accounting principles generally accepted in the United States.

  •
  Implement any new employee benefit or welfare plan, or amend any plans, except as required by law.

  •
  Enter into, renew, extend or modify any transaction with any affiliate of Fulton, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations.

  •
  Enter into any interest rate swap, floor or cap or similar arrangement.

  •
  Take any action that would give rise to a right of payment to any person under any Contract to which Fulton or any Fulton subsidiary is a party.

  •
  Purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.

  •
  Make any new loan or credit facility commitment to any borrower in excess of $1,000,000 in the aggregate, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $1,000,000.

  •
  Except as already disclosed to Franklin, make any capital expenditure of $100,000 or more or undertake or enter into any lease, contract or other commitment, involving a payment by Fulton of more than $100,000 annually.

  •
  Agree to do any of the foregoing.

        Fulton also agreed in the merger agreement, among other things:

  •
  To permit Franklin, if Franklin elects to do so at its own expense, to cause a "phase I environmental audit" to be performed at any physical site owned or occupied by Fulton.

  •
  To comply with the terms of the Memorandum of Understanding between Fulton and the Federal Reserve Bank of Philadelphia and cause Fulton County National Bank to comply with the Consent Order of the Comptroller of the Currency with respect to Fulton County National Bank.

  •
  To submit the merger agreement to its shareholders for approval at a meeting to be held as soon as practicable, with an approval recommendation by its board of directors.

  •
  To approve the bank plan of merger as the sole shareholder of Fulton County National Bank.

  •
  To modify or change its accrual and reserve policies and practices as may be necessary to conform the accounting reserve practices and methods of Fulton to those of Franklin.

  •
  To take all reasonable commercial efforts to close the Breezewood branch office of Fulton County National Bank.

  •
  To cause Fulton County National Bank to terminate all of its agreements with Sentry Trust on or before the completion of the merger.

        We jointly agreed, among other things:

  •
  To prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals.

  •
  Subject to the terms of the merger agreement, to take all actions necessary to complete the transactions contemplated by the merger agreement.

  •
  To maintain adequate insurance.

  •
  To maintain accurate books and records.

  •
  To file all tax returns and pay all taxes when due.

  •
  To deliver to each other monthly and quarterly financial statements.

  •
  To deliver to each other all documents that may be filed with the SEC under the Securities Exchange Act of 1934 or with banking or regulatory authorities.

  •
  To agree upon the form and substance of any press release or public disclosure related to the proposed merger.

No Solicitation of Other Transactions

        Fulton has agreed that it will not, and will not allow others under its control to, directly or indirectly:

  •
  Initiate, solicit, encourage or take any other action to facilitate, any inquiries relating to, or the making of any acquisition proposal by a third party that relates to a merger, consolidation or acquisition of Fulton, acquisition of all or substantially all of the assets of Fulton or acquisition of ownership or voting power over 10% or more of the outstanding common stock of Fulton or any of its subsidiaries;

  •
  Enter into or maintain or continue discussions or negotiate with a third party regarding any acquisition proposal or inquiry described above; or

  •
  Agree to or endorse any acquisition proposal or inquiry described above;

provided that the Fulton board is not be prohibited from reviewing and considering any unsolicited proposal or discussing the terms and negotiating with the person making an unsolicited proposal if it has determined in its good faith judgment, after receipt of written advice from its legal counsel, that failure to do so would violate the Fulton directors' fiduciary duties. Fulton has also agreed to notify Franklin promptly if any acquisition proposal or inquiry described above is received by Fulton from any third party.

        For a discussion of circumstances under which certain actions relating to a possible change in control involving Fulton could result in Fulton being required to pay to Franklin a termination fee of $850,000, see "The Transaction—Termination Fee," beginning on page 53.

Dividends

        The merger agreement generally prohibits Fulton from paying any cash dividend or making any other distribution with respect to its capital stock, except that Fulton may pay, prior to completion of the merger, a special cash dividend of $1.44 per share of outstanding Fulton common stock, if, but only if, certain conditions set forth in the merger agreement are satisfied, including, but not limited to, receipt of approval for such dividend from the Federal Reserve Bank of Philadelphia and the Comptroller of the Currency, and provided that Fulton's consolidated stockholders' equity shall not be less than $14,750,000 after giving effect to the payment of the dividend. There can be no assurance that the conditions to payment of the special dividend will be satisfied.

        Franklin expects that after completion of the merger, subject to approval and declaration by its board, it will continue to declare regular quarterly cash dividends on the shares of its common stock consistent with past practices.

Conditions to the Merger

        Our obligations to complete the transaction are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

  •
  The merger agreement shall have been duly approved by the Fulton shareholders.

  •
  All necessary governmental approvals for the merger transaction shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired, and no such approval or consent shall have imposed any condition or requirement (including, without limitation, any term or provision of the Memorandum of Understanding or the Consent Order), which Franklin determines would cause a material adverse effect as to Franklin or otherwise reduce the contemplated benefits of the transaction to Franklin. See "The Transaction—Regulatory Approvals," at page 49.

  •
  There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

  •
  We shall each have received the opinion of Rhoads & Sinon LLP that, among other things, the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and any gain realized in the merger will be recognized only to the extent of cash or other property (other than Franklin common stock) received, including cash received in lieu of fractional share interests. See "The Transaction—Material Federal Income Tax Consequences," at page 56.

  •
  No materially adverse change shall have occurred in the assets, business, financial condition or results of operation of Fulton or Franklin.

        In addition to the foregoing, our obligations to complete the transaction are each conditioned on:

  •
  The accuracy in all material respects, as of January 23, 2006, and as of the effective date of the merger, of the representations and warranties of the other party, except as to any representation or warranty that specifically relates to an earlier date and except as otherwise contemplated by the reorganization agreement.

  •
  The other party's performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

        Except for the requirements of Fulton shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in "The Transaction—Amendment; Waiver," at page 51.

Subsidiary Bank Merger

        As contemplated by the merger agreement, F&M Trust and Fulton County National Bank and Trust Company have entered into a bank plan of merger. The bank plan of merger provides that, subject to receipt of all necessary regulatory approvals and the completion of the merger of Fulton into Franklin, Fulton County National Bank and Trust Company will merge into F&M Trust, with F&M Trust as the surviving institution. All shares of Fulton County National Bank and Trust Company will be canceled and will cease to exist and no consideration will be paid for these shares. Franklin and Fulton expect to complete the bank merger concurrently with the completion of the transaction.

Regulatory Approvals

        Completion of the merger and reorganization transactions is subject to the prior receipt of all consents or approvals of, and the provision of all notices to federal and state authorities required to complete the acquisition of Fulton by Franklin, and the expiration of all applicable waiting periods.

        Franklin and Fulton have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction. These approvals include approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Federal Deposit Insurance Corporation ("FDIC") and the Pennsylvania Department of Banking. The transaction cannot proceed in the absence of these required regulatory approvals.

        Federal Reserve Board.    The merger of two bank holding companies requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act, or receipt from the Federal Reserve Board of a waiver of this approval. Under the Bank Holding Company Act, the Federal Reserve Board generally may not approve any proposed transaction:

  •
  That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

  •
  That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Federal Reserve Board finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.

        The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of Franklin, Fulton and their subsidiary banks and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of Franklin and Fulton in meeting the credit needs of their communities, including low and moderate-income neighborhoods. In addition, the Federal Reserve Board must take into account the effectiveness of Franklin and Fulton in combating money laundering activities.

        Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the Federal Reserve Board generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

        Federal Deposit Insurance Corporation.    Franklin must file an application with the FDIC to approve the merger of Fulton County National Bank into F&M Trust pursuant to the Bank Merger Act. In evaluating an application under the Bank Merger Act, the FDIC will review the bank merger according to standards and criteria substantially similar to those considered by the Federal Reserve Board as described above.

        Pennsylvania Department of Banking.    The transaction also is subject to the prior approval of the Pennsylvania Department of Banking under Section 115 of the Pennsylvania Banking Code, and the bank merger is subject to approval of the Department under Chapter 16 of the Banking Code. In determining whether to approve the transaction, including the bank merger, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the transaction would be consistent with the purposes of the Pennsylvania Banking Code and whether the transaction would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or shareholders of the institutions involved.

        Applications.    Franklin and Fulton have filed the necessary applications with the Federal Reserve Board, the FDIC and the Pennsylvania Department of Banking, requesting approval of the transaction, including the bank merger. The applications describe the terms of the transaction, the parties involved, and the activities to be conducted by the combined companies as a result of the transaction, and contain certain related financial and managerial information. Copies of the applications will be provided to the U.S. Department of Justice and other governmental agencies.

        Additional Regulatory Considerations.    Fulton County National Bank and Trust Company is subject to a stipulation and consent to the issuance of a Consent Order dated March 23, 2005 with the Comptroller of the Currency. The Consent Order relates to a number of weaknesses identified by the

Office of the Comptroller of the Currency ("OCC") in its reports of examination of Fulton County National Bank and Trust Company and requires Fulton County National Bank and Trust Company to take certain actions and make other improvements to correct the deficiencies noted in the examination reports. Among other requirements, Fulton County National Bank and Trust Company must draw up a profit plan and capital plan, improve interest rate risk management, and take certain actions with respect to management of the Bank's loan portfolio, as well as other consumer compliance matters. The Consent Order also prohibits the payment of any dividends without prior OCC approval. Similar restrictions have been placed on Fulton by the Federal Reserve Bank of Philadelphia. Fulton is deemed to be in "troubled" condition pursuant to Regulation Y under the Bank Holding Company Act, and the board of directors of Fulton entered into a Memorandum of Understanding dated May 9, 2005 with the Federal Reserve Bank pursuant to which Fulton may not issue dividends nor incur debt not in the ordinary course of business without approval of the Federal Reserve, repurchase its own stock without approval of the Federal Reserve, and must ensure that Fulton County National Bank and Trust Company complies with the Consent Order imposed by the OCC.

        The merger agreement provides that as a condition to completion of the transaction, no approval or consent of any of the bank regulators shall have imposed any condition or requirement, including without limitation, any term of the Consent Order or the Memorandum of Understanding, which the Franklin board of directors determines would be expected to cause a material adverse effect as to Franklin or to otherwise reduce the contemplated benefits to Franklin of the transaction. The progress of Fulton and Fulton County National Bank and Trust Company in addressing the concerns raised by the MOU and the Consent Order and the ability of Franklin to successfully integrate Fulton and Fulton County National Bank and Trust Company into its operations in light of such concerns will be considered by each of the FDIC, the Federal Reserve and the Pennsylvania Department of Banking in making their respective determinations whether to approve the transaction. Based on the progress of Fulton and Fulton County National Bank and Trust Company in addressing the issues raised in the Consent Order and the MOU, and preliminary informal discussions with staff of the Federal Reserve and the FDIC, we do not believe that any required approvals will be withheld or any conditions imposed that would not be satisfactory to Franklin.

        We are not aware of any material governmental approvals or actions that are required to complete the merger, except as described above. If any other approval or action is required, we will use our best efforts to obtain such approval or action.

Amendment; Waiver

        Subject to applicable law, at any time prior to completion of the transaction, we may:

  •
  Amend the merger agreement, except that after approval by Fulton shareholders at the special meeting, the consideration you will receive in the merger cannot be decreased.

  •
  Extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement.

  •
  Waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement.

  •
  Waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of Fulton shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination

        The merger agreement may be terminated at any time prior to the effective date of the merger by our mutual consent. The merger agreement may also be terminated by either party if:

  •
  The other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the merger agreement, and the breach remains uncured 30 days after written notice of the breach is given to the breaching party;

  •
  The closing of the merger does not occur by December 31, 2006, unless this is due to the failure of the party seeking to terminate the merger agreement to perform or observe any agreements required to be performed by it before closing;

  •
  Any regulatory authority whose approval or consent is required for completion of the merger issues a definitive written denial of the approval or consent and the time period for appeals or requests for reconsideration has expired; or

  •
  Fulton shareholders do not approve the merger agreement at the special meeting.

        Franklin may terminate the merger agreement if Fulton enters into a term sheet, letter of intent or agreement to merge with someone else or if Fulton withdraws, changes or modifies its recommendation to its shareholders to approve the merger agreement. However, Fulton may terminate the merger agreement if it enters into a term sheet, letter of intent or agreement to merge after receiving written advice of counsel that failure to do so would breach the fiduciary duty of the Fulton board of directors.

        In addition, the merger agreement contains a provision under which Fulton may terminate the merger agreement if the twenty day average of the high bid and low offer quotations for Franklin common stock immediately prior to completion of the merger is less than $20.40 and the decline in the price of Franklin common stock is at least 15% more than the decline during the period beginning January 18, 2005 in a peer group index. For the list and weighting of the peer group index, see Exhibit 6 to the merger agreement, which is attached to this document as Annex A.

        If any peer group company declares or effects a stock split or similar capital transaction during the measurement period, the prices of that company's common stock will be appropriately adjusted in determining the average per share closing sale price of the peer group common stocks.

        Fulton's board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the termination provision relating to the price of Franklin common stock is triggered. In considering whether to exercise its right to terminate the merger agreement, Fulton's board of directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel.

        The fairness opinion received by Fulton from Griffin is dated as of January 23, 2006, and is based on conditions in effect on that date. Accordingly, the fairness opinion does not address the possibilities presented if the termination provision relating to the price of Franklin common stock is triggered, including the possibility that Fulton's board of directors might elect to continue with the merger even if Fulton has the ability to terminate the merger agreement under that provision. See "The Transaction—Opinion of Fulton's Financial Advisor," beginning at page 30.

        Approval of the merger agreement by Fulton's shareholders will confer on Fulton's board of directors the power to complete the merger even if the price-related termination provision is triggered, without any further action by or re-solicitation of the votes of Fulton shareholders.

Termination Fee

        Fulton has agreed to pay a fee of $850,000 to Franklin if Fulton fails to complete the merger and Franklin is not in material breach of the merger agreement after the occurrence of any one of the following events:

  •
  A group or person acquires beneficial ownership of 15% or more of the outstanding common stock of Fulton; or

  •
  Fulton enters into a written agreement or understanding to merge or consolidate, to have 15% or more of its ownership or voting power acquired in the future, or to have all or substantially all of its assets or liabilities acquired; or

  •
  Fulton authorizes, recommends or publicly proposes, or announces an intention to authorize, any of the foregoing transactions; or

  •
  Fulton shareholders fail to approve the merger or the special meeting is canceled after:

  •
  The Fulton board of directors has withdrawn or modified its recommendation to shareholders to approve the merger agreement;

  •
  Another group or person has announced an offer or proposal to acquire 15% or more of the outstanding common stock of Fulton or to merge or consolidate with Fulton or to acquire all or substantially all of Fulton's assets and within 18 months thereafter enters into an agreement with the group or person for such a transaction;

  •
  Any one or more directors or officers of Fulton or other persons who have signed a voting agreement with Franklin relating to the ownership of Fulton common stock over which the director, officer or other person has voting power and who, individually or in the aggregate beneficially own 1% of more of Fulton's common stock, fails to maintain continued ownership of all the shares, in accordance with the voting agreement; or

  •
  Any director or officer of Fulton or other person, who has signed a voting agreement with Franklin relating to voting of Fulton common stock over which the director, officer or other person has voting power fails to vote all the shares subject to the voting agreement for the merger. See "The Transaction—Voting Agreements," beginning at page 55.

Expenses

        Franklin and Fulton will each pay its respective costs and expenses incurred in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Management and Operations After the Transaction

        In the merger agreement Franklin agreed that upon completion of the merger, two persons selected by the Fulton board of directors who meet certain specified criteria will serve as Franklin directors. Fulton has since designated, and Franklin has approved, Martin R. Brown and Stanley J. Kerlin, Esq. for the Franklin board positions. These individuals will also be appointed to the board of directors of F&M Trust. In addition, on the effective date of the transaction, F&M Trust will establish a Fulton County Advisory Board which will consist of all members of the Fulton board of directors (other than Messrs. Brown and Kerlin) immediately prior to the effective date. The Fulton County Advisory Board will be initially established for a term of two years from the effective date of the transaction. Each advisory board member will be paid a fee of $200.00 for each advisory board meeting attended.

  Employment; Severance

        Following the transaction, Franklin is not obligated to continue the employment of any Fulton employee. As a result of the transaction, some Fulton positions, primarily back office, support, processing and other operational activities and services, may be eliminated. Each Fulton employee who is involuntarily terminated within one year following the effective date of the merger, other than for "cause," or who voluntarily terminates his or her employment after being offered a position that is not a position of substantially similar job description or responsibility at substantially the same salary level, will be eligible to receive severance payments equal to 2 weeks pay for each full year of continuous service, with a minimum severance benefit of 4 weeks pay and a maximum of 26 weeks pay. Any full-time active employee of Fulton whose employment is terminated in connection with the closing of Fulton's Breezewood branch office prior to the effective date of the transaction, or within twelve (12) months thereafter, shall also be entitled to the foregoing severance benefits.

  Employee Benefits

        The merger agreement provides that each Fulton employee who becomes an employee of Franklin or any Franklin subsidiary at the effective date of the merger is entitled to full credit for each year of service with Fulton for purposes of determining eligibility for participation and vesting, but not for benefit accrual, in the Franklin or Franklin subsidiary's employee benefit plans, programs and policies. After the effective date of the merger, Franklin may, at its discretion, maintain, discontinue or amend any Fulton benefit plan, subject to the plan's provisions and applicable law.

Interests of Management and Others in the Transaction

  Share Ownership

        As of                  , 2006, the record date for the special meeting of Fulton shareholders, the directors and executive officers of Fulton may be deemed to be the beneficial owners of                        shares, representing            % of the outstanding shares of Fulton common stock. See "Information About Fulton—Security Ownership by Certain Beneficial Owners and Management of Fulton," beginning on page 94.

  Indemnification and Insurance

        Franklin has agreed for six years after the merger's effective date to indemnify the directors and officers of Fulton against all costs, expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities arising out of actions or omissions occurring prior to the merger's effective date, including the transactions contemplated by the merger agreement prior to, at or after the merger's effective date, to the fullest extent permitted under Fulton's articles of incorporation, bylaws, and applicable law, but not if such indemnification relates to acts by such person constituting fraud, deception, intentional misrepresentation, self dealing, recklessness or willful misconduct or relates to breach of such person's duties under the Memorandum of Uunderstanding or the Consent Order.

        Franklin has also agreed that for six years after the merger's effective date, Franklin will, at its expense, maintain directors' and officers' liability insurance for the former directors and officers of Fulton with respect to matters occurring at or prior to the merger's effective date. The insurance coverage is to be at least equal to the coverage currently maintained by Fulton and is to contain terms and conditions that are no less favorable to the beneficiaries. Franklin is not obligated to make annual premium payments that exceed (for the portion related to Fulton's directors and officers) 150% of the initial annual premiums for Fulton's policy maintained prior to the merger. If the annual premium payments exceed this amount, Franklin will use its reasonable best efforts to obtain the most advantageous policy available up to this maximum amount.

  Board Positions and Compensation

        Upon completion of the merger, Martin R. Brown and Stanley J. Kerlin, Esq. will be appointed as directors of Franklin, and shall be entitled to compensation in such capacity on the same basis as other Franklin directors. Messrs. Brown and Kerlin also will be appointed as directors of F&M Trust.

        In addition, following the merger, Franklin has agreed that the current directors of Fulton (other than Messrs. Brown and Kerlin) shall constitute a newly established Fulton County Advisory Board, to be maintained for at least 2 years and shall be entitled to receive as compensation for such service $200 for each advisory board meeting attended.

  Director's Deferred Compensation Agreements

        In the merger agreement, Fulton and Franklin agreed to take any necessary actions to provide for the assumption by Franklin as of the effective date of the Fulton Director's Deferred Compensation Plan, as amended to substantially conform to the terms of the F&M Trust Director's Deferred Corporation Plan, and to amend the F&M Trust plan to provide for advisory board member participation.

Voting Agreements

  General

        As a condition to Franklin entering into the merger agreement, each of the directors of Fulton entered into an agreement with Franklin, dated as of January 23, 2006, pursuant to which each director agreed to vote all shares of Fulton common stock which they own or over which they exercise voting control in favor of the merger agreement. As of the record date of                        , 2006, the directors of Fulton owned or exercised voting control over            shares of Fulton common stock, representing approximately    % of the shares of Fulton common stock outstanding on that date. A form of voting agreement, which is also called an affiliate letter, is Exhibit 1 to the merger agreement, which is attached to this document as Annex A.

  Effect of Voting Agreements

        The voting agreements, together with Fulton's agreement not to initiate, solicit or respond to inquiries relating to an acquisition transaction, may have the effect of discouraging persons from making a proposal for an acquisition transaction involving Fulton.

  Terms of Voting Agreements

        The following is a brief summary of the material provisions of the voting agreements.

        Each director of Fulton agreed, among other things, that at the special meeting, he will:

  •
  appear at such meeting or otherwise cause all shares of Fulton common stock he owns to be counted as present for purposes of determining a quorum; and

  •
  vote (or cause to be voted), in person or by proxy, all shares of Fulton common stock he owns or as to which he has, directly or indirectly, the right to direct the voting in favor of adoption and approval of the merger agreement and the merger transaction and against the approval or adoption of any other acquisition transaction with a party other than Franklin.

        Each director also agreed not to, directly or indirectly, transfer or dispose of any of the shares of Fulton common stock he owns prior to the special meeting.

        The voting agreements will remain in effect until the earlier of the effective time of the transaction or the termination of the merger agreement in accordance with its terms.

        Each director also agreed to certain restrictions on the offer, sale, transfer or disposition of shares of Franklin common stock acquired in the transaction, which restrictions are intended to ensure compliance with applicable federal securities laws.

Accounting Treatment

        Franklin will account for the merger under the purchase method of accounting. Franklin will record, at fair value, the acquired tangible and identifiable intangible assets and assumed liabilities of Fulton. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Franklin will record the excess as "goodwill." Under generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. Franklin will include in its results of operations the results of Fulton's operations only after completion of the merger.

Material Federal Income Tax Consequences

        In the opinion of Rhoads & Sinon LLP, Franklin's legal tax counsel, the following discussion addresses the material United States federal income tax consequences of the merger to a Fulton shareholder who holds shares of Fulton common stock as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended, which is referred to in this document as the "Code", Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Fulton shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Fulton shareholders subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Fulton shareholders who hold their shares of Fulton common stock as part of a hedge, straddle or conversion transaction, Fulton shareholders who acquired their shares as compensation, and Fulton shareholders who are not "United States persons" as defined in section 7701(a)(30) of the Code). In addition, this discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

        Fulton shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to them.

        The closing of the merger is conditioned upon the receipt by Franklin and Fulton of the opinion of Rhoads & Sinon LLP, counsel to Franklin, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Fulton and Franklin) which are consistent with the state of facts existing as of the effective date of the merger:

  •
  The merger constitutes a reorganization under Section 368(a) of the Code; and

  •
  Any gain realized in the merger will be recognized as capital gain or ordinary income only to the extent of cash or other property (other than Franklin common stock) received in the merger, including cash received in lieu of fractional share interests.

        The tax opinion to be delivered in connection with the merger is not binding on the IRS or the courts, and neither Fulton nor Franklin intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which the opinion is based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

        Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, the discussion below reflects the conclusions of Rhoads & Sinon LLP, in its opinion as to the material United States federal income tax consequences of the merger to Fulton shareholders.

        A shareholder generally will recognize gain as capital gain or ordinary income (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Franklin common stock received pursuant to the merger over such shareholder's adjusted tax basis in the shares of Fulton common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if the Fulton shareholder's holding period with respect to the Fulton common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the cash received will be treated as a dividend to the extent of the Fulton shareholder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See "—Possible treatment of cash as a dividend," below.

        The aggregate tax basis of Franklin common stock received by a Fulton shareholder pursuant to the transaction will be equal to the aggregate adjusted tax basis of the shares of Fulton common stock surrendered for Franklin common stock, reduced by the amount of cash received by the Fulton shareholder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the Fulton shareholder on the exchange. The holding period of the Franklin common stock will include the holding period of the shares of Fulton common stock surrendered. If a Fulton shareholder has differing bases or holding periods in respect of his or her shares of Fulton common stock, such shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Franklin common stock received in the exchange.

        Possible treatment of cash as a dividend.    In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the Fulton shareholder's deemed percentage stock ownership of Franklin. For purposes of this determination, Fulton shareholders will be treated as if they first exchanged all of their shares of Fulton common stock solely for Franklin common stock and then Franklin immediately redeemed (the "deemed redemption") a portion of the Franklin common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (1) the deemed redemption is "substantially disproportionate" with respect to the Fulton shareholder (and the shareholder actually or constructively owns after the deemed redemption less than 50% of voting power of the outstanding Franklin common stock) or (2) the deemed redemption is "not essentially equivalent to a dividend." Gain recognized will also be capital gain to the extent the recognized gain exceeds the shareholder's ratable share of Fulton accumulated earnings and profits.

        The deemed redemption generally will be "substantially disproportionate" with respect to a Fulton shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Fulton shareholder will depend upon the shareholder's particular circumstances. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must generally result in a "meaningful reduction" in the shareholder's deemed percentage stock ownership of Franklin. In general, the determination requires a comparison of (1) the percentage of the outstanding stock of Franklin that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Franklin that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, a Fulton shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons and certain entities in addition to the stock actually owned by the shareholder. As these rules are complex and dependent upon a Fulton shareholder's specific circumstances, each shareholder that may be subject to these rules should consult his or her tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if the shareholder has a relatively minor reduction in such shareholder's percentage stock ownership under the above analysis.

        Cash received in lieu of a fractional share.    Cash received by a Fulton shareholder in lieu of a fractional share of Franklin common stock generally will be treated as received in redemption of the fractional share, and gain generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder's aggregate adjusted tax basis of the shares of Fulton common stock surrendered that is allocable to the fractional share. The gain generally will be long-term capital gain if the holding period for the shares of Fulton common stock is more than one year.

        Backup Withholding.    To the extent that a Fulton shareholder receives cash in exchange for surrendering shares of Fulton common stock, the shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder's United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

        The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger transaction. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, a Fulton shareholder's individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the transaction to a Fulton shareholder will depend upon the facts of his or her particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the transaction, as well as to any later sale of shares of Franklin common stock received by you in the merger.

Resale of Franklin Common Stock

        You may freely transfer the Franklin common stock issued in the merger transaction under the Securities Act, unless you are deemed to be:

  •
  An "affiliate" of Fulton for purposes of Rule 145 under the Securities Act; or

  •
  An "affiliate" of Franklin for purposes of Rule 144 under the Securities Act.

Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with (1) Franklin or Fulton at the time of the Fulton special meeting, or (2) Franklin, at or after the effective date of the merger.

        Rules 144 and 145 will restrict the sale of shares of Franklin common stock received in the merger by affiliates and certain of their family members and related interests.

Fulton affiliates:

  •
  Generally, during the year following the effective date of the merger, those persons who are affiliates of Fulton at the time of the Fulton special meeting, provided they are not affiliates of Franklin at or following the merger's effective date, may publicly resell any shares of Franklin common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of Franklin common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Franklin.

  •
  After the one-year period, these affiliates may resell their shares without the restrictions, so long as there is adequate current public information with respect to Franklin as required by Rule 144.

Franklin affiliates:

  •
  Persons who are affiliates of Franklin after the effective date of the merger may publicly resell the shares of Franklin common stock received by them in the merger subject to the same limitations and requirements as apply to Fulton affiliates in the first year and subject to certain filing requirements specified in Rule 144.

        The ability of affiliates to resell shares of Franklin common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to Franklin's having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

        Affiliates also would be permitted to resell shares of Franklin common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

        This document does not cover any resales of shares of Franklin common stock received by persons who may be deemed to be affiliates of Franklin or Fulton.

        Each Fulton director, as an affiliate of Fulton, has agreed with Franklin not to transfer any shares of Franklin common stock received in the merger except in compliance with the Securities Act. See "The Transaction-Voting Agreements" at page 55.

Material Contracts

        There have been no material contracts or other transactions between Fulton and Franklin since signing the merger agreement, nor have there been any material contracts, arrangements, relationships or transactions between Fulton and Franklin during the past five years, other than in connection with the merger agreement and as described in this document.

        At Fulton's request, on March 22, 2006, F&M Trust entered into a fiduciary services agreement with Fulton County National Bank and Trust Company pursuant to which F&M Trust will provide certain fiduciary services with respect to certain Fulton County National Bank and Trust Company fiduciary accounts. Such services will be provided at fees equal to the lesser of F&M Trust's regular schedule of fees and the fees provided for by the governing instrument that appoints Fulton County National Bank and Trust Company as fiduciary.

        Additionally, at Fulton's request, on March 22, 2006, F&M Trust and Fulton County National Bank and Trust Company entered into an employee leasing agreement pursuant to which two F&M employees will perform credit administration duties for Fulton County National Bank and Trust Company.

        The foregoing agreements do not provide for and F&M Trust will not engage in any management role or exercise any form of decision-making control over Fulton County National Bank and Trust Company.

Unaudited Pro Forma Financial Information

        The following unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Franklin and Fulton may have appeared had the businesses actually been combined as of the date indicated. The unaudited pro forma combined balance sheet at December 31, 2005 assumes the merger was completed on that date. The unaudited pro forma combined income statement for the year ended December 31, 2005 gives effect to the merger as if the merger had been completed on January 1, 2005. The unaudited pro forma combined financial information shows the impact of the merger on Franklin's and Fulton's combined financial position and results of operations under the purchase method of accounting with Franklin treated as the acquiror. Under this method of accounting, Franklin will be required to record the assets and liabilities of Fulton at their estimated fair market values as of the date the merger is completed.

        The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Franklin that are incorporated into this document by reference and of Fulton that are included as a part of this document. See "Where You Can Find More Information" on page 101, "Information About Fulton—Management's Discussion and Analysis of Financial Condition and Results of Operations of Fulton" beginning on page 78 and "Index to Fulton's Financial Statements" beginning on page F-1.

The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

Unaudited Pro Forma Combined Balance Sheets As of December 31, 2005
(In Thousands)

	Franklin	Fulton	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$19,706	$4,226	$(11,465)	(1)	$12,467
Fed funds sold	4,000	7,850	—		11,850
Interest-bearing deposits in other banks	1,032	665	—		1,697

Total cash and cash equivalents	24,738	12,741	(11,465)		26,014
Investment securities available for sale	164,060	34,792	—		198,852
Restricted stock	3,184	988	—		4,172
Loans held for sale	1,328	—	—		1,328
Loans	397,190	79,780	173	(2),(3)	477,143
Allowance for loan losses	(5,402)	(1,354)	121	(3)	(6,635)

Net Loans	391,788	78,426	294		470,508
Premises and equipment, net	8,897	3,509	1,000	(4)	13,406
Bank owned life insurance	11,249	5,610	—		16,859
Identifiable intangible asset			1,554	(6)	1,554
Goodwill			7,654	(14)	7,654
Other assets	16,113	3,065	(206)	(5)	18,972

Total assets	$621,357	$139,131	$(1,169)		$759,319

Liabilities
Deposits
Demand (noninterest-bearing)	$77,354	$18,365	$—		$95,719
Savings and interest checking	254,722	33,437	—		288,159
Time	124,723	55,684	(715)	(7)	179,692

Total Deposits	456,799	107,486	(715)		563,570
					—
Securities sold under agreements to repurchase	52,069	—	—		52,069
Short term borrowings	4,000	—	—		4,000
Long term debt	48,546	15,000	702	(8)	64,248
Other liabilities	4,273	1,743	1,303	(9),(10),(11)	7,319

Total liabilities	565,687	124,229	1,290		691,206

Shareholders' equity
Common stock	3,806	309	493	(12)	4,608
			(309)	(13)	(309)
Additional paid-in capital	19,907	2,051	11,950	(12)	33,908
			(2,051)	(13)	(2,051)
Retained earnings	38,638	12,938	(12,938)	(13)	38,638
Accumulated other comprehensive income (loss)	801	(307)	307	(13)	801
Treasury stock	(7,482)	(89)	89	(13)	(7,482)

Total shareholders' equity	55,670	14,902	(2,459)		68,113

Total liabilities and shareholders' equity	$621,357	$139,131	$(1,169)		$759,319

The notes to unaudited pro forma combined financial information are an integral part of these statements.

Unaudited Pro Forma Combined Income Statement for the Twelve Months Ended December 31, 2005
(In Thousands, except share data)

	Franklin	Fulton	Pro Forma Adjustments		Pro Forma Combined
Interest income
Loans	$23,123	$5,739	$(59)	(2)	$28,803
Interest and dividends on investments	6,314	1,131	155	(15)	7,600
Federal funds sold	256	254	—		510
Deposits and other obligations of other banks	18	—	—		18

Total interest income	29,711	7,124	96		36,931

Interest expense
Deposits	7,671	1,999	238	(7)	9,908
Short term borrowings	1,636	—	—		1,636
Long term debt	2,866	901	(155)	(8)	3,612

Total interest expense	12,173	2,900	83		15,156

Net interest income	17,538	4,224	13		21,775
Provision for loan losses	426	317	—		743

Net interest income after provision for loan losses	17,112	3,907	13		21,032

Noninterest income
Investment and trust services fees	2,876	3	—		2,879
Service charges and fees	3,224	347	—		3,571
Mortgage banking activities	581	—	—		581
Increase in cash surrender value of life insurance	460	225	—		685
Equity method investments	(482)	—	—		(482)
Other	112	38	—		150
Securities gains, net	224	—	—		224

Total noninterest income	6,995	613	—		7,608

Noninterest expense
Salaries and employee benefits	8,806	1,968	—		10,774
Net occupancy, furniture and equipment expense	1,889	837	67	(4)	2,793
Advertising	916	50	—		966
Legal and professional fees	849	850	—		1,699
Data processing	1,034	312	—		1,346
Other	3,564	1,150	229	(6)	4,943

Total noninterest expense	17,058	5,167	296		22,521

Income (loss) before Federal income taxes	7,049	(647)	(282)		6,119

Federal income tax expense (benefit)	937	(359)	(96)		482

Net income (loss)	$6,112	$(288)	$(187)		$5,637

Earnings (loss) per share:
Basic	$1.82	$(0.58)			$1.46
Diluted	$1.81	$—			$1.67
Weighted average shares outstanding	3,366	493	—		3,859
Weighted average diluted shares outstanding	3,373	—	—		3,373

The notes to unaudited pro forma combined financial information are an integral part of these statements.

Notes to Unaudited Pro Forma Combined Financial Information

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma combined financial information relating to the merger is presented as of and for the year ended December 31, 2005. Franklin and Fulton are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of Franklin's or Fulton's policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. However, in the presentation provided herein, no significant reclassifications were required.

        The pro forma adjustments consist entirely of the expected purchase price adjustments necessary to combine Franklin and Fulton. Under the terms of the merger agreement, Fulton shareholders may elect to receive, for each share of Fulton common stock owned, either 1.864 shares of Franklin common stock or $48.00. The Fulton shareholders may elect to receive all cash, all Franklin common stock, or a combination of cash and Franklin common stock. However, the total number of Franklin common shares issued and the total amount of cash paid is subject to allocation procedures designed to ensure that the aggregate number of Franklin common shares issued and cash paid shall not exceed 492,790 shares of Franklin common stock and $10,964,577.50 in cash. Because the number of Fulton common shares outstanding equal the maximum number of Franklin common shares to be issued, the pro forma statements were prepared with a 1.0 common stock exchange ratio and the maximum cash paid.

        Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $500 thousand on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

        The total estimated purchase price for the purpose of this pro forma financial information is $23.9 million.

        The merger will be accounted for using the purchase method of accounting for business combinations, which requires that the assets and liabilities of Fulton be adjusted to fair value as of the date of the acquisition.

        The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Fulton at their respective fair values and represents managements' best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Fulton's tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

        The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2—Pro Forma Adjustments

        The preliminary allocation of the cost to acquire Fulton is described below:

(dollars in thousands, except per share amounts)		December 31, 2005
Purchase Price
Fulton common stock outstanding	492,790
Exchange ratio	1.00

Franklin common stock to be issued	492,790
Purchase price of Franklin common stock per share	$25.25

Purchase price of acquired Fulton shares		$12,443
Cash paid to Fulton shareholders		10,965

Total Consideration		23,408
Transaction Costs		500

Total Purchase Price		$23,908
Net Assets Acquired
Fulton Shareholders' Equity		14,902
Estimated adjustments to reflect assets acquired at fair value:
Fixed Rate Loans	294
Securities	—
Core Deposit Intangible	1,554
Bank Premises	1,000
Real estate owned other than premises	(206)

		2,642
Estimated adjustments to reflect liabilites acquired at fair value:
Time Deposits	715
FHLB Advance	(702)
Severance	(115)
Deferred Compensation	(492)
Deferred tax liabilities	(696)

		(1,290)

Net Assets Acquired		16,254

Goodwill resulting from acquisition		$7,654

(1)
Cash outlay to acquire Fulton common stock $10,965,000 and payment of transaction expenses $500,000.

(2)
Adjustment to reflect the fair value adjustment on fixed rate loans of $294,000. This adjustment will be recognized over the next 5 years, the estimated remaining life of the loans.

(3)
Adjustment to charge-off doubtful loans of $121,000.

(4)
Adjustment to reflect the fair value of buildings of $1,000,000. This adjustment will be recognized over an average life of 15 years.

(5)
Adjustment to reflect fair value of other real estate owned of ($206,000).

(6)
Adjustment to recognize a core deposit intangible of $1,554,000. This adjustment will be recognized over the next 7 years, the estimated remaining life of the deposit liabilities.

(7)
Adjustment to reflect the fair value of time deposit accounts of ($715,000). This adjustment will be recognized over the next 3 years, the estimated remaining life of the deposit liabilities.

(8)
Adjustment to reflect the fair value of long-term debt of $702,000. This adjustment will be recognized over 4.5 years, the remaining term of the debt.

(9)
Adjustment to record $115,000 fair value of severance payments.

(10)
Adjustment to record $492,000 fair value of deferred compensation plan.

(11)
Adjustment for deferred taxes of $696,000 on certain fair value adjustments.

(12)
Adjustment to reflect Franklin common stock to be issued.

(13)
Adjustment to eliminate Fulton's historical equity.

(14)
Adjustment to record goodwill of $7,654,000 arising from the excess of the purchase price over the fair value of net assets acquired.

(15)
Adjustment to reflect the fair value adjustment necessary to reflect investments at fair value. Under FAS No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (13) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting. This adjustment will be recognized over 3 years.

Information about Franklin

General

        Franklin Financial Services Corporation is a registered financial holding company based in Chambersburg, PA. Its wholly-owned banking subsidiary, The Farmers and Merchants Trust Company of Chambersburg, is a Pennsylvania bank and trust company operating 16 community bank offices in Franklin and Cumberland Counties, Pennsylvania.

        At December 31, 2005, Franklin had total consolidated assets of approximately $621.4 million and total shareholders' equity of approximately $55.7 million. For the twelve months ended December 31, 2005, Franklin's return on average assets was 1.03% and return on average common shareholders' equity was 11.13%.

        As permitted by the rules and regulations of the Securities Exchange Commission, this document incorporates important business and financial information about Franklin that is not included in or delivered with this document. See "Where You Can Find More Information" at page 101 and "Incorporation by Reference" at page 101.

Indemnification

        The bylaws of Franklin provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interests of Franklin, and without willful misconduct or recklessness. Franklin has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Franklin pursuant to the foregoing provisions of Franklin's bylaws, Franklin has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Description of Franklin Capital Stock

  Authorized Capital Stock

        Franklin's current authorized stock consists of 15,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of no par value stock, which may be issued without further shareholder approval in one or more series as common or preferred stock possessing such terms as determined by the board of directors. As of December 31, 2005, 3,351,643 shares of Franklin common stock were issued and outstanding, and no shares of Franklin no par value stock were outstanding.

  Common Stock

        Shareholder Liability.    Under the Pennsylvania Business Corporation Law, shareholders generally are not personally liable for a corporation's acts or debts.

        Dividends; Liquidation; Dissolution.    Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Franklin common stock are entitled to share ratably in dividends on shares of common stock if, as and when authorized and declared by the Franklin board of directors out of funds legally available for dividends. Franklin's declaration and payment of cash dividends depends primarily upon dividend payments by its subsidiary, The Farmers and Merchants Trust Company of Chambersburg, which is Franklin's primary source of revenue and cash flow. Holders of Franklin common stock are also entitled to share ratably in the assets of Franklin legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Franklin. Accordingly, Franklin's right and the right of Franklin's creditors and shareholders, to participate in any distribution of the assets or earnings of the subsidiary is necessarily subject to the principal claims of creditors of the subsidiary, except to the extent that Franklin's claims in its capacity as a creditor may be recognized.

        Voting Rights.    Each outstanding share of Franklin common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Unless a larger vote is required by law, the Franklin articles of incorporation or the Franklin bylaws, when a quorum is present at a meeting of shareholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question. A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of Franklin common stock possess the exclusive voting power. There is no cumulative voting in the election of directors. The Franklin board is classified into three categories with each category as nearly equal in number as possible. This means, in general, that one-third of the members of the Franklin board are subject to reelection at each annual meeting of shareholders.

        Preemptive Rights; Redemption.    Holders of Franklin common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of Franklin "s classes of stock.

  Registrar And Transfer Agent

        Franklin's registrar and transfer agent is Fulton Financial Advisors, N.A., One Penn Square, Lancaster, PA 17602, (717) 291-2590.

  Anti-Takeover Provisions

        Franklin's articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Franklin. Among other things, these provisions:

  •
  Empower Franklin's board of directors, without shareholder approval, to issue shares of Franklin no par value stock in series or classes of common or preferred shares the terms of which, including voting power, are set by Franklin's board;

  •
  Divide Franklin's board of directors into three classes serving staggered three-year terms;

  •
  Restrict the ability of shareholders to remove directors;

  •
  Require that holders of at least two-thirds of the outstanding shares entitled to vote approve any merger consolidation or dissolution or any amendment of Franklin's articles of incorporation, unless such action is approved in advance by the Franklin board of directors, in which case the affirmative vote of a majority of the outstanding shares entitled to vote is sufficient;

  •
  Provide that if any person or corporation acquires beneficial ownership of 50% or more of Franklin's outstanding common stock, then Franklin will, within 30 days, offer in writing to redeem all or any shares of Franklin's common stock held by any shareholder, except the person or corporation that acquired 50% or more of the outstanding common stock, at a price equal to the greatest of:

  (1)
  the highest price paid by that person for any share of Franklin common stock during the 12 month period preceding the date of such redemption offer;

  (2)
  the highest market price for Franklin common stock on any trading day during the 12 month period preceding the date of the redemption offer; or

    (3)
    the book value per share of Franklin common stock as reported in its statement of condition for the quarterly period immediately preceding the date of the redemption offer.

    Franklin is not required to make a redemption offer, however, if its board of directors approves the acquisition of 50% or more of Franklin's outstanding common stock prior to that person or corporation acquiring beneficial ownership of 50% or more of Franklin's outstanding common stock;

  •
  Eliminate cumulative voting in the election of directors;

  •
  Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

  •
  Permit Franklin's board of directors to consider the effects on Franklin's employees, customers, depositors and communities it serves when determining whether to oppose any tender offer for Franklin's outstanding stock.

        The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Franklin that may have the effect of deterring or discouraging an attempt to take control of Franklin. These provisions, among other things:

  •
  Require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Business Corporation Law);

  •
  Prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation's voting power (Subchapter 25F of the Business Corporation Law);

  •
  Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights (Subchapter 25G of the Business Corporation Law);

  •
  Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months (Subchapter 25H of the Business Corporation Law);

  •
  Expand the factors and groups (including shareholders) which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

  •
  Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

  •
  Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

  •
  Provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

  •
  Provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

        The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

  •
  Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

  •
  Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

  •
  Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

        One effect of these provisions may be to make it more difficult for a shareholder to successfully challenge the actions of Franklin's board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

        Franklin opted out of coverage by the "short-term profits disgorgement" and "control-share acquisition" statutes included in the Pennsylvania Business Corporation Law, as permitted by the legislation. As a result of Franklin's decision to opt-out of these provisions, neither the "short-term disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of Franklin, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Franklin can reverse this action, and thereby cause the "short-term disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of Franklin, by means of an amendment to Franklin's bylaws, which could be adopted by Franklin's board of directors, without shareholder approval.

New Franklin Directors

        If the transaction is completed, Martin R. Brown, will serve as a Class B director of Franklin with a term of office through Franklin's 2007 annual meeting of shareholders and Stanley J. Kerlin, Esq. will serve as a Class A director of Franklin with a term of office through Franklin's 2008 annual meeting.

        The following table provides information, as of December 31, 2005, about Messrs. Brown and Kerlin.

Name and Age	Director of Fulton and Fulton County National Bank and Trust Company Since	Principal Occupation for the Past Five Years
Martin R. Brown, 53	2003	President, M.R. Brown Funeral Home, Inc., President, M.R. Brown Management, Inc., Managing Partner, Sandy Ridge Market, LLC, Chairman of the Board of Directors of Fulton and Fulton County National Bank and Trust Company
Stanley J. Kerlin, Esq., 51	2005	Attorney at Law

        Messrs. Brown and Kerlin, as directors of Fulton, do not receive any additional compensation for their services, beyond the compensation paid to them as directors of the Fulton County National Bank and Trust Company.

        In 2005, Messrs. Brown and Kerlin, as directors of Fulton and the Fulton County National Bank and Trust Company received $8,000 and $2,667, respectively, for all services rendered.

        Fulton County National Bank and Trust Company maintains a Director Deferred Compensation Plan, funded by life insurance, that allows directors to defer up to 100% of directors fees annually. The amounts deferred will be paid out over a period of up to 10 years beginning when the director reaches the age of 75.

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Information about Fulton

Business

  Description of Fulton

        Fulton, a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System. Fulton was incorporated on March 29, 1989 under the business corporation law of the Commonwealth of Pennsylvania for the purpose of becoming a bank holding company. Since commencing operations, Fulton's business has consisted primarily of managing and supervising the Fulton County National Bank and Trust Company, and its principal source of income has been dividends paid by the Fulton County National Bank and Trust Company. Fulton has two wholly-owned subsidiaries—the Fulton County National Bank and Trust Company, and Fulton County Community Development Corporation, which was formed on June 7, 1996 to support efforts of the local downtown business revitalization project by making low interest loans to eligible small businesses for the purpose of facade improvement. Fulton County Community Development Corporation had no activity in 2004 and 2005.

        The principal executive office of Fulton is located at 100 Lincoln Way East, McConnellsburg, Fulton County, Pennsylvania 17233. The telephone number of Fulton is (717) 485-3144.

  Description of the Fulton County National Bank and Trust Company

        The Fulton County National Bank and Trust Company was organized on February 24, 1887 as a Pennsylvania state chartered banking institution. It converted to a national banking association on September 5, 1933, and is presently under the supervision of the OCC. The Fulton County National Bank and Trust Company is a member of the Federal Reserve System. Customers' deposits held by the Fulton County National Bank and Trust Company are insured by the FDIC to the maximum extent permitted by law. The Fulton County National Bank and Trust Company's legal headquarters are located at 100 Lincoln Way East, McConnellsburg, Fulton County, Pennsylvania 17233.

        The Fulton County National Bank and Trust Company engages in a full service commercial and consumer banking business, including the acceptance of time and demand deposits and the making of secured and unsecured commercial and consumer loans, and offers trust services through its affiliation with Sentry Trust Company. The Fulton County National Bank and Trust Company's primary service area is located in Fulton County, Pennsylvania. Specifically, the main office of the Fulton County National Bank and Trust Company is located in McConnellsburg, the county seat. Within the defined service area of the Fulton County National Bank and Trust Company's main office, the banking business is highly competitive. In addition to local community banks, the Fulton County National Bank and Trust Company competes with regionally-based commercial banks, all of which have greater assets, capital and lending limits. The Fulton County National Bank and Trust Company also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies, credit unions and with the issuers of commercial paper and other securities.

        In order to compete effectively in this market and to obtain business from individuals, small and medium-sized businesses and professionals, the Fulton County National Bank and Trust Company offers specialized services such as extended hours of operation and personal and business checking accounts at competitive rates, in addition to traditional commercial and consumer banking and trust services. The Fulton County National Bank and Trust Company accepts time, demand, and savings deposits, statement savings accounts, NOW accounts, money market accounts, certificates of deposit, and club accounts. The Fulton County National Bank and Trust Company makes secured and unsecured commercial, consumer, mortgage, and construction loans. Consumer loans include revolving credit lines. The following support services are offered by the Fulton County National Bank and Trust Company to

make financial management more efficient and convenient for its customers: bank by mail, direct deposit, drive-in banking, Federal Tax Depository, automatic teller machines, night deposit services, notary public services, payroll deduction plan, bond coupon collections, safe deposit boxes, signature guarantees, travelers checks, money orders, cashiers checks, treasury securities, U.S. Savings Bonds, individual retirement accounts (IRA's), and utility and municipal payments. The Fulton County National Bank and Trust Company offers its customers access to discount brokerage services, mutual funds, and other alternative investment products through its affiliation with Sentry Trust Company. The Fulton County National Bank and Trust Company also offers telephone and internet banking to its customers. The Fulton County National Bank and Trust Company expects to experience modest growth in 2006.

  Supervision and Regulation—Fulton

        Fulton is subject to the provisions of the Bank Holding Company Act of 1956, as amended, and to supervision by the Federal Reserve Board. The Bank Holding Company Act requires Fulton to secure the prior approval of the Federal Reserve Board before it owns or controls, directly or indirectly, more than five percent (5%) of the voting shares or substantially all of the assets of any institution, including another bank. The Bank Holding Company Act prohibits acquisition by Fulton of more than five percent (5%) of the voting shares of, or interest in, all or substantially all of the assets of any bank located outside of Pennsylvania unless such acquisition is specifically authorized by the laws of the state in which such bank is located.

        A bank holding company is prohibited from engaging in or acquiring direct or indirect control of more than five percent (5%) of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

        Fulton is required to file an annual report with the Federal Reserve Board and any additional information that the Federal Reserve Board may require pursuant to the Bank Holding Company Act. The Federal Reserve Board may also make examinations of Fulton and any or all of its subsidiaries.

        Federal law prohibits acquisitions of control of a bank holding company without prior notice to certain federal bank regulators. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of the bank or bank holding company or to vote 25% or more of any class of voting securities of the bank holding company. A person or group holding revocable proxies to vote 25% or more of the stock of a bank or its holding company would presumably be deemed to control the institution for purposes of this federal law.

        Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company and on taking of such stock or securities as collateral for loans to any borrower.

        The Federal Reserve Board permits bank holding companies to engage in activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. Fulton does not at this time engage in any of the permissible activities described below, nor does Fulton have any current plans to engage in these activities in the foreseeable future.

        Fulton is subject to a Memorandum of Understanding with the Federal Reserve Bank that imposes various requirements and restrictions on Fulton. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of Fulton—Regulatory Matters and Contingencies" beginning on page 89.

  Legislation and Regulatory Changes

        From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in Congress, and before various bank regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact such changes might have on Fulton and its subsidiary, the Fulton County National Bank and Trust Company. Certain changes of potential significance to Fulton are discussed below.

  Recent Legislation

        USA Patriot Act.    In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C., which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering

        Sarbanes-Oxley Act.    On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity securities registered or that file reports under the Securities Exchange Act of 1934. In particular, the Sarbanes-Oxley Act establishes: (i) new requirements for audit committees, including independence, expertise, and responsibilities; (ii) additional responsibilities regarding financial statements for the Chief Executive Officer and Chief Financial Officer of the reporting company; (iii) new standards for auditors and regulation of audits; (iv) increased disclosure and reporting obligations for the reporting company and its directors and executive officers; and (v) new and increased civil and criminal penalties for violations of the securities laws. Many of the provisions were effective immediately while other provisions become effective over a period of time and are subject to rulemaking by the SEC. Because Fulton's common stock is registered with the SEC, it is currently subject to this Act.

        American Jobs Creation Act.    In 2004, the American Jobs Creation Act was enacted as the first major corporate tax act in years. The act addresses a number of areas of corporate taxation including executive deferred compensation restrictions. The impact of the act on Fulton and the Fulton County National Bank and Trust Company is not expected to be significant.

  Supervision and Regulation—The Fulton County National Bank and Trust Company

        The operations of the Fulton County National Bank and Trust Company are subject to federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the FDIC. The operations of the Fulton County National Bank and Trust Company are also subject to regulations of the OCC, the Federal Reserve Board, and the FDIC. The primary supervisory authority of the Fulton County National Bank and Trust Company is the OCC, which regulates and examines the Fulton County National Bank and Trust Company. The OCC has authority to prevent national banks from engaging in unsafe or unsound practices in conducting their businesses.

        Federal and state banking laws and regulations govern, among other things, the scope of a bank's business, the investments a bank may make, the reserves against deposits a bank must maintain, loans a bank makes and collateral it takes, the maximum interest rates a bank may pay on deposits, the activities of a bank with respect to mergers and consolidations and the establishment of branches. Under Pennsylvania law, the Fulton County National Bank and Trust Company may establish or acquire branch offices, subject to certain limitations, in any county of the state. National bank branches, however, may be established within the permitted area only after approval by the OCC.

        As a subsidiary bank of a bank holding company, the Fulton County National Bank and Trust Company is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or its subsidiaries, or investments in the stock or other securities as collateral for loans. The Federal Reserve Act and Federal Reserve Board regulations also place certain limitations and reporting requirements on extensions of credit by the Fulton County National Bank and Trust Company to principal shareholders of its parent holding company, among others, and to related interests of such principal shareholders. In addition, such legislation and regulations may affect the terms upon which any person becoming a principal shareholder of a holding company may obtain credit from banks with which the subsidiary Fulton County National Bank and Trust Company maintains a correspondent relationship.

        Fulton County National Bank and Trust Company is subject to a Consent Order issued by the OCC that imposes certain requirements and restrictions on its activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of Fulton—Regulatory Matters and Contingencies" beginning on page 89.

        FDIC.    Under the Federal Deposit Insurance Act, the OCC possesses the power to prohibit institutions regulated by it (such as the Fulton County National Bank and Trust Company) from engaging in any activity that would be an unsafe and unsound banking practice or would otherwise be in violation of the law. Moreover, the Financial Institutions Regulatory and Interest Rate Control Act of 1978 ("FIRA") generally expanded the circumstances under which officers or directors of a bank may be removed by the institution's federal supervisory agency, restricts lending by a bank to its executive officers, directors, principal shareholders or related interests thereof and restricts management personnel of a bank from serving as directors or in other management positions with certain depository institutions whose assets exceed a specified amount or which have an office within a specified geographic area, and restricts management personnel from borrowing from another institution that has a correspondent relationship with their bank.

        Additionally, FIRA requires that no person may acquire control of a bank unless the appropriate federal supervisory agency has been given sixty (60) days prior written notice and within that time has not disapproved the acquisition or otherwise extended the period for disapproval. Control for purposes of FIRA, means the power, directly or indirectly, to direct the management or policies or to vote twenty-five percent (25%) or more of any class of outstanding stock of a financial institution or its respective holding company. A person or group holding revocable proxies to vote twenty-five percent (25%) or more of the outstanding common stock of a financial institution or holding company such as Fulton, would presumably be deemed to control the institution for purposes of FIRA.

        CRA.    Under the Community Reinvestment Act of 1977, as amended ("CRA"), the OCC is required to assess the record of all financial institutions regulated by it to determine if these institutions are meeting the credit needs of the community (including low and moderate income neighborhoods) which they serve and to take this record into account in its evaluation of any application made by any of such institutions for, among other things, approval of a branch or other deposit facility, office relocation, a merger or an acquisition of bank shares. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 amended the CRA to require, among other things, that the OCC make publicly available the evaluation of a bank's record of meeting the credit needs of its entire community, including low and moderate income neighborhoods. This evaluation will include a descriptive rating and a statement describing the basis for the rating, which is publicly disclosed.

        BSA.    Under the Bank Secrecy Act ("BSA"), banks and other financial institutions are required to report to the Internal Revenue Service currency transactions of more than $10,000 or multiple transactions of which the Fulton County National Bank and Trust Company is aware in any one day that aggregate in excess of $10,000. Civil and criminal penalties are provided under the BSA for failure to file a required report, for failure to supply information required by the BSA or for filing a false or fraudulent report.

        FDICIA—Capital Categories.    In December of 1991 the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. Under FDICIA, institutions must be classified, based on their risk-based capital ratios into one of five defined categories, as illustrated below:

	Total Risk-Based Ratio	Tier 1 Risk-Based Ratio	Tier 1 Leverage Ratio	Under a Capital Order or Directive
CAPITAL CATEGORY
Well capitalized	≥10.0	≥6.0	≥5.0	No
Adequately capitalized	≥8.0	≥4.0	≥4.0	*
Undercapitalized	<8.0	<4.0	<4.0	*
Significantly Undercapitalized	<6.0	<3.0	<3.0
Critically Undercapitalized		<2.0

*
3.0 for those banks having the highest available regulatory rating.

        As of December 31, 2005, the most recent notification from the OCC categorizes the Fulton County National Bank and Trust Company as adequately capitalized under the regulatory framework for prompt corrective action.

        Under FDICIA, financial institutions are subject to increased regulatory scrutiny and must comply with certain operational, managerial and compensation standards to be developed by Federal Reserve Board regulations.

        FDICIA also requires the regulators to issue new rules establishing certain minimum standards to which an institution must adhere including standards requiring a minimum ratio of classified assets to capital, minimum earnings necessary to absorb losses and minimum ratio of market value to book value for publicly held institutions. Additional regulations are required to be developed relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and excessive compensation, fees and benefits.

        In addition to banking and securities laws, regulations and regulatory agencies, Fulton also is subject to various other laws, regulations, and regulatory agencies throughout the United States. Furthermore, various proposals, bills, and regulations have been and are being considered in the United States Congress, and various other governmental regulatory and legislative bodies, which could result in changes in the profitability and governance of Fulton. It cannot be predicted whether new legislation or regulations will be adopted and, if so, how they would affect Fulton.

        References under the caption "Supervision and Regulation" to applicable statutes, regulations and orders are brief summaries of portions thereof which do not purport to be complete and which are qualified in their entirety by reference thereto.

  Future Legislation

        Changes to the laws and regulations in the state where Fulton and the Fulton County National Bank and Trust Company do business can affect the operating environment of bank holding companies and their subsidiaries in substantial and unpredictable ways. Fulton cannot accurately predict whether those changes in laws and regulations will occur, and, if those changes occur, the ultimate effect they would have upon the financial condition or results of operations of Fulton.

  Effects of Inflation

        Inflation has some impact on Fulton's, the Fulton County National Bank and Trust Company's, and Fulton County Community Development Corporation's operating costs. Unlike many industrial companies, however, substantially all of the Fulton County National Bank and Trust Company's and Fulton County Community Development Corporation's assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on Fulton's, the Fulton County National Bank and Trust Company's, and Fulton County Community Development Corporation's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as prices of goods and services.

  Monetary Policy

        The earnings of Fulton, the Fulton County National Bank and Trust Company, and Fulton County Community Development Corporation are affected by domestic economic conditions and the monetary and fiscal policies of the United States Government and its agencies. An important function of the Federal Reserve System is to regulate the money supply and interest rates.

        Among the instruments used to implement those objectives are open market operations in United States government securities and changes in reserve requirements against member bank deposits. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect rates charged on loans or paid for deposits.

        The Fulton County National Bank and Trust Company is a member of the Federal Reserve System and, therefore, the policies and regulations of the Federal Reserve Board have a significant effect on its deposits, loans and investment growth, as well as the rate of interest earned and paid, and are expected to affect the Fulton County National Bank and Trust Company's operations in the future. The effect of such policies and regulations upon the future business and earnings of Fulton, the Fulton County National Bank and Trust Company, and Fulton County Community Development Corporation cannot be predicted.

  Environmental Regulation

        There are several federal and state statutes which regulate the obligations and liabilities of financial institutions pertaining to environmental issues. In addition to the potential for attachment of liability resulting from its own actions, a bank may be held liable under certain circumstances for the actions of its borrowers, or third parties, when such actions result in environmental problems on properties that collateralize loans held by the Fulton County National Bank and Trust Company. Further, the liability has the potential to far exceed the original amount of the loan issued by the Fulton County National Bank and Trust Company. Currently, Fulton, the Fulton County National Bank and Trust Company, and Fulton County Community Development Corporation are not party to any pending legal proceeding pursuant to any environmental statute, nor is Fulton, the Fulton County National Bank and Trust Company, or Fulton County Community Development Corporation aware of any circumstances which may give rise to liability under any such statute.

  Concentrations

        The Fulton County National Bank and Trust Company is neither dependent upon deposits from nor exposed to loan concentrations to a single customer, the loss of which would have a material adverse effect on the financial condition of the Fulton County National Bank and Trust Company. Although the Fulton County National Bank and Trust Company has a diversified loan portfolio, a significant portion of its customers' ability to honor their contracts is dependent upon the agribusiness economic sector (approximately 20% of loan portfolio and 107% of stockholders' equity as of December 31, 2005).

  Competitive Business Conditions

        Fulton's current primary service area is generally characterized as Fulton County, Pennsylvania. The Fulton County National Bank and Trust Company competes with local commercial banks as well as numerous regionally based commercial banks, all of which have assets, capital, and lending limits larger than the bank. The bank competes with respect to its lending activities as well as in attracting demand, savings, and time deposits with other commercial banks, savings banks, regulated small loan companies, credit unions and other money market funds. The business of the Fulton County National Bank and Trust Company is not seasonal in nature.

  Employees

        As of December 31, 2005, Fulton through its subsidiary had 50 full-time equivalent employees. None of these employees are represented by a collective bargaining agreement, and Fulton believes it enjoys good relations with its personnel.

Properties

        The main administrative office of the Fulton County National Bank and Trust Company, which also includes a drive-up facility, is located in McConnellsburg, Pennsylvania. The Fulton County National Bank and Trust Company currently has seven branch offices one of which is located at Penn's Village on Route 16 at the east end of McConnellsburg, Pennsylvania. This branch office opened on May 11, 1981. In addition, the Fulton County National Bank and Trust Company installed an ATM at the Penn's Village Shopping Center in March, 1989.

        The Fulton County National Bank and Trust Company also serves the communities surrounding the Pennsylvania/Maryland border through its branch office located in Warfordsburg, Pennsylvania. This branch opened for business on April 4, 1983. On the same day, a third branch office was opened in Hustontown, Pennsylvania, which services northern Fulton County. Finally, to service the southern end of Huntington County, the Fulton County National Bank and Trust Company acquired a branch in Shade Gap, Pennsylvania, on September 26, 1988.

        On July 15, 1999, the Fulton County National Bank and Trust Company opened a branch, including an ATM, at the Sandy Ridge Mall in Orbisonia, PA. To service the western portion of Franklin County, the Fulton County National Bank and Trust Company opened a branch, including an ATM, on Route 30 in St. Thomas, PA on November 15, 1999. On February 11, 2002, the Fulton County National Bank and Trust Company opened a branch in Breezewood, Pennsylvania, including an ATM, to service eastern Bedford County.

        On January 7, 1997, ATMs were opened at the Warfordsburg and Hustontown branches. In June, 1998 the Fulton County National Bank and Trust Company opened an ATM at the Shade Gap branch and added an ATM to its main office drive-up facility. The main office, Warfordsburg, Hustontown, Orbisonia and Breezewood branches are owned by the Fulton County National Bank and Trust

Company. The Penn's Village branch is rented. The Shade Gap branch is still owned by the Fulton County National Bank and Trust Company, however the branch and ATM are closed.

        In the merger agreement, Fulton agreed to take all reasonable commercial efforts to close the Breezewood branch of the Fulton County National Bank and Trust Company as soon as practicable after the date of the merger agreement in accordance with all applicable regulatory requirements. Notices of the closing of the branch office were sent to customers on February 24, 2006. The anticipated closing date is June 3, 2006.

Legal Proceedings

        Fulton is an occasional party to legal actions arising in the ordinary course of its business. In the opinion of Fulton's management, Fulton has adequate legal defenses and/or insurance coverage respecting any and each of these actions and does not believe that they will materially affect Fulton's operations or financial position.

Management's Discussion and Analysis of Financial Condition and Results of Operations of Fulton

        The following is management's discussion and analysis of the significant changes in the financial condition and results of operations of Fulton and its wholly owned subsidiaries, The Fulton County National Bank and Trust Company and Fulton County Community Development Corporation. The consolidated financial condition and results of operations consist almost entirely of the Fulton County National Bank and Trust Company's financial condition and results of operations. This discussion should be read in conjunction with the financial tables, consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this report. Current performance does not guarantee, assure or may not be indicative of similar performance in the future.

        We have made forward-looking statements in this document and in documents that we incorporated by reference that are subject to risk and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Fulton, the Fulton County National Bank and Trust Company, and Fulton County Community Development Corporation. When we used words such as "believes", "expects", "anticipates" or other similar expressions, we are making forward-looking statements.

        Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documentation that we incorporate by reference, could affect the future financial results of Fulton and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

  •
  Operating, legal and regulatory risks;

  •
  Economic, political and competitive forces affecting our banking business; and

  •
  The risk that our analysis of these risks and forces could be incorrect and/or the strategies developed to address them could be unsuccessful.

        Fulton undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in other documents that Fulton files periodically with the SEC.

Results of Operations

Net Income (Loss)

        The net loss for 2005 was ($288,000), compared to a net loss of ($465,000) for 2004, representing an increase of $177,000 or 38% to the bottom line. The net loss on a per share basis (fully diluted) for 2005 was ($.58), an increase of $.36 from the loss of ($.94) realized during 2004. The net loss before applicable income tax (benefit) was ($648,000) in 2005, a reduction of $176,000 from the net loss before applicable income tax (benefit) of ($472,000) in 2004. The tax benefit for 2005 was ($359,000), compared to ($7,000) in 2004. The greater tax benefit resulted from a change in the cause of the net loss from operations which provided larger tax deductions. In 2005, the loss was generated from lower net interest income, higher provision for loan losses, and greatly increased operating expenses caused by the need to comply with the Consent Order from the OCC and Memorandum of Understanding from the Federal Reserve Bank. The loss in 2004 resulted primarily from the sale of investment securities at a loss of ($1,265,000).

        The net loss was ($465,000) for 2004 compared to net income $767,000 for 2003, representing a decrease of $1,232,000, or (161%). Net income on an average share basis (fully diluted) for 2004 was ($.94), a decrease of $2.50 from the $1.56 per share realized during 2003.

Net Interest Income

        Total interest income for 2005 was $7,124,000, compared with $7,554,000 in 2004, a decrease of $431,000 or 5.7%. Total average earnings assets declined $8 million, or 6.1%, from 2004 to 2005. This drop and a change in the mix from higher yielding loans to lower yielding investment securities were the cause of the decrease in total interest income. Loans continued to decline in 2005 as a result of customers refinancing with other institutions and a reduction in new loan originations due to the lack of a senior lender on staff. The average yield on loans and investment securities remained fairly consistent from 2004 to 2005, while short-term investment rates increased with the changes in short-term yields in the market. Though prime rate increased throughout 2005, the average balance of nonaccrual loans as a percentage of total loans also increased, offsetting the potential interest income improvement for loans.

        Total interest income for 2004 was $7,554,000 compared with $8,365,000 earned during 2003, a decrease of $811,000, or 10%. A decrease in average volume of loans and investments in 2004 reduced interest income by $581,000 while a decrease in average rates on earning assets reduced interest income an additional $230,000. Loans decreased as a result of customers refinancing to other institutions due to rate, due to workouts of nonperforming loans, and due to the departure of the senior lender in 2004. The lower rates earned on loans was a result of local and national market forces. The average balance in investment securities decreased due to the decline in deposits (which fund investments and other assets) and lower use of borrowings to fund investments in 2004. The rates on investments decreased due to national market forces and a change in the mix of investment types.

        Average earning assets decreased 7% in 2004 and decreased 1% in 2003. Loans, the highest yielding earning assets, decreased on average by 7% in 2004. Average investments decreased 9% in 2004. Fulton sold its entire position in FNMA/FHLMC preferred stocks during the fourth quarter of 2004 due to concerns about protracted market value impairment in an environment of rising rates and due to regulatory concerns about the Fulton County National Bank and Trust Company's concentration in this investment type. Due to the timing of the sales, the majority of the proceeds were in cash at year-end. Subsequent reinvestments were in shorter duration agency mortgage-backed securities. The preferred stock sale resulted in a loss of $1.3 million and was a material cause of Fulton's net loss before taxes. The loss on sale of the preferred stock is considered a capital loss by applicable tax code and a current tax benefit was not available. The 2003 decrease in investments was a result of a decrease in deposit funding and an increase in the average loans outstanding.

        Total interest expense for 2005 was $2,900,000, a modest increase of $9,000, or 0.3%, from $2,891,000 in 2004. The average balance of interest-bearing liabilities in 2005 declined $6,972,000 or 6.2%, and the cost of interest-bearing liabilities increased from 2.6% to 2.8%. The primary cause of the increase in rates was the need to be more competitive on time deposit rates in an attempt to retain customers. Market competition for rates on certificates of deposit and other time deposits increased significantly throughout 2005. Fulton did not use short-term borrowings during 2005.

        Total interest expense was $2,891,000 for 2004, a decrease of $284,000, or 9%, from the $3,175,000 for 2003. The decrease resulted from less use of borrowings for funding in 2004 and lower balances and rates on time and savings products. Lower funding sources were required in 2004 due to lower loan production.

        Average interest-bearing liabilities decreased 7% in 2004. Average borrowings decreased 36% in 2004 as there was less use of overnight borrowing to fund longer duration assets because of the interest rate risk involved. Average time deposits decreased 4% as a conservative rate posture was maintained in light of the lack of loan production. Core deposits increased as a result of improving economic conditions, varying levels of local government funds, and customers temporarily deploying funds while waiting for time deposit rates to increase.

        Net interest income is the difference between total interest income and total interest expense. Interest income is generated through earning assets, which include loans, deposits with other banks, and investments. Interest income is dependent on many factors including the volume of earning assets; level of interest rates; changes in interest rates; and volumes of nonperforming loans. The cost of funds varies with the volume of funds necessary to support earning assets; rates paid to maintain deposits; rates paid on borrowed funds; and level of interest-free deposits.

        Net interest income for 2005 totaled $4,224,000, a decline of $440,000, or 9.4%, from 2004. Net interest income for 2004 totaled $4,664,000, down $526,000, or 10% from 2003. Liquidity and interest rate risk are monitored on a regular basis through ALCO modeling. Management strives to stabilize net interest margin while competitively pricing loans and deposits and by structuring the maturities of interest-earning assets and liabilities to maintain a desired net interest margin and liquidity.

Other Income and Expenses

        Other income represents service charges on deposit accounts, commissions on loan insurance, fees for official checks and other services, safe deposit box rentals, fees for trust services, securities gains (losses), gains(losses) on sales of loans and other real estate owned, and earnings on cash surrender value of directors and officers life insurance.

        Fulton sold no investment securities in 2005, resulting in zero loss or gain. In 2004, the liquidation of Fulton's investment in preferred stock resulted in a loss of $1.3 million and was a material cause of Fulton's net loss before taxes. In addition, the loss on sale of the preferred stock is considered a capital loss by applicable tax code and a current tax benefit was not available on the loss.

        Other income increased slightly, by $4,000, to $613,000 in 2005, compared to $609,000 before the loss on sales of investments securities in 2004. Besides the loss on sales of investment securities in 2004, other income decreased $141,000, or 19% in 2004 compared to 2003. Service charges on deposits decreased $6,000, or 3.3%, in 2005 and $45,000, or 21%, in 2004 due to the closings of accounts that were providing fee income. Other service charges and fees increased $24,000, or 15.6% in 2005. Other service charges and fees decreased $66,000, or 30%, in 2004 due to lower mortgage fee income, printed check upcharges and settlement services income. Trust services and revenue from the sales of financial products decreased in both 2005 and 2004 due to the bank outsourcing these services which typically have high direct cost and compliance and legal risks. Fulton sold no loans in 2005, resulting in zero gains or losses. Fulton had gains on sales of student loans of $11,000 in 2004 as it exited direct origination and administration in favor of a referral process that entails no direct costs. Earnings on bank-owned life insurance decreased $18,172, or 7.5% in 2005 and $15,000, or 6%, in 2004 due to decreases in crediting rates. Gain on the sale of OREO properties was $19,000 in 2005 versus $5,000 in 2004. No additional OREO properties were acquired during 2005. Fulton sold real estate and fixtures at its Warfordsburg branch office location during 2005, resulting in a gain of $9,000.

        Noninterest expenses are classified into six main categories: salaries and employee benefits; occupancy and furniture and equipment expenses that include depreciation, maintenance, utilities, taxes, insurance and rents; professional and other fees; data processing expenses; FDIC insurance premiums; and other operating expenses that include all other expenses incurred in normal operations.

        Salaries and benefits increased $285,000, or 16.9%, during 2005 as a result of the hiring of contract individuals to fill roles vacated by senior executives during the year and to compensate the added staff required for compliance with the Consent Order and Memorandum of Understanding. Salaries and benefits for 2004 decreased by $25,000 or 2% compared 2003. New hires, merit pay increases and a significant increase in health insurance costs (up 21%) were offset by the eliminated salary and deferred benefit reversals attributable to the departure of certain senior officers and by a lower elective contribution to the 401(K) plan. Net occupancy and furniture and equipment expenses increased $31,000 in 2005 due to charges for network maintenance and enhancements to the ATMs required to bring them into compliance with new security requirements. Net occupancy and furniture and equipment expenses decreased $27,000, or 3%, due to lower maintenance, utilities, and depreciation expense in 2004. Professional and other loan-related expenses increased $492,000, or 137.2% in 2005 and $174,000 or 94% in 2004 as Fulton incurred material expenses to work problem credits, handle legal costs associated with the departure of the CEO, and comply with the Consent Order and Memorandum of Understanding.

        Data processing expenses increased $22,000 in 2005 and $29,000 in 2004, primarily due to the implementation of Internet Banking in 2004. FDIC premium expense increased $161,000, or 492.5%, in 2005 and $15,000, or 87%, in 2004 due to a higher risk rating assigned by regulators. Other operating expenses declined $43,000 or 4.1% in 2005 due to expense savings programs implemented in all areas except those required for compliance with regulatory orders. Other operating expenses increased $47,000 or 5% for 2004 due to supply costs to establish customer identification files required by regulations, increased director oversight costs and higher shares tax.

Income Taxes

        Applicable income taxes changed between 2005, 2004, and 2003 because of changes in pretax accounting income and taxable income. The effective tax (benefit) rate for 2005 was (55.5%) compared to (1.5%) and (1.3%) for 2005, 2004 and 2003, respectively. The more favorable effective income tax benefit for 2005 reflected the loss resulting from tax deductible increases in expenses without a corresponding change in the mix of tax-free loans and investments. The loss on sale of the preferred stock which occurred in 2004 is considered a capital loss under the IRS tax code. Because Fulton did not have material capital gains in the past nor can capital gains be predicted in the future, the 2004 capital loss does not produce a current tax benefit. The tax rate in 2004 and 2003 was reduced by the dividends received deduction for FNMA/FHLMC preferred stock and is reduced in all years by tax-exempt interest on obligations of state and political subdivisions (carried as both loans and investments). See Note 9 to the Financial Statements for more information on the components of federal income tax expense.

        The following table presents a summary of significant earnings and capital ratios:

	2005	2004	2003
Average assets	$138,694	$145,391	$153,621
Net income (loss)	(288)	(465)	767
Average equity	14,882	16,329	16,971
Cash dividends paid	0	517	517
Return on average assets	(0.21)%	(0.32)%	(0.20)%
Return on average equity	(1.94)%	(2.85)%	(4.52)%
Dividend payout ratio	0.00%	211.18%	67.41%
Equity to asset ratio	10.73%	11.23%	11.05%
Loan to deposit ratio	72.96%	84.52%	91.24%

Financial Condition

        Total assets at December 31, 2005 were $139,131,000, a 1.8% decrease from December 31, 2004. The balance sheet mix changed significantly in 2005. Loans decreased $14,690,000, or 18.4%, and investment securities increased $15,807,000 or 83.3%, from year-end 2004 to year-end 2005. Total deposits declined only 1.9% from December 31, 2004 to December 31, 2005. Fulton sold its entire position in FNMA/FHLMC preferred stocks during the fourth quarter of 2004 due to concerns about protracted market value impairment in an expected return to a rising rates environment and due to regulatory concerns about the Fulton County National Bank and Trust Company's concentration in this investment type. Due to the timing of the sales, the majority of the proceeds were in cash at year-end. Subsequent reinvestments were made to shorter duration agency mortgage-backed securities.

        The following table shows the maturities of investment securities at book value as of December 31, 2005, and weighted average yields of such securities. Yields are shown on a tax equivalent basis, assuming a 34% federal income tax rate.

(000 omitted)	Within 1 year	After 1 year but within 5 years	After 5 years but within 10 years	After 10 years	Total
Bonds:
U.S. Government agencies
Book value	$5,749	$8,189	$0	$0	$13,938
Yield	3.65%	4.12%	0.00%	0.00%	3.93%
State and municipal
Book value	300	4,414	680	0	5,394
Yield	8.52%	6.95%	6.10%	0.00%	6.93%
Mortgage-backed
Book value	0	10,229	5,526	112	15,867
Yield	0.00%	4.35%	4.55%	4.70%	4.42%
Total book value	$6,049	$22,832	$6,206	$112	$35,199

Yield	3.89%	4.77%	4.72%	4.70%	4.61%
Equity securities:
Total equity securities					$59

Yield					2.70%
Total Investment securities					$35,258

Total Yield					4.61%

Loans

        Gross loans receivable at December 31, 2005 totaled $79,780,000, compared to $94,470,000 a decrease of $14,690,000 or 18.4%. This decrease, which occurred across all significant loan categories, was the result of the absence of a senior commercial lender during the year, increased regulatory scrutiny, loans paid off in troubled loan workout efforts, and mortgage refinancing to mass market lenders.

        Gross loans receivable at December 31, 2004 decreased $8,819,000 or 9% from December 31, 2003. Mortgage and personal loan refinancing to other lenders was responsible for much of the decrease.

        The following table presents the loan portfolio at the end of each of the last five years:

(000 omitted)	2005	2004	2003	2002	2001
Commercial, financial and agricultural	$13,175	$15,531	$18,623	$15,171	$17,418
Real estate—Construction	0	0	0	0	0
Real estate—Mortgage	64,315	75,861	80,398	82,098	78,796
Installment and other personal loans (net of unearned discount)	2,290	3,078	4,268	10,998	8,287

Total loans	$79,780	$94,470	$103,289	$108,267	$104,501

        Presented below are the approximate maturities of the loan portfolio (excluding real estate mortgages and installments) at December 31, 2005:

(000 omitted)	Under One Year	One to Five Years	Over Five Years	Total
Commercial, financial and agricultural	$7,767	$4,865	$543	$13,175
Real estate—Construction	0	0	0	0

Total	$7,767	$4,865	$543	$13,175

        The following table presents the approximate amount of fixed rate loans and variable rate loans due as of December 31, 2005:

(000 omitted)	Fixed Rate Loans	Variable Rate Loans
Due within one year	$5,479	$36,083
Due after one but within five years	15,096	15,164
Due after five years	7,958	0

Total	$28,533	$51,247

Allowance for Loan Losses and Related Provision

        The provision for loan losses was $317,000 in 2005 compared to $261,000 in 2004 and $1,265,000 in 2003. The provision expense in each year was based on management's evaluation of the adequacy of the allowance for loan losses and represents amounts deemed necessary to maintain the allowance at the appropriate level based on the quality of the loan portfolio and economic conditions. Actual charge-offs (net of recoveries) were $784,000 in 2005, $339,000 in 2004;and $396,000 in 2003. The allowance for loan losses was deemed to adequately reflect the risk inherent in the loan portfolio at December 31, 2005.

        The following table is a summary of loan loss experience for the past five years.

	Years Ended December 31
(000 omitted)
	2005	2004	2003	2002	2001
Average total loans outstanding (net of unearned income)	$87,210	$99,808	$107,140	$105,219	$105,028

Allowance for loan losses, beginning of period	$1,821	$1,900	$1,031	$845	$847
Additions to provision for loan losses charged to operations	317	261	1,265	255	15
Loans charged off during the year
Real estate	0	2	25	0	0
Commercial and agricultural	755	343	363	3	20
Installment	39	19	23	73	14

Total charge-off's	794	364	411	76	34

Recoveries of loans previously charged off:
Real estate	7	3	6	0	0
Commercial and agricultural	0	7	0	1	2
Installment	3	14	9	6	15

Total recoveries	10	24	15	7	17

Net loans charged off	784	339	396	69	17

Allowance for loan losses	$1,354	$1,821	$1,900	$1,031	$845

Ratio of net loans charged off to average loans outstanding	.90%	.34%	.37%	.06%	.02%

        The provision is based on an evaluation of the adequacy of the allowance for possible loan losses. The evaluation includes, but is not limited to, review of net loan losses for the year, the present and prospective financial condition of the borrowers and evaluation of current and projected economic conditions.

        The following table sets forth the outstanding balances of those loans on a nonaccrual status and those on accrual status which are contractually past due as to principal or interest payments for 30 days or more at December 31:

(000 omitted)	2005	2004	2003	2002	2001
Nonaccrual loans	$1,594	$1,729	$4,159	$1,596	$289

Accrual loans:
Restructured	$0	$0	$0	$0	$0
30 through 89 days past due	1,644	3,778	3,362	3,692	4,121
90 days or more past due	330	48	0	70	922

Total accrual loans	$1,974	$3,826	$3,326	$3,762	$5,043

        Foregone revenue on nonaccrual loans was as follows (000 omitted):

	2005	2004	2003
Interest income that would have been accrued at original loan rates	$180	$260	$147
Amount recognized as interest income	124	178	3

Foregone revenue	$56	$82	$144

        At December 31, 2005, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $2,457,000. The average recorded investment in impaired loans amounted to approximately $2,157,000 for the year ended December 31, 2005. The allowance for loan losses related to impaired loans amounted to approximately $176,896 at December 31, 2005. Interest income on impaired loans of $59,289 was recognized for cash payments received in 2005. The Fulton County National Bank and Trust Company has no commitments at December 31, 2005 to loan additional funds to borrowers whose loans have been modified.

        There were no restructured loans for any of the time periods set forth above.

        Fulton utilizes a systematic review of its loan portfolio on a quarterly basis in order to determine the adequacy of the allowance for loan losses. The allowance for loan losses consists of a component for individual loan impairment primarily based on the loan's collateral fair value and other observable data. A watch list of loans is identified for evaluation based on regulatory examinations and internal and external loan grading and reviews. Loans other than those determined to be impaired are grouped into pools of loans with similar credit risk characteristics. These loans are evaluated as groups with allocations made to the allowance based on historical loss experience adjusted for current trends in delinquencies, trends in underwriting and oversight, concentrations of credit and general economic conditions within Fulton's trading area. The 2005 provision for loan losses increased versus 2004 due primarily to the charge-off of a large commercial relationship. The 2004 provision was lower than 2003 based on fewer additions to the watch list in 2004 than in 2003, a decrease in the loan portfolio and lower net charge-offs.

        The provision expense increased significantly from 2003 through 2005 compared to prior years for two reasons. First, nonaccrual loans and net charge-offs remain at levels much higher than prior years. The increase in non-accrual loans and charge-offs resulted from actions taken as required by the Fulton County National Bank and Trust Company's primary regulator in response to examinations conducted in 2003 and 2004. Secondly, the examinations increased the amount of the classified loans which increased the Fulton County National Bank and Trust Company's risk-based allowance on such loans. These loans were tested for impairment and additional provisions were made as necessary. The examinations adversely classified loans primarily because of structural weaknesses and lack of adequate financial analysis in underwriting new loans and renewing existing loans. The examinations also cited weaknesses in credit risk practices, changes in lending philosophy and unreliable historical loss trends as cause for requiring higher allowances. Throughout 2005, management has been working diligently with outside consultants to improve underwriting practices and shore up structural weaknesses and financial analysis for all loans in the portfolio. In addition, the methodology for the analysis for loan losses has been enhanced to correspond more closely with OCC standards for evaluating deficiencies and estimating probable losses.

	Years Ended December 31
	2005	2004	2003	2002
Non-accrual loans as a percentage of total loans	2.00%	1.83%	4.03%	1.47%
Net charge-offs to average total loans	0.90%	0.34%	0.37%	0.06%
Provision for loan losses	$317,000	$261,000	$1,265,000	$255,000

        Fulton has identified loans dependent on the agribusiness economic sector as a concentration of credit. At December 31, 2005, agribusiness loans comprised 43% of criticized and 13% of classified assets.

        The following is an allocation by loan categories of the allowance for loan losses at December 31 for the last five years. In retrospect the specific allocation in any particular category may prove excessive or inadequate and consequently may be reallocated in the future to reflect the then current conditions. Accordingly, the entire allowance is available to absorb losses in any category.

	2005		2004
(000 omitted)	Allowance Amount	Percentage of Loans to Total Loans	Allowance Amount	Percentage of Loans to Total Loans
Commercial, financial and agricultural	$1,129	16.5%	$1,565	16.4%
Real estate—Construction	0	0.0	0	0.0
Real estate—Mortgage	193	80.6	240	80.3
Installment	32	2.9	16	3.3

Total	$1,354	100.00%	$1,821	100.00%

	2003		2002
(000 omitted)	Allowance Amount	Percentage of Loans to Total Loans	Allowance Amount	Percentage of Loans to Total Loans
Commercial, financial and agricultural	$1,507	18.0%	$561	14.0%
Real estate—Construction	0	0.0	0	0.0
Real estate—Mortgage	351	77.8	333	75.8
Installment	42	4.2	137	10.2

Total	$1,900	100.00%	$1,031	100.00%

	2001
(000 omitted)	Allowance Amount	Percentage of Loans to Total Loans
Commercial, financial and agricultural	$141	12.7%
Real estate—Construction	0	0.0
Real estate—Mortgage	637	77.8
Installment	67	9.5

Total	$845	100.00%

Deposits

        Total deposits decreased 3.4% to $107,486,000 at December 31, 2005, compared to $109,621,000 at December 31, 2004. Noninterest-bearing demand deposits increased 11.1% year-end to year-end and average balances were up $1,605,000 for 2005 and $115,000 for 2004. Interest-bearing deposits decreased 4.3% due to competitive market pressures and a conservative rate posture. Noninterest bearing demand deposits increased 19% from December 31, 2003 to December 31, 2004, while average demand deposit balances remained similar. Interest bearing deposits decreased 4%. The average amounts of deposits are summarized below:

	Years Ended December 31
(000 omitted)
	2005	2004	2003
Demand deposits	$16,686	$15,081	$14,966
Interest bearing demand deposits	13,050	13,202	11,925
Savings deposits	21,932	24,188	22,579
Time deposits	55,452	58,816	61,069

Total deposits	$107,120	$111,287	$110,593

        The following is a breakdown of maturities of time deposits of $100,000 or more as of December 31, 2005:

Maturity	(000 omitted)
Certificates of Deposit
Three months or less	$5,578
Over three months through six months	434
Over six months through twelve months	808
Over twelve months	7,175

$13,995

Stockholders' Equity

        Stockholders' equity was $14,902,000 at December 31, 2005, compared with $15,518,000 at December 31, 2004, a decrease of $616,000 or 4%. The December 31, 2004 balance was down 4% compared to December 31, 2003. The decrease in 2005 was a result of the net loss of $288,000 and a reduction of $328,000 in accumulated other comprehensive income. The decrease in 2004 was a result of the net loss of $465,000 and dividends paid of $517,000, partially offset by an increase of $398,000 in accumulated other comprehensive income. Total stockholders' equity represented 10.7% of total assets at the end of 2005 and 10.9% at the end of 2004. No cash dividends were paid in 2005. Cash dividends of $1.05 per share were paid in both 2004 and 2003. On July 20, 2000, the board of directors announced the approval of a plan to purchase up to 2% of its shares of outstanding common stock. As of December 31, 2004, the company had repurchased 2,210 shares, representing 0.45% of its shares of outstanding common stock. The repurchase plan has been suspended as of April 11, 2005. No shares have been repurchased since June 28, 2004.

        Dividends from the Fulton County National Bank and Trust Company to Fulton are the predominant source for Fulton to pay dividends. National banks must obtain regulatory approval before declaring dividends that exceed its current net profits and prior two years' retained net profits. Because of the net losses and pursuant to the Consent Order with the OCC and the Memorandum of Understanding with the Federal Reserve Bank, dividends have been suspended in upcoming periods until further notice.

Critical Accounting Policies

        Fulton County National Bank and Trust Company policy related to the allowance for loan losses is considered to be a critical accounting policy because the allowance for loan losses represents a particularly sensitive accounting estimate. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance is an amount management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

Liquidity

        Liquidity and interest rate sensitivity are related to, but distinctly different from, one another.

        Liquidity involves the Fulton County National Bank and Trust Company's ability to meet cash withdrawal needs of customers and their credit needs in the form of loans. Liquidity is provided by certain balances held at correspondent banks. Adequate liquidity to meet credit demands and/or adverse deposit flows is also made available from sales or maturities of short-term assets. Additional sources of funds to meet credit needs are provided by access to the marketplace to obtain interest-bearing deposits and other borrowings, including special programs available through Federal Home Loan Bank. At both December 31, 2005 and 2004, the Fulton County National Bank and Trust Company had borrowings of $15,000,000 from the Federal Home Loan Bank. At December 31, 2005, the Fulton County National Bank and Trust Company had total borrowing capacity available of $54.6 million.

        On March 29, 2005, Fulton was notified by Federal Home Loan Bank that it was required to identify and deliver specific assets as collateral equal to outstanding borrowings, plus accrued interest and any penalties for early payment. The amount required to cover the $15 million borrowing at December 31, 2005 was approximately $16.1 million at December 31, 2005.

        Interest rate sensitivity is the matching or mismatching of the maturity and rate structure of the interest bearing assets and liabilities. It is the objective of management to control the difference in the timing of the rate changes for these assets and liabilities to preserve a satisfactory net interest margin and manage changes in the market value of equity. The following table approximately reflects the matching of assets and liabilities maturing within one year and thereafter, which management feels is adequate to meet customer cash and credit needs while maintaining a desired interest rate spread.

(000 omitted)	Due 0-30 Days	Due 31-90 Days	Due 90-180 Days	Due 181-360 Days	Due After 1 Year	Total
Rate Sensitive Assets
Investment securities	$645	$590	$2,675	$3,705	$27,643	$35,258
Real estate, commercial and installment loans	16,902	5,201	9,725	9,737	38,215	79,780

	17,547	5,791	12,400	13,442	65,858	115,038

Rate Sensitive Liabilities
Short-term borrowings	0	0	0	0	0	0
Long-term borrowings	0	0	0	0	15,000	15,000
Certificates of deposit over $100,000	3,474	2,104	434	808	7,175	13,995
Other certificates of deposit	10,999	2,115	2,921	5,965	19,689	41,689
Money market deposit accounts	81	161	243	488	4,059	5,032
Other interest bearing deposits	232	462	695	1,392	25,624	28,405

	14,786	4,842	4,293	8,653	71,547	104,121

Cumulative GAP—12/31/05	$2,761	$3,710	$11,817	$16,606	$10,917	$10,917

Cumulative GAP—12/31/04	$(8,142)	$2,704	$(2,246)	$(17,431)	$5,357	$5,357

        During 2005, Fulton engaged an outside firm to assist with ALCO reporting and simulation analysis. The results of the two years are not necessarily comparable in that the assumptions used during 2005 were evaluated in much more detail and used data derived directly from the core banking systems in the 2005 analysis of maturities. In monitoring and evaluating liquidity, management generally does not consider regular savings or interest-bearing checking accounts to be particularly rate sensitive based on past experience in various interest rate cycles.

Contractual Obligations

        Contractual obligations of the Company as of December 31, 2005 are as follows:

	Payments due by period
(000 omitted) Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
FHLB borrowings	$15,000	$0	$0	$15,000	$0
Operating lease obligations	333	73	146	114	0
Total	$15,333	$73	$146	$15,114	$0

Off-Balance Sheet Arrangements

        Fulton's financial statements do not reflect off-balance sheet arrangements that are made in the normal course of business. Those off-balance sheet arrangements consist of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. These commitments totaled $10,195,000 at December 31, 2005. This consisted of $3,522,000 in home equity lines of credit, $21,000 in standby letters of credit and $6,652,000 in other unused commitments (primarily commercial and agricultural lines of credit). Because these instruments have fixed maturity dates, and because many of them will expire without being drawn, they do not generally present any significant liquidity risk to Fulton.

        Management believes that any amounts actually drawn upon can be funded in the normal course of operations. Fulton has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Regulatory Matters and Contingencies

        Dividends paid by Fulton Bancshares Corporation are generally provided from the Fulton County National Bank and Trust Company's upstreamed dividends to it. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent.

        Under capital adequacy guidelines, Fulton is required to maintain minimum capital ratios. In general, the "leverage ratio", which compares capital to adjusted total balance sheet assets is required to be at least 4%. "Tier I" and "Tier II" capital ratios compare capital to risk-weighted assets and off-balance sheet activity. The Tier I ratio is required to be at least 4%. The combined Tier 1 and Tier II ratio is required to be at least 8%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Fulton's financial statements.

        On March 23, 2005, the Fulton County National Bank and Trust Company's board of directors entered into a "Stipulation and Consent to the Issuance of a Consent Order" with the Office of the Comptroller of the Currency (OCC). The Consent Order requires the Fulton County National Bank and Trust Company to implement and improve operating procedures and processes within stipulated timeframes. Under the Consent Order, the Fulton County National Bank and Trust Company is required prospectively to maintain higher minimum capital ratios than the normal industry minimums: 14% Tier I capital to risk weighted assets and 10% Tier I capital to adjusted total assets. In furtherance of the Consent Order, dividends have been suspended until further regulatory approval.

        At December 31, Fulton's actual ratios and required levels were as follows:

			Actual
	Industry Requirements	Consent Order Requirements
			2005	2004
Leverage (total adjusted capital/total average assets)	4.0%	10.0%	10.9%	10.8%
Tier 1 (Tier 1 core capital/risk weighted assets)	4.0%	14.0%	18.1%	17.1%
Total capital (total capital plus allowance for loan losses/risk weighted assets)	8.0%	N/A	19.4%	18.4%

        As of December 31, 2005, the most recent notification from the Comptroller of the Currency categorized the Fulton County National Bank and Trust Company as adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Fulton County National Bank and Trust Company's category, although the OCC has, through the Consent Order, raised the Fulton County National Bank and Trust Company's required ratios from the normal minimums as shown above.

        Under the Consent Order, the Fulton County National Bank and Trust Company must obtain OCC approval before any executive officers or directors can be added to the Fulton County National Bank and Trust Company's management. During 2005, the OCC approved George W. Millward as Interim CEO and Debra A. Goodling as Interim CFO. Stanley J. Kerlin was also approved as an additional Board member.

        Similar restrictions have been placed on the holding company, Fulton Bancshares Corporation, by the Federal Reserve Bank. By letter dated March 15, 2005 the Fulton was deemed to be in "troubled" condition, as that term is defined in Regulation Y, 12 C.F.R. 225.71(d) by the Federal Reserve Bank of Philadelphia, Fulton's primary regulator. The designation was due to serious concerns in a Federal Reserve Inspection Report commenced January 31, 2005 and concluded February 17, 2005 and the OCC Report of Examination on Fulton's wholly-owned bank subsidiary commenced August 10, 2004 and received in the final form in February, 2005. The OCC, the Fulton County National Bank and Trust Company's primary regulator, provided a letter of concern based on the preliminary findings of the Examination dated November 23, 2004. The concerns in the OCC Report of Examination were reflected in the Consent Order referenced above.

        On May 9, 2005 the Board of Directors of Fulton signed a Memorandum of Understanding dated May 9, 2005 issued by Federal Reserve Bank. The principle elements of the Memorandum of Understanding are as follows: Fulton may not issue dividends nor incur debt not in the ordinary course of business without approval of the Federal Reserve Bank, Fulton may not repurchase its own stock without approval of the Federal Reserve Bank, Fulton must appoint a compliance committee and conduct an assessment of the external audit firm's ability to audit an organization, such as Fulton, which is subject to the Sarbanes Oxley Act and Fulton is required to ensure that its wholly owned subsidiary, The Fulton County National Bank & Trust Company, complies with the supervisory actions imposed by the OCC.

        The OCC has also informed the Fulton County National Bank and Trust Company of possible violations of laws and regulations with regard to the Bank Secrecy Act, the Truth-In-Lending Act, and the Real Estate Settlement Procedures Act which could result in future fines and penalties to the Fulton County National Bank and Trust Company and possible reimbursements. The amount of any future fines or reimbursements cannot be reasonably estimated at December 31, 2005.

        As discussed previously, compliance with the Consent Order has required reallocation and increases in internal resources and the engagement of various vendors and consultants. The future cost of compliance and the effect on results of operations is expected to be material; however the cost of compliance with the Consent Order cannot be reasonably estimated at this time.

        The Fulton County National Bank and Trust Company has taken numerous actions required by the Consent Order to remediate the identified weaknesses. It formed a Board Compliance Committee that directs and monitors the completion of the specific requirements of Consent Order. A monthly report is filed with the OCC updating the Fulton County National Bank and Trust Company's progress in meeting the requirements of the Consent Order.

        On March 4, 2005, the Fulton County National Bank and Trust Company terminated its President. The boards of directors of Fulton and The Fulton County National Bank and Trust Company entered into a Settlement Agreement and General Release with its former President which became effective on June 15, 2005. The terms of the Settlement Agreement are summarized as follows.

        The former President's termination on March 4, 2005 from employment as an officer or employee of the Fulton County National Bank and Trust Company remained in effect. The former President resigned as a member of the Boards of Directors and any other officer or employment position he held with Fulton and the Fulton County National Bank and Trust Company, effective June 15, 2005. The former President acknowledged his March 4, 2005 separation from employment by Fulton and the Fulton County National Bank and Trust Company and agreed that he will not challenge the legal validity of that separation. The former President agreed not to seek employment with Fulton or the Fulton County National Bank and Trust Company.

        The principal balances of a loan to the former President and two other loans in the aggregate approximate amount of $185,000 were paid to the Fulton County National Bank and Trust Company in full with interest and other charges as required by the applicable loan documents. In addition, the former President assigned Pittsburgh Steelers ticket licensing rights for six seats to the Fulton County National Bank and Trust Company.

        The Fulton County National Bank and Trust Company agreed to no longer take the position under the Salary Continuation Agreement known generically as a Supplemental Employee Retirement Plan dated September 1, 1995 and subsequently amended (together, "SERP") that the former President's termination was for cause, thereby allowing the former President to apply to the OCC and the FDIC for permission to obtain such part of his SERP as the regulators or the courts determine that the Fulton County National Bank and Trust Company must pay. If the SERP payments are not approved by the OCC and FDIC, and such regulatory disapproval is upheld by any subsequent judicial review, then the Fulton County National Bank and Trust Company agreed to pay the former President only one year of severance pay at his final annual salary, if authorized by the regulators to do so. The former President agreed to not challenge the legal validity of the Fulton County National Bank and Trust Company's payment under the SERP of the amount determined by the regulators or a final valid court order. The Fulton County National Bank and Trust Company agreed to not file a civil action requesting the return by the former President of monies paid to him under the Fulton County National Bank and Trust Company's 401(k) plan or the SERP. The liability for the SERP as of the date of termination is accounted for in total on Fulton's financial statements.

        The directors as individuals and shareholders released the former President from liability related to his employment with Fulton and the Fulton County National Bank and Trust Company. The former President released Fulton, Fulton County National Bank and Trust Company, and directors from any liability related to termination of his employment with Fulton and the Fulton County National Bank and Trust Company.

Market Risk Management

        The Fulton County National Bank and Trust Company has risk management policies to monitor and limit exposure to market risk, and simulates rate changes up and down 200 basis points to measure the impact of changing mix, interest rate movements, rates, and yield curves on net interest income and the market value of equity. Management continuously monitors liquidity and interest rate risk through its Asset-Liability Committee, and reprices products in order to maintain a desired balance sheet mix and net interest margins. Management expects to continue to direct its marketing efforts toward attracting more low cost retail deposits while competitively pricing its time deposits in order to maintain favorable interest spreads, while minimizing structural interest rate risk.

        The following table sets forth the projected maturities and average rates for all rate sensitive assets and liabilities based on the following assumptions. All fixed and variable rate loans were based on original maturities since the Fulton County National Bank and Trust Company has not experienced, and does not expect, a significant rewriting of loans. Investments are based on maturity date except certain long-term agencies, which are classified by call date. The Fulton County National Bank and Trust Company has historically experienced very little deposit runoff. Based on this experience, it was estimated that average runoff of noninterest bearing checking, interest bearing checking, and other savings would be 10%. It was estimated that average runoff of time deposits would be 25% and these deposits are classified by original maturity date.

	Principal/Notional Amount Maturing In
(000 omitted)	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value
Rate sensitive assets
Fixed rate loans	$5,479	$4,738	$4,123	$2,903	$3,332	$7,958	$28,533	$28,771
Average Yield	7.56%	7.61%	7.67%	7.27%	6.93%	7.35%	7.43%
Variable rate loans	36,759	9,105	5,115	527	414	0	51,920	51,897
Average Yield	6.94%	6.05%	6.61%	6.25%	6.73%		6.74%
Fixed rate investment securities	6,013	8,338	4,463	2,419	1,797	9,747	32,777	32,288
Average Yield	3.68%	3.81%	4.12%	4.88%	4.50%	4.07%	4.02%
Variable rate investment securities	1,602	824					2,426	2,426
Average Yield	4.28%	4.09%					4.21%
Rate sensitive liabilities
Noninterest-bearing checking	1,836	1,836	1,836	1,836	1,836	9,185	18,365	18,365
Interest-bearing checking accounts	1,269	1,274	1,279	1,285	1,290	6,531	12,928	12,928
Average Yield	0.44%	0.44%	0.42%	0.42%	0.42%	0.44%	0.43%
Savings accounts	2,485	2,509	2,534	2,559	2,585	7,837	20,509	20,509
Average Yield	0.43%	1.12%	1.09%	1.08%	1.10%	0.60%	0.91%
Time deposits	29,311	11,954	9,713	3,808	853	45	55,684	54,969
Average Yield	3.40%	4.00%	3.49%	3.70%	3.95%	2.16%	3.57%
Variable rate borrowings					15,000		15,000	15,702
Average Yield					5.93%		5.93%

Future Impact of Recently Issued Accounting Standards

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123 (Revised 2004) (SFAS No. 123R) "Share-Based Payment", which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. SFAS No. 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". Share-based compensation arrangements include share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123R requires all share-based payments to employees to be valued using a fair value method on the date of grant and expensed based on that fair value over the applicable vesting period. SFAS No. l23R also amends SFAS No. 95 "Statement of Cash Flows" requiring the benefits of tax deductions in excess of recognized compensation cost be reported as financing instead of operating cash flows. The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 107 ("SAB 107"), which expresses the SEC's views regarding the interaction between SFAS No. 123R and certain SEC rules and regulations. Additionally, SAB No. 107 provides guidance related to share-based payment transactions for public companies. Fulton will be required to apply SFAS No. 123R as of the annual reporting period that begins after September 15, 2005. Fulton does not anticipate that this statement will have a material effect on its financial statements.

        In May 2005, the Financial Accounting Standards Board ("FASB") issued Statement No. 154, ("SFAS No. 154") "Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and FASB Statement No. 3". The new standard changes the requirements for the accounting for and reporting of a change in accounting principle. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement". The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Fulton does not anticipate this statement will have a material effect on its financial statements.

        In November 2005, FASB Staff Position (FSP) 115-1 "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" was issued. The FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock". The FSP applies to investments in debt and equity securities and cost-method investments. The application guidance within the FSP includes items to consider in determining whether an investment is impaired, in evaluating if an impairment is other than temporary and recognizing impairment losses equal to the difference between the investment's cost and its fair value when an impairment is determined. The FSP is required for all reporting periods beginning after December 15, 2005. Earlier application is permitted. Fulton does not anticipate the statement will have a material effect on its financial statements.

Security Ownership by Certain Beneficial Owners and Management of Fulton

        As of December 31, 2005, a total of 492,970 shares of Fulton common stock were issued and outstanding.

        The following table sets forth, as of December 31, 2005, the name and address of each person who owns of record or who is known by Fulton's board of directors to be the beneficial owner of more than 5 percent of Fulton's outstanding common stock, the number of shares beneficially owned by such person and the percentage of Fulton's outstanding common stock so owned.

Name and Address	Shares Beneficially Owned(1)	Percentage of Outstanding Common Stock Beneficially Owned
Raleigh V. and Inez G. Barnett Waterfall, Pennsylvania 16689	33,938	6.89%
CEDE & Co.(2) New York, NY 10274	164,754	33.43%

(1)
See footnote below for the definition of "beneficially owned."

(2)
CEDE & Co. is the record holder of the shares indicated, in its capacity as nominee for various beneficial owners.

        The following table sets forth as of December 31, 2005, the amount and percentage of the outstanding common stock of Fulton beneficially owned by each director and all officers and directors of Fulton as a group.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Class(3)
Cecil B. Mellott	16,557	(4)	3.36%
Clair R. Miller	5,000	(5)	1.01%
Robert C. Snyder	6,000		1.22%
Ellis L. Yingling	8,000	(6)	1.62%
Martin R. Brown	2,900	(7)	—
David L. Seiders	1,178		—
Robert L. Thomas	500	(8)	—
Stanley J. Kerlin, Esq.	1,700	(9)	—
All Officers and Directors as a Group (9 persons)	41,857		8.49%

(1)
The securities beneficially owned by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities that the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after December 31, 2005. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Information furnished by the directors, officers and Fulton.

(3)
Less than 1% unless otherwise indicated.

(4)
Includes 2,779 shares held individually by Mr. Mellott and 13,778 shares held jointly with his spouse.

(5)
Includes 660 shares held individually by Mr. Miller and 4,340 shares held jointly with his spouse.

(6)
Includes 1,936 shares held individually by Mr. Yingling and 6,064 shares held jointly with his spouse.

(7)
Includes 700 shares held individually by Mr. Brown and 2,200 shares held jointly with his spouse.

(8)
Includes 400 shares held individually by Mr. Thomas and 100 shares held jointly with his brother.

(9)
Includes 1,500 shares held individually by Mr. Kerlin and 200 shares held individually by his sons.

Comparison of Shareholders' Rights

        Upon completion of the transaction, the shareholders of Fulton will become shareholders of Franklin. There are certain differences in the rights of shareholders of these two companies. The rights of Fulton shareholders are presently governed by Pennsylvania law, the Fulton articles of incorporation and the Fulton bylaws. As shareholders of Franklin following the merger, the rights of former Fulton shareholders will be governed by Pennsylvania law, the Franklin articles of incorporation and the Franklin bylaws. The following chart summarizes material differences between the rights of holders of Fulton common stock and of Franklin common stock. You can obtain copies of the governing corporate instruments of Franklin and Fulton, without charge, by following the instructions listed under "Where You Can Find More Information" on page 101.

        This summary is not complete and we qualify it in its entirety by reference to the Fulton articles of incorporation, the Fulton bylaws, the Franklin articles of incorporation and the Franklin bylaws and the relevant provisions of Pennsylvania law. Share data is as of December 31, 2005.

	Fulton	Franklin
Common Stock Authorized	4,000,000 shares, $0.625 par value per share	15,000,000 shares, $1.00 par value per share
Shares of Common Stock Issued and Outstanding	492,790 shares	3,351,643 shares
Other Stock Authorized	None	5,000,000 shares, no par value; none issued
Special Meeting of Shareholders
	A special meeting of shareholders may be called at any time by the president, a majority of the board or of its executive committee, or by shareholders entitled to cast at least 25% of the votes entitled to be cast.	A special meeting of shareholders may be called at any time by the board of directors, or by the chairman of the board or by the holders of at least 50% of all shares entitled to vote at the meeting.
Classification of Board of Directors	Fulton's bylaws provide that the board of directors shall be divided into three classes with each class serving a three year term.
Franklin's bylaws provide that the board of directors shall be divided into three classes as nearly equal as possible with each class serving a three year term, so that approximately one-third of the directors are elected at each annual meeting of shareholders.

Voting: Election and Removal of Directors
Fulton's articles of incorporation provide that there are no cumulative voting rights with respect to election of directors. Accordingly, a plurality of all the votes cast at a meeting of shareholders at which a quorum is present is sufficient to elect a director. Pursuant to Pennsylvania law, the shareholders of Fulton may only remove Fulton's directors from office for cause.
Franklin's bylaws provide that a plurality of all the votes cast at a meeting of shareholders at which a quorum is present is sufficient to elect a director. There is no cumulative voting. Franklin's bylaws provide that a director may be removed by shareholder vote without cause, by at least two-thirds of the votes which all shareholders would be entitled to vote at any annual election of directors.
Voting: Approval of Mergers and Other Fundamental Transactions	The affirmative vote of 75% of the outstanding voting shares.
The affirmative vote of shareholders entitled to cast at least two-thirds of the outstanding shares entitled to vote unless approved by the directors, in which case a majority of the shares entitled to vote is sufficient.
Voting: Amendment of Articles of Incorporation
The affirmative vote of a majority of the outstanding shares. However, the provisions of the articles of incorporation regarding fundamental transactions and transactions with significant shareholders may only be amended by the affirmative vote of 75% of all outstanding voting shares.
The affirmative vote of shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast unless approved by the directors, in which case a majority of the votes which all shareholders are entitled to cast shall be sufficient.
Voting: Other Matters
One vote for each share owned of record. Fulton's bylaws provide that a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any other matter which properly comes before the meeting except as provided differently by statute or the articles of incorporation.
One vote for each share owned of record. Franklin's bylaws provide that a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any other matter which properly comes before the meeting, except as otherwise provided by statute.

Transactions with Significant Beneficial Owners
When any person is determined to be the beneficial owner of 25% or more of Fulton common stock, the board may issue warrants on a pro rata basis to other shareholders to purchase additional shares of common stock at a purchase price equal to 50% of the average price of all purchases and sales of Fulton common stock during the prior 12 months.
If any person acquires beneficial ownership of 50% or more of Franklin common stock, Franklin shall offer to each shareholder of Franklin to redeem all or part of the common stock owned by him at a redemption price equal to the greatest of the highest per share price paid by the 50% beneficial owner, or the highest market price per share within the prior 12 months, or the book value per share.
Market	Over-the-counter trades in Fulton common stock are quoted on the OTC Bulletin Board under the symbol "FULB."	Over-the-counter trades in Franklin common stock are quoted on the OTC Bulletin Board under the symbol "FRAF."
Limitation of Liability of Directors for Monetary Damages	Fulton's bylaws provide for the elimination of personal liability for directors and officers to the fullest extent possible under applicable law.	Franklin's articles and bylaws provide for the elimination of personal liability for directors and officers to the fullest extent possible under applicable law.

Under applicable law, by virtue of such charter provision, a director or officer of Fulton will have no personal liability to Fulton or its shareholders for monetary damages except: (i) to the extent the director has breached or failed to perform the duties of his office under Section 8363 of the Pennsylvania Directors' Liability Act, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions do not exempt a director from: (a) the responsibility or liability of a director pursuant to any criminal statute; or (b) the liability of a director for the payment of taxes pursuant to local, state or federal law.
Under applicable law, by virtue of such charter provision, a director or officer of Franklin will have no personal liability to Franklin or its shareholders for monetary damages except: (i) to the extent the director has breached or failed to perform the duties of his office under Section 8363 of the Pennsylvania Directors' Liability Act, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions do not exempt a director from: (a) the responsibility or liability of a director pursuant to any criminal statute; or (b) the liability of a director for the payment of taxes pursuant to local, state or federal law.

Indemnification of Directors, Officers and Employees
Fulton's bylaws provide that Fulton will indemnify its officers and directors to the fullest extent permitted by applicable law. The applicable provisions of the BCL allow corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a representative of the corporation, if (i) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, (ii) with respect to any criminal proceedings, had no reasonable cause to believe his conduct was unlawful.
Franklin's bylaws provide that Franklin will indemnify its officers and directors to the fullest extent permitted by applicable law. The applicable provisions of the BCL allow corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a representative of the corporation, if (i) he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, (ii) with respect to any criminal proceedings, had no reasonable cause to believe his conduct was unlawful.
Qualification of Directors
	Fulton's bylaws require that each director own shares of common stock with an aggregate book value of not less than $10,000.00. Fulton's bylaws also prohibit a person who is the age of 75 or older from serving as a director.	Franklin's bylaws require that each director own at least 100 shares of Franklin common stock. Every director shall automatically retire at the end of the calendar year in which he reaches age 70.
Vacancies on the Board of Directors	The remaining directors may fill vacancies, including vacancies resulting from an increase in the number of directors, by a majority vote of the directors then in office.	The remaining directors may fill vacancies, including vacancies resulting from an increase in the number of directors, by a majority vote of the directors then in office.

Anti-Takeover Provisions
Fulton is subject to those provisions of the BCL that are applicable to a corporation that has a class of equity securities registered under the Securities and Exchange Act of 1934, unless the corporation "opts out" of such provisions in its articles of incorporation. These provisions are contained in Subchapters 25E through 25J of the BCL.
Franklin is subject to those provisions of the BCL that are applicable to a corporation that has a class of equity securities registered under the Securities and Exchange Act of 1934, unless the corporation "opts out" of such provisions in its articles of incorporation. These provisions are contained in Subchapters 25E through 25J of the BCL. Franklin has opted out of certain of these provisions. Franklin's articles of incorporation and bylaws also include certain additional provisions that may be considered anti-takeover in nature. See "Description of Franklin Capital Stock—Anti-Takeover Provisions" on page 67.

Other Matters

        As of the date of this document, the Fulton board knows of no matters that will be presented for consideration at the Fulton meeting other than as described in this document. If any other matters shall properly come before the meeting and be voted upon, your properly executed proxy card will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters in accordance with their own judgment.

        No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this document, and, if given or made, such information or representation should not be relied upon as having been authorized by Franklin or Fulton.

        This does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, the Franklin common stock offered by this document, nor does it constitute the solicitation of a proxy, in any jurisdiction in which such offer or solicitation is not authorized or to or from any person to whom it is unlawful to make such offer or solicitation.

        The information contained in this document speaks as of the date hereof unless otherwise specifically indicated. The delivery of this document shall not, under any circumstances, create any implication that there has been no change in the affairs of Franklin or Fulton since the date of this document or that the information in this document or in the documents incorporated by reference in this document is correct at any time subsequent to that date.

Legal Matters

        Rhoads & Sinon LLP will deliver to Franklin and Fulton an opinion regarding the validity of the Franklin common stock to be issued in the transaction, as well as certain federal income tax consequences of the transaction.

Experts

        The consolidated financial statements of Franklin for each of the years in the three-year period ended December 31, 2005 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 of Franklin have been audited by Beard Miller Company LLP, independent registered public accounting firm, as set forth in their reports included in Franklin's annual report on Form 10-K for the year ended December 31, 2005 and incorporated into this document by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Fulton for each of the years in the three-year period ended December 31, 2005, have been audited by Smith Elliott Kearns & Co., independent registered public accounting firm, set forth in their report therein included in Fulton's financial statements included in this document beginning on page F-1. Such consolidated financial statements are included in this document in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

Shareholder Proposals

        Because Franklin and Fulton anticipate that the transaction will be completed during the third quarter of 2006 Fulton does not intend to hold a 2006 annual meeting of Fulton shareholders. In the event the transaction is not completed and such a meeting is held, to be eligible for inclusion in Fulton's proxy statement related to such a meeting, shareholder proposals must be received by Fulton within a reasonable time after Fulton publicly announces the date of the meeting and within a reasonable time before Fulton mails its proxy statement to shareholders.

Where You Can Find More Information

        Franklin filed a registration statement on Form S-4 on March 24, 2006 to register with the Securities and Exchange Commission its shares of common stock to be issued to Fulton shareholders in the transaction. This document is part of that registration statement and constitutes a prospectus of Franklin in addition to being a proxy statement of Fulton for the special meeting. As permitted by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

        Each of Franklin and Fulton files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Franklin and Fulton at the Securities and Exchange Commission's public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, DC 20549

        Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Securities and Exchange Commission filings by Franklin are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Incorporation by Reference

        The Securities and Exchange Commission allows Franklin to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in subsequent incorporated filings or by information in this document.

        This document incorporates by reference the Franklin documents set forth below that Franklin previously filed with the Securities and Exchange Commission. These documents contain important information about Franklin. You should read this document together with the information incorporated by reference.

        Documents filed by Franklin (SEC File No. 000-12126):

  •
  Annual Report on Form 10-K for the year ended December 31, 2005; and

  •
  The description of the Franklin common stock set forth in Franklin's Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and any amendments or reports filed under the Exchange Act for the purpose of updating such description.

        Franklin is also incorporating by reference additional documents that it files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document and adjournment of the Fulton special meeting. Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained in this document (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

        These documents may be obtained as explained above; see "Where You Can Find More Information" at page 101, or you may request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, by writing to or calling Franklin at the following address or telephone number:

            Franklin Financial Services Corporation
            20 South Main Street
            Chambersburg, PA 17201
            Attention: Mark R. Hollar, Chief Financial Officer
            Phone No.: (717) 264-6116

        If you would like to request documents, please do so by                        , 2006 to receive the documents before the Fulton special meeting.

        All information contained or incorporated by reference in this document relating to Franklin and its subsidiaries has been supplied by Franklin. Fulton supplied all of the information contained or referenced in this document relating to Fulton.

INDEX TO FULTON'S FINANCIAL STATEMENTS

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2
CONSOLIDATED FINANCIAL STATEMENTS
Balance sheets	F-3
Statements of income	F-4
Statements of changes in stockholders' equity	F-5
Statements of cash flows	F-6–F-7
Notes to consolidated financial statements	F-8–F-29
ACCOMPANYING FINANCIAL INFORMATION
Selected five year financial data	F-30
Summary of quarterly financial data	F-31
Distribution of assets, liabilities and stockholders' equity, interest rates and interest differential	F-32
Changes in net interest income	F-33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Fulton Bancshares Corporation
McConnellsburg, Pennsylvania

        We have audited the accompanying consolidated balance sheets of the Fulton Bancshares Corporation and its wholly-owned subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2005. These consolidated financial statements are the responsibility of Fulton's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Fulton is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Fulton's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Fulton Bancshares Corporation and its wholly-owned subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ SMITH ELLIOTT KEARNS & COMPANY, LLC Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania
February 16, 2006

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$4,225,655	$12,808,875
Interest-bearing deposits in other banks	665,164	55,079
Federal funds sold	7,850,000	3,500,000

Cash and cash equivalents	12,740,819	16,363,954
Investment securities available for sale	34,791,977	18,985,202
Federal Reserve, Atlantic Central Bankers Bank and Federal Home Loan Bank stocks	988,250	1,207,150
Loans, net of reserve for loan losses 2005—$1,354,090; 2004—$1,821,164	78,425,613	92,648,992
Premises and equipment	3,509,192	3,596,316
Cash surrender value of life insurance	5,609,639	5,429,963
Accrued interest receivable	626,704	659,723
Real estate owned other than premises	670,850	1,534,000
Other assets	1,768,065	1,331,608

Total assets	$139,131,109	$141,756,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest bearing	$18,365,151	$16,524,406
Interest bearing	89,120,642	93,096,879

	107,485,793	109,621,285
Other borrowed funds	15,000,000	15,000,000
Accrued interest payable	269,707	243,221
Other liabilities	1,473,834	1,374,307

Total liabilities	124,229,334	126,238,813

Stockholders' Equity
Common stock: par value $.625 per share; 4,000,000 shares authorized; 495,000 shares issued; 492,790 shares outstanding	309,375	309,375
Additional paid-in capital	2,051,337	2,051,337
Retained earnings	12,938,141	13,226,245
Accumulated other comprehensive income (loss)	(307,867)	20,349
Treasury stock; at cost—2,210 shares	(89,211)	(89,211)

	14,901,775	15,518,095

Total liabilities and stockholders' equity	$139,131,109	$141,756,908

The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Interest Income
Interest and fees on loans	$5,738,951	$6,350,516	$6,913,532
Interest and dividends on investment securities:
Other U.S. Government agencies	299,977	278,873	352,657
Mortgage-backed securities	586,586	91,624	126,030
Obligations of state and political subdivisions- tax exempt	207,375	207,462	75,232
FNMA and FHLMC preferred stock	0	585,207	820,877
Other interest and dividends	36,761	27,629	77,127
Interest on federal funds sold	254,063	13,160	0

Total interest income	7,123,713	7,554,471	8,365,455

Interest Expense
Interest on deposits	1,998,927	1,972,493	2,132,148
Interest on federal funds purchased	0	636	726
Interest on other borrowed money	901,109	917,822	1,042,110

Total interest expense	2,900,036	2,890,951	3,174,984

Net interest income before provision for loan losses	4,223,677	4,663,520	5,190,471
Provision for Loan Losses	316,667	260,841	1,265,000

Net interest income after provision for loan losses	3,907,010	4,402,679	3,925,471
Other Income (Loss)
Service charges on deposit accounts	166,881	172,526	217,159
Other service charges and fees	179,961	155,616	221,896
Earnings-Cash surrender value of life insurance	225,016	243,188	258,209
Trust services	2,807	6,366	19,453
Gain (loss) on sale of investment securities	0	(1,264,993)	86,472
Gain on sale of OREO property	19,263	5,481	0
Gain on sale of premises and equipment	9,347	0	0
Gain on sale of loans	0	12,952	24,012
Other income	9,556	13,299	9,515

Total other income (loss)	612,831	(655,565)	836,716

Other Expenses
Salaries, fees and employee benefits	1,968,058	1,682,754	1,707,844
Net occupancy expense of bank premises and furniture and equipment expense	837,025	806,466	833,377
Professional and loan-related fees	850,445	358,548	184,447
Data processing	311,627	289,143	259,915
FDIC insurance premiums	194,064	32,751	17,515
Other expenses	1,006,225	1,049,394	1,001,919

Total other expenses	5,167,444	4,219,056	4,005,017

Income (loss) before income taxes	(647,603)	(471,942)	757,170
Applicable income tax (benefit)	(359,499)	(7,110)	(9,977)

Net income (loss)	$(288,104)	$(464,832)	$767,147

Earnings (loss) per common share	$(0.58)	$(0.94)	$1.56

The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2005, 2004, and 2003

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders' Equity
Balance, December 31, 2002	$309,375	$2,051,294	$13,958,805	$426,299	$(88,114)	$16,657,659
Comprehensive income:
Net income			767,147			767,147
Change in unrealized (loss) on investment securities available for sale, net of tax of $185,338				(803,942)		(803,942)

Total comprehensive income (loss)						(36,795)
Issuance of treasury stock (5 shares)		43			202	245
Cash dividends $(1.05 per share)			(517,450)			(517,450)

Balance, December 31, 2003	309,375	2,051,337	14,208,502	(377,643)	(87,912)	16,103,659
Comprehensive income:
Net loss			(464,832)			(464,832)
Change in unrealized gain on investment securities available for sale, net of tax of $23,786				397,992		397,992

Total comprehensive income (loss)						(66,840)
Purchase of treasury stock (25 shares)		0			(1,299)	(1,299)
Cash dividends $(1.05 per share)			(517,425)			(517,425)

Balance, December 31, 2004	309,375	2,051,337	13,226,245	20,349	(89,211)	15,518,095
Comprehensive income:
Net loss			(288,104)			(288,104)
Change in unrealized (loss) on investment securities available for sale, net of tax of $169,081				(328,216)		(328,216)

Total comprehensive income (loss)						(616,320)
Cash dividends	—	—	—	—	—	0

Balance, December 31, 2005	$309,375	$2,051,337	$12,938,141	$(307,867)	$(89,211)	$14,901,775

The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Cash flows from operating activities
Net income (loss)	$(288,104)	$(464,832)	$767,147
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Compensation via treasury stock issued	0	0	245
Depreciation and amortization	350,171	369,695	385,655
Investment amortization	7,701	23,468	90,548
Provision for loan losses	316,667	260,841	1,265,000
Deferred income taxes	(183,290)	11,811	(378,030)
Increase in CSV- life insurance	(179,676)	(200,037)	(219,131)
Loss (gain) on sale of investment securities	0	1,264,993	(86,472)
(Gain) on sale of premises and equipment	(9,347)	0	0
(Gain) on sale of OREO property	(19,263)	(5,481)	0
(Gain) on sale of student loans	0	(12,952)	(24,012)
(Increase) decrease in other assets	(84,092)	70,177	18,048
Decrease in accrued interest receivable	33,019	1,372	282,447
Increase (decrease) in accrued interest payable	26,486	(11,378)	(59,125)
Increase in other liabilities	99,527	115,751	227,194

Net cash provided by operating activities	69,799	1,423,428	2,269,514

Cash flows from investing activities
Sales of investment securities available for sale	0	10,939,235	6,299,942
Maturities of investment securities available for sale	11,426,380	5,374,058	20,568,343
Purchases of investment securities available for sale	(27,738,154)	(6,532,381)	(19,867,112)
Net decrease in loans	13,906,716	6,269,788	2,716,329
Purchases of property and equipment	(279,191)	(206,504)	(206,891)
Purchases of FRB, ACBB and FHLB stock	(73,500)	(507,000)	(295,500)
Redemptions of FRB, ACBB and FHLB stock	292,400	700,700	666,600
Purchases of officers' life insurance	0	0	(353,000)
Proceeds from sale of OREO property	882,413	211,680	0
Proceeds from sale of fixed assets	25,494	0	0
Proceeds from sale of student loans	0	688,177	1,683,784

Net cash provided (used) by investing activities	(1,557,442)	16,937,753	11,212,495

Cash flows from financing activities
Net (decrease) in deposits	(2,135,492)	(1,506,205)	(1,900,547)
Dividends paid	0	(517,425)	(517,450)
Purchase of treasury stock	0	(1,299)	0
Net (decrease) in line-of-credit borrowings	0	(3,825,000)	(12,425,000)

Net cash (used) by financing activities	(2,135,492)	(5,849,929)	(14,842,997)

Net increase (decrease) in cash and cash equivalents	(3,623,135)	12,511,252	(1,360,988)

Cash and cash equivalents at beginning of year	16,363,954	3,852,702	5,213,690

Cash and cash equivalents at end of year	$12,740,819	$16,363,954	$3,852,702

The Notes to Consolidated Financial Statements are an integral part of these statements.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$2,873,550	$2,902,329	$3,324,108
Income taxes	$0	$0	$424,500
Supplemental disclosure of cash flow information:
Unrealized holding gain (loss), net of tax	$(328,216)	$397,992	$(803,942)
Treasury stock issued as compensation	$0	$0	$245
Other real estate acquired in settlement of loans	$0	$1,534,000	$206,199

The Notes to Consolidated Financial Statements are an integral part of these statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Significant Accounting Policies

  Nature of Operations

        Fulton Bancshares Corporation's primary activity consists of owning and supervising its subsidiaries:

  •
  The Fulton County National Bank and Trust Company ("Bank"), which is engaged in providing banking and bank related services, principally in Fulton, southern Huntingdon, Bedford, and western Franklin Counties. Its seven branches are located in McConnellsburg (2), Warfordsburg, Hustontown, Orbisonia, St. Thomas and Breezewood.

  •
  Fulton County Community Development Corporation was formed on June 7, 1996 to support efforts of the local downtown business revitalization project by making low interest loans to eligible small businesses for the purpose of facade improvement. Future projects may include small business marketing, new business creation, small business education, and housing for low-to-moderate income individuals.

  Principles of Consolidation

        The consolidated financial statements include the accounts of Fulton and its wholly-owned subsidiaries, The Fulton County National Bank and Trust Company and the Fulton County Community Development Corporation (collectively referred to as "Fulton"). All significant intercompany transactions and accounts have been eliminated.

        See Note 12 for parent company financial statements.

  Basis of Accounting

        Fulton uses the accrual basis of accounting.

  Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

        While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review Fulton's allowances for losses on loans and foreclosed real estate and may require Fulton to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

  Investment Securities

        Fulton's investments in securities are classified in three categories and accounted for as follows:

  •
  Trading Securities. Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

  •
  Securities to be Held to Maturity. Bonds and notes for which Fulton has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

  •
  Securities Available for Sale. Securities available for sale consist of equity securities, bonds and notes not classified as trading securities nor as securities to be held to maturity. These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors.

        Purchase premiums and discounts are amortized to earnings by the interest method from purchase date to maturity date. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income. Gains and losses on the sale of securities available for sale are determined using the specific-identification method. Fair values for investment securities are based on quoted market prices.

        Fulton has classified all of its investment securities as "available for sale" at December 31, 2005 and 2004, and during the years then ended.

  Loans and Reserve for Possible Loan Losses

        Loans are stated at the amount of unpaid principal, reduced by a reserve for loan losses and increased or decreased by net deferred loan origination fees and costs. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The reserve for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely, or at the direction of regulators. Subsequent recoveries, if any, are credited to the reserve. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations are performed regularly and take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect borrowers' ability to pay. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The reserve consists of specific and general loss components. The specific loss component relates to loans that are classified as doubtful or substandard. For loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

  Nonaccrual/Impaired Loans

        The accrual of interest income on loans, including impaired loans, ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received are applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal.

        A loan is considered impaired when, based on current information and events, it is probable that Fulton will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis by comparing the contractual principal and interest payments to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Consumer loans, comprised of smaller balance homogeneous loans, are collectively evaluated for impairment.

  Loans Held for Sale

        Loans originated and held for sale in the secondary market or to other parties are carried at the lower of cost or estimated fair value in the aggregate. Net realized losses, if any, are recognized through a valuation allowance by charges to income.

        From time to time, Fulton originates loans with the intent to sell them in the secondary market. These loans are typically sold concurrent with the closing of the loan. In 2005, 2004 and 2003 Fulton originated and sold 0, 4 and 30 loans, respectively, to FHLB in the secondary market. There were no loans held for sale in the secondary market at December 31, 2005, 2004, or 2003.

        Fulton sold a portion of its PHEAA loans in 2003, and sold the remainder of its PHEAA loans in 2004. However, there were no PHEAA loans held for sale at December 31, 2003.

  Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation. Depreciation is calculated primarily using the straight-line method over the estimated useful lives of the various assets as follows:

Years
Computer software	3–5
Premises	15–50
Equipment and vehicles	3–25

        Repairs and maintenance are charged to operations as incurred.

  Real Estate Owned Other Than Premises

        Other real estate owned includes foreclosed properties for which the institution has taken physical possession in connection with loan foreclosure proceedings. Assets received in foreclosure are recorded at the lower of the outstanding principal balance of the related loans or the estimated fair value of collateral held, less estimated costs to sell. Any adjustment required to write down the property to net realizable value is charged to the allowance for loan losses. Costs of holding and maintaining the property and subsequent adjustments to the carrying amount of the property are charged to expense when incurred.

  Earnings per Share

        Earnings per common share were computed based on weighted averages of shares of common stock outstanding as follows:

Year	Shares
2005	492,790
2004	492,799
2003	492,810

  Federal Income Taxes

        As a result of certain timing differences between financial statement and federal income tax reporting, including depreciation, loan losses, nonaccrual interest, contributions, and deferred compensation, deferred income taxes are provided in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. See Note 9 for further details.

  Statements of Cash Flows

        For purposes of the Statements of Cash Flows, cash and cash equivalents include those amounts in the balance sheet captions "cash and due from banks" and "federal funds sold". Fulton has elected to present the net change in interest bearing deposits with banks, deposits, and loans in the Statements of Cash Flows.

  Fair values of financial instruments

        Fulton meets the requirements for disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Fulton.

        The following methods and assumptions were used by Fulton in estimating fair values of financial instruments as disclosed herein:

        Cash and Cash Equivalents.    The carrying amounts of cash and short-term instruments approximate their fair value.

        Securities Available for Sale.    Fair values for investment securities are based on quoted market prices.

        Federal Reserve, Atlantic Central Bankers Bank, and Federal Home Loan Bank Stocks.    The carrying amount for these stocks approximates their fair value since they are not actively traded and have no readily determinable market value.

        Loans.    For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses at interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

        Cash surrender value of life insurance.    The carrying amounts of cash surrender value of life insurance approximate their fair values.

        Deposits.    The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit and IRA's are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly maturities on time deposits.

        Short-Term Borrowings.    The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on Fulton's current incremental borrowing rates for similar types of borrowing arrangements.

        Long-Term Borrowings.    The fair values of Fulton's long-term borrowings are estimated using discounted cash flow analyses based on Fulton's current incremental borrowing rates for similar types of borrowing arrangements.

        Accrued Interest.    The carrying amounts of accrued interest approximate their fair values.

        Off-Balance Sheet Instruments.    Fulton generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant.

  Advertising

        Fulton expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2005, 2004, and 2003, were $49,724; $93,633; and $93,876, respectively.

  Comprehensive income

        Comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

        Fulton has elected to report its comprehensive income in the statement of stockholders' equity. The only element of "other comprehensive income" that Fulton has is the unrealized gain or loss on available for sale securities.

        The components of the change in net unrealized gains (losses) on securities were as follows:

	2005	2004	2003
Gross unrealized holding gains (losses) arising during the year	$(497,297)	$(843,215)	$(902,808)
Reclassification adjustment for (gains) losses realized in net income	0	1,264,993	(86,472)

Net unrealized holding gains (losses) before taxes	(497,297)	421,778	(989,280)
Tax effect	169,081	(23,786)	185,338

Net change	$(328,216)	$397,992	$(803,942)

Note 2.    Investments

        The amortized cost and fair value of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	2005
Obligations of U.S. Government corporations and agencies	$13,937,757	$0	$172,892	$13,764,865
Obligations of states and political subdivisions	5,393,856	26,138	29,489	5,390,505
Mortgage-backed securities	15,867,764	14,126	318,428	15,563,462
Other stock	59,064	14,500	420	73,144

	$35,258,441	$54,765	$521,229	$34,791,977

	2004
Obligations of U.S. Government corporations and agencies	$8,234,049	$4,647	$43,334	$8,195,362
Obligations of states and political subdivisions	5,394,721	65,929	5,804	5,454,846
Mortgage-backed securities	5,266,536	18,967	4,531	5,280,972
Other stock	59,064	0	5,042	54,022

	$18,954,370	$89,543	$58,711	$18,985,202

        The amortized cost and fair value of investment securities available for sale at December 31, 2005, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$3,000,000	$2,970,463
Due after one year through five years	9,784,811	9,642,664
Due after five years through ten years	5,921,802	5,914,506
Due after ten years	625,000	627,738
Mortgage-backed securities	15,867,764	15,563,462
Other stocks	59,064	73,144

	$35,258,441	$34,791,977

        Proceeds from the maturities of investment securities during 2005 were $11,426,380, resulting in no gains or losses. Included in stockholders' equity at December 31, 2005 is $307,867 of unrealized holding losses on securities available for sale, net of $158,598 in deferred taxes.

        Proceeds from sales of securities available for sale during 2004 were $10,939,235. Gross gains and losses on those sales were $10,382 and $1,275,375, respectively. Proceeds from maturities of investment securities during 2004 were $5,374,058, resulting in no gains or losses. Included in stockholders' equity at December 31, 2004 is $20,349 of unrealized holding gains on securities available for sale, net of $10,483 in deferred taxes.

        Proceeds from sales of securities available for sale during 2003 were $6,299,942. Gross gains and losses on those sales were $151,028 and $64,556, respectively. Proceeds from maturities of investment securities during 2003 were $20,568,343, resulting in no gains or losses. Included in stockholders' equity at December 31, 2003 is $377,643 of unrealized holding losses on securities available for sale, net of $34,270 in deferred taxes.

        Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	2005
	Less Than Twelve Months:		Over Twelve Months		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government corporations and agencies	$25,967	$5,672,952	$146,925	$8,091,913	$172,892	$13,764,865
Obligations of states and political subdivisions	11,955	1,635,500	17,534	1,238,349	29,489	2,873,849
Mortgage-backed securities	284,297	10,533,823	34,131	1,366,463	318,428	11,900,286
Other stock	0	0	420	1,644	420	1,644

	$322,219	$17,842,275	$199,010	$10,698,369	$521,229	$28,540,644

	2004
	Less Than Twelve Months:		Over Twelve Months		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Obligations of U.S. Government corporations and agencies	$36,469	$6,460,463	$6,865	$986,100	$43,334	$7,446,563
Obligations of states and political subdivisions	0	0	5,804	1,251,033	5,804	1,251,033
Mortgage-backed securities	4,334	1,681,583	197	46,512	4,531	1,728,095
Other stock	42	2,023	5,000	52,000	5,042	54,023

	$40,845	$8,144,069	$17,866	$2,335,645	$58,711	$10,479,714

        Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer for a period of time sufficient to allow for any anticipated recovery in fair value, and (3) the intent and ability of Fulton to retain its investment for a period of time sufficient to allow for any anticipated recovery in fair value.

        At December 31, 2005, 13 obligations of U.S. Government corporations and agencies, 5 obligations of states and political subdivisions, 19 mortgage-backed securities and 1 other stock had unrealized losses. At December 31, 2005, no debt security had unrealized losses with depreciation of 5% or more of Fulton's amortized cost. At December 31, 2005, one marketable equity security, with a cost basis of $2,064 had an unrealized loss of $420, exceeding 20% of Fulton's cost basis. This unrealized loss existed for more than 12 months. It is a thinly traded stock of a local financial institution.

        At December 31, 2004, 7 obligations of U. S. Government corporations and agencies, 2 obligations of states and political subdivisions, 7 mortgage-backed securities and 2 other stocks had unrealized losses. At December 31, 2004, no debt security had unrealized losses with depreciation of 5% or more from Fulton's amortized cost, while one marketable equity security had an unrealized loss of 9% from Fulton's cost basis. This unrealized loss relates primarily to a local financial institution in which there is a low volume of stock activity. In analyzing the issuer's financial condition, management considers industry analysts' reports, financial performance and first hand knowledge of the issuer's operations and reputation.

        Fulton is required to maintain minimum investments in certain stocks, which are recorded at cost since they are not actively traded and therefore, have no readily determinable market value. Consequently, Fulton owns the following equity securities at December 31:

	2005	2004
Federal Home Loan Bank	$907,400	$1,126,300
Atlantic Central Bankers Bank	10,000	10,000
Federal Reserve Bank	70,850	70,850

	$988,250	$1,207,150

        Securities with a cost basis of $10,588,673 (fair value of $10,426,881) and $8,234,049 (fair value of $8,195,363) at December 31, 2005 and 2004, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Note 3.    Loans

        Loans consist of the following at December 31 (in thousands):

	2005	2004
Real estate loans
Secured by farmland	$10,924	$12,754
Secured by 1-4 family residential	38,101	45,545
Secured by multifamily (5 or more) residential properties	417	563
Secured by nonfarm nonresidential	14,873	16,999
Loans to finance agricultural production:
Loans to farmers	5,018	5,715
Commercial and industrial loans	7,284	9,816
Loans to individuals for household, family and other personal expenditures	2,213	2,524
Obligations of state and political subdivisions in the U.S.	873	523
All other loans	77	31

	79,780	94,470
Less: reserve for loan losses	(1,354)	(1,821)

	$78,426	$92,649

        Loans 90 days or more past due (still accruing interest) and those on nonaccrual status were as follows at December 31 (in thousands):

	90 Days or More Past Due			Nonaccrual Status
	2005	2004	2003	2005	2004	2003
Loans secured by real estate	$207	$41	$0	$915	$699	$3,314
Personal loans	0	7	0	30	0	74
Commercial and other loans	123	0	0	649	1,030	771

Total	$330	$48	$0	$1,594	$1,729	$4,159

        Foregone revenue on nonaccrual loans was as follows (in thousands):

	2005	2004	2003
Interest income that would have been accrued at original loan rates	$180	$260	$147
Amount recognized as interest income	124	178	3

Foregone revenue	$56	$82	$144

        At December 31, 2005, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $2,457,000. The average recorded investment in impaired loans amounted to approximately $2,157,000 for the year ended December 31, 2005. The allowance for loan losses related to impaired loans amounted to approximately $176,896 at December 31, 2005. Interest income on impaired loans of $59,289 was recognized for cash payments received in 2005. The Bank has no commitments at December 31, 2005 to loan additional funds to borrowers whose loans have been modified.

        At December 31, 2004, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $1,857,000. The average recorded investment in impaired loans amounted to approximately $1,299,000 for the year ended December 31, 2004. The allowance for loan losses related to impaired loans amounted to approximately $925,000 at December 31, 2004. Interest income on impaired loans of $6,815 was recognized for cash payments received in 2004. The Bank has no commitments at December 31, 2004 to loan additional funds to borrowers whose loans have been modified.

        At December 31, 2003, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to approximately $740,000. The average recorded investment in impaired loans amounted to approximately $1,064,000 for the year ended December 31, 2003. The allowance for loan losses related to impaired loans amounted to approximately $250,000 at December 31, 2003. Interest income on impaired loans of $1,043 was recognized for cash payments received in 2003. The Bank has no commitments at December 31, 2003 to loan additional funds to borrowers whose loans have been modified.

        During 2004 and 2003, Fulton sold its student loan portfolio. Proceeds from the sale of these loans were $688,177 and $1,683,784, which resulted in gains of $12,952 and $24,012 for the years ended December 31, 2004 and 2003, respectively.

        Fulton has sold certain mortgage loans to the Federal Home Loan Bank (FHLB), but Fulton continues to service these loans for FHLB. The outstanding balance of these loans was $2,518,510 and $2,737,322 at December 31, 2005 and 2004, respectively.

Note 4.    Reserve for Loan Losses

        Activity in the reserve for loan losses is summarized as follows:

	2005	2004	2003
Balance at beginning of period	$1,821,164	$1,899,643	$1,030,713
Recoveries	10,655	24,135	15,036
Current year provision charged to income	316,667	260,841	1,265,000

Total	2,148,486	2,184,619	2,310,749
Losses	794,396	363,455	411,106

Balance at end of period	$1,354,090	$1,821,164	$1,899,643

Note 5.    Loans to Related Parties

        Fulton has granted loans to its officers and directors and to their associates. Corporate policy requires that related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $4,533,652 and $3,944,179 at December 31, 2005 and 2004, respectively. During 2005, $2,483,178 of new loans were made, repayments totaled $ 1,758,424, and changes in officer status resulted in a $135,281 reduction in officer loan balances. During 2004, $ 3,260,392 of new loans were made and repayments totaled $2,954,761.

        Outstanding loans to employees totaled $758,872 and $754,733 at December 31, 2005 and 2004, respectively.

Note 6.    Premises and Equipment

        A summary of premises and equipment is as follows:

	Cost	Accumulated Depreciation	Depreciated Cost
	2005
Premises and improvements (including land $500,207)	$3,833,345	$1,046,551	$2,786,793
Equipment, furniture and fixtures	3,551,121	2,910,360	640,761
Vehicles	98,296	76,314	21,983
Deposits on equipment	59,655	0	59,655

	$7,542,417	$4,033,225	$3,509,192

	2004
Premises and improvements (including land $500,207)	$3,837,739	$957,744	$2,879,995
Equipment, furniture and fixtures	3,320,314	2,670,863	649,451
Vehicles	98,296	55,333	42,963
Deposits on equipment	23,907	0	23,907

	$7,280,256	$3,683,940	$3,596,316

        Depreciation and amortization expense on property and equipment and other real estate owned amounted to $350,171; $369,695; and $385,655, for the years end December 31, 2005, 2004, and 2003, respectively.

        During 2005, Fulton entered into an agreement to purchase computer software and hardware. The total contract amount is $84,855, of which $59,655 had been paid at December 31, 2005.

Note 7.    Financial Instruments With Off-Balance-Sheet Risk/Commitments

        Fulton is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement Fulton has in particular classes of financial instruments.

        Fulton's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amounts of those instruments. Fulton uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	Contract or Notional Amount
	2005	2004
Financial Instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$10,174,000	$11,142,000
Standby letters of credit and financial guarantees written	21,000	171,000

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Fulton evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Fulton upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

        Standby letters of credit and financial guarantees written are conditional commitments issued by Fulton to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Fulton holds collateral supporting those commitments when deemed necessary by management.

Note 8.    Retirement Plan

        Fulton maintains a 401-K profit-sharing plan covering substantially all full-time employees. The plan allows contributions of up to 15% of eligible compensation by employees. Additional Corporation contributions can be made at the discretion of the board of directors. Fulton's contributions made to the plan were $25,849; $85,168; and $110,100, for the years ended December 31, 2005, 2004 and 2003, respectively.

Note 9.    Federal Income Taxes

        The components of federal income tax expense are summarized as follows:

	2005	2004	2003
Current year provision	$(176,209)	$(20,967)	$305,342
Deferred income taxes (benefits)	(183,290)	11,811	(378,030)
Income tax effect of securities transactions	0	2,046	62,711

Applicable income taxes (benefits)	$(359,499)	$(7,110)	$(9,977)

        Taxable losses were incurred in 2005 and 2004, which were carried back to prior years to generate refunds of $176,209 and $20,967, respectively.

        Federal income taxes were computed after reducing pretax accounting income for nontaxable interest and dividend income in the amount of $235,522, $646,060, and $670,932, for 2005, 2004, and 2003, respectively.

        A reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	2005	2004	2003
Applicable federal income tax rate	(34.0)%	(34.0)%	34.0%
Changes resulting from:
Nontaxable investment income and other items, net of nondeductible expenses/losses	(21.5)%	32.5%	(35.3)%

Effective income tax rate	(55.5)%	(1.5)%	(1.3)%

        Net deferred tax assets are included in other assets on the balance sheet as follows:

	2005	2004
Total deferred tax assets (net of allowance)	$1,305,744	$997,985
Total deferred tax liabilities	(186,718)	(231,330)

Net deferred tax asset	$1,119,026	$766,655

        Fulton has recorded a valuation allowance for the deferred tax assets related to realized and unrealized losses on FNMA and FHLMC preferred stocks as management believes it is not likely they will be ultimately realized through future offsetting capital gains.

        During 2004 and 2003, these preferred stocks were sold at a loss of $1,271,012 and $97,972, respectively, which is considered a capital loss for federal income tax purposes that can only be realized when offset by capital gains and not ordinary income. This tax benefit of $432,144 for 2004 and $33,310 for 2003 can be carried forward for five years and will expire at December 31, 2009 and 2008, respectively.

        At December 31, 2005, Fulton also had a contribution carryover of $1,858 that could not be realized for tax purposes due to net losses in 2005. A valuation allowance was not established for this amount as management believes the benefit will ultimately be realized. This tax benefit can be carried forward for five years and will expire on December 31, 2010.

        The tax effects of each type of significant item that give rise to deferred taxes are:

	2005	2004
Capital loss carryover	$432,144	$432,144
Net unrealized (gains) losses on securities available for sale	158,598	(10,483)
Deferred compensation	472,097	433,779
Allowance for loan losses	626,252	554,953
Depreciation	(186,718)	(220,847)
Foregone interest on non-accrual loans	46,939	9,253
Contribution carryover	1,858	0
Valuation allowance	(432,144)	(432,144)

Net deferred tax asset	$1,119,026	$766,655

Increase (decrease) in valuation allowance during year	$0	$247,817

Note 10.    Leases

        Fulton is party to real estate leases with base monthly rental charges of $3,775. These charges are to be adjusted on specified dates and by agreed upon amounts or by the net change in the consumer price index. The leases expire on January 7, 2011 (as extended) and December 31, 2006, respectively. Each lease contains a provision for renewal under various terms at Fulton's option. In addition, Fulton leases certain equipment on 54 month leases which expire on January 12, 2009 and April 8, 2010. Total rental expense charged to operations for the years ended December 31, 2005, 2004, and 2003 was $64,177; $66,458; and $68,131, respectively.

        Based on the current monthly rent, future minimum rental payments for the next five years are as follows:

2006	$72,948
2007	72,948
2008	72,948
2009	62,883
2010	50,856

Note 11.    Deposits

        Included in interest bearing deposits at December 31 are NOW and Money Market Account balances totaling $17,958,548 and $18,304,499 at December 31, 2005 and 2004, respectively.

        Time deposits of $100,000 and over aggregated $13,995,273 and $14,121,775 at December 31, 2005 and 2004, respectively. Interest expense on time deposits of $100,000 and over was $480,000; $468,000; and $504,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

        The amount of time deposits maturing over the next 5 years as of December 31, 2005 is as follows:

2006	$28,820,272
2007	11,366,614
2008	9,251,035
2009	3,710,323
2010	891,137

$54,039,381

        Fulton accepts deposits of the officers and directors of Fulton and its subsidiaries on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled approximately $3,681,032 and $3,441,064 at December 31, 2005 and 2004, respectively.

        Overdrafts of $76,967 and $31,145 at December 31, 2005 and 2004, respectively, were reclassified as loans for financial reporting purposes.

Note 12.    Fulton Bancshares Corporation (Parent Company Only) Financial Information

        The following are the condensed balance sheets, income statements and statements of cash flows for the parent company as of and for the years ended December 31:

Balance Sheets

Assets	2005	2004
Cash	$21,729	$94,293
Investment in Fulton County National Bank and Trust Company	14,771,949	15,340,870
Investment in Fulton County Community Development Corporation	1,769	27,202
Securities available for sale	73,144	54,023
Deferred taxes and prepaid expenses	33,184	1,714

Total assets	$14,901,775	$15,518,102

Liabilities
Accounts payable	$0	$7

Total liabilities	0	7

Stockholders' Equity
Common stock: par value $.625 per share; 4,000,000 shares authorized; 495,000 shares issued	309,375	309,375
Additional paid-in capital	2,051,337	2,051,337
Retained earnings	12,938,141	13,226,245
Accumulated other comprehensive income (loss)	(307,867)	20,349
Treasury stock; shares at cost—2,210 shares	(89,211)	(89,211)

Total stockholders' equity	14,901,775	15,518,095

	$14,901,775	$15,518,102

Statements of Income

	2005	2004	2003
Cash dividends from wholly-owned subsidiary	$25,000	$605,000	$575,000
Investment income	1,593	1,986	1,580
Gain on sale of investment securities	0	6,019	0
Equity in undistributed income (loss) of subsidiaries	(253,518)	(981,877)	241,264
Legal, printing, supplies, amortization and other expense	(92,454)	(95,960)	(50,697)

	(319,379)	(464,832)	767,147
Applicable income tax (benefit)	(31,275)	0	0

Net Income (loss)	$(288,104)	$(464,832)	$767,147

Statements of Cash Flows
Years Ended December 31

	2005	2004	2003
Cash flows form operating activities:
Net Income (loss)	$(288,104)	$(464,832)	$767,147
Adjustments to reconcile net income to cash provided by operating activities:
Equity in undistributed (income) loss of subsidiary	253,518	981,877	(241,264)
Gain on sale of investment securities	0	(6,019)	0
Compensation-treasury stock issued	0	0	245
Increase (decrease) in accounts payable	(7)	(12)	7
Increase in prepaid expenses	(37,971)	0	0

Net cash provided (used) by operating activities	(72,564)	511,014	526,135

Cash flows form investing activities:
Sales of investment securities available for sale	0	78,954	0

Net cash provided by investing activities	0	78,954	0

Cash flows from financing activities
Dividends paid	0	(517,425)	(517,450)
Purchase of treasury stock	0	(1,299)	0

Net cash (used) by financing activities	0	(518,724)	(517,450)

Net increase in cash and cash equivalents	(72,564)	71,244	8,685
Cash and cash equivalents at beginning of year	94,293	23,049	14,364

Cash and cash equivalents at end of year	$21,729	$94,293	$23,049

Note 13.    Compensating Balances

        Fulton is required to maintain certain compensating balances with its correspondent banks to cover processing costs and service charges. The balances with these correspondent banks may exceed federally insured limits, which management considers a normal business risk. Required compensating balances were $125,000 at December 31, 2005 and 2004.

Note 14.    Regulatory Matters and Contingencies

        On March 23, 2005, the Bank's Board of Directors entered into a "Stipulation and Consent to the Issuance of a Consent Order" (the "Consent Order") with the Office of the Comptroller of the Currency (OCC). The Consent Order includes 24 articles that commence by requiring the Bank to form a Compliance Committee and develop an action plan ("Plan") to comply with the remaining articles. The Plan requires the development of a strategic plan, the appointment of certain management and officers and the commission of a management and board supervision study. The Plan also requires the development of a three-year profit plan and capital plan, the requirement to maintain certain capital ratios, improvement in interest rate risk management, a consultant study of compliance with Truth-In-Lending and RESPA, and a review of the methodology of determining ALLL. The Plan further requires the Bank to engage and retain a qualified third-party loan review, to develop a criticized assets improvement program, to implement a loan portfolio management improvement program and to implement improved reporting and information systems for the loan portfolio. Further articles of the Plan require a qualified, independent consultant to assess compliance with the Bank Secrecy Act ("BSA"), Money Laundering Control Act, suspicious activities, and the rules and regulations of the Office of Foreign Assets and Control, the development of a BSA compliance program, a study of the audit function with emphasis on BSA compliance, and a written program on Suspicious Activity Reports. Other articles of the Plan require the development of a customer information security program, a disaster recovery plan, and a liquidity contingency plan. Finally, an article requires the Board to take all necessary steps to ensure that the Bank corrects each violation of law, rule or regulation cited in Reports of Examination. The remaining articles are administrative in nature.

        Under the Consent Order, the Bank must obtain OCC approval before any executive officers or directors can be added to the Bank's management. The payment of dividends has also been temporarily suspended without prior OCC approval.

        Similar restrictions have been placed on the holding company, Fulton Bancshares Corporation, by the Federal Reserve Bank. Fulton is considered to be in "troubled" condition, as that term is defined in Regulation Y, 12 C.F.R.225.71(d). The designation was due to serious concerns in a Federal Reserve Inspection Report commenced January 31, 2005 and concluded February 17, 2005 and the Office of the Comptroller of the Currency (OCC) Report of Examination on Fulton's wholly-owned bank subsidiary commenced August 10, 2004 and received in the final form in February, 2005. The OCC, the Bank's primary regulator, provided a letter of concern based on the preliminary findings of the Examination dated November 23, 2004. The concerns in the OCC Report of Examination were reflected in the Consent Order referenced above.

        On May 9, 2005 the Board of Directors of Fulton signed a Memorandum of Understanding ("MOU") dated May 9, 2005 issued by Federal Reserve Bank ("Reserve Bank"). The principle elements of the MOU are as follows: Fulton may not issue dividends nor incur debt not in the ordinary course of business without approval of the Reserve Bank, Fulton may not repurchase its own stock without approval of the Reserve Bank, Fulton must appoint a compliance committee and conduct an assessment of the external audit firm's ability to audit an organization, such as Fulton, which is subject to the Sarbanes Oxley Act and Fulton is required to ensure that its wholly owned subsidiary, The Fulton County National Bank & Trust Company, complies with the supervisory actions imposed by the Office of the Comptroller of the Currency.

        The OCC has also informed the Bank of possible violations of laws and regulations with regard to the Bank Secrecy Act, the Truth-In-Lending Act, and the Real Estate Settlement Procedures Act which could result in future fines and penalties to the Bank and possible reimbursements. The amount of any future fines or reimbursements cannot be reasonably estimated at December 31, 2005.

        Because compliance with the Order will require reallocation and increases in internal resources and the engagement of various vendors and consultants, the cost of compliance and the effect on results of operations is expected to be material; however the cost of compliance with the Order cannot be reasonably estimated at this time.

        The Bank continues to take actions required by the Order to remediate the identified weaknesses through the Board Compliance Committee that directs and monitors the completion of the specific requirements of Order by use of internal resources and the retention of qualified vendors and consultants.

        In addition, on March 4, 2005, the Bank terminated its President. The Boards of Directors of Fulton Bancshares Corporation and The Fulton County National Bank and Trust Company entered into a Settlement Agreement and General Release with its former President which became effective on June 15, 2005. The terms of the Settlement Agreement are summarized as follows.

        The former President's termination on March 4, 2005 from employment as an officer or employee of the Bank remained in effect. The former President resigned as a member of the Boards of Directors and any other officer or employment position he held with Fulton and the Bank, effective June 15, 2005. The former President acknowledged his March 4, 2005 separation from employment by Fulton and the Bank and agreed that he will not challenge the legal validity of that separation. The former President agreed not to seek employment with Fulton or the Bank.

        The principal balances of a loan to the former President and two other loans in the aggregate approximate amount of $185,000 were paid to the Bank in full with interest and other charges as required by the applicable loan documents. In addition, the former President assigned Pittsburgh Steelers ticket licensing rights for six seats to the Bank.

        The Bank agreed to no longer take the position under the Salary Continuation Agreement, known generically as a Supplemental Employee Retirement Plan, dated September 1, 1995 and subsequently amended (together, "SERP") that the former President's termination was for cause, thereby allowing the former President to apply to the OCC and the Federal Deposit Insurance Corporation ("FDIC") for permission to obtain such part of his SERP as the regulators or the courts determine that the Bank must pay. If the SERP payments are not approved by the OCC and FDIC, and such regulatory disapproval is upheld by any subsequent judicial review, then the Bank agreed to pay the former President only one year of severance pay at his final annual salary, if authorized by the regulators to do so. The former President agreed to not challenge the legal validity of the Bank's payment under the SERP of the amount determined by the regulators or a final valid court order. The Bank agreed to not file a civil action requesting the return by the former President of monies paid to him under the Bank's 401(k) plan or the SERP.

        The Directors as individuals and shareholders released the former President from liability related to his employment with Fulton and the Bank. The former President released Fulton, Bank, and Directors from any liability related to termination of his employment with Fulton and the Bank.

        Under capital adequacy guidelines, Fulton is required to maintain minimum capital ratios. The "leverage ratio", which compares capital to adjusted total balance sheet assets is required to be at least 4%. "Tier I" and "Tier II" capital ratios compare capital to risk-weighted assets and off-balance sheet activity. The Tier I ratio is required to be at least 4%. The combined Tier I and Tier II ratio is required to be at least 8%. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Fulton's financial statements.

        Under the consent order, the Bank is required to maintain higher minimum capital ratios than the normal industry minimums: 14% Tier I capital to risk-weighted assets and 10% Tier I capital to adjusted total assets.

        At December 31 Fulton's actual ratios and required levels were as follows:

			Actual
	Industry Requirements	Consent Order Requirements
			2005	2004
Leverage (total adjusted capital/total average assets)	4.0%	10.0%	10.9%	10.8%
Tier 1 (Tier 1 core capital/risk weighted assets)	4.0%	14.0%	18.1%	17.1%
Total capital (total capital plus allowance for loan losses/risk weighted assets)	8.0%		19.4%	18.4%

        As of December 31, 2005, the most recent notification form the Comptroller of the Currency categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

Note 15.    Liabilities for Borrowed Money

        At December 31, 2005 and 2004, Fulton had an outstanding ten year, $15,000,000 loan with Federal Home Loan Bank of Pittsburgh. The interest rate can increase quarterly depending on market rates based on the 3 month LIBOR plus .1%, but any change is at the discretion of the FHLB. The rate is currently fixed at 5.93% at December 31, 2005 and 2004 and interest is payable monthly. The loan matures on July 12, 2010. There are significant penalties for prepayment. On March 29, 2005, Fulton was notified by Federal Home Loan Bank that it will be required to identify and deliver specific assets as collateral equal to outstanding borrowings, plus accrued interest and any penalties for early payment. The amount of investments collateralizing the ten year borrowing is approximately $18,423,000, which exceeds the required collateral of $16,067,000 at December 31, 2005.

        Fulton has established credit at Federal Home Loan Bank (FHLB) of Pittsburgh. Fulton may borrow up to approximately $54,577,000 from FHLB under the terms of certain commitment agreements, less any borrowings outstanding. The rates and terms of the commitments are flexible and are not fixed until the funds are withdrawn, but funds may not be borrowed for more than one year. The interest rate is variable and can change daily based on FHLB's cost of funds. There were no borrowings from this line at December 31, 2005 and 2004. Eligible collateral for the borrowings consisted of certain investments and mortgages approximating $54,755,000 at December 31, 2005.

        Fulton also has established a line of credit for Fed Funds purchases with the Atlantic Central Bankers Bank. Fulton may borrow up to $4,000,000 under the terms of the borrowing agreements. The terms of Fed Funds purchases are generally overnight and the rates can change daily. At December 31, 2005, Fulton had no borrowings from this line.

Note 16.    Real Estate Owned Other Than Premises

        At December 31, 2005, real estate owned other than premises consisted of one property that Fulton foreclosed on in 2004, which is carried at fair value less costs to sell of $670,850. Net proceeds from sales of other real estate owned in 2005 were $882,413, which resulted in a net gain of $19,263, after writing down the fair value of the remaining property by $ 50,000.

        At December 31, 2004, real estate owned other than premises consisted of four related properties that Fulton foreclosed on in 2004, which were carried at a fair value of $1,534,000. Net proceeds from sales of other real estate owned in 2004 were $211,680, which resulted in a gain of $5,481.

Note 17.    Fair Value of Financial Instruments

        The estimated fair values of Fulton's financial instruments were as follows at December 31, 2005 and 2004:

	2005		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(000 Omitted)
FINANCIAL ASSETS
Cash and cash equivalents	$4,256	$4,256	$16,364	$16,364
Securities available for sale	34,792	34,792	18,985	18,985
Federal Reserve, Atlantic Central Bankers Bank, and Federal Home Loan Bank stocks	988	988	1,207	1,207
Loans receivable (net)	78,426	80,668	92,649	93,409
Cash surrender value of life insurance	5,610	5,610	5,430	5,430
Accrued interest receivable	627	627	660	660
FINANCIAL LIABILITIES
Time certificates	55,684	54,969	56,860	56,610
Other deposits	51,802	51,802	52,761	52,761
Accrued interest payable	270	270	243	243
Other borrowed funds	15,000	15,702	15,000	16,463

Note 18.    Deferred Compensation and Other Benefit Programs

        The Bank has adopted several benefit programs, some of which result in the deferral of payments for services rendered:

          (1)   The Supplemental Executive Retirement Plan—This Plan is funded by single premium life insurance on certain Corporation executives, with Fulton as beneficiary. Actual payments to the executives will not begin until their retirement, except in the case of a change of control.

          (2)   The Director Emeritus Program—This plan, funded by life insurance, will allow Fulton to reward its directors for longevity of service to the Board. Directors who qualified were eligible at age 75 to receive $4,000 annually for up to 10 years under this program. No additional directors will be added to the Director Emeritus program.

          (3)   The Director Deferred Compensation Plan—This plan, also funded by life insurance, allows directors to defer up to 100% of directors fees annually. The amounts deferred will be paid out over a period of up to 10 years beginning when the director reaches the age of 75.

          (4)   The Officer Supplemental Life Insurance Plan provides for officer life insurance coverage to named third parties of generally double their current salary level, and is also funded by single premium life insurance.

        As a result of these plans, the following items are recognized in the financial statements:

	2005	2004	2003
Asset
Cash surrender value of life insurance	$5,609,639	$5,429,963	$5,229,926
Liabilities
Supplemental executive retirement plan	884,598	860,524	798,930
Deferred directors fees liability	503,921	415,296	328,592
Income
Earnings on cash surrender value of life insurance	225,016	243,188	258,209
Expenses
Life insurance expense	45,341	39,553	39,078
Supplemental executive retirement expense	24,074	61,594	145,145
Deferred directors fees	89,012	87,166	63,711
Director emeritus fees	12,000	12,000	12,000
Payments made to retired director	1,685	1,685	1,685

        Fulton grants agribusiness, commercial and residential loans to customers primarily in Fulton County, Pennsylvania and adjoining counties in Pennsylvania and Maryland. Although Fulton has a diversified loan portfolio, a significant portion of its customers' ability to honor their contracts is dependent upon the agribusiness economic sector at December 31, 2005 (approximately 20% of the loan portfolio and 107% of stockholders' equity).

        Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

        Fulton maintains deposit balances at correspondent banks, which provide check collection and item processing services to Fulton. At times, the balances with these correspondent banks may exceed federally insured limits, which management considers a normal business risk.

Note 20.    Subsequent Events

        On January 23, 2006, Fulton entered into an Agreement and Plan of Merger (the "Merger Agreement") with Franklin Financial Services Corporation ("Franklin") pursuant to which Fulton will merge with and into Franklin (the "Merger") with Franklin being the surviving corporation in the Merger. In connection with the Merger, Fulton will also cause its wholly-owned subsidiary, the Bank, to merge with and into Franklin's wholly-owned subsidiary, Farmers and Merchants Trust Company of Chambersburg ("F&M Trust"), (the "Bank Merger") with F&M Trust being the surviving bank in the Bank Merger. Under the terms of the Merger Agreement, shareholders of Fulton will have the right to elect to receive, for each share of Fulton's common stock they own: (1) 1.864 shares of validly issued, fully paid and nonassesable shares of Franklin's common stock, or (2) $ 48.00 in cash. Each shareholder of Fulton will be entitled to elect all cash, all Franklin common stock or a mix of cash and Franklin common stock for their shares of Fulton's common stock. Shareholder elections, however, will be subject to allocation procedures designed to ensure that the aggregate number of shares of Franklin common stock to be issued and the aggregate amount of cash to be paid shall not exceed 492,790 shares and $10,964,577 in cash. Consummation of the Merger is subject to certain customary terms and conditions, including, but not limited to, receipt of various regulatory approvals and approval by Fulton's shareholders.

        On January 24, 2006, Fulton filed the Merger Agreement on a Form 8-K with the Securities and Exchange Commission. Franklin will file a Registration Statement on Form S-4 with the Securities and Exchange Commission addressing the proposed Merger and issuance of Franklin Common Stock in the Merger, which may be subsequently amended and which includes Fulton's proxy statement to be used for its annual meeting of shareholders to consider and vote on adoption of the Merger Agreement.

        Under the Merger Agreement, Fulton agreed to take all reasonable efforts to close the Breezewood branch office, located at 200 South Breezewood Road, Breezewood, Pennsylvania 15536 as soon as practicable after the date of the Merger Agreement in accordance with all applicable regulatory requirements.

        Notices of the closing of the branch office were sent to customers on February 24, 2006. The anticipated closing date is June 3, 2006.

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

SELECTED FIVE-YEAR FINANCIAL DATA

	2005	2004	2003	2002	2001
	(000 omitted)
Income Statement
Interest income	$7,124	$7,555	$8,365	$9,449	$10,105
Interest expense	2,900	2,891	3,175	4,271	5,432
Provision for loan losses	317	261	1,265	255	15

Net interest income after provision for loan losses	3,907	4,403	3,925	4,923	4,658
Securities gains (losses)	0	(1,265)	86	1	57
Other operating income	613	609	751	640	582
Other operating expense	5,167	4,219	4,005	3,774	3,450

Income (loss) before income taxes (benefit)	(647)	(472)	757	1,790	1,847
Applicable income tax (benefit)	(359)	(7)	(10)	335	415

Net income (loss)	$(288)	$(465)	$767	$1,455	$1,432

Per share amounts based on weighted averages shares outstanding	492,790	492,799	492,810	492,772	492,747
Income (loss) before income taxes (benefit)	$(1.31)	$(0.96)	$1.54	$3.63	$3.75
Income taxes (benefit)	(0.73)	(0.01)	(0.02)	0.68	0.84
Net Income (loss)	(0.58)	(0.94)	1.56	2.95	2.91
Cash dividend paid	0.00	1.05	1.05	1.02	0.95
Book value	30.24	31.49	32.68	33.80	30.88
Year-End Balance Sheet (000 omitted)
Total assets	$139,131	$141,757	$147,569	$162,492	$150,828
Loans	79,780	94,470	103,288	108,267	104,501
Reserve for loan losses	(1,354)	(1,821)	(1,899)	(1,031)	(845)
Net loans	78,426	92,649	101,389	107,236	103,656
Total investment securities	34,792	20,192	31,081	39,447	31,899
Deposits-noninterest bearing	18,365	16,524	13,927	16,156	13,486
Deposits-interest bearing	89,121	93,097	97,200	96,870	103,552
Total deposits	107,486	109,621	111,127	113,025	117,038
Liabilities for borrowed money	15,000	15,000	18,825	31,250	17,325
Total stockholders' equity	14,902	15,518	16,104	16,658	15,217
Ratios
Average equity/average assets	10.73%	11.23%	11.05%	10.19%	10.17%
Return on average equity	(1.94)%	(2.85)%	4.52%	9.18%	9.76%
Return on average assets	(0.21)%	(0.32)%	0.50%	0.94%	0.99%

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

SUMMARY OF QUARTERLY FINANCIAL DATA

        The unaudited quarterly results of operations for the years ended December 31, 2005 and 2004 are as follows:

	2005 Quarter Ended				2004 Quarter Ended
($000 omitted except per share)
	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31
Interest income (1)	$1,783	$1,779	$1,793	$1,769	$1,915	$1,877	$1,879	$1,884
Interest expense	696	711	735	758	734	730	717	710

Net interest income	1,087	1,068	1,058	1,011	1,181	1,147	1,162	1,174
Provision for loan losses	70	17	80	150	0	261	0	0

Net interest income after provision for loan losses	1,017	1,051	978	861	1,181	886	1,162	1,174
Securities gains (losses)	0	0	0	0	4	6	0	(1,275)
Other income	181	154	150	128	159	163	134	153
Other expenses	1,144	1,375	1,300	1,348	1,014	1,089	1,004	1,112
Operating income before income taxes	54	(170)	(172)	(359)	330	(34)	292	(1,060)
Applicable income taxes	(17)	(95)	(73)	(174)	48	(7)	(13)	(35)

Net income	$71	$(75)	$(99)	$(185)	$282	$(27)	$305	$(1,025)

Net income applicable to common stock
Per share data:
Net income	$0.14	$(0.15)	$(0.20)	$(0.37)	$0.57	$(0.05)	$0.62	$(2.08)

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY INTEREST RATES
AND INTEREST DIFFERENTIAL

Years Ended December 31,

	2005			2004			2003
(000 omitted)	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Investment securities:
Taxable interest income	$22,972	$924	4.0%	$25,479	$981	3.9%	$32,341	$1,377	4.3%
Nontaxable interest income	5,394	207	3.8%	5,395	207	3.8%	1,657	75	4.5%

Total investment securities	28,366	1,131	4.0%	30,874	1,189	3.9%	33,998	1,452	4.3%
Loans (net of unearned discounts)	87,210	5,739	6.6%	99,808	6,351	6.4%	107,140	6,913	6.5%
Other short-term investments	8,224	254	3.1%	1,129	15	1.3%	0	0	0.0%

Total interest earning assets	123,800	7,124	5.8%	131,811	7,554	5.7%	141,138	8,365	5.9%

Allowance for loan losses	(1,877)			(1,700)			(1,159)
Cash and due from banks	3,892			4,122			3,748
Bank premises and equipment	3,564			3,694			3,869
Other assets	9,315			7,363			6,025

Total assets	$138,694			$145,290			$153,621

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing demand deposits	13,050	55	0.4%	13,202	71	0.5%	11,925	76	0.6%
Savings deposits	21,932	150	0.7%	24,188	169	0.7%	22,579	198	0.9%
Time deposits	55,452	1,794	3.2%	58,816	1,732	2.9%	61,069	1,858	3.0%
Borrowings	15,002	901	6.0%	16,202	918	5.7%	25,290	1,043	4.1%

Total interest bearing liabilities	105,436	2,900	2.8%	112,408	2,891	2.6%	20,863	3,175	2.6%
Demand deposits	16,686			15,081			14,966
Other liabilities	1,690			1,573			821

Total liabilities	123,812			129,062			136,650

Stockholders' equity	14,882			16,329			16,971

Total liabilities and stockholders' equity	$138,694			$145,391			$153,621

Net interest income/net yield on average earning assets		$4,224	3.4%		$4,664	3.5%		$5,190	3.7%

FULTON BANCSHARES CORPORATION AND SUBSIDIARIES

CHANGES IN NET INTEREST INCOME

	2005 Versus 2004			2004 Versus 2003
(000) omitted)	Average Volume	Increase (Decrease) Due to Change in Average Rate	Total Increase (Decrease)	Average Volume	Increase (Decrease) Due to Change in Average Rate	Total Increase (Decrease)
Interest Income
Loans (net of unearned discounts)	$(802)	$190	$(612)	$(469)	$(95)	$(563)
Taxable investment securities	(96)	39	(57)	(273)	(123)	(396)
Nontaxable investment securities	0	0	0	145	(13)	132
Other short-term investment	199	40	39	15	0	15

Total interest income	(699)	269	(430)	(581)	(230)	(811)

Interest Expense
Interest bearing demand	(1)	(15)	(16)	8	(12)	(5)
Savings deposits	(19)	0	(19)	13	(43)	(29)
Time deposits	(95)	157	62	(67)	(58)	(126)
Borrowings	(68)	51	(17)	(444)	319	(125)

Total interest expense	(183)	193	10	(498)	218	(284)

Net interest income			$(440)			$(527)

ANNEX A

AGREEMENT AND PLAN OF MERGER
between
FRANKLIN FINANCIAL SERVICES CORPORATION
and
FULTON BANCSHARES CORPORATION
January 23, 2006

A-i

EXHIBITS:
Exhibit 1	—Form of Bank Plan of Merger
Exhibit 2	—Form of Affiliate Letter
Exhibit 3	—Form of Tax Opinion
Exhibit 4	—Form of Opinion of Franklin Counsel
Exhibit 5	—Form of Opinion of Fulton Counsel
Exhibit 6	—Index Group

A-ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2006, is made by and between FRANKLIN FINANCIAL SERVICES CORPORATION ("Franklin"), a Pennsylvania corporation having its principal place of business in Chambersburg, Pennsylvania, and FULTON BANCSHARES CORPORATION ("Fulton"), a Pennsylvania corporation having its principal place of business in McConnellsburg, Pennsylvania.

BACKGROUND

        1.     Franklin and Fulton desire for Fulton to merge with and into Franklin, with Franklin surviving such merger, in accordance with the laws of the Commonwealth of Pennsylvania and the plan of merger set forth herein.

        2.     It is the intention of the parties to this Agreement that the Merger (as hereinafter defined) provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code.

        3.     In connection with the Merger, Franklin desires to merge Fulton County National Bank and Trust Company ("FCNB"), a national bank and wholly-owned subsidiary of Fulton, with and into Farmers and Merchants Trust Company of Chambersburg ("F&M Trust"), a Pennsylvania bank and trust company and wholly-owned subsidiary of Franklin, with F&M Trust surviving such merger in accordance with the Bank Plan of Merger (as hereinafter defined).

        3.     Franklin and Fulton desire to provide the terms and conditions governing the transactions contemplated herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGERS

        Section 1.01    Definitions.    As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          Acquisition Proposal has the meaning given that term in Section 4.06 of this Agreement.

          Affiliate means, with respect to any Person, any other Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

          Aggregate Merger Consideration has the meaning given that term in Section 1.02(e)(iii) of this Agreement.

          Agreement means this Agreement and Plan of Merger, together with the exhibits referenced herein, and any amendment or supplement hereto.

          Applications means the applications for regulatory approval which are required in connection with the transactions contemplated hereby.

          Articles of Merger means the articles of merger to be executed by Franklin and Fulton and to be filed in the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

          Average Closing Price means the average of the Franklin Market Prices for each of the twenty (20) trading days during the Determination Period (as defined in Section 6.01(d)(iii)).

          BHC Act means the Bank Holding Company Act of 1956, as amended.

          Bank Merger means the merger of FCNB with and into F&M Trust, with F&M Trust surviving the merger, as contemplated by Section 1.03 of this Agreement.

          Bank Plan of Merger means the plan of merger to be entered into between FCNB and F&M Trust pursuant to this Agreement, providing for the merger of FCNB with and into F&M Trust, with F&M Trust surviving such merger, substantially in the form attached hereto as Exhibit 1.

          BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

          Business Day means any day on which banks are not required or authorized to close in the Commonwealth of Pennsylvania.

          Cash Consideration has the meaning given that term in Section 1.02(e)(iii)(B)

          Cash Election means an election to receive the Cash Consideration with respect to all of a holder's shares of Fulton Common Stock.

          Cash Election Shares means, subject to the allocation rules set forth in Section 1.02(h), shares of Fulton Common Stock that are to be converted into the right to receive the Cash Consideration.

          Closing Date means the date designated as the Closing Date by Franklin, in its sole discretion, upon not less than five (5) days prior written notice to be given to Fulton within ten (10) days after the last condition precedent (other than the delivery of certificates or other instruments or documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date upon which Franklin and Fulton shall agree.

          Consent Order means that certain Consent Order dated March 23, 2005, issued by the Acting Comptroller of the Currency In the matter of The Fulton County National Bank and Trust Company, NE 2005-15, #2005-29.

          CRA means the Community Reinvestment Act.

          Disclosure Schedule means the Franklin Disclosure Schedule and/or the Fulton Disclosure Schedule, as the context shall require.

          Dissenting Fulton Shares has the meaning given to that term in Section 1.02(e)(v).

          Effective Date means the date specified in the Articles of Merger which may be the same as the Closing Date.

          Effective Time means the time specified in the Articles of Merger for the effectiveness of the Merger, or, if no time is specified, the time of filing the Articles of Merger.

          Election means a Cash Election, Stock Election and/or Mixed Election, as the context shall require.

          Election Deadline means a date to be established by Franklin as the date by which holders of Fulton Common Stock must submit to the Exchange Agent an Election Form in order to make a timely Election.

          Election Form means a form to be delivered to holders of Fulton Common Stock by the Exchange Agent pursuant to Section 1.02(f) by which holders of Fulton Common Stock may make an Election with respect to the Merger Consideration.

          Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

          ERISA means the Employee Retirement Income Security Act of 1974, as amended.

          Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

          Exchange Agent shall have the meaning given that term in Section 1.02(i)(i).

          Exchange Fund shall have the meaning given that term in Section 1.02(i)(ii).

          F&M Trust means Farmers and Merchants Trust Company of Chambersburg, a Pennsylvania bank and trust company.

          FCNB means Fulton County National Bank and Trust Company, a national banking association.

          FDIA means the Federal Deposit Insurance Act, as amended.

          FDIC means the Federal Deposit Insurance Corporation.

          FLSA means the Fair Labor Standards Act of 1938.

          Federal Reserve Board means the Board of Governors of the Federal Reserve System.

          Franklin means Franklin Financial Services Corporation, a Pennsylvania corporation.

          Franklin Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

          Franklin Disclosure Schedule means a disclosure schedule delivered by Franklin to Fulton pursuant to this Agreement.

          Franklin Financials means (i) the annual audited consolidated financial statements of Franklin as of December 31, 2004 and for the three years ended December 31, 2004, including the notes thereto, and any audited consolidated financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim consolidated financial statements, including the notes thereto, of Franklin as of each calendar quarter thereafter, in each case under (i) or (ii) as included in Securities Documents filed by Franklin.

          Franklin Market Price means, as of any date, the average of the daily high bid and low offer quotations for a share of Franklin Common Stock, as reported on the National Association of Security Dealers, Inc.'s OTC Bulletin Board service. If no bid or offer quotations are available for any date, then the Franklin Market Price for such date shall be the price of the last trade reported for the shares of Franklin Common Stock on the OTC Bulletin Board service as of such date.

          Franklin Regulatory Reports means the annual reports of Franklin or F&M Trust, as the case may be, filed with the Federal Reserve Board, the FDIC or the PDB from December 31, 2004 through the Closing Date.

          Franklin Subsidiaries means (i) F&M Trust and (ii) any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Franklin, except any association the stock of which is held in the ordinary course of the lending activities of a bank.

          Fulton means Fulton Bancshares Corporation, a Pennsylvania corporation.

          Fulton Certificates has the meaning given to that term in Section 1.02(f).

          Fulton Common Stock means the common stock of Fulton described in Section 2.02(a).

          Fulton Designees has the meaning give to that term in Section 1.02(d)(i)(B).

          Fulton Disclosure Schedule means a disclosure schedule delivered by Fulton to Franklin pursuant to this Agreement.

          Fulton ERISA Affiliate has the meaning give to that term in Section 2.12.

          Fulton Financials means (i) the annual audited financial statements of Fulton as of December 31, 2004 and for the three years ended December 31, 2004, including the notes thereto, as restated and filed with the SEC in accordance with the Exchange Act, and any audited financial statements, including the notes thereto, for any subsequent calendar year, and (ii) the unaudited interim financial statements, including the notes thereof, of Fulton as of each calendar quarter thereafter, in each case under (i) or (ii) as included in Securities Documents, as amended, filed by Fulton.

          Fulton Regulatory Reports means the reports, and accompanying schedules, of Fulton or FCNB, as the case may be, filed with any Regulatory Authority for each applicable period from December 31, 2004 through the Closing Date.

          Fulton Subsidiaries means (i) FCNB and (ii) any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Fulton, except any association the stock or equity of which is held in the ordinary course of the lending activities of FCNB.

          GAAP means generally accepted accounting principles as in effect at the relevant date.

          IRC means the Internal Revenue Code of 1986, as amended.

          IRS means the Internal Revenue Service.

          Labor and Employment Law means any federal, state, local, or foreign law, statute, ordinance, executive order, rule, regulation, code, consent, order, judgment, decree, injunction or any agreement with any regulatory authority relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health, (v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Fair Credit Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.

          Law shall mean any law (including common law), constitution statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, commission, department or instrumentality thereof, or of any court, tribunal or arbitrator.

          Letter Agreement has the meaning given that term in Section 4.13 of this Agreement.

          Material Adverse Effect shall mean, with respect to any Party or a referenced Subsidiary of a Party, any effect that is material and adverse to its assets, financial condition, results of operations or prospects on a consolidated basis (including, without limitation, the effect of any action (or inaction) taken in compliance with the MOU or Consent Order after the date of this Agreement); provided, however, that Material Adverse Effect shall not be deemed to include: (a) any change in the value of the respective investment and loan portfolios of a Party resulting from a change in interest rates generally; (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects financial institutions generally; (c) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger) incurred in connection with this Agreement and the transactions contemplated hereby; (d) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated hereby; (e) any effect with respect to a Party hereto caused, in whole or in substantial part, by the other Party; and (f) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect a Party.

          Merger means the merger of Fulton with and into Franklin, with Franklin surviving such Merger, as contemplated by this Agreement.

          Merger Consideration means the Cash Consideration, or the Stock Consideration, as applicable.

          Mixed Election has the meaning given to that term in Section 1.02(f)(iii).

          MOU means that certain Memorandum of Understanding dated May 9, 2005, by and between the Federal Reserve Bank of Philadelphia and Fulton.

          National Bank Act means 12 U.S.C. Section 1, et seq.

          No-Election Shares has the meaning given to that term in Section 1.02(f).

          OCC means the Office of the Comptroller of the Currency.

          Party means Franklin, or Fulton, as the context shall require.

          PDB means the Department of Banking of the Commonwealth of Pennsylvania.

          PDS means the Department of State of the Commonwealth of Pennsylvania.

          Person means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

          Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be included in the Registration Statement and transmitted to holders of Fulton Common Stock in connection with the transactions contemplated by this Agreement.

          Reallocated Cash Shares has the meaning given to that term in Section 1.02(h)(i)(B).

          Reallocated Stock Shares has the meaning given to that term in Section 1.02(h)(ii)(B).

          Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Franklin Common Stock to be issued in connection with the transactions contemplated by this Agreement.

          Regulatory Agreement has the meaning given to that term in Sections 2.11(b) and 3.09(b).

          Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OCC, the Federal Reserve Board, the FDIC, the PDB or the respective staffs thereof.

          Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

          SEC means the Securities and Exchange Commission.

          Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

          Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

          Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

          Stock Consideration shall have the meaning given that term in Section 1.02(e)(iii)(A).

          Stock Election means an election to receive the Stock Consideration with respect to all of a holder's shares of Fulton Common Stock.

          Stock Election Shares means, subject to the allocation rules set forth in Section 1.02(h), shares of Fulton Common Stock to be converted into the right to receive the Stock Consideration.

          Subsidiary means any corporation, partnership, limited liability company, business trust, other association or joint venture, 50% or more of the capital stock or equity interests of which is owned, either directly or indirectly, by another entity, except any association the stock of which is held in the ordinary course of the lending activities of a bank.

          Surviving Corporation shall have the meaning given that term in Section 1.02(b)(i) of this Agreement.

        Section 1.02    The Merger.

          (a)    Closing.    The closing will take place at the offices of Rhoads & Sinon LLP, counsel to Franklin, in Harrisburg, Pennsylvania, on the Closing Date or at such other place, and at such time, as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Franklin and Fulton shall cause the Articles of Merger to be duly executed and filed with the PDS.

          (b)    The Merger.    Subject to the terms and conditions of this Agreement, on the Effective Date: Fulton shall merge with and into Franklin; the separate existence of Fulton shall cease; Franklin shall be the surviving corporation in the Merger (Franklin, as the surviving corporation in the Merger, is sometimes referred to herein as the "Surviving Corporation"); and all of the property (real, personal and mixed), rights, powers and duties and obligations of Fulton shall be taken and deemed to be transferred to and vested in Franklin, as the Surviving Corporation in the

  Merger, without further act or deed; all debts, liabilities and duties of each of Fulton and Franklin shall thereafter be the responsibility of Franklin, all in accordance with the applicable Laws.

          (c)    Franklin's Articles of Incorporation and Bylaws.    On and after the Effective Date, the articles of incorporation and the bylaws of Franklin, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Franklin, as the Surviving Corporation in the Merger, until thereafter altered, amended or repealed.

          (d)    Board of Directors and Officers of the Surviving Corporation.

            (i)    On the Effective Date, the board of directors of Franklin, as the Surviving Corporation, shall consist of (A) each person holding such office of Franklin immediately prior to the Effective Date and (B) two (2) persons selected by Fulton's board of directors prior to the date of mailing the Prospectus/Proxy Statement (the "Fulton Designees") and subject to (1) compliance with Franklin's bylaws (including any mandatory retirement or age limitations contained therein), (2) each such person qualifying as an "independent director" as defined by SEC Rule 10A-3 and Nasdaq Rules 4200 and 4350 and any successor rules and regulations thereto, (3) each such person meeting the eligibility requirements for a director of Franklin of any Regulatory Authority relating to Franklin, and (4) approval of such person by Franklin, which approval shall not be unreasonably withheld. Franklin, in its discretion, shall assign one of the Fulton Designees to Class B with a term of office through Franklin's 2007 annual meeting of shareholders and assign the other Fulton Designee to Class A with a term of office through Franklins 2008 annual meeting of shareholders. Each Fulton Designee shall thereafter hold office for the term to which he or she is appointed and until his or her successor is elected and qualified or otherwise in accordance with applicable law, and the articles of incorporation and bylaws of Franklin; provided, however, that if each such person continues to meet the criteria in (d)(i)(1), (2) and (3) above, and absent a breach of such person's fiduciary duty to Franklin, Franklin agrees to re-nominate each Fulton Designee for at least one full three-year term after the expiration of his or her initial term.

            (ii)   On the Effective Date, the officers of Franklin duly elected and holding office immediately prior to the Effective Date shall continue to be the officers of Franklin as the Surviving Corporation.

            (iii)  On the effective date of the Bank Merger, the board of directors of F&M Trust, as the surviving institution in the Bank Merger, shall consist of (A) those persons holding such office of F&M Trust immediately prior to such effective date and (B) the Fulton Designees. Franklin shall cause each of the Fulton Designees to be appointed as a director of F&M Trust effective as of the effective date of the Bank Merger to hold office for the term to which he or she is appointed and until his or her successor is elected and qualified or otherwise in accordance with applicable law and the articles of incorporation and bylaws of F&M Trust.

            (iv)  On the effective date of the Bank Merger, the officers of F&M Trust duly elected and holding office immediately prior to such effective date shall continue to be the officers of F&M Trust as the surviving institution in the Bank Merger.

          (e)    Effect on Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of Franklin, Fulton or the holders of any of the following securities, the following shall occur:

            (i)    Outstanding Franklin Common Stock.    Each share of Franklin Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Franklin Common Stock, except that shares of Franklin Common Stock owned by Fulton (other than shares held in trust, managed, custodial or nominee accounts and the like that in any such case are beneficially owned by third parties and shares acquired in respect of debts previously contracted) shall become treasury stock of Franklin.

            (ii)   Cancellation of Certain Common Stock.    Each share of Fulton Common Stock that is owned by Franklin, by Fulton as treasury shares, or by any of their respective Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

            (iii)  Conversion of Fulton Common Stock.    Each share of Fulton Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(e)(ii) and Dissenting Fulton Shares) shall be converted into the right to receive either: (A) 1.864 shares of Franklin Common Stock, subject to adjustment as provided in Section 1.02(j) below (the "Stock Consideration"), or (B) $48.00 cash (the "Cash Consideration"); subject, however, to the rights of holders of shares of Fulton Common Stock to make an Election pursuant to Section 1.02(f) hereof and provided that the aggregate number of shares of Franklin Common Stock to be issued and the aggregate amount of cash to be paid to holders of Fulton Common Stock in connection with the Merger, notwithstanding any Elections to the contrary, shall not exceed 492,790 shares, subject to adjustment as provided in Section 1.02(j) below, and $10,964,577.50 in cash (the "Aggregate Merger Consideration").

            (iv)  Cash in Lieu of Fractional Shares.    Notwithstanding anything herein to the contrary, no fraction of a whole share of Franklin Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former Fulton shareholder who would otherwise be entitled to receive a fraction of a share of Franklin Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Closing Price.

            (v)   Dissenting Fulton Shares.    The outstanding shares of Fulton Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares ("Dissenting Fulton Shares") pursuant to Subchapter D of Chapter 15 of the BCL and have not effectively withdrawn or lost their dissenters' rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the BCL. If any such holder of Fulton Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, the Dissenting Fulton Shares held by such holder shall thereupon be treated as No Election Shares.

          (f)    Election Procedures.    Franklin and Fulton shall cause the Exchange Agent to mail an Election Form to holders of Fulton Common Stock not more than fifty (50) Business Days and not less than twenty (20) Business Days prior to the Election Deadline. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

            (i)    To elect to receive the Stock Consideration with respect to all of their shares of Fulton Common Stock; or

            (ii)   To elect to receive the Cash Consideration with respect to all of their shares of Fulton Common Stock; or

            (iii)  To elect to receive the Stock Consideration with respect to a specified number of their shares of Fulton Common Stock and the Cash Consideration with respect to their remaining shares of Fulton Common Stock (a "Mixed Election"). With respect to each holder of Fulton Common Stock who makes a Mixed Election, their shares of Fulton Common Stock to be converted into the right to receive the Stock Consideration shall be treated as Stock Election Shares and their shares of Fulton Common Stock to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares, in each case subject to the allocation rules set forth in Section 1.02(h) of this Agreement.

          The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of Fulton Common Stock during the period between the record date for the mailing of the Election Form and the Election Deadline. If a holder of Fulton Common Stock: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; or (iii) fails to perfect his, her or its dissenters' rights pursuant to Section 1.02(e)(v) of this Agreement, the shares of Fulton Common Stock held by such holder shall be deemed "No Election Shares". Nominee record holders who hold Fulton Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No Election Shares. For purposes of Section 1.02(h), any Dissenting Fulton Shares shall be deemed to be Cash Election Shares, provided that Dissenting Fulton Shares shall not under any circumstance be converted into Reallocated Stock Shares.

          (g)    Effective Election.    Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither Franklin, Fulton nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (h)    Allocation.    All Elections shall be subject to the following allocation rules. The Exchange Agent shall effect the allocation of the Aggregate Merger Consideration among the holders of Fulton Common Stock in accordance with their respective Election Forms, but subject to the following allocation rules:

            (i)    Aggregate Stock Consideration Overelected.    If the number of shares of Franklin Common Stock into which Stock Election Shares are to be converted exceeds 492,790 shares, then;

              (A)  All Cash Election Shares (subject to Section 1.02(e)(v) with respect to Dissenting Fulton Shares) and all No Election Shares shall be converted into the right to receive the Cash Consideration;

              (B)  The Exchange Agent shall convert, on a pro rata basis according to the formula described in Section 1.02(h)(iii)(A) below, a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the number of shares of Franklin Common Stock into which the remaining Stock Election Shares are to be converted equals (or does not exceed) 492,790 shares; and such Reallocated Cash Shares shall be converted into the right to receive the Cash Consideration; and

              (C)  The Stock Election Shares which are not converted into Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

            (ii)   Aggregate Cash Consideration Overelected.    If the aggregate dollar amount of cash payable with respect to Cash Election Shares (including Dissenting Fulton Shares for this purpose) exceeds $10,964,577.50, then:

              (A)  All Stock Election Shares and No Election Shares shall be converted into the right to receive the Stock Consideration;

              (B)  The Exchange Agent shall convert, on a pro rata basis according to the formula described in Section 1.02(h)(iii)(B) below, a sufficient number of Cash Election Shares, other than Dissenting Fulton Shares, into Stock Election Shares ("Reallocated Stock Shares") such that the aggregate dollar amount of cash payable with respect to unconverted Cash Election Shares (including Dissenting Fulton Shares for this purpose) will equal (or not exceed) $10,964,577.50; and such Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration; and

              (C)  All Cash Election Shares which are not converted into Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration (subject to Section 1.02(e)(v) with respect to Dissenting Fulton Shares);

            (iii)  Pro Rata Reallocation Formulas.

              (A)  Formula for Calculating Pro Rata Percentage                        for Reallocation of Overelected Stock Election Shares into                        Reallocated Cash Shares:

Pro Rata % = 1- (492,790 ÷ (A × 1.864))
A = # of Stock Election Shares

              (B)  Formula for Calculating Pro Rata Percentage                        for Reallocation of Overelected Cash Election Shares into                        Reallocated Stock Shares:

        Pro Rata % = 1—((($10,964,577.50—(B × $48.00)) ÷ $48.00) ÷ A)

        A = # of Cash Election Shares other than Dissenting Fulton Shares

        B = # of Dissenting Fulton Shares

            (iv)  Exchange Agent Discretion.    In order to ensure that the limits specified with respect to the Aggregate Merger Consideration are not exceeded, the parties hereby agree that the Exchange Agent, in applying the allocation rules set forth in Section 1.02(h) of this Agreement, shall have reasonable discretion to round calculations or otherwise adjust the results thereof in order to accomplish such purpose, and each good faith determination made by the Exchange Agent regarding such matters shall be binding and conclusive.

          (i)    Surrender and Exchange of Fulton Stock Certificates.

            (i)    Exchange Agent.    Prior to the Effective Time, Franklin shall appoint its transfer agent, or a bank or trust company other than F&M Trust, as the exchange and paying agent (the "Exchange Agent") for the payment and exchange of the Merger Consideration.

            (ii)   Exchange Fund.    Three (3) days prior to the Effective Time, Franklin shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Fulton Common Stock, sufficient cash and certificates representing shares of Franklin Common Stock to make all payments and deliveries to shareholders of Fulton pursuant to Section 1.02(e)(iii) and (iv). Any cash and certificates for Franklin Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

            (iii)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) days thereafter), Franklin shall cause the Exchange Agent to mail to each record holder of a Fulton Certificate a letter of transmittal which shall specify that delivery of the Fulton Certificates shall be effected, and risk of loss and title to the Fulton Certificates shall pass, only upon delivery of the Fulton Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Franklin may reasonably specify and instructions for effecting the surrender of such Fulton Certificates in exchange for the Merger Consideration. Upon surrender of a Fulton Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Fulton Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of Franklin Common Stock that such holder has the right to receive pursuant to Section 1.02(e) (iii) and/or (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Sections 1.02(e)(iii) and (iv). No interest will be paid or will accrue on any cash payment pursuant to Sections 1.02(e)(iii) and (iv). In the event of a transfer of ownership of Fulton Common Stock which is not registered in the transfer records of Fulton, a certificate representing, in the aggregate, the proper number of shares of Franklin Common Stock pursuant to Section 1.02(e)(iii) and/or a check in the proper amount pursuant to Sections 1.02(e)(iii) and (iv) may be issued with respect to such Fulton Common Stock, as the case may be, to such a transferee if the Fulton Certificate formerly representing such shares of Fulton Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            (iv)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made with respect to shares of Franklin Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Fulton Certificate with respect to the shares of Franklin Common Stock that such Fulton Certificate holder would be entitled to receive upon surrender of such Fulton Certificate until such holder shall surrender such Fulton Certificate in accordance with Section 1.02(i)(iii). Subject to the effect of applicable laws, following surrender of any such Fulton Certificate, there shall be paid to such holder of shares of Franklin Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Franklin Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Franklin Common Stock.

            (v)    No Further Ownership Rights.    All shares of Franklin Common Stock issued and cash paid upon conversion of shares of Fulton Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Fulton Common Stock.

            (vi)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Fulton Certificates for twelve (12) months after the Effective Date shall be delivered to Franklin or otherwise on the instructions of Franklin and any holders of the Fulton Certificates who have not previously complied with this Section 1.02(i) shall thereafter look only to Franklin for the Merger Consideration with respect to the shares of Fulton Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(e)(iii), any cash in lieu of fractional shares of

    Franklin Common Stock to which such holders are entitled pursuant to Section 1.02(e)(iv) and any dividends or distributions with respect to shares of Franklin Common Stock to which such holders are entitled pursuant to Section 1.02(i)(iv).

            (vii)    No Liability.    None of Franklin, Fulton, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (viii)    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Franklin; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody's Investors Service, Inc. and Standard & Poor's Corporation, respectively, and further provided, however, that no holder of shares of Fulton Common Stock shall suffer or incur any loss in connection with any such investment of the Exchange Fund. Any interest and other income resulting from such investments shall be payable to Franklin.

            (ix)    Lost Certificates.    If any Fulton Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Fulton Certificate to be lost, stolen or destroyed and, if required by Franklin the posting by such Person of a bond in such reasonable amount as Franklin may direct as indemnity against any claim that may be made against it with respect to such Fulton Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Fulton Certificate the applicable Merger Consideration with respect to the shares of Fulton Common Stock formerly represented thereby, any cash in lieu of fractional shares of Franklin Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(iv), and any dividends or other distributions on shares of Franklin Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).

            (x)    Withholding Rights    Franklin shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Fulton Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of tax Law. To the extent that amounts are so withheld by Franklin, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Fulton Common Stock in respect of which such deduction and withholding was made by Franklin.

            (xi)  Stock Transfer Books.    At the close of business on the Effective Date, the stock transfer books of Fulton with respect to Fulton Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Fulton of shares of Fulton Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of Fulton Certificates shall cease to have any rights with respect to such shares of Fulton Common Stock, formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Fulton Certificates presented to the Exchange Agent or Franklin for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of Fulton Common Stock, formerly represented thereby, any cash in lieu of fractional shares of Franklin Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(iv), and any dividends or other distributions on shares of Franklin Common Stock to which the holders thereof are entitled pursuant to Section 1.02(i)(iv).

          (j)    Anti-Dilution Provisions.    If Franklin shall, at any time before the Effective Date, (A) declare a dividend in shares of Franklin Common Stock payable to shareholders of record before the Effective Date, (B) combine the outstanding shares of Franklin Common Stock into a smaller number of shares, (C) subdivide or split the outstanding shares of Franklin Common Stock, or (D) reclassify the shares of Franklin Common Stock, then, in any such event, the number of shares of Franklin Common Stock to be delivered to Fulton shareholders who are entitled to receive shares of Franklin Common Stock in exchange for shares of Fulton Common Stock shall be adjusted so that each Fulton shareholder shall be entitled to receive such number of shares of Franklin Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. (By way of illustration, if Franklin declares a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 7%). In addition, in the event that, prior to the Effective Date, Franklin enters into an agreement pursuant to which shares of Franklin Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Fulton shareholder entitled to receive shares of Franklin Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

        Section 1.03    The Bank Merger.    Franklin and Fulton shall use their best efforts to cause FCNB to merge with and into F&M Trust, with F&M Trust surviving such merger, concurrently with, or as soon as practicable after the Merger on the Effective Date. Concurrently with, or as soon as reasonably practicable after, the execution and delivery of this Agreement, Franklin shall cause F&M Trust, and Fulton shall cause FCNB, to execute and deliver the Bank Plan of Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF FULTON

        Fulton hereby represents and warrants to Franklin that, except as specifically set forth in the Fulton Disclosure Schedule delivered to Franklin by Fulton on the date hereof:

        Section 2.01    Organization.

          (a)   Fulton is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Fulton is a bank holding company duly registered under the BHC Act. Fulton has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Fulton is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business.

          (b)   FCNB is a national banking association duly organized and validly existing under the federal Laws of the United States of America. FCNB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operating by it. FCNB and each other Fulton Subsidiary is qualified or licensed to do business in each jurisdiction in which it is required to be so qualified or licensed as a result of the ownership or leasing of property or the conduct of its a business.

          (c)   There are no Fulton Subsidiaries other than FCNB and those identified on the Fulton Disclosure Schedule.

          (d)   The deposits of FCNB are insured by the FDIC to the fullest extent provided in the FDIA.

          (d)   The respective minute books of Fulton and FCNB accurately record, in all material respects, all material corporate actions of its shareholders and board of directors (including committees).

          (e)   Prior to the date of this Agreement, Fulton has delivered to Franklin true and correct copies of the articles of incorporation and bylaws of Fulton, the articles of association and bylaws of FCNB, and the articles of incorporation and bylaws of each Fulton Subsidiary, each as in effect on the date hereof.

        Section 2.02    Capitalization.

          (a)   The authorized capital stock of Fulton consists exclusively of 4,000,000 shares of common stock, $.625 par value per share ("Fulton Common Stock"), of which 2,210 shares have been issued and are held by Fulton as treasury stock and 492,790 shares are outstanding, validly issued, fully paid and nonassessable. No shares of Fulton Common Stock were issued in violation of any preemptive rights. Neither Fulton nor FCNB nor any other Fulton Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of Fulton or any other security of Fulton or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of Fulton.

          (b)   The authorized capital stock of FCNB consists of 2,000,000 shares of common stock, 1.25 par value per share, of which 220,000 shares are outstanding, validly issued, fully paid, not in violation of preemptive rights and, to the knowledge of Fulton, no assessment is currently imposed, all of which are owned by Fulton free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature. Neither Fulton nor any Fulton Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Fulton Subsidiary or any other security of any Fulton Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Fulton Subsidiary. Except as set forth on the Fulton Disclosure Schedule, either Fulton or FCNB own all of the outstanding shares of capital stock of each Fulton Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

          (c)   Except as set forth in the Fulton Disclosure Schedule, neither FCNB nor any Fulton Subsidiary owns any equity interest, directly or indirectly, in any other association or controls any other company, except for equity interests held in the investment portfolios of Fulton Subsidiaries, equity interests held by Fulton Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Fulton Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Fulton or FCNB with respect to any other company's capital stock or the equity of any other person.

          (d)   To the best of Fulton's or FCNB's knowledge, except as disclosed in Fulton Disclosure Schedule 2.02, or in any subsequent Schedule 13D or 13G filed with the SEC, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Fulton Common Stock.

        Section 2.03    Authority; No Violation.

          (a)   Subject to (i) approval by the shareholders of Fulton of this Agreement and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such approvals, Fulton has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. FCNB has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger. The execution and delivery of this Agreement by Fulton and the completion by Fulton of the transactions contemplated hereby and thereby have been unanimously and duly and validly approved by the board of directors of Fulton, at a meeting duly called and held, and, except for approval by the shareholders of Fulton, no other corporate proceedings on the part of Fulton are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fulton and, subject to (i) approval of the shareholders of Fulton of this Agreement and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of Fulton, enforceable against Fulton in accordance with its terms, subject further to applicable bankruptcy, insolvency and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by FCNB, will constitute the valid and binding obligation of FCNB, enforceable against FCNB in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          (b)   None of (A) the execution and delivery of this Agreement by Fulton, (B) the execution and delivery of the Bank Plan of Merger by FCNB, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Fulton's and Franklin's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by Fulton or FCNB with any of the terms or provisions hereof or of the Bank Plan of Merger, will (i) conflict with or result in a breach of any provision of the articles of incorporation or association or bylaws of Fulton or any Fulton Subsidiary; (ii) violate any Law applicable to Fulton or any Fulton Subsidiary or any of its respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Fulton or any Fulton Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Fulton or any Fulton Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

        Section 2.04    Consents.    Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Fulton under the BCL, Fulton's articles of incorporation and bylaws, and the approval of the Bank Plan of Merger by Fulton as the sole shareholder of FCNB and by the board of directors of FCNB, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with the execution and delivery of this Agreement and the completion by Fulton and FCNB of the transactions contemplated hereby or by the Bank Plan of Merger. As of the date hereof, Fulton and FCNB has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Fulton's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 2.05    Financial Statements.

          (a)   Except as disclosed in Fulton Disclosure Schedule 2.05, Fulton has previously delivered to Franklin the Fulton Regulatory Reports filed through November 30, 2005 and will deliver to Franklin the Fulton Regulatory Reports for any dates or periods thereafter through the Closing Date as soon as they are available. The Fulton Regulatory Reports, as amended (provided such amendments have been filed with the appropriate Regulatory Authority) have been, or with respect to those not yet prepared, will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, throughout the periods covered by such statements, and fairly present, or with respect to those not yet prepared, will fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of Fulton or FCNB, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities, applied on a consistent basis.

          (b)   Fulton has previously delivered to Franklin the Fulton Financials through November 30, 2005 and will deliver to Franklin the Fulton Financials for any dates or periods thereafter through the Closing Date as soon as they are available. The Fulton Financials have been, or with respect to those not yet prepared, will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or with respect to those not yet prepared, will fairly present, the financial position, results of operations and cash flows of Fulton as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

          (c)   At the date of each balance sheet included in the Fulton Financials or the Fulton Regulatory Reports, neither Fulton nor any Fulton Subsidiary had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Fulton Financials or Fulton Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

        Section 2.06    Taxes.    Fulton and the Fulton Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which Fulton is a common parent. Fulton has duly filed, and will file, all federal, state and local tax returns and all tax filings required to be filed by or with respect to Fulton and the Fulton Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Fulton or any Fulton Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (x) (i) are not delinquent or (ii) are being contested in good faith and (y) (i) are adequately reserved for, (ii) have not resulted in the imposition of any lien and (iii) if adversely determined would not be reasonably expected to result in a Material Adverse Effect as to Fulton or any Fulton Subsidiary.

        Section 2.07    No Material Adverse Effect.    Except as disclosed in Fulton Disclosure Schedule 2.07, neither Fulton nor any Fulton Subsidiary has suffered any Material Adverse Effect since September 30, 2005.

        Section 2.08    Contracts.

          (a)   Except for this Agreement and as disclosed on Fulton Disclosure Schedule 2.08, neither Fulton nor any Fulton Subsidiary is a party to or subject to: (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K; (ii) any real estate lease; (iii) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee, except for oral "at will" arrangements; (iv) any plan, arrangement or contract providing for bonuses, pensions, options, restricted stock, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Fulton or any Fulton Subsidiary; (v) any collective bargaining agreement with any labor union relating to employees of Fulton or any Fulton Subsidiary; (vi) any agreement which by its terms limits the payment of dividends by Fulton or any Fulton Subsidiary; (vii) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Fulton or any Fulton Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds," or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would become applicable on or after the Closing Date to Franklin or any Franklin Subsidiary; (viii) any contract limiting the freedom of Fulton or any Fulton Subsidiary to engage in any type of banking or bank-related or other business permissible under law; (ix) any contract relating to the acquisition of any business that has not been fully performed, including where contingent compensation remains to be paid; (x) any contract or agreement pursuant to which Fulton or any Fulton Subsidiary is obligated to make payments in excess of $25,000 on an annual basis that cannot be terminated by Fulton or a Fulton Subsidiary without penalty upon 90 days or less notice; or (xi) any contractual or other agreements which give any director, officer or employee of Fulton or any Fulton Subsidiary the right to terminate such agreement in connection with the Merger.

          (b)   Except as disclosed in Fulton Disclosure Schedule 2.08, neither Fulton nor any Fulton Subsidiary leases any real property. The Fulton Disclosure Schedule describes in reasonable detail each such lease, including the term and rent due thereunder and Fulton has delivered to Franklin true, correct and complete copies of all such leases. None of such leases are currently in default and Fulton has not received notice of, or has knowledge of, a proposed non-renewal of any of said leases. Each real estate lease that may require the consent of the lessor or its agent to the Merger by reason of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in the Fulton Disclosure Schedule identifying the section of the lease that contains such prohibition or restriction.

          (c)   Neither Fulton nor any Fulton Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its assets, business or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (d)   True and correct copies of "material contracts," leases, agreements, plans, arrangements and instruments referred to in Section 2.08(a), 2.08(b) or 2.08(c) have been provided to Franklin on or before the date hereof, are listed on the Fulton Disclosure Schedule and are in full force and effect on the date hereof and neither Fulton nor, to the knowledge of Fulton, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default in any respect under any term of, any such contract, lease, plan, arrangement or instrument, (i) no party to any "material contract," lease, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement, (ii) none of the employees (including officers) of Fulton or any Fulton Subsidiaries, possess the right to terminate their employment as a result of the execution of this Agreement, (iii) no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Fulton or any Fulton Subsidiary is a party or under which Fulton or any Fulton Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Fulton or any Fulton Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires Fulton or any Fulton Subsidiary to provide a benefit in the form of Fulton Common Stock or determined by reference to the value of Fulton Common Stock.

        Section 2.09    Ownership of Property; Insurance Coverage.

          (a)   Fulton and each Fulton Subsidiary has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Fulton or such Fulton Subsidiary in the conduct of its business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Fulton Regulatory Reports and in the Fulton Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith and (ii) items permitted under Article IV. Fulton or any Fulton Subsidiary, as lessee, has the right under valid and subsisting leases of real and personal properties used by it in the conduct of its business to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Fulton Financials.

          (b)   With respect to all agreements pursuant to which Fulton or any Fulton Subsidiary has purchased securities subject to an agreement to resell, if any, Fulton or such Fulton Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (c)   Fulton and the Fulton Subsidiaries currently maintain insurance considered by Fulton to be reasonable for its operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Fulton nor any Fulton Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be materially increased. Except as disclosed on Fulton Disclosure Schedule 2.09, there are presently no material claims pending under such policies of insurance and no notices have been given by Fulton or any Fulton Subsidiary under such policies during the past two years. All such insurance is valid and enforceable and in full force and effect, and within the last three years Fulton and the Fulton Subsidiaries have received each type of insurance coverage for which any of them has applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

        Section 2.10    Legal Proceedings.    Except as disclosed on Fulton Disclosure Schedule 2.10, neither Fulton nor any Fulton Subsidiary is a party to any, and there are no pending or, to the best of Fulton's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Fulton or any Fulton Subsidiary, (ii) to which Fulton's or any Fulton Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Fulton or any Fulton Subsidiary to perform under this Agreement.

        Section 2.11    Compliance With Applicable Law.

          (a)   Fulton and each Fulton Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under, and has complied in all material respects with, all applicable Laws.

          (b)   (i) Except as disclosed on Fulton Disclosure Schedule 2.11, Fulton and each Fulton Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to it enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Fulton or any Fulton Subsidiary, or required or threatened to require Fulton or any Fulton Subsidiary to enter into a cease and desist order, consent order, memorandum of understanding, or written agreement with it; and (iii) no Regulatory Authority has restricted or limited the operations of Fulton or any Fulton Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Fulton nor any Fulton Subsidiary has consented to or entered into any Regulatory Agreement. FCNB received a rating of at least "Satisfactory" in connection with its last CRA examination.

        Section 2.12    ERISA.    Fulton has previously delivered to Franklin true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plans or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the Fulton Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Fulton or any entity (a "Fulton ERISA Affiliate") that, together with Fulton, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Fulton or any Fulton ERISA Affiliate, nor any pension plan maintained or previously maintained by Fulton or any Fulton ERISA Affiliate, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Fulton nor any Fulton ERISA Affiliate has incurred is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA Section 3(3), of Fulton or any Fulton ERISA Affiliate comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Fulton or any Fulton ERISA Affiliate which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC. Fulton provides continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with Section 1862(b)(1) of the Social Security Act.

        Section 2.13    Brokers, Finders and Financial Advisors; Fairness Opinion.    Except for Fulton's engagement of Griffin Financial Group LLC ("Griffin") in connection with transactions contemplated by this Agreement, neither Fulton nor any Fulton Subsidiary nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the Fulton Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Fulton Financials. The Fulton Disclosure Schedule contains as an exhibit the engagement letter between Fulton and Griffin. Griffin has provided Fulton with its opinion to the effect that, as of the date of approval of this Agreement by the board of directors of Fulton, the Merger Consideration is fair to shareholders of Fulton from a financial point of view.

        Section 2.14    Environmental Matters.

          (a)   Neither Fulton nor any Fulton Subsidiary, nor any properties now or formerly owned or operated by Fulton or any Fulton Subsidiary or on which Fulton or any Fulton Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been or is in violation of or liable under any Environmental Law. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Fulton or any Fulton Subsidiary, threatened, relating to the liability of any property owned or operated by Fulton or any Fulton Subsidiary under any Environmental Law.

          (b)   To the knowledge of Fulton, no property, now or formerly owned or operated by Fulton or any Fulton Subsidiary or on which Fulton or any Fulton Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Fulton or a Fulton Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claims, including, but not limited to, claims under CERCLA.

          (c)   To the knowledge of Fulton, there has been no release nor is there the threat of release of any substance described in clause (ii) of the definition of Environmental Law set forth in Section 1.01 hereof on, at or from any property, now or formerly owned or operated by Fulton or any Fulton Subsidiary or on which Fulton or any Fulton Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, or any property adjacent to or in the immediate vicinity of any such properties.

        Section 2.15    Allowance for Losses.    The allowance for loan and lease losses shown on Fulton's consolidated statement of financial condition as of September 30, 2005 and included in a Fulton Regulatory Report and in a Securities Document filed by Fulton with the SEC, was, and the allowance for loan and lease losses to be shown on Fulton's consolidated statement of financial condition as of December 31, 2005 and for periods ending after the date of this Agreement, as included in a Fulton Regulatory Report and in a Securities Document filed by Fulton with the SEC, will be, in the reasonable opinion of Fulton management, adequate as of the date thereof in accordance with GAAP and all other applicable regulatory requirements for all losses reasonably anticipated as of the date thereof, based on information available as of such date.

        Section 2.16    Information to be Supplied.    The information to be supplied by Fulton for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Fulton filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Fulton and up to and including the date of the meeting of shareholders of Fulton to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Fulton for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

        Section 2.17    Related Party Transactions.    Neither Fulton nor any Fulton Subsidiary is a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of Fulton or any Fulton Subsidiary, except transactions (a) made in the ordinary course of business, (b) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, (c) do not involve more than the normal risk of collectability or present other risks or unfavorable features, and are reflected in the Fulton Financials and, (d) to the extent required by GAAP, disclosed in the footnotes of the Fulton Financials. No loan or credit accommodation currently being extended to any Affiliate of Fulton or any Fulton Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Fulton or any Fulton Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Fulton or any Fulton Subsidiary is inappropriate.

        Section 2.18    Schedule of Termination Benefits.    The Fulton Disclosure Schedule 2.18 includes a schedule of the maximum amount of termination benefits and related payments which currently are or would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by Fulton or any Fulton Subsidiary for the benefit of executive officers or directors of Fulton or such Fulton Subsidiary (the "Benefits Schedule"), assuming that the Closing Date would have occurred on December 31, 2005 and that the employment of such individuals already has or will terminate immediately thereafter. No other individuals are entitled to benefits under any such plans. Except as set forth in Fulton Disclosure Schedule 2.18, as of the date of this Agreement, no director or executive officer of Fulton or any Fulton Subsidiary had deferred any compensation accrued by Fulton or such Fulton Subsidiary.

        Section 2.19    Loans.

          (a)   Except as disclosed on Fulton Disclosure Schedule 2.19, each loan reflected as an asset in the Fulton Financials (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on Fulton.

          (b)   The Fulton Disclosure Schedule includes a list of (i) all outstanding commercial relationships, i.e., commercial loans, commercial loan commitments and commercial letters of credit, of FCNB in excess of $250,000, (ii) all loans of FCNB classified by FCNB or any regulatory authority as "Special Mention," "Substandard," "Doubtful" or "Loss," or other classifications of similar import (iii) all commercial and mortgage loans of FCNB classified as "non-accrual," and (iv) all commercial loans of FCNB classified as "in substance foreclosed."

        Section 2.20    Takeover Laws.    Fulton has taken all action required to be taken by it in order to exempt this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Plan of Merger and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover provisions in the articles of incorporation and bylaws of Fulton, the articles of association and bylaws of FCNB, or any applicable anti-takeover laws and regulations of any jurisdiction including, without limitation, of the Commonwealth of Pennsylvania.

        Section 2.21    Labor and Employment Matters.    To the knowledge of Fulton, neither Fulton nor any Fulton Subsidiary, nor any facilities owned or operated by Fulton or any Fulton Subsidiary has been or is in violation of or is liable under any Labor and Employment Law. There are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the knowledge of Fulton threatened, relating to the liability of Fulton or any Fulton Subsidiary under any Labor and Employment Law.

        Section 2.22    CRA, Anti-Money Laundering and Customer Information Security.    Except as disclosed on Fulton Disclosure Schedule 2.22, Fulton is not aware of, has not been advised of, and has no reason to believe, that any facts or circumstances exist which would cause FCNB (a) to be deemed not to be in satisfactory compliance in any respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than "satisfactory," or (b) to be deemed to be operating in violation in any respect of the USA PATRIOT Act, the Bank Secrecy Act and any regulations or rules promulgated under either of the foregoing statutes, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (c) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Fulton pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of FCNB has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respect by any Regulatory Authority and that meets the requirements in all material respects of Section 353 of the USA PATRIOT Act and the regulations thereunder.

        Section 2.23    Securities Documents.    The Securities Documents filed or to be filed by Fulton under the Exchange Act at any time since December 31, 2004, as amended, complied at the time filed, or will comply when filed with the SEC, in all respects, with the Exchange Act and all applicable rules and regulations of the SEC.

        Section 2.24    Regulatory Capital.    Fulton and FCNB meet all applicable regulatory capital requirements, and FCNB is deemed "adequately capitalized" under such regulatory requirements.

        Section 2.25    Quality of Representations.    The representations made by Fulton in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FRANKLIN

        Franklin hereby represents and warrants to Fulton that, except as set forth in the Franklin Disclosure Schedule delivered by Franklin to Fulton on or prior to the date hereof:

        Section 3.01    Organization.

          (a)   Franklin is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Franklin is duly registered as a bank holding company under the BHC Act. Franklin has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Franklin Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Franklin nor any Franklin Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania, except where the failure to be so qualified would not have a Material Adverse Effect.

          (b)   F&M Trust, a wholly-owned subsidiary of Franklin, is a Pennsylvania chartered bank and trust company, duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. F&M Trust has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

          (c)   The deposits of F&M Trust are insured by the FDIC to the extent provided in the FDIA.

          (d)   The respective minute books of Franklin and F&M Trust accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

          (e)   Prior to the execution of this Agreement, Franklin has delivered to Fulton true and correct copies of the articles of incorporation and the bylaws (or similar constituent documents) of Franklin and F&M Trust, respectively, as in effect on the date hereof.

        Section 3.02    Capital Structure.

          (a)   The authorized capital stock of Franklin consists of (a) 15,000,000 shares of common stock, par value $1.00 per share ("Franklin Common Stock"), of which, at the date of this Agreement, 454,650 shares were issued and held by Franklin as treasury stock and 3,351,643 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 5,000,000 shares of stock, no par value, which the Franklin board of directors have the authority to issue as a class without series or in one or more series, to designate upon issuance as common stock or preferred stock, and to otherwise fix voting rights, designations, preferences, qualifications, limitations, restrictions, privileges, options, redemption rights, conversion rights and other special or relative rights, of which, at the date of this Agreement, no shares are issued or outstanding. No shares of Franklin Common Stock were issued in violation of any preemptive rights. As of the date of this Agreement, Franklin has no Rights authorized, issued or outstanding, other than (i) options to acquire shares of Franklin Common Stock authorized under Franklin's employee benefit plans, stock option plans, recognition and retention plans, deferred compensation plans and dividend reinvestment and stock purchase plan and similar plans disclosed in Franklin's Securities Documents.

          (b)   To the best of Franklin's knowledge as of the date of this Agreement, except as disclosed in Franklin's proxy statement dated March 29, 2005, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Franklin Common Stock.

          (c)   Franklin owns all of the capital stock of F&M Trust, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Franklin or F&M Trust owns all of its shares of capital stock of each other Franklin Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Franklin Subsidiaries, or as set forth in the Franklin Disclosure Schedule, Franklin does not possess, directly or indirectly, any material equity interest in any association, except for equity interests held in the investment portfolios of Franklin Subsidiaries, equity interests held by Franklin Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Franklin Subsidiaries.

        Section 3.03    Authority; No Violation.

          (a)   Franklin has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Regulatory Authorities. F&M Trust has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Plan of Merger subject to receipt of all necessary approvals of Regulatory Authorities. The execution and delivery of this Agreement by Franklin and the completion by Franklin of the transactions contemplated hereby have been duly and validly approved by the board of directors of Franklin, and no other corporate proceedings on the part of Franklin are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Franklin and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof constitutes the valid and binding obligation of Franklin, enforceable against Franklin in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by F&M Trust, will constitute the valid and binding obligation of F&M Trust, enforceable against F&M Trust in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

          (b)   None of (A) the execution and delivery of this Agreement by Franklin, (B) the execution and delivery of the Bank Plan of Merger by F&M Trust, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Fulton's and Franklin's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Franklin or F&M Trust with any of the terms or provisions of this Agreement or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Franklin or any Franklin Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Franklin or any Franklin Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Franklin under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Franklin is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Franklin or Franklin's or F&M Trust's ability to consummate the transactions contemplated herein.

        Section 3.04    Consents.    Except for consents, approvals, filings and registrations from or with the Federal Reserve Board, the OCC, the PDB, the FDIC, the SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of the Bank Plan of Merger by Franklin as sole shareholder of F&M Trust, and by F&M Trust board of directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Franklin or the Bank Plan of Merger by F&M Trust, and (b) the completion by Franklin of the transactions contemplated hereby or by F&M Trust of the Bank Merger. Except as to issues relating to the MOU and the Consent Order, Franklin has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Franklin's or F&M Trust's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 3.05    Financial Statements.

          (a)   Franklin has made the Franklin Regulatory Reports through November 30, 2005 available to Fulton for inspection and will make the Franklin Regulatory Reports for any dates or periods after November 30, 2005 through the Closing Date available to Fulton for inspection as soon as they are available. The Franklin Regulatory Reports have been, or, with respect to those not yet prepared, will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of Regulatory Authorities, throughout the periods covered by such statements, and fairly present, or will, with respect to those not yet prepared, fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of Franklin or respective Franklin Subsidiary, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of Regulatory Authorities, applied on a consistent basis.

          (b)   Franklin has previously delivered to Fulton the Franklin Financials through November 30, 2005 and will deliver to Fulton the Franklin Financials for any dates or periods thereafter through the Closing Date as soon as they are available. The Franklin Financials have been, or, with respect to those not yet prepared, will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Franklin Financials, except as noted therein and fairly present, or will, with respect to those not yet prepared, fairly present, the consolidated financial position, results of operations and cash flows of Franklin as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Franklin Financials, except as noted therein.

          (c)   At the date of each balance sheet included in the Franklin Financials or Franklin Regulatory Reports, Franklin did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Franklin Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

        Section 3.06    Taxes.    Franklin and the Franklin Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Franklin has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Franklin and all Franklin Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Franklin and any Franklin Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith and (y)(i) are adequately reserved for, (ii) have not resulted in the imposition of any lien and (iii) if adversely determined would not be reasonably expected to result in a Material Adverse Effect as to Franklin or any Franklin Subsidiary.

        Section 3.07    No Material Adverse Effect.    Franklin has not suffered any Material Adverse Effect since September 30, 2005.

        Section 3.08    Legal Proceedings.    Neither Franklin nor any Franklin Subsidiary is a party to any, and there are no pending or, to the best of Franklin's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Franklin or any Franklin Subsidiary, (ii) to which Franklin's or any Franklin Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Franklin to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Franklin.

        Section 3.09    Compliance With Applicable Law.

          (a)   Franklin and the Franklin Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Franklin.

          (b)   (i) To Franklin's knowledge, Franklin and each Franklin Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Franklin or any Franklin Subsidiary or required or threatened to require Franklin or any Franklin Subsidiary to enter into a cease and desist order, memorandum of understanding or written agreement with it and (iii) no Regulatory Authority has restricted or limited the operations of Franklin or any Franklin Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum, order or agreement described in this sentence is hereinafter referred to as a

  "Regulatory Agreement"). F&M Trust received a rating of at least "Satisfactory" in connection with its last CRA examination.

        Section 3.10    ERISA.    To the knowledge of Franklin, neither Franklin, any Franklin Subsidiary, nor any pension plan maintained or previously maintained by Franklin or any Franklin Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor, to the knowledge of Franklin, has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, to the knowledge of Franklin, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. To the knowledge of Franklin, neither Franklin nor any Franklin Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. To the knowledge of Franklin, all "employee benefit plans," as defined in ERISA Section 3(3), of Franklin comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the knowledge of Franklin, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Franklin or any Franklin Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC.

        Section 3.11    Environmental Matters.    To the knowledge of Franklin, neither Franklin, any Franklin Subsidiary, nor any property owned or operated by Franklin or any Franklin Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the knowledge of Franklin, threatened, or any investigation pending, relating to the liability of Franklin or any Franklin Subsidiary with respect to any property owned or operated by Franklin or any Franklin Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

        Section 3.12    Information to be Supplied.    The information to be supplied by Franklin for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Franklin filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Fulton and up to and including the date of the meeting of shareholders of Fulton to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Franklin for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material respects.

        Section 3.13    Securities Documents.    The Securities Documents filed or to be filed by Franklin under the Exchange Act at any time since December 31, 2004 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

        Section 3.14    Quality of Representations.    The representations made by Franklin in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV
COVENANTS OF THE PARTIES

        Section 4.01    Conduct of Fulton's Business.

          (a)   From the date of this Agreement to the Closing Date, Fulton will, and will cause each Fulton Subsidiary to, conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or permitted by this Agreement or with the written consent of Franklin. Fulton will use its reasonable good faith efforts, and will cause FCNB to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of Fulton and Fulton Subsidiaries and others with whom business relationships exist. Notwithstanding the foregoing or any provision of this Article IV to the contrary, neither Fulton nor any Fulton Subsidiary shall be required to perform any covenant binding upon it pursuant to any provision of Article IV if, prior to the time for performance, Fulton shall have provided to Franklin written notice that Fulton's board of directors shall have reasonably determined in its good faith judgment and after consultation with outside counsel that the performance of the covenant would constitute or result in a breach of the MOU or the Consent Order. From the date hereof to the Closing Date, except as otherwise consented to or approved by Franklin in writing or as permitted or required by this Agreement, Fulton will not and Fulton will not permit any Fulton Subsidiary to:

              (i)  amend or change any provision of its articles of incorporation, articles of association or bylaws;

             (ii)  change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, except as expressly provided in Section 4.14 hereof;

            (iii)  grant any severance or termination pay (other than pursuant to written policies or written agreements of Fulton or Fulton Subsidiaries in effect on the date hereof and provided to Franklin prior to the date hereof, or as provided for by this Agreement) to, or enter into any new or amend any existing employment agreement with, increase the compensation of, grant job promotions to or pay any bonus to, any employee, officer, director, independent contractor, agent or other person associated with Fulton or any Fulton Subsidiary, except for discretionary bonuses mutually agreed upon by Fulton and Franklin;

            (iv)  merge or consolidate Fulton or any Fulton Subsidiary with any other Person, or sell or lease all or any substantial portion of the assets or business of Fulton or any Fulton Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between Fulton or any Fulton Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by FCNB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, except as contemplated by Section 4.11(a)(xiv) hereof; or, file an application for a certificate of authority to establish a new branch office;

             (v)  sell or otherwise dispose of the capital stock of FCNB, or sell or otherwise dispose of any asset of Fulton or any Fulton Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Fulton or any Fulton Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or, incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

            (vi)  take any action which would result in any of the representations and warranties of Fulton set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

           (vii)  change any method, practice or principle of accounting, except as may be required from time to time by changes in GAAP becoming effective after the date of this Agreement (without regard to any optional early adoption date) or by any Regulatory Authority responsible for regulating Fulton or FCNB;

          (viii)  waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Fulton or any Fulton Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

            (ix)  implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement or, except as may be necessary to comply with applicable law or GAAP taking effect after the date of this Agreement but prior to the Closing Date, and with not less than thirty (30) days prior written notice thereof to Franklin, amend any existing plan or arrangement;

             (x)  purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

            (xi)  make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the Fulton Disclosure Schedule;

           (xii)  except as set forth on the Fulton Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

          (xiii)  enter into any interest rate swap or similar commitment, agreement or arrangement;

          (xiv)  except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to a right of any party to accelerate any payment obligation or to receive any termination fee or penalty under any contract to which Fulton or any Fulton Subsidiary is a party; or

           (xv)  agree to do any of the foregoing.

          (b)   For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Fulton or any Fulton Subsidiary to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on the Fulton Disclosure Schedule, without the prior written consent of Franklin; (ii) except for loans for which the limit shall be $250,000 make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than the pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by Fulton or repurchase agreements made, in each case, in the ordinary course of business; (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Fulton or any Fulton Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

        Section 4.02    Access; Confidentiality.

          (a)   From the date of this Agreement through the Closing Date, Fulton shall afford to and shall cause each Fulton Subsidiary to afford to Franklin and its authorized agents and representatives, such access to its properties, assets, books and records and personnel, at reasonable hours and after reasonable notice and subject to applicable laws relating to the exchange of information, as Franklin may reasonably request; and the officers of Fulton will furnish any person making such investigation on behalf of Franklin with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

          (b)   Fulton and Franklin each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

          (c)   In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, Fulton shall duly and fully inform on a prompt and timely basis and discuss with Franklin regarding matters relating to problem loans, loan restructurings and loan work-outs, investments, derivatives, and other asset/liability activities of Fulton and any Fulton Subsidiary, and remedial matters undertaken in compliance with the MOU and/or the Consent Order, provided that nothing contained in this subparagraph shall be construed to grant Franklin any decision-making authority with respect to such matters.

          (d)   If the transactions contemplated by this Agreement shall not be consummated, Fulton and Franklin will continue to comply with the terms of the confidentiality agreement dated November 10, 2005.

        Section 4.03    Regulatory Matters and Consents.

          (a)   Fulton and Franklin shall prepare a Prospectus/Proxy Statement to be mailed to shareholders of Fulton in connection with the meeting of shareholders of Fulton to consider and approve the transactions contemplated hereby, and to be filed by Franklin with the SEC in the

  Registration Statement, which Prospectus/Proxy Statement shall conform to all applicable legal requirements. Fulton shall prepare and furnish such information relating to it and its directors, officers, and shareholders, and obtain and furnish appropriate opinions, consents and letters from its financial advisor and independent registered public accounting firm, as may be required in connection with the Registration Statement and Prospectus/Proxy Statement. Franklin shall, following the preparation thereof, file the Registration Statement with the SEC and Fulton and Franklin shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Franklin will advise Fulton, promptly after Franklin receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Franklin shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Franklin will provide Fulton with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Fulton may reasonably request.

          (b)   Franklin and Fulton will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.

          (c)   Fulton will furnish Franklin with all information concerning Fulton as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Franklin to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.

          (d)   Franklin and Fulton shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

          (e)   Each party will promptly furnish the other party with copies of all written communications to, or received by it or any Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

        Section 4.04    Taking of Necessary Action.    Franklin and Fulton shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that Fulton shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of

Franklin, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Franklin or Fulton or from exercising its rights under this Agreement.

        Section 4.05    Certain Agreements.

          (a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of Fulton or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Fulton or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted or required by applicable law and the articles of association and by-laws of Fulton. On or after the Effective Date, Franklin shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Fulton and any Fulton Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Franklin which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Fulton or any Fulton Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Fulton or any Fulton Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of Fulton or any Fulton Subsidiary shall not be indemnified by Franklin and/or F&M Trust if such indemnification is (i) prohibited by applicable law; (ii) relates to acts or omissions of such person constituting fraud, deception, intentional misrepresentation, self-dealing, recklessness or willful misconduct; or (iii) relates to a breach of such person's duties under the MOU or the Consent Order.

          (b)   Franklin shall maintain Fulton's or any Fulton Subsidiary existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Franklin's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date; provided, however, that in no event shall Franklin be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Fulton for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Franklin shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

          (c)   Franklin agrees to honor, and to cause the F&M Trust to honor, terms and conditions of all employment contracts and special termination agreements disclosed in the Fulton Disclosure Schedule.

          (d)   In the event that Franklin or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

        Section 4.06    No Other Bids and Related Matters.    Fulton shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

          (a)   Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as hereinafter defined);

          (b)   Except as specifically provided in the second paragraph following subpart (c), enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal;

          (c)   Agree to or endorse any Acquisition Proposal.

Fulton shall notify Franklin as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

        Notwithstanding the foregoing, it shall not be a breach of this Section 4.06 for the Fulton board of directors to review and consider any unsolicited Acquisition Proposal, and/or to discuss the terms and negotiate with the Person making the unsolicited Acquisition Proposal, provided that the Fulton board of directors shall have determined in its good faith judgment and after receipt of written advice of outside counsel that a failure to do so would constitute a breach of its fiduciary duties under applicable Law, provided that in doing so Fulton, its officers, directors, employees, investment banker, financial advisor, attorney, accountant or other representative do not otherwise breach this Section 4.06.

        As used herein, the term "Acquisition Proposal" means a bona fide proposal (including a written or verbal communication) involving a Person other than Franklin or an Affiliate of Franklin for: (A) a merger, consolidation or acquisition of all or substantially all the assets or liabilities of Fulton, any Fulton Subsidiary, or any other business combination involving Fulton or any Fulton Subsidiary; or (B) a transaction involving the transfer of beneficial ownership (with the meaning of Rule 13d-3 under the Exchange Act) of any class or series of equity securities of Fulton or any Fulton Subsidiary and as a result of such transaction, such Person would beneficially own 10% or more of the then outstanding shares or units of such class or series.

        Section 4.07    MOU; Consent Order.    Fulton shall comply in all respects with the terms of the MOU and shall cause FCNB to comply in all respects with the terms of the Consent Order. From the date of this Agreement through the Effective Date, Fulton shall promptly provide to Franklin copies of all correspondence and reports received by Fulton or FCNB from any Regulatory Authorities or submitted by Fulton or FCNB to any Regulatory Authorities relating in any way to either the MOU or the Consent Order.

        Section 4.08    Duty to Advise; Duty to Update Disclosure Schedule.    Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would cause or constitute a breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

        Section 4.09    Conduct of Franklin's Business.    From the date of this Agreement to the Closing Date, Franklin will use its reasonable good faith efforts to (i) preserve its and each Franklin Subsidiary's business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of customers of Franklin and Franklin Subsidiaries and others with whom business relationships exist.

        Section 4.10    Current Information.

          (a)   During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, Fulton will deliver to Franklin a consolidating and consolidated balance sheet and a consolidating and consolidated statement of operations, without related notes, for such month for Fulton.

          (b)   Fulton shall provide to Franklin a copy of the minutes of any meeting of the board of directors of Fulton or any Fulton Subsidiary, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within thirty (30) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

          (c)   During the period commencing on the date of this Agreement and ending on the Effective Date, Fulton within fifteen (15) days after the end of each calendar month, shall provide to Franklin, in such electronic format as Franklin reasonably requests, investment, loan, deposit and borrowing information, in account and deposit level detail.

        Section 4.11    Undertakings by Franklin and Fulton.

          (a)   From and after the date of this Agreement, Fulton shall:

              (i)  Voting by Directors.    Use its best efforts to cause all members of Fulton's board of directors to enter into the Letter Agreement attached hereto as Exhibit 2 (the "Letter Agreement") and to recommend approval of the Merger to shareholders of Fulton and to otherwise support the Merger;

             (ii)  Phase I Environmental Audit.    Permit Franklin, if Franklin elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed within sixty (60) days after the date of this Agreement at any physical location owned or occupied by Fulton on the date hereof;

            (iii)  Approval of Bank Plan of Merger.    Take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of FCNB and cause the execution and delivery of, the Bank Plan of Merger by FCNB;

            (iv)  Proxy Solicitor.    If Franklin requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of Fulton shareholder approval of this Agreement;

             (v)  Outside Service Bureau Contracts.    If requested to do so by Franklin, use its reasonable best efforts to obtain an extension or early termination of any contract with an outside service bureau or other vendor of services to Fulton, on terms and conditions mutually acceptable to Fulton and Franklin, but nothing in this Section 4.11(a)(v) shall be construed as obligating Fulton to terminate any contract or arrangement;

            (vi)  List of Problem Loans.    Within fifteen (15) days of the end of each month, provide Franklin with a written list of (i) all loans of FCNB classified by FCNB or any regulatory authority as "Special Mention," "Substandard," "Doubtful," "Loss," or any other classification of similar import (ii) all commercial and mortgage loans of FCNB classified as "non-accrual," and (iii) all commercial loans of FCNB classified as "in substance foreclosed."

           (vii)  Reserves and Merger-Related Costs.    Before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Fulton to those of Franklin (as such practices and methods are to be applied to Fulton from and after the Closing Date) and Franklin's plans with respect to the conduct of the business of Fulton following the Merger and otherwise to reflect merger-related expenses and costs incurred by Fulton; provided, however, that Fulton shall not be required to take such action (A) unless such action is not inconsistent with GAAP and would not result in a breach of the MOU or the Consent Order or a violation of applicable banking laws and regulations or of the rules and regulations of the SEC; (B) more than five (5) days prior to the Effective Date; and (C) unless Franklin agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods). Prior to the delivery by Franklin of the writing referred to in the preceding clause, Fulton shall provide Franklin a written statement, certified without personal liability by the chief executive officer of Fulton and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Fulton pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(h) hereof;

          (viii)  Shareholders' Meeting.    Take all action necessary to properly call and convene a meeting of its shareholders as soon as reasonably practicable to consider and vote upon this Agreement and the transactions contemplated hereby; the board of directors of Fulton shall recommend that the shareholders of Fulton approve this Agreement and the transactions contemplated hereby;

            (ix)  Personnel Information.    Except as otherwise restricted by law, deliver to Franklin, if not done so heretofore, schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by Franklin and sorted as reasonably requested by Franklin; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; and make available for inspection and copying by Franklin all personnel records;

             (x)  Personnel Additions and Terminations.    Advise and consult with Franklin regarding the hiring or termination of any employee, provided that Fulton shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice and further provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition may be filled by new employees hired if Fulton provides Franklin with prior written notice of its intention to fill the position, providing such details as Franklin reasonably may request, provided that Franklin does not object in writing in their three

    (3) Business Days after receipt of Fulton's notice, and Franklin hereby agrees that it will not raise any unreasonable objection;

            (xi)  Employment Policies.    Deliver to Franklin all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Franklin with respect to such policies and practices and any others not covered by any such written materials;

           (xii)  WARN Notices.    Assist Franklin as reasonably requested by it in connection with Franklin providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law; and

          (xiii)  Employment Law Claims.    Inform Franklin promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Fulton or any Fulton Subsidiary under any Labor and Employment Law.

          (xiv)  Breezewood Branch Office.    Take all reasonable commercial efforts to close FCNB's Breezewood branch office as soon as practicable after the date of this Agreement in accordance with all applicable regulatory requirements; provided that any full-time, active employee of Fulton or any Fulton Subsidiary whose employment is terminated in connection with the closing of such office prior to the Effective Date, or within twelve (12) months thereafter, shall be entitled to receive the severance benefits provided in Section 4.12(b), according to the terms and subject to the conditions thereof.

           (xv)  Consulting Agreements.    Promptly deliver to Franklin any and all notices given or received pursuant to any consulting agreement with George W. Millward or Debra A. Goodling.

          (xvi)  Sentry Trust.    FCNB shall terminate or cause to be terminated all of its agreements with Sentry Trust, to be effective on or before the Closing Date.

         (xvii)  Update Fulton Disclosure Schedule 2.18.    On or before January 31, 2006, Fulton shall deliver to Franklin an amended Fulton Disclosure Schedule 2.18 setting forth the present values as of December 31, 2005 of the maximum amounts of the termination benefits and related payments set forth thereon.

          (b)   From and after the date of this Agreement, Franklin and Fulton shall each:

            (i)    Identification of Fulton's Affiliates.    Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of Fulton;

            (ii)   Public Announcements.    Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Fulton shareholders, Fulton's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

            (iii)  Maintenance of Insurance.    Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

            (iv)  Maintenance of Books and Records.    Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

            (v)   Delivery of Securities Documents.    Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

            (vi)  Taxes.    File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due and provide or properly accrue for taxes not yet due and payable.

            (vii) Director's Deferred Compensation Agreements.    Fulton and Franklin shall take such actions as may be necessary or desirable to provide for the assumption by Franklin as of the Effective Date of the Fulton Director's Deferred Compensation Plan, as amended to substantially conform to the terms and conditions of the F&M Trust Directors' Deferred Compensation Plan, and the assumption of each of the individual agreements thereunder, and to amend the F&M Trust Directors' Deferred Compensation Plan to provide for advisory board member participation.

        Section 4.12    Employee Benefits and Termination Benefits.

          (a)    Employee Benefits.    Except as provided in Section 4.12(b), as of the Effective Time, each employee of Fulton or any Fulton Subsidiary who becomes an employee of Franklin or of any Franklin Subsidiary shall be entitled to full credit for each year of service with Fulton or any Fulton Subsidiary for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Franklin's, or as appropriate, in the Franklin Subsidiary's, employee benefit plans, programs and policies. Franklin shall use the original date of hire by Fulton or the Fulton Subsidiary in making these determinations. Subject to the other provisions of this Section 4.12(a), after the Effective Time, Franklin may maintain, discontinue, amend, convert to, or merge with, any Franklin or Franklin Subsidiary plan any Fulton benefit plan, subject to the plan's provisions and applicable law.

          (b)    Severance Policy.    Franklin agrees to cause F&M Trust to provide severance pay, as set forth below, to any full-time, active employee of Fulton or any Fulton Subsidiary whose employment is terminated hereafter in connection with the Merger up to twelve (12) months beyond the Effective Date, because (i) such employee's position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description or responsibilities with Fulton or any Fulton Subsidiary) with F&M Trust or any Franklin Subsidiary, excluding any employee (i) who has an existing employment or consulting agreement with Fulton or any Fulton Subsidiary, (ii) who has accepted an offer from Franklin of noncomparable employment or (iii) whose employment is terminated for Cause (as defined below), provided such employee executes such documentation as Franklin may reasonably require, including Franklin's customary form of release and provided such employee does not voluntarily leave employment with Franklin or F&M Trust prior to the date the systems conversion occurs. The severance pay to be provided by F&M Trust under this subsection shall equal two (2) weeks' pay for each full year of continuous service (determined based on the date of the employee's commencement of employment with Fulton) with a minimum severance benefit of four (4) weeks' pay and a maximum severance benefit of twenty-six (26) weeks' pay. For purposes of this Section 4.12(b), "Cause" shall mean termination because of the employee's personal dishonesty, failure to meet established performance goals and standards, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). The benefits provided to terminated Fulton employees under this subsection are the only severance benefits payable by Franklin or F&M Trust to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law). The benefits payable to employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Franklin's or F&M Trust's severance policies or programs then in effect.

          (c)    Intention regarding Future Employment.    Franklin shall use its reasonable best efforts to inform the employees of Fulton at least sixty (60) days prior to the Effective Date of the likelihood of such employees having continued employment with F&M Trust following the Effective Date.

        Section 4.13    Advisory Board.    On the Effective Date, F&M Trust shall establish the Fulton County Advisory Board (the "Fulton County Advisory Board"), which shall consist of all non-employee members of the FCNB board of directors immediately before the Effective Date, but excluding any such individuals who are Fulton Designees. The Fulton County Advisory Board shall be maintained for a term of twenty-four (24) months after the Effective Date. Each member of the Fulton County Advisory Board shall be paid for his or her services a fee of $200 for each monthly advisory board meeting attended, provided, however, that notwithstanding anything else in this Section 4.14, (a) if a member fails to attend at least 25% of the meetings of the Fulton County Advisory Board called within any year, such member will not have any rights to additional fees thereafter as a Fulton County Advisory Board member; (b) no attendance fees shall be paid for meetings not actually attended in person; and (c) F&M Trust shall have no obligation to continue the services of any advisory board member who, in the reasonable judgment of F&M Trust, acts in a manner detrimental to F&M Trust.

        Section 4.14    Fulton Special Dividend.    Subject to the terms and conditions of this Section, and upon prior written notice to Franklin of Fulton's and FCNB's intentions to do so, FCNB and Fulton each, in turn, may declare and pay, prior to the Closing Date, a special cash dividend of $1.44 per outstanding share of Fulton Common Stock if, but only if: (a) as of the date of declaration (i) it has been conclusively determined, as contemplated by Section 3.c of that certain Settlement Agreement and General Release by and among Clyde H. Bookheimer ("Bookheimer"), Fulton and FCNB, that neither Fulton nor FCNB shall be permitted to make any payments to Bookheimer under that certain Salary Continuation Agreement dated September 1, 1995, as amended, by and between Bookheimer and FCNB, and (ii) each of the Federal Reserve Board and the OCC shall have granted written permission to Fulton and FCNB to declare and pay such special cash dividend; and (b) after giving effect to the payment of such special cash dividend, Fulton's total consolidated Stockholders' Equity shall not be less than $14,750,000. Satisfaction of the foregoing condition (b) shall be demonstrated by Fulton's delivery to Franklin not more than ten (10) nor less than five (5) Business Days prior to the anticipated Closing Date, of a pro forma Consolidated Balance Sheet as of the Closing Date, reporting total consolidated Stockholders' Equity of not less than $14,750,000, together with a year to date pro forma Consolidated Statement of Income and a year to date pro forma Consolidated Statement of Changes in Stockholders' Equity. All such pro forma financial statements shall be prepared in accordance with GAAP for interim financial information, consistently applied, giving effect to all accruals and adjustments reasonably considered necessary for a fair presentation including, without limitation, legal, investment banking, accounting and other professional fees, expenses and transaction costs incurred in connection with the Merger and the Bank Merger, marking to market all "available for sale" assets and deferred tax asset adjustments, and accompanied by a written certification of Fulton's independent registered public accounting firm to the effect that such firm has reviewed the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, based thereon, that such firm is not aware of any material modifications that should be made to the financial statements for the financial statements to be in conformity with GAAP. Franklin shall have three (3) Business Days after receipt of Fulton's and FCNB's notice and the financial statements in which to object to the declaration and payment of the special cash dividends. In the event Franklin does not object within such time period, Fulton and FCNB may declare and pay such special cash dividends, provided that the special cash dividends are paid prior to the Closing Date. In the event Franklin does object, Fulton and FCNB shall not declare or pay the special cash dividend unless and until Franklin waives or withdraws its objection, the Parties agree upon a resolution of Franklin's objection, or financial statements prepared after the Closing Date and conforming to the requirements of this Section are delivered to Franklin reporting Fulton's actual total consolidated Stockholders' Equity and net income (loss) as of the Closing Date and for the year to date, show that, after giving effect to the payment of the special cash dividend, Fulton would have had total consolidated Stockholders' Equity of not less than $14,750,000; and in such latter case, Franklin shall pay the amount of the special cash dividend to all former Fulton shareholders who would have been entitled to receive such special cash dividend had it been paid by Fulton immediately prior to the Closing Date.

ARTICLE V
CONDITIONS

        Section 5.01    Conditions to Fulton's Obligations under this Agreement.    The obligations of Fulton hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Fulton pursuant to Section 7.03 hereof:

          (a)    Corporate Proceedings.    All action required to be taken by, or on the part of, Franklin and F&M Trust to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Franklin and F&M Trust; and Fulton shall have received certified copies of the resolutions evidencing such authorizations;

          (b)    Covenants.    The obligations and covenants of Franklin required by this Agreement to be performed by Franklin at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Franklin;

          (c)    Representations and Warranties.    The representations and warranties of Franklin set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Franklin;

          (d)    Shareholder Approval.    The shareholders of Fulton and FCNB, respectively, shall have approved the Merger, the Bank Merger, this Agreement and the Bank Plan of Merger in accordance with their respective articles of incorporation or association, bylaws and applicable law; provided, however, that the failure of this condition shall not excuse Fulton from any obligation it otherwise would have to pay to Franklin the fee specified in Section 7.01(c) under the terms thereof.

          (e)    Approvals of Regulatory Authorities.    Franklin shall have received all required approvals of Regulatory Authorities of the Merger and the Bank Merger and delivered copies thereof to Fulton; and all notice and waiting periods required thereunder shall have expired or been terminated;

          (f)    No Injunction.    There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

          (g)    No Material Adverse Effect.    Since September 30, 2005, there shall not have occurred any Material Adverse Effect with respect to Franklin;

          (h)    Officer's Certificate.    Franklin shall have delivered to Fulton a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

          (i)    Registration Statement.    The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

          (j)    Tax Opinion.    Fulton shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;

          (k)    Opinion of Counsel for Franklin.    Fulton shall have received an opinion dated the Closing Date from Rhoads & Sinon LLP, counsel to Franklin, in substantially the form of Exhibit 4 hereto.

        Section 5.02    Conditions to Franklin's Obligations under this Agreement.    The obligations of Franklin hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Franklin pursuant to Section 7.03 hereof:

          (a)    Corporate Proceedings.    All action required to be taken by, or on the part of, Fulton and FCNB to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Fulton and FCNB and Franklin shall have received certified copies of the resolutions evidencing such authorizations;

          (b)    Covenants.    The obligations and covenants of Fulton, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Fulton;

          (c)    Representations and Warranties.    The representations and warranties of Fulton set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Fulton;

          (d)    Approvals of Regulatory Authorities.    Franklin and Fulton shall have received all required approvals or consents of Regulatory Authorities for the Merger and the Bank Merger; all notice and waiting periods required thereunder shall have expired or been terminated; and, no such approval or consent shall have imposed any condition or requirement (including, without limitation, the MOU, the Consent Order or any term thereof) which the Franklin board of directors reasonably determines would, following the Effective Time, be expected to cause a Material Adverse Effect as to Franklin or would otherwise reduce the contemplated benefits to Franklin of the Merger and the other transactions contemplated hereby;

          (e)    No Injunction.    There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

          (f)    No Material Adverse Effect.    Since September 30, 2005, there shall not have occurred any Material Adverse Effect with respect to Fulton;

          (g)    Officer's Certificate.    Fulton shall have delivered to Franklin a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (f) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

          (h)    Registration Statement.    The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

          (i)    Tax Opinion.    Franklin shall have received an opinion of Rhoads & Sinon LLP substantially to the effect set forth on Exhibit 3 attached hereto;

          (j)    Opinion of Counsel for Fulton.    Franklin shall have received an opinion dated the Closing Date from Shumaker Williams, P.C., counsel to Fulton, in substantially the form of Exhibit 5 hereto.

          (k)    Phase I Environmental Audit Results.    The results of any "phase I environmental audit" conducted pursuant to Section 4.11(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Franklin; provided, however, that (i) any such environmental audit must be initiated within 30 days of the date of this Agreement, (ii) Franklin must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(k) within 15 days of receiving the results of all such environmental audits and (iii) Franklin may not terminate this Agreement under this Section 5.02(k) unless the results of such audits result in a Material Adverse Effect on Franklin.

ARTICLE VI
TERMINATION, WAIVER AND AMENDMENT

        Section 6.01    Termination.    This Agreement may be terminated on or at any time prior to the Closing Date:

          (a)   By the mutual written consent of the Parties hereto;

          (b)   By Franklin or Fulton:

            (i)    if the Closing Date shall not have occurred on or before December 31, 2006, unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such Party on or before the Closing Date; or

            (ii)   if either Party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted;

    unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such Party on or before the Closing Date.

          (c)   By Fulton or Franklin if Fulton's shareholders fail to approve this Agreement at the meeting of Fulton shareholders called for that purpose; provided a period of at least thirty days elapsed between the date of mailing the Proxy Statement/Prospectus and that a quorum is present at such meeting.

          (d)   By Fulton, no later than 5:00 p.m. prevailing time on the Business Day immediately preceding the Closing Date, following a determination that both:

            (i)    the Average Closing Price is less than $20.40; and

            (ii)   the Franklin Ratio is less than the Index Ratio by more than 15%; and

            (iii)  For purposes of this Section 6.01(d), the following terms shall have the meanings indicated; and

              "Determination Date" means the Business Day which is three (3) Business Days immediately prior to the Closing Date.

              "Determination Period" means the twenty (20) trading days ending on the Determination Date.

              "Starting Date Price" shall mean the market value of a share of Franklin Common Stock on the Starting Date, which by agreement of the parties hereto is determined to be $25.50.

              "Franklin Ratio" shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average Closing Price by the Starting Date Price.

              "Index Ratio" shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Period Index Price by the Starting Date Index Price.

              "Index Group" shall mean the 25 bank or thrift holding companies listed on Exhibit 6 hereto, the common stocks of all of which shall be publicly traded; provided, however, that there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer's market capitalization, in which case the company or companies shall be excluded form the Index Group. In the event that any such company or companies are removed from the Index Group, the respective weightings of the companies remaining in the Index Group shall be adjusted for purposes of determining the Index Price and the Starting Date Index Price shall be redetermined with respect to the reconstituted Index Group.

              "Index Price" shall mean the weighted average (which weights have been determined based upon relative market capitalization as of the Starting Date) of the closing sales prices per share of the companies comprising the Index Group.

              "Starting Date" shall mean January 18, 2006.

              "Starting Date Index Price" shall mean the Index Price on the Starting Date, which by agreement of the parties hereto is determined to be $33.24.

              "Determination Period Index Price" shall mean the average of the Index Prices for each of the days in the Determination Period.

            (iv)  If any company within the Index Group or Franklin effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Franklin shall be appropriately adjusted for purposes of this Section 6.01(d).

          (e)   By Franklin if Fulton or any Fulton Subsidiary enters into any letter of intent, agreement or similar type agreement with a view to being acquired by, or effecting a business combination with, any other Person; or any agreement to merge, consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise.

          (f)    By Fulton if Fulton enters into any transaction described in (e) above after receipt of written advice of counsel that failure to do so would constitute a breach of fiduciary duty by Fulton's directors under applicable Law.

          (g)   By Franklin at any time prior to the Closing Date if (i) Fulton shall have breached the provisions of Section 4.06 of this Agreement, (ii) the board of directors of Fulton shall have failed to recommend and endorse this Agreement and the transactions contemplated hereby, or withdrawn or modified its approval or recommendation of this Agreement and the Merger, or recommended or endorsed an Acquisition Proposal, (iii) the board of directors of Fulton shall have failed to call, give notice of, convene or hold a meeting of shareholders to approve the Merger, (iv) Fulton shall have failed to approve the Bank Plan of Merger as the sole shareholder of FCNB by the Closing Date, or (v) the board of directors of FCNB shall have failed to approve the Bank Plan of Merger by the Closing Date.

          (h)   At any time on or prior to the Effective Date, by Fulton in writing if Franklin has, or by Franklin in writing if Fulton has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Franklin would have a Material Adverse Effect on Franklin and in case of a breach referred to in subclause (i) or (ii) above by Fulton would have a Material Adverse Effect on Fulton, in any case if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date, but not if on such date such breach no longer causes a Material Adverse Effect.

        Section 6.02    Effect of Termination.    If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.11(b)(ii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability hereunder on the part of Franklin or Fulton to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement.

ARTICLE VII
MISCELLANEOUS

        Section 7.01    Expenses and Other Fees.

          (a)   Except as set forth in Section 7.01(b) and (c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

          (b)   If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or intentional breach of a party hereto, such party shall be liable to the other for out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"); provided, however, that the maximum amount Fulton shall be liable to Franklin for Expenses pursuant to this Section 7.01(b) shall be $250,000, and the maximum amount Franklin shall be liable to Fulton for Expenses pursuant to this Section 7.01(b) shall be $250,000. The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.

          (c)   If Fulton fails to complete the Merger after the occurrence of one of the following events and Franklin shall not be in material breach of this Agreement, Fulton shall immediately pay Franklin a fee of eight hundred fifty thousand dollars ($850,000):

            (i)    A Person other than Franklin or an Affiliate of Franklin:

              (A)  Acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of the then outstanding shares of Fulton Common Stock; or

              (B)  Enters into an agreement, letter of intent or memorandum of understanding with Fulton pursuant to which such Person or any Affiliate of such Person would:

                (1)   Merge or consolidate, or enter into any similar transaction, with Fulton;

                (2)   Acquire all or substantially all of the assets or liabilities of Fulton; or

                (3)   Acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, 15% or more of the then outstanding shares of Fulton Common Stock; or

            (ii)   Fulton authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement, letter of intent, or memorandum of understanding described in subsection (c)(i)(B) above; or

            (iii)  The Fulton shareholders vote but fail to approve the Merger at the Fulton shareholders meeting, or the Fulton shareholders meeting is cancelled, if prior to the shareholder vote or cancellation:

              (A)  The Fulton board of directors shall have withdrawn or modified its recommendation that Fulton shareholders approve the Merger and adopt this Agreement;

              (B)  There has been an announcement by a Person other than Franklin or an Affiliate of Franklin, of an offer or proposal to acquire 15% or more of the Fulton Common Stock then outstanding, or to acquire, merge, or consolidate with Fulton, or to purchase all or substantially all of Fulton's assets and, within eighteen (18) months of such announcement Fulton enters into an agreement with such Person, or any Affiliate of such Person, for such Person or Affiliate to acquire, merge, or consolidate with Fulton or to purchase all or substantially all of Fulton's assets;

              (C)  Any director or executive officer of Fulton or other person who has signed a Letter Agreement acting jointly or severally, and who, individually or in the aggregate, beneficially own one percent (1%) or more of the Fulton Common Stock, shall have failed to maintain continued ownership of the shares of Fulton Common Stock over which he, she or they exercise sole or shared voting power, except as permitted by the Letter Agreement; or

              (D)  Any director or executive officer of Fulton or other person who has signed a Letter Agreement shall have failed to vote at the Fulton shareholders meeting the shares of Fulton Common Stock over which he or she exercises sole or shared voting power except as permitted by the Letter Agreement.

            (iv)  This Agreement is terminated pursuant to Section 6.01(e), (f), (g)(ii) or (g)(iii).

        Section 7.02    Non-Survival of Representations and Warranties.    All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(e), 1.02(j), 4.05, and 4.12 which will survive the Merger, shall terminate on the Closing Date.

        Section 7.03    Amendment, Extension and Waiver.    Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of Fulton have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Fulton Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Fulton without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 7.04    Entire Agreement.    This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(e), 1.02(j), 4.05, and 4.12.

        Section 7.05    No Assignment.    Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

        Section 7.06    Notices.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

          (a)   If to Franklin, to:

        Franklin Financial Services Corporation
        20 South Main Street
        Chambersburg, Pennsylvania 17201
        Attention: William E. Snell, Jr., President & CEO
        Telecopy No.: (717) 261-3545

      with a copy to:

        Rhoads & Sinon LLP
        One South Market Square, 12th Floor
        Harrisburg, Pennsylvania 17108-1146
        Attention: Dean H. Dusinberre, Esquire
        Telecopy No.: (717) 231-6676

  (b)  If to Fulton, to:

        Fulton Bancshares Corporation
        100 Lincoln Way East
        McConnellsburg, Pennsylvania 17233
        Attention: George W. Millward, Chief Executive Officer
        Telecopy No.: (717) 485-7419

      with copies to:

        Shumaker Williams, P.C.
        3425 Simpson Ferry Road
        Camp Hill, Pennsylvania 17011
        Attention: Nicholas Bybel, Jr., Esquire
                          Ruth A. Courtney, Esquire
        Telecopy No: (717) 763-7419

        Section 7.07    Captions.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        Section 7.08    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        Section 7.09    Severability.    If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        Section 7.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, excluding its conflicts of law principles.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

FRANKLIN FINANCIAL SERVICES CORPORATION
By:	/s/ WILLIAM E. SNELL, JR. William E. Snell, Jr., President and CEO
FULTON BANCSHARES CORPORATION
By:	/s/ MARTIN R. BROWN Martin R. Brown, Chairman

EXHIBIT 1

FORM OF BANK PLAN OF MERGER

BANK PLAN OF MERGER

        THIS BANK PLAN OF MERGER ("Plan of Merger") dated as of                            , 2006, is by and between FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG, a Pennsylvania bank and trust company ("F&M Trust"), and FULTON COUNTY NATIONAL BANK AND TRUST COMPANY, a national banking association ("FCNB").

BACKGROUND

        1.     F&M Trust is a Pennsylvania bank and trust company and a wholly-owned subsidiary of Franklin Financial Services Corporation, a Pennsylvania corporation ("Franklin"). The authorized capital stock of F&M Trust consists of            shares of common stock, par value $            per share ("F&M Trust Common Stock"), of which at the date hereof             shares are issued and outstanding.

        2.     FCNB is a national banking association and a wholly-owned Subsidiary of Fulton Bancshares Corporation ("Fulton"). The authorized capital stock of FCNB consists of                         shares of common stock, par value $            per share ("FCNB Common Stock"), of which at the date hereof                        shares are issued and outstanding.

        3.     The respective Boards of Directors of F&M Trust and FCNB deem the merger of FCNB with and into F&M Trust, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective stockholders.

        4.     The respective Boards of Directors of F&M Trust and FCNB have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Franklin and Fulton have adopted resolutions approving an Agreement and Plan of Reorganization dated as of January    , 2006 (the "Agreement"), between Franklin and Fulton, pursuant to which this Bank Plan of Merger is being executed by F&M Trust and FCNB.

AGREEMENT

        In consideration of the premises and of the mutual covenants and agreements herein contained, F&M Trust and FCNB, intending to be legally bound hereby, agree:

ARTICLE I
MERGER; BUSINESS

        1.1   Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the Commonwealth of Pennsylvania, on the Effective Date (as that term is defined in Article V hereof): FCNB shall merge with and into F&M Trust; the separate existence of FCNB shall cease; and F&M Trust shall be the surviving bank under the name and title "Farmers and Merchants Trust Company of Chambersburg" (such transaction referred to herein as the "Bank Merger" and F&M Trust, as the surviving bank in the Merger, referred to herein as the "Surviving Bank").

        1.2    Business.    The business of the Surviving Bank shall be conducted at the main office of F&M Trust, and shall be located at 20 South Main Street, Chambersburg, Pennsylvania 17201, and its legally established branches, which shall include the main office and all of the branch offices of FCNB.

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ARTICLE II
ARTICLES OF ASSOCIATION AND BY-LAWS

        On and after the Effective Date of the Merger, the articles of incorporation and by-laws of F&M Trust shall continue to be the articles of incorporation and bylaws of the Surviving Bank.

ARTICLE III
BOARD OF DIRECTORS AND OFFICERS

        3.1    Board of Directors.    On and after the Effective Date of the Merger, the Board of Directors of F&M Trust as the Surviving Bank in the Merger shall consist of those persons who were the directors of FCNB immediately prior to the Effective Date and                        and                         . Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and by-laws of the Surviving Bank. The names and addresses of the directors are:

Name	Residence Address

        3.2    Officers.    On and after the Effective Date of the Merger, the officers of F&M Trust duly elected and holding office immediately prior to such Effective Date shall be the officers of F&M Trust, as the Surviving Bank in the Merger.

ARTICLE IV
CONVERSION OF SHARES

        4.1    Stock of F&M Trust.    Each share of F&M Trust Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

        4.2    Stock of FCNB.    Each share of FCNB Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be canceled and no cash, stock or other property shall be delivered in exchange therefore.

ARTICLE V
EFFECTIVE DATE OF THE MERGER

        The Merger shall be effective on the date on which articles of merger executed by FCNB and F&M Trust are filed with and endorsed by the Pennsylvania Department of Banking, unless a later date is specified in such articles of merger (the "Effective Date").

ARTICLE VI
EFFECT OF THE MERGER

        On the Effective Date: the separate existence of FCNB shall cease; the principal and branch offices of FCNB shall become the principal and authorized branch offices of the Surviving Bank; and all of the property (real, personal and mixed), rights, powers, duties and obligations of F&M Trust and FCNB shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

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ARTICLE VII
CONDITIONS PRECEDENT

        The obligations of F&M Trust and FCNB to effect the Merger shall be subject to (i) the approval of this Plan of Merger by Fulton and Franklin in their capacities as the sole shareholder of FCNB and F&M Trust, respectively, (ii) receipt of the required approval of the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, and any other applicable regulatory authority (iii) receipt of any necessary approval to operate the main office of FCNB and the branch offices of FCNB as officers of the Surviving Bank, and (iv) the completion of the transactions contemplated by the Agreement on or before the Effective Date.

ARTICLE VIII
TERMINATION

        This Bank Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Bank Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX
AMENDMENT

        Subject to applicable law, this Bank Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

ARTICLE X
MISCELLANEOUS

        10.1    Extensions; Waivers.    Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the obligations of the other party contained in this Bank Plan of Merger.

        10.2    Notices.    Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

        10.3    Captions.    The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Bank Plan of Merger.

        10.4    Counterparts.    For the convenience of the parties hereto, this Bank Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

        10.5    Governing Law.    This Bank Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws principles thereof.

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        IN WITNESS WHEREOF, each party has caused this Plan to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first written above.

ATTEST:	FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG

Secretary	By:	William E. Snell, Jr., President
(SEAL)

ATTEST:	FULTON COUNTY NATIONAL BANK AND TRUST COMPANY

, Secretary	By:	Martin R. Brown, Chairman
(SEAL)

A1-4

COMMONWEALTH OF PENNSYLVANIA	:
: SS:
COUNTY OF	:

        On this            day of                        , 2006, before me, a Notary Public for the State and County aforesaid, personally came William E. Snell, Jr. as President, and                         as Secretary, of Farmers and Merchants Trust Company of Chambersburg, and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said institution and the seal affixed thereto to be its seal; and came also a majority of the Board of Directors of said institution, and each of them acknowledged said instrument to be the act and deed of said institution and of himself or herself as officer thereof.

        WITNESS my official seal and signature this day and year aforesaid.

Notary Public
My Commission Expires:
(SEAL)

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COMMONWEALTH OF PENNSYLVANIA	:
: SS:
COUNTY OF	:

        On this            day of                        , 2006, before me, a Notary Public for the State and County aforesaid, personally came Martin R. Brown, Chairman, and                        as Secretary, of Fulton County National Bank and Trust Company, and each in his said capacity acknowledged the foregoing instrument to be the act and deed of said association and the seal affixed thereto to be its seal and each of them acknowledged said instrument to be the act and deed of said association and of himself or herself as officer thereof.

        WITNESS my official seal and signature this day and year aforesaid.

Notary Public
My Commission Expires:
(SEAL)

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EXHIBIT 2

FORM OF AFFILIATE LETTER

        January 23, 2006

Franklin Financial Services Corporation
20 South Main Street
Chambersburg, PA 17201

Gentlemen:

        Franklin Financial Services Corporation ("Franklin") and Fulton Bancshares Corporation ("Fulton") desire to enter into an Agreement and Plan of Merger dated as of January 23, 2006 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Fulton will merge with and into Franklin with Franklin surviving the merger and (b) shareholders of Fulton will receive common stock of Franklin and/or cash in exchange for common stock of Fulton outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

        Franklin has required, as a condition to its execution and delivery to Fulton of the Agreement, that the undersigned, being a director of Fulton, execute and deliver to Franklin this Letter Agreement.

        The undersigned, in order to induce Franklin to execute the Agreement, hereby irrevocably:

          (a)   Agrees to be present (in person or by proxy) at all meetings of shareholders of Fulton called to vote for approval of the Agreement and the Merger and to vote all Shares of common stock of Fulton as to which the undersigned has sole voting power and, to the extent of the undersigned's proportionate interest, vote shares of common stock of Fulton as to which the undersigned shares voting power, and to use his or her reasonable best efforts to cause to be voted any other shares of Fulton common stock over which he or she shares voting power, in each case (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Fulton) and (ii) against approval or adoption of any other merger, business combination, recapitalization, asset sale, partial liquidation or similar transaction involving Fulton and any other person other than Franklin or an Affiliate of Franklin;

          (b)   Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled (as defined for purposes of Rule 144 under the Securities Act) by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or any voting rights with respect thereto, other than subsequent to the shareholder meeting of Fulton held in connection with the vote on the Agreement or a gift where the donee has agreed in writing to abide by the terms of this Letter Agreement in a form reasonably satisfactory to Franklin;

          (c)   Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Franklin received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Franklin common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Franklin or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission issued to the undersigned for such purpose, is not required to be registered under the Securities Act; and

A2-1

  acknowledges and agrees that Franklin is under no obligation to register the sale, transfer or other disposition of Franklin common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

          (d)   Agrees that neither Fulton nor Franklin shall be bound by any attempted sale of any shares of Fulton common stock or Franklin common stock, respectively, and Franklin's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Franklin common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

          (e)   Acknowledges and agrees to use reasonable efforts to cause the provisions of subparagraph (c) hereof to be observed with respect to shares of Franklin common stock received in the Merger owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns 10% of any class of equity securities or of the equity interest;

          (f)    Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

          (g)   It is understood and agreed that the provisions of subparagraph (a) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Fulton common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities and fiduciary duties as a director of Fulton. It is further understood and agreed that such subparagraph of this Letter Agreement is not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Fulton common stock held or controlled by the undersigned as of the date hereof.

        The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

        This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

        This Letter Agreement shall inure to the benefit of Franklin, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives. This Agreement shall survive the death or incapacity of the undersigned.

A2-2

        The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Franklin shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Franklin for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

        Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Franklin by signing and returning to Franklin a counterpart hereof.

Very truly yours,
Name:
Accepted as of this day of January, 2006:
FRANKLIN FINANCIAL SERVICES CORPORATION
By:
President

A2-3

EXHIBIT 3

FORM OF TAX OPINION

        Franklin and Fulton shall each have received an opinion of Rhoads & Sinon LLP substantially to the effect that, under the provision of the IRC:

          (1)   The Merger will be treated as a reorganization within the meaning of Section 368(a) of the IRC;

          (2)   Franklin and Fulton will each be a party to the reorganization within the meaning of Section 368(b) of the IRC;

          (3)   No gain or loss will be recognized by Franklin or Fulton as a result of the Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

          (4)   Fulton shareholders who receive only Franklin common stock for their shares of Fulton stock will not recognize any gain or loss with respect to shares of Franklin stock received (except with respect to cash received in lieu of a fractional interest in Franklin common stock and any dividends paid out in advance of the Merger);

          (5)   Each Fulton shareholder who receives Franklin common stock and cash (other than cash in lieu of a fractional share interest in Franklin common stock) in exchange for the shareholder's shares of Fulton common stock will recognize the gain, if any, realized by the shareholder, in an amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;

          (6)   Each Fulton shareholder's aggregate tax basis in any shares of Franklin common stock received in the transaction (including fractional shares deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Fulton common stock the Fulton shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and

          (7)   Each Fulton shareholder's holding period in any shares of Franklin common stock received in the transaction (including any fractional shares deemed received and redeemed) will, in each instance, include the period during which the shares of Fulton common stock surrendered in exchange therefor were held.

        In rendering such opinion, Rhoads & Sinon LLP will be entitled to receive and rely upon customary certificates and representation of officers of Franklin and Fulton. Additionally, in rendering such opinion, the following disclaimer will be added to the opinion:

    "To ensure compliance with requirements imposed by the Treasury Department and the IRS, we inform you that any federal tax advice contained in this communication (including attachments) is not intended or written to be used and cannot be used for the purpose of avoiding tax penalties that may be imposed under the Internal Revenue Code. Additionally, if the advice provided herein is used to promote, market or recommend to another person any transaction or matter addressed herein then all such taxpayers, other than the recipient hereto, that reviews this information, should seek advice based upon that taxpayer's circumstances from an independent tax advisor with respect to any federal tax or transaction matter discussed herein."

EXHIBIT 4

FORM OF OPINION OF FRANKLIN COUNSEL

        Fulton shall have received from counsel to Franklin an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications:

          1.     Franklin has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania.

          2.     Franklin has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus/Proxy Statement.

          3.     The share of common stock of Franklin being issued to the shareholders of Fulton upon the consummation of the Merger are duly authorized, validly issued, fully paid and non-assessable.

          4.     The Agreement is a valid and binding obligation of Franklin, enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federally insured financial institutions or their holding companies, and subject to principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that any provisions regarding indemnification for losses arising under the Securities Laws may be unenforceable as against public policy).

          5.     To our knowledge, all authorizations and approvals required to be received from the federal and state banking and holding company regulators for Franklin in order for Franklin to consummate the transactions contemplated by the Agreement have been received and to our knowledge no action has been taken, or is pending or threatened, to revoke any such authorization or approval.

          6.     Based upon advice received from the Securities and Exchange Commission, the registration statement for the issuance of the common stock of Franklin to the shareholders of Fulton is effective under the Securities Act and no stop order suspending the effectiveness has been issued under the Securities Act or proceedings therefore initiated by the Securities and Exchange Commission or, to our knowledge, any state securities commissions or administrators.

          7.     The execution and delivery of the Agreement by Franklin, the incurring of the obligations of Franklin set forth therein and the consummation of the transactions contemplated therein have been duly authorized by all necessary corporate action of Franklin, and, to our knowledge, based solely upon a certificate of a responsible officer of Franklin, will not constitute a material breach of, or default under, or result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of Franklin which are material to its business, pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which Franklin is a party or by which it may be bound, or to which any of its property or assets is subject. In addition, such action will not result in any contravention of the provisions of the articles of incorporation or bylaws of Franklin or, to our knowledge, any applicable law, act, regulation or order or court order, writ, injunction or decree.

EXHIBIT 5

FORM OF OPINION OF FULTON COUNSEL

        Franklin shall have received from counsel to Fulton an opinion, dated as of the Closing Date, substantially to the effect that, subject to customary exceptions and qualifications and the specific exceptions and qualifications delineated below:

          (a)   Each of Fulton and FCNB has full corporate power to carry out the transactions contemplated in the Agreement and the Bank Plan of Merger, respectively. The execution and delivery of the Agreement and the Bank Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Fulton and FCNB, as the case may be, and the Agreement and the Bank Plan of Merger constitute valid and legally binding obligations, in accordance with their respective terms, of Fulton and FCNB, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conversatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity.

          (b)   Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Bank Plan of Merger, nor compliance by Fulton or FCNB with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of association or bylaws of Fulton or FCNB, or (B) based solely on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Fulton or FCNB is a party; or (ii) based solely on certificates of officers, to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of Fulton or FCNB, except such material lien, instrument or obligation that has been disclosed to Franklin pursuant to the Agreement, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or the National Bank Act, the Bank Merger Act, the Bank Holding Company Act and the regulations promulgated under such Acts, or any other federal or state statute, rule or regulation applicable to Fulton or FCNB which, in the experience of such counsel, is typically applicable to transactions of the type contemplated by the Agreement.

          (c)   Fulton County National Bank is a validly existing national bank organized and in good standing under the laws of the United States of America. The deposits of Fulton County National Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

          (d)   There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Fulton or FCNB is a party which would, if determined adversely to Fulton or FCNB, as the case may be, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of Fulton taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement.

          (e)   To the knowledge of such counsel, no consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by Fulton and by FCNB of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

        Paragraphs (a), (b), (c), (d) and (e) of this opinion are qualified in their entirety and the opinions therein are qualified in effect by the MOU, Consent Order and any legal effect thereof.

EXHIBIT 6

Company Name	Ticker	Closing Price on 1/18/06	Market Cap ($mil)	1/18/06 Index Value	Weighted Price	Closing Price 1/18/06	1/18/06 Weighted Price
ACNB Corporation	ACNB	19.90	108.20	4.04%	0.80	19.90	0.80
American Bank Incorporated	AMBK	8.40	62.40	2.33%	0.20	8.40	0.20
Bryn Mawr Bank Corporation	BMTC	21.06	108.30	4.05%	0.85	21.06	0.85
Citizens Financial Services, Inc.	CZFS	22.75	64.80	2.42%	0.55	22.75	0.55
CNB Financial Corporation	CCNE	13.75	124.30	4.65%	0.64	13.75	0.64
Comm Bancorp, Incorporated	CCBP	41.00	75.90	2.84%	1.16	41.00	1.16
Eagle Bancorp, Inc.	EGBN	22.27	160.00	5.98%	1.33	22.27	1.33
Ephrata National Bank	EPNB	36.00	104.70	3.91%	1.41	36.00	1.41
Fidelity D & D Bancorp, Inc.	FDBC	41.25	76.50	2.86%	1.18	41.25	1.18
First Chester County Corporation	FCEC	19.95	102.30	3.82%	0.76	19.95	0.76
First Keystone Corporation	FKYS	20.40	89.60	3.35%	0.68	20.40	0.68
First Morris Bank & Trust	FMJE	23.00	65.50	2.45%	0.56	23.00	0.56
FNB Bancorp, Incorporated	FBIP	151.50	146.00	5.46%	8.27	151.50	8.27
Greater Community Bancorp	GFLS	15.24	121.70	4.55%	0.69	15.24	0.69
IBT Bancorp, Inc.	IRW	40.90	120.90	4.52%	1.85	40.90	1.85
Leesport Financial Corp.	FLPB	23.56	119.60	4.47%	1.05	23.56	1.05
Orrstown Financial Services, Inc.	ORRF	35.70	193.70	7.24%	2.58	35.70	2.58
Penns Woods Bancorp, Inc.	PWOD	37.75	150.40	5.62%	2.12	37.75	2.12
Penseco Financial Services Corporation	PFNS	43.00	92.40	3.45%	1.49	43.00	1.49
PSB Bancorp, Inc.	PSBI	11.90	61.20	2.29%	0.27	11.90	0.27
QNB Corp.	QNBC	26.80	83.20	3.11%	0.83	26.80	0.83
Republic First Bancorp, Inc.	FRBK	13.86	120.60	4.51%	0.62	13.86	0.62
Shore Bancshares, Inc.	SHBI	32.50	180.30	6.74%	2.19	32.50	2.19
Tri-County Financial Corporation	TCFC	32.30	56.40	2.11%	0.68	32.30	0.68
Unity Bancorp, Inc.	UNTY	13.89	86.20	3.22%	0.45	13.89	0.45
FRAF Market Value		25.50
FRAF (Price as of 1/18/2006)		25.50
Index Value (Market-Cap Weighted)					33.24		33.24
Difference in Performance
FIRST TRIGGER		SECOND TRIGGER
FRAF Signing Date Closing Price	$25.50	FRAF % Decline From Signing Date	0.0%
Trigger Price (or Walkaway Price)	$20.40	Bank Index % Decline From Signing Date	0.0%
FRAF Market Value	$25.50	FRAF % Decline in Excess of Bank Group	0.0%
$ Decline Until First Trigger met	$5.10	(-20% Required for 2nd Trigger)
Not Triggered		Not Triggered

Triggers:

I.
The Average Closing Price (FRAF market value) is less than 80% of the Signing Date Closing Price ("Walkaway Price")

II.
The Average Closing Price (FRAF market value) divided by the Signing Date Closing Price ("FRAF Ratio") is less than the ratio of the Index Price at determination and the Index Price on the starting date ("Index Ratio") less 15%

Stock Splits Since 1/18/2006

ANNEX B

FAIRNESS OPINION OF GRIFFIN FINANCIAL GROUP, L.L.C

ANNEX B

        [Letterhead of Griffin Financial Group, LLC]

        607 Washington Street
P.O. Box 1497
Reading, PA 19603
Phone (610) 478-2108
Email dac@go2griffin.com
Fax (610) 236-4188

January 23, 2006
Fulton Bancshares Corporation
100 Lincoln Way East
McConnellsburg, PA 17233

Members of the Board:

        Franklin Financial Services Corporation ("Franklin") and Fulton Bancshares Corporation ("Fulton") have entered into an Agreement and Plan of Merger, dated as of January 23, 2006 (the "Merger Agreement"), which provides, among other things, for the merger of Fulton with and into a subsidiary bank of Franklin (the "Transaction"). Pursuant to the terms of the Merger Agreement, upon completion of the Transaction, each share of common stock, par value $0.65 per share, of Fulton issued and outstanding immediately prior to the completion of the Transaction (the "Fulton Common Stock") will be converted into the right to receive, at the election of the holder thereof, either (i) 1.864 shares of Franklin common stock, par value $1.00 per share ("Franklin Common Stock"), or (ii) $48.00 in cash without interest (collectively, the "Merger Consideration"), subject to the election and proration procedures set forth in the Merger Agreement, which provide generally, among other things, that shares of Franklin Common Stock shall be issued to holders of Fulton Common Stock in exchange for 53.65% of the outstanding shares of Fulton Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Merger Consideration proposed to be paid for each share of Fulton Common Stock in the Transaction is fair from a financial point of view to Fulton's shareholders.

        For purposes of providing the opinion set forth herein, we have:

  (i)
  reviewed certain publicly available financial statements and other information of Franklin and Fulton, respectively, which we believe to be relevant;

  (ii)
  reviewed certain internal financial statements and other financial and operating data concerning each of Franklin and Fulton;

  (iii)
  discussed the past and current operations, financial condition and the prospects of each of Franklin and Fulton with senior executives of Franklin and Fulton, respectively, including with respect to Franklin (x) the potential impact on Franklin of the Transaction, including potential cost savings, synergies and other strategic, financial and operational benefits which management of Franklin expects to realize from the combination of Franklin and Fulton, and (y) the impact of the proposed Transaction on the future financial performance of Franklin;

  (iv)
  reviewed the publicly reported historical price and trading activity for Fulton Common Stock and Franklin Common Stock, including a comparison of certain financial and stock market information for Fulton and Franklin with similar publicly available information for certain other financial institutions the securities of which are publicly traded;

  (v)
  participated in discussions and negotiations between Franklin and Fulton;

  (vi)
  reviewed a copy of the Merger Agreement;

  (vii)
  considered the competitive environment for financial institutions; and

  (viii)
  performed comparable company, selected reference transaction, pro forma merger, and discounted dividend analyses.

        In connection with our review of Fulton, Franklin and the proposed Transaction, we have assumed and relied upon, the accuracy and completeness of the information reviewed by us for the purposes of this opinion, without independent verification. We have also relied upon assurances from management of Fulton and Franklin that they are not aware of any facts and circumstances that may cause the information reviewed by us to contain a misstatement or omission of a fact material to our opinion. With respect to financial and operating information, including the synergies, cost savings and other strategic, financial and operational benefits to be realized in connection with the completion of the Transaction, we have assumed that such financial and operating information reflected the best available estimates and judgments of the future financial performance of Franklin, after giving effect to the Transaction and are based on reasonable assumptions, estimates and judgments of management. We have also relied upon the advice Fulton and Franklin have each received from their respective legal counsel, tax advisors, and independent public accountants as to all legal, tax and accounting matters relating to the Transaction, including without limitation, that the Transaction will be treated as a tax-free reorganization for federal income tax purposes. We have assumed that the Transaction will be completed in accordance with the terms of the Merger Agreement and all laws and regulations applicable to Fulton and Franklin and that in the course of obtaining the necessary regulatory approvals or other approvals of the Transaction, no restrictions will be imposed that may have a material adverse effect on the future results of operation or financial condition of Franklin, Fulton or the combined entity, as the case may be, or on the contemplated benefits of the Transaction. We have not made any independent valuation or appraisal of either of Fulton or Franklin or their respective assets or liabilities (including any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities), nor have we been furnished with any such appraisals and we have not made any review of the loans, loan loss reserves or reviewed any individual loan credit files of Fulton or Franklin. In addition, we did not conduct a physical inspection of any of the properties or facilities of Franklin or Fulton. We are not expressing an opinion as to what the value of Franklin common stock will actually be when issued or the price at which Franklin common stock will trade at any time or whether Franklin will realize the intended specific strategic and operational objectives and benefits of the Transaction. This opinion is based upon market, economic and other conditions as they exist on, and could be evaluated, as a practical matter, as of the date hereof. We have assumed, in all respects material to our analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement have not been nor will be waived. We also have assumed that there has been no material change in Franklin's or Fulton's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. Our opinion does not address the relative merits of the Transaction as compared to any other business strategy which might exist for Fulton, nor does it address the underlying business decision of Fulton to engage in the Transaction.

        We have served as financial advisor to the Board of Directors of Fulton in connection with this Transaction and will receive a fee for our services, a part of which is contingent upon the closing of the Transaction.

        This letter is directed to the Board of Directors of Fulton solely in connection with its evaluation of the Transaction and speaks as of the date hereof and we assume no obligation to update this opinion for any purpose. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid by Franklin in the Transaction. This opinion does not constitute a recommendation to any shareholder of Fulton as to how such shareholder should vote as to the

B-2

Transaction. It may not be used for any other purpose without our prior written consent, except that this opinion may be included as an Annex to the Proxy Statement/Prospectus of Fulton and Franklin and may be referred to therein.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Fulton Common Stock.

                      Very truly yours,
                      /s/                       GRIFFIN FINANCIAL GROUP LLC

B-3

ANNEX C

SUBCHAPTER D OF CHAPTER 15 AND SECTION 1930
OF THE PENNSYLVANIA BUSINESS CORPORATION LAW
OF 1988 (15 Pa. C.S. §§1571-1580, 1930) AS AMENDED,
RELATING TO DISSENTERS' RIGHTS

§ 1930. Dissenters rights

        (a)   General rule.—If any shareholder of a domestic business corporation that becomes a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters right upon special treatment).

        (b)   Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

        (c)   Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

§ 1571. Application and effect of subchapter

        (a)   General rule.—Except as otherwise provided in subsection (b) any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section 1906(c) (relating to dissenters rights upon special treatment).
    Section 1930 (relating to dissenters rights).
    Section 1931(d) (relating to dissenters rights in share exchanges).
    Section 1932(c) (relating to dissenters rights in asset transfers).
    Section 1952(d) (relating to dissenters rights in division).
    Section 1962(c) (relating to dissenters rights in conversion).
    Section 2104(b) (relating to procedure).
    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
    Section 2325(b) (relating to minimum vote requirement).
    Section 2704(c) (relating to dissenters rights upon election).
    Section 2705(d) (relating to dissenters rights upon renewal of election).
    Section 2904(b) (relating to procedure)
    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
    Section 7104(b)(3) (relating to procedure).

        (b)   Exceptions.—

          (1)   Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair market value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d),

  1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

            (i)    listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

            (ii)   held of record by more than 2,000 persons.

          (2)   Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

            (i)    (Repealed.)

            (ii)   Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

            (iii)  Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

          (3)   The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

        (c)   Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

        (d)   Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1)   a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2)   a copy of this subchapter.

        (e)   Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

        (f)    Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

        (g)   Computation of Beneficial Ownership. For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust for two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

        (h)   Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions

        The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

        "Corporation."    The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

        "Dissenter."    A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

        "Fair value."    The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

        "Interest."    Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

        "Shareholder."    A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners

        (a)   Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

        (b)   Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent

        If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment

        (a)   General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1)   State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2)   Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3)   Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

          (4)   Be accompanied by a copy of this subchapter.

  (b)
  Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

        (a)   Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

        (b)   Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

        (c)   Rights retained by shareholders.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares

        (a)   Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

        (b)   Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

        (c)   Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1)   The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2)   A statement of the corporation's estimate of the fair value of the shares.

          (3)   A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

        (d)   Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefore or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares

        (a)   General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

        (b)   Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally

        (a)   General rule.—Within 60 days after the latest of:

          (1)   effectuation of the proposed corporate action;

          (2)   timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

          (3)   timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

  if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

        (b)   Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa. C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

        (c)   Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

        (d)   Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

        (e)   Effect of corporation's failure to file applications.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings

        (a)   General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

        (b)   Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

        (c)   Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure or act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 1747 of the BCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Section 1741-1850 of the BCL.

        The bylaws of Franklin Financial Services Corporation (the "Company") provide for indemnification of directors and officers to the extent provided in the BCL. In accordance with Section 1713 of the BCL, the bylaws of the Company also include a provision that the directors of the Company shall not be personally liable for monetary damages such for any action taken, or failure to take any action, unless: (1) the director has breached or failed to perform the duties of his office in good faith, in a manner he reasonably believes to be in the best interests of the company and with such care, including reasonably inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitute self-dealing, willful misconduct or recklessness. Pursuant to Section 1713 of the BCL, this limitation of personal liability does not apply to (i) the responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for the payment of taxes pursuant to federal state or local law.

Item 21. Exhibits and Financial Statements.

        (a)   The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between Franklin Financial Services Corporation and Fulton Bancshares Corporation dated as of January 23, 2006 (Included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement).
3.1
Articles of Incorporation of Franklin Financial Services Corporation, as amended (Incorporated by reference from Exhibit 3.1 to registrant's Annual Report on Form 10-K for the year ended December 31, 2005).
3.2	Bylaws of Franklin Financial Services Corporation, as amended (Incorporated by reference from Exhibit 3(i) to registrant's Current Report on Form 8-K filed December 20, 2004).
5.1	Opinion of Rhoads & Sinon LLP as to the validity of securities.
8.1	Opinion of Rhoads & Sinon LLP as to certain tax matters.
10.1	Deferred Compensation Agreements with Bank Directors (Incorporated by reference to Exhibit 10.1 to registrant's Annual Report on Form 10-K for the year ended December 31, 2005).
10.2	Directors Deferred Compensation Plan (Incorporated by reference to Exhibit 10-2 to registrant's Annual Report on Form 10-K for the year ended December 31, 2005).
21	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 to registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
23.1	Consent of Beard Miller Company LLP as to financial statements of Franklin Financial Services Corporation.
23.2	Consent of Smith Elliott Kearns & Company, LLC as to financial statements of Fulton Bancshares Corporation.
23.3	Consent of Griffin Financial Group, LLC
23.4	Consents of Rhoads & Sinon LLP (included in Exhibit 5.1 and 8.1).
24.1	Power of Attorney (contained on signature pages to this Registration Statement).
99.1	Opinion of Griffin financial Group, LLC as to the fairness of the transaction (attached as Annex B to the Proxy Statement/Prospectus included in this Registration Statement).
99.2	Form of Proxy Card.

        (b)   Financial Statement Schedules.

    None required.

Item 22. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

    (1)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii)
      to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii)
      to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes as follows:

    (1)
    That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2)
    That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chambersburg, Pennsylvania, on this 23rd day of March, 2006.

Franklin Financial Services Corporation
By:	/s/ WILLIAM E. SNELL, JR. William E. Snell, Jr. President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William E. Snell, Jr., Mark R. Hollar and Dean H. Dusinberre, and each of them, such person's true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or either of them or any substitute of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ WILLIAM E. SNELL, JR. William E. Snell, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer	March 23, 2006
/s/ MARK R. HOLLAR Mark R. Hollar	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2006
/s/ CHARLES M. SIOBERG Charles M. Sioberg	Chairman of the Board of Directors	March 23, 2006
/s/ CHARLES S. BENDER II Charles S. Bender II	Director	March 23, 2006
/s/ G. WARREN ELLIOTT G. Warren Elliott	Director	March 23, 2006
/s/ DONALD A. FRY Donald A. Fry	Director	March 23, 2006
/s/ ALLAN E. JENNINGS, JR. Allan E. Jennings, Jr.	Director	March 23, 2006
/s/ H. HUBER MCCLEARY H. Huber McCleary	Director	March 23, 2006
/s/ JERYL C. MILLER Jeryl C. Miller	Director	March 23, 2006
/s/ STEPHEN E. PATTERSON Stephen E. Patterson	Director	March 23, 2006
/s/ KURT E. SUTER Kurt E. Suter	Director	March 23, 2006
/s/ MARTHA B. WALKER Martha B. Walker	Director	March 23, 2006

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger by and between Franklin Financial Services Corporation and Fulton Bancshares Corporation dated as of January 23, 2006 (Included as part of Annex A in the Proxy Statement/Prospectus included in this Registration Statement).
3.1
Articles of Incorporation of Franklin Financial Services Corporation, as amended (Incorporated by reference from Exhibit 3.1 to registrant's Annual Report on Form 10-K for the year ended December 31, 2005).
3.2	Bylaws of Franklin Financial Services Corporation, as amended (Incorporated by reference from Exhibit 3(i) to registrant's Current Report on Form 8-K filed December 20, 2004).
5.1	Opinion of Rhoads & Sinon LLP as to the validity of securities.
8.1	Opinion of Rhoads & Sinon LLP as to certain tax matters.
10.1	Deferred Compensation Agreements with Bank Directors (Incorporated by reference to Exhibit 10.1 to registrant's Annual Report on Form 10-K for the year ended December 31, 2005).
10.2	Directors Deferred Compensation Plan (Incorporated by reference to Exhibit 10-2 to registrant's Annual Report on Form 10-K for the year ended December 31, 2005).
21	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 to registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
23.1	Consent of Beard Miller Company LLP as to financial statements of Franklin Financial Services Corporation.
23.2	Consent of Smith Elliott Kearns & Company, LLC as to financial statements of Fulton Bancshares Corporation.
23.3	Consent of Griffin Financial Group, LLC
23.4	Consents of Rhoads & Sinon LLP (included in Exhibit 5.1 and 8.1).
24.1	Power of Attorney (contained on signature pages to this Registration Statement).
99.1	Opinion of Griffin financial Group, LLC as to the fairness of the transaction (attached as Annex B to the Proxy Statement/Prospectus included in this Registration Statement).
99.2	Form of Proxy Card.

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HOW TO OBTAIN MORE INFORMATION
FULTON BANCSHARES CORPORATION 100 Lincoln Way East McConnellsburg, PA 17233 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Table of Contents
Summary
Selected Unaudited Pro Forma Combined Financial Data For Franklin And Fulton (in thousands)
Comparative Unaudited Per Share Data
Risk Factors
Risk Factors Related to the Transaction
Risk Factors Related to Franklin's Business
A Caution About Forward-Looking Information
The Special Meeting
The Transaction
Unaudited Pro Forma Financial Information
Unaudited Pro Forma Combined Balance Sheets As of December 31, 2005 (In Thousands)
Unaudited Pro Forma Combined Income Statement for the Twelve Months Ended December 31, 2005 (In Thousands, except share data)
Notes to Unaudited Pro Forma Combined Financial Information
Information about Franklin
Information about Fulton
Comparison of Shareholders' Rights
Other Matters
Legal Matters
Experts
Shareholder Proposals
Where You Can Find More Information
Incorporation by Reference
INDEX TO FULTON'S FINANCIAL STATEMENTS
CONTENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FULTON BANCSHARES CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS December 31, 2005 and 2004
FULTON BANCSHARES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31, 2005, 2004, and 2003
FULTON BANCSHARES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY Years Ended December 31, 2005, 2004, and 2003
FULTON BANCSHARES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, 2005, 2004, and 2003
FULTON BANCSHARES CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued) Years Ended December 31, 2005, 2004, and 2003
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Balance Sheets
Statements of Income
Statements of Cash Flows Years Ended December 31
FULTON BANCSHARES CORPORATION AND SUBSIDIARIES SELECTED FIVE-YEAR FINANCIAL DATA
FULTON BANCSHARES CORPORATION AND SUBSIDIARIES SUMMARY OF QUARTERLY FINANCIAL DATA
FULTON BANCSHARES CORPORATION AND SUBSIDIARIES DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY INTEREST RATES AND INTEREST DIFFERENTIAL Years Ended December 31,
FULTON BANCSHARES CORPORATION AND SUBSIDIARIES CHANGES IN NET INTEREST INCOME
ARTICLE II REPRESENTATIONS AND WARRANTIES OF FULTON
ARTICLE VI TERMINATION, WAIVER AND AMENDMENT
FORM OF OPINION OF FULTON COUNSEL
ANNEX B FAIRNESS OPINION OF GRIFFIN FINANCIAL GROUP, L.L.C
ANNEX C SUBCHAPTER D OF CHAPTER 15 AND SECTION 1930 OF THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988 (15 Pa. C.S. §§1571-1580, 1930) AS AMENDED, RELATING TO DISSENTERS' RIGHTS
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
EXHIBIT INDEX